Welcome to BT Group plc’s

Annual Report & Form 20-F 2014

In this report you will find information on: our purpose; our strategy and how we deliver it; how we have performed; and how we govern our business.

This is the BT Annual Report for the year ended 31 March 2014. It complies with UK regulations and comprises part of the Annual Report on Form 20-F for the US Securities and Exchange Commission to meet US regulations.

Please see the cautionary statement regarding forward-looking statements on page 192.

In this document, references to ‘BT Group’, ‘BT’, ‘the group’, ‘the company’, ‘we’ or ‘our’ are to BT Group plc (which includes the activities of British Telecommunications plc) and its subsidiaries and lines of business, its internal service unit, or any of them as the context may require.

A reference to a year expressed as 2013/14 is to the financial year ended 31 March 2014 and a reference to a year expressed as 2014 is to the calendar year. This convention applies similarly to any reference to a previous or subsequent year. References to ‘this year’, ‘the year’ and ‘the current year’ are to the financial year ended 31 March 2014. References to ‘last year’ and ‘the prior year’ are to the financial year ended 31 March 2013.

Contents

2	Chairman’s introduction

3	Overview

The Strategic Report

Purpose and strategy
14	Chief Executive’s introduction
15	Our purpose
15	Our strategy
17	Our strategic priorities

Delivering our strategy
22	Operating Committee
23	Our business model
24	Our people
26	Our assets and resources
30	Our lines of business
48	Human rights
48	Regulation
50	Our risks

Group performance
58	Group Finance Director’s introduction
60	Group performance
71	Our performance as a responsible and sustainable business

Governance
76	Chairman’s governance report
77	How we govern the group
78	Board of Directors
80	The Board
83	Reports of the Board committees
111	Directors’ information
112	General information
115	Shareholders and Annual General Meeting

Financial statements
118	Auditors’ reports – consolidated financial statements
122	Consolidated financial statements
127	Notes to the consolidated financial statements
177	Auditors’ report – parent company financial statements
178	Financial statements of BT Group plc
181	Subsidiary undertakings

Additional information
184	Alternative performance measures
187	Selected financial data
189	Financial and operational statistics
192	Information for shareholders
203	Cross reference to Form 20-F
207	Glossary of terms

The Purpose and strategy, Delivering our strategy and Group performance sections on pages 13 to 74 form the Strategic Report. The Governance section on pages 75 to 115 forms the Report of the Directors.

We present the audited consolidated financial statements on pages 122 to 176 and 181.

Look out for...
Page number icons	Further reading online
Video content online	Our sustainability programmes

2	Chairman’s introduction

Chairman’s introduction

“

The investments we are making are delivering – for both BT and the UK.

”

This has been an important year for BT. Our investments are delivering and contributed to a strong set of results.

Our investments

We have continued to invest in the long-term health of our business. We have brought fibre broadband in reach of more than 19m UK premises – around two thirds of the country. Our rollout is well ahead of our original target and we are now rapidly expanding into rural areas as part of the Broadband Delivery UK (BDUK) programme. Thanks to our investment, the UK now has the widest coverage of high-speed broadband of the five largest countries in Western Europe. Average broadband speeds are almost 50% higher than they were a year ago. Our fibre investment will take many years to pay back. But it is the right thing to do for our customers and for BT – and it will drive significant economic benefits for the UK.

We successfully launched BT Sport in the year. We are making premium sports content widely available at significantly lower prices than previously provided in the market. Nine months on from launch, we have around 3m direct BT Sport customers and with our wholesale deals, it is now in around 5m homes. BT Sport has driven strong take-up of broadband, slowed customer loss and contributed to BT Consumer delivering its best revenue growth in over ten years. We also increased the range of non-sports content on BT TV, which now has 1m customers.

Our mobility plans are progressing well and give us a real opportunity to expand the range of services we provide to customers. The investments we are making in our IT services capabilities will also make us more valuable to businesses in the UK.

While our customer service improved this year, it was not good enough. This was partly because our resources were stretched by the widespread flooding across the UK and the strong demand for BT Sport. We are making our networks more resilient, recruiting more engineers and contact centre agents and investing to improve our systems and processes. We need to deliver a step-change to provide a superior service to all our customers.

Our global presence

A significant proportion of our revenue is generated outside the UK, mainly from servicing large multinational businesses. BT Global Services has consolidated its leadership position in the market for managed networked IT services and grew its order book by 9%. It has also reduced its cost base, contributing to its cash flow increasing by over 80% in the year.

To best serve our multinational customers it is critical that we have fair access to networks across the world. Other operators can use our networks in the UK on favourable terms. Yet in the US and some European countries incumbents are allowed a distinct advantage in their home markets.

We have therefore worked with the European Commission to genuinely complete the digital single market, and with the US Federal Communications Commission on improved access to the US market. We are encouraged by progress over the last year in the EU-US TTIP trade talks which should deepen transatlantic economic integration and reduce non-tariff barriers. We will continue to lobby actively on these important issues and hope to see further progress in the year ahead.

Our people

Our performance this year reflects the hard work and commitment of our people. Our engineers are of particular note, working tirelessly to fix faults caused by the widespread flooding in the year. Our people also give back in other ways. They volunteered over 46,000 days of their time to help over 1,300 charities across the globe. So I am pleased that almost 17,000 benefited from employee share option plans in the year and that over 28,000 stand to benefit from similar plans during 2014/15 – a significant reward for much-appreciated hard work.

The Board and governance

There have been a few changes to our Board and executive team. I am delighted to welcome Warren East, previously chief executive of ARM Holdings, who joined the Board on 1 February; and Iain Conn of BP, who will join on 1 June 2014. They both bring a wealth of experience. I would also like to thank The Rt Hon Patricia Hewitt for the advice and service she has given during her six years on the Board, from which she retired in March 2014.

The most notable change, of course, was in our chief executive, after Ian (now Lord) Livingston was appointed to be Minister of State for Trade and Investment. I would like to thank Ian for the significant personal contribution he made both to the development and the execution of our strategy. He has been replaced by Gavin Patterson, previously CEO, BT Retail. Gavin is a fitting and experienced successor and leads a very capable team. I have every confidence that BT will make yet further progress under his leadership.

Our shareholders

As a result of our strong performance this year, the Board is proposing a final dividend of 7.5p, up 15%. This gives a full year dividend of 10.9p, also up 15%. We remain committed to paying progressive dividends to our shareholders and expect dividends to grow by 10%-15% for each of the next two years.

Our goal is to deliver sustainable, profitable revenue growth supported by the investments we are making. We made notable progress towards this goal in the year. I am confident BT will make further progress in the period to come, delivering long-term value for our shareholders.

Sir Michael Rake

Chairman

7 May 2014

Overview

The next eight pages summarise our Annual

Report. They outline our purpose as a company and

the values which guide the way we work. You will

find a summary of our strategy and our business

model, and how the two link together. You can see

how we have done in the year: our key performance

indicators; the financial highlights; and how we

performed against our strategic priorities. And we

will show you where you can find more information.

4	Who we are and what we do
5	Our purpose
5	Our values
6	Our strategy
6	Our business model
7	Key performance indicators
8	Financial highlights
9	How we performed against our strategic priorities

We are one of the world's leading communications services companies

In the UK we are delivering one of the fastest rollouts of fibre broadband in the world

We provide managed networked IT services for many of the largest global companies

We are the leading provider of voice and broadband services to UK SMEs and consumers

BT
Every day we touch the lives of millions of people, helping them communicate, do business and be entertained and informed

We are Europe's largest telecoms services wholesaler by revenue

Overview	5

Our purpose

Our purpose is to use the power of communications to make a better world. By bringing together the best networks and technology with the expertise of our people, we make connections and create new possibilities.

We use the power of

communications to

make a better world

Our values

We have updated our corporate values to reflect what really matters to our people. We use these values to guide the way we work, creating a culture that encourages everyone to get involved in changing things for the better.

6	Overview

Our strategy

We are committed to growing a successful business by being valuable to customers and society, and to delivering value to our shareholders.

This Annual Report reflects the strategy that was in place during the year, which was about making BT ‘a better business with a better future’.

Our strategy has been based on three foundations which build on one another: customer service delivery, cost transformation and investing for the future.

The better we serve our customers, the less time and money we need to spend putting things right. By transforming our costs, we create opportunities for investing in our future. By investing in the six strategic priorities shown below our aim has been to grow the value of our business.

We are now a better business than we were and our strategy is evolving. Our six strategic priorities that have served us well are also evolving.

Looking ahead, our focus is shifting more towards our goal of delivering sustainable, profitable revenue growth. We aim to achieve this through investing in five strategic growth areas: fibre; TV and content; mobility and future voice; UK business markets; and leading global companies (you will find more on these in the case studies throughout the report).

And we want to broaden and deepen the relationships we have with our customers. But the foundations of our strategy remain largely the same – deliver superior customer service, transform our costs and invest for growth.

Read more about our strategy on page

Our business model

Our business model delivers value to our shareholders, customers and society.

The unique combination of our people, technology and networks, together with the products and services we sell, sets us apart from our competitors. And we have the financial strength to invest in these to make sure we stay ahead.

The three foundations of our strategy – customer service delivery, cost transformation and investing for the future – are at the heart of the way we run our business. Improving our customer service helps our customers but also allows us to reduce the cost of serving them.

This reinforces our financial strength and helps us to invest in our business and our people. The cash that we generate from selling our products and services in the UK and around the world helps us reward our shareholders and fulfil our other financial objectives.

What we do also matters to the communities we are in and to wider society. We make connections, create new possibilities and deliver value. We are confident our business model will deliver value today and in the future.

Read more about our business model on page

Our risks Like all businesses, we are affected by, and must manage, risks and uncertainties that can impact our ability to deliver our strategy.
Read more on page

Overview	7

Key performance indicators

We measure our progress using four key performance indicators (KPIs).

This year we introduced a revenue growth measure – the trend in underlying revenue excluding transit – as a KPI. It reflects our goal to deliver sustainable, profitable revenue growth for the group. Underlying revenue excluding transit was up 0.5% this year, in line with our outlook of an improved trend compared with the 3.1% decline last year.

We grew adjusted earnings per share by 7%. Normalised free cash flow of £2.45bn was also up 7% and ahead of our outlook for the year of around £2.3bn. Our continued focus on cost transformation and debt reduction helped us achieve these.

Finally, our customer service improved this year, but not by enough. Our ‘Right First Time’ measure increased 1.5%, but did not achieve our target to reverse the 4% decline the year before. The widespread flooding across the UK affected our service and the strong demand for BT Sport placed a lot of pressure on our contact centre resources. Our processes have also not been good enough. We need to deliver a step-change and are making further investments to provide a superior service to all our customers.

Our financial performance for the year

Our results were in line with or ahead of the financial outlook that we announced at the start of the year. They show that we are making good progress towards our goal of sustainable, profitable revenue growth.

BT Global Services’ investments in the high-growth regions of the world are delivering positive results. These continue to help offset revenue declines elsewhere within the division including in the UK public sector. BT Business reported an improved revenue trend supported by IT services and growth in BT Ireland. BT Consumer generated strong revenue growth driven primarily by higher broadband and TV revenue reflecting the benefit of BT Sport. BT Wholesale’s revenue was impacted by regulation; as was Openreach’s where it offset strong growth in fibre take-up.

All of our lines of business made good progress in transforming their costs. Across the group, we have focused on improving end-to-end processes which span our lines of business. Our cost transformation activities enabled us to absorb the investment we made in launching BT Sport and meant that adjusted EBITDA for the group was flat compared with the prior year.

We have continued to invest across our business, but our capital expenditure reduced as a result of efficiencies in the delivery of our capital programmes. This contributed to the growth in our cash flow. We again reduced our net debt, reflecting our prudent financial policy.

Read more about our customer service on page 16 and our KPIs on page

Read more about our financial performance on page

[a]	Financial outlook which was given at the start of the year.

8	Overview

Financial highlights

Revenue
Year ended 31 March

£m
19,500
19,000
18,500
18,000
17,500
17,000
18,987
19,397
18,103
18,339
18,287
18,287
2012a
2013a
2014

	2013	2014
reported	5% ▼	1% ▲
adjusted[b]	5% ▼	0%

Operating costs[c]
Year ended 31 March

£m
13,500
13,000
12,500
12,000
11,500
11,000
13,126
13,363
12,312
12,196
12,447
12,171
2012a
2013a
2014

	2013	2014
reported	6% ▼	1% ▲
adjusted[b]	9% ▼	0%

EBITDA
Year ended 31 March

£m
6,200
6,100
6,000
5,900
5,800
5,700
5,600
5,861
6,034
5,791
6,143
5,840
6,116
2012a
2013a
2014

	2013	2014
reported	1% ▼	1% ▲
adjusted[b]	2% ▲	0%

Adjusted earnings per share[b]
Year ended 31 March

2014	28.2p
2013[a]	26.3p
Change	7% ▲

Free cash flow
Year ended 31 March

£m
2,500
2,400
2,300
2,200
2,100
2,000
2,318
2,307
2,292
2,300
2,171
2,450
2012
2013
2014

	2013	2014
reported	1% ▼	5% ▼
normalised[d]	0%	7% ▲

Net debt
At 31 March

£m
10,000
8,000
6,000
4,000
2,000
0
9,082
7,797
7,028
2012
2013
2014

Proposed full year dividend
Year ended 31 March

2014	10.9p
2013	9.5p
Change	15% ▲

External revenue by line of business
Year ended 31 March 2014

10%
Openreach
28%
Openreach
(including internal)
39%
BT Global
Services
13%
BT
Wholesale
22%
BT Consumer
16%
BT Business

See page 30 for commentary on relative contributions by each line of business

Adjusted EBITDA by line of business[b]
Year ended 31 March 2014

43%
Openreach
15%
BT Global
Services
18%
BT
Business
10%
BT Wholesale
14%
BT Consumer

[a]	Certain results for the years ending 31 March 2013 and 2012 have been restated. See note 1 to the consolidated financial statements on page 127 for further details.
[b]	Items presented as adjusted are stated before specific items. See page 128 for further details.
[c]	Before depreciation and amortisation.
[d]	See definition on page 185.

Overview	9

How we performed against our strategic priorities

Driving broadband-based consumer services

Revenue in BT Consumer grew 4%, the most in over ten years. We achieved this through growing our broadband market share, selling more services and reducing the number of customers switching away from BT.

Customers continue to want faster broadband. We now have more than 2.1m customers on our fibre broadband packages. This year we added 571,000 broadband customers and 192,000 TV customers. We reduced our customer line loss by over 50%.

BT Sport is playing an important role in our strategy. It is a long-term commitment to the UK pay-TV market. It has enabled us to reach out to sport-centric TV households and we now have around 3m direct customers.

Being the ‘Brand for

Business’ for UK SMEs

We want to be the first choice for SMEs for all their communications and IT services needs. BT Business has a leading position in fixed-voice, networking and broadband services.

We have invested in our skills and capabilities in the IT services market. We have combined our IT businesses into a single division to strengthen our product portfolio and sales channels, and to maximise synergies.

We have big ambitions in mobility. We are developing converged fixed-mobile offerings that build on our strengths in fixed services and will use our 4G spectrum. Take-up of fibre broadband is growing and we launched higher-speed versions in the year. In conferencing, our exclusive partnership with Dolby is helping us differentiate our voice services and grow our market share.

This year BT Business improved its revenue trend, increased its EBITDA for the second year running and grew its order intake by 3%.

10	Overview

BT Global Services –

a global leader

We serve the needs of more than 6,500 large corporate and public sector customers in more than 170 countries worldwide. We have consolidated our position as a global leader in the market for managed networked IT services.

BT Global Services delivers value to our customers by combining our products and services with industry-specific solutions and consulting expertise. We operate globally and deliver locally.

We continue to focus on customer service. We made some progress, but not as much as we wanted. By bringing together teams and clarifying roles we plan to improve our service at the same time as boosting efficiency.

BT Global Services is driving to be a more predictable business in terms of its financial performance. We have made progress on this. Our order intake grew 9% in the year with contracts signed across all our key geographies. We achieved double-digit revenue increases in the high-growth regions of the world. We continued to transform our cost base, which reduced by 4%. This contributed to a £177m increase in our operating cash flow.

The wholesaler of

choice

We want communications providers (CPs) to see us as their wholesaler of choice, giving them the benefit of our investments and economies of scale wherever we operate.

We are Europe’s largest wholesale telecoms providera. We have expanded our product range with the launch of our Hosted Communications Services portfolio. This kind of innovation, together with better product reliability and customer service, took customer satisfaction to its highest level in recent years.

IP Exchange, our strategic IP voice product, has continued to grow rapidly. It carried over 14bn voice minutes globally, two thirds above last year.

However, BT Wholesale’s trading environment was tougher this year as a result of some significant customer, competitor and regulatory decisions. Our total order intake was slightly lower than last year at £1.9bn and our revenue trend worsened over the year. But we improved our profit performance, with EBITDA down just 1%.

[a]	See chart on page 18.

Overview	11

The best network provider

Openreach is becoming a fibre business. Our fibre broadband network is available to over 19m premises, up from 15m in March 2013. And we are playing our part in building Britain’s connected future, helping businesses to grow and communities to prosper.

The number of premises taking fibre almost doubled in the year. There are now over 2.7m connections, 14% of those passed. We have started to roll out fibre in rural communities, supported by public funding from the Broadband Delivery UK (BDUK) programme. We hired around 2,000 people this year to deliver the new infrastructure, connect fibre customers and improve our service. But the extreme levels of rainfall led to higher than expected volumes of network faults, and increased the time to repair them. Our service in the year was not good enough. We are investing to improve the resilience of our network and to meet customers’ changing expectations.

The number of physical lines increased by 83,000 in the year. The number of copper and fibre broadband users on our network rose 826,000. We also saw further growth in our business-grade Ethernet services, with the number of circuits growing 14%. Revenue in Openreach declined 1%, and EBITDA declined 2%, as the impact of regulation offset growth in fibre broadband and Ethernet revenue.

A responsible and sustainable business leader

Being a responsible and sustainable business leader remains at the heart of our strategy and underpins BT’s purpose. It supports our goal to deliver sustainable, profitable revenue growth, while ensuring we maximise the contribution we make to society and the environment.

Our Better Future programme helps us achieve this – through our people, products and operations. We demonstrate good business practice and maintain high ethical standards in our supply chain.

We have made good progress towards our ambitious 2020 goals in our three focus areas: Connected Society, Net Good and Improving Lives. We increased coverage of fibre broadband and provided free programmes to help people develop their digital skills. We reduced our own energy use and carbon emissions, while enabling our customers to reduce theirs. We helped charities raise millions for good causes with huge support from BT volunteers.

You can find out more about the Better Future 2020 goals, our methodologies and how our results are calculated at www.bt.com/betterfuture

Fibre broadband is transforming the lives of people all over the UK

The UK is already ahead of its main European peers when it comes to fibre broadband. And we intend to stay ahead thanks to BT's investment in fibre.

More than 19m homes and businesses have access to the technology thanks to BT, and around 14% of these are already connected to services via Openreach's open wholesale network.

These figures will continue to grow as we complete our commercial rollout and deploy even more fibre with the help of Broadband Delivery UK (BDUK) funding.

1 Voice from BT

The BDUK programme is going well. BT and its public sector partners are passing more than 20,000 premises a week across 44 separate projects. This should deliver huge economic and social benefits to households and businesses across the UK.

"Our fibre programme is going well with our engineers connecting homes and businesses across the UK. Some city areas have proved challenging in the past, but we are returning to those and will pass hundreds of thousands of additional premises with fibre."

Mike Galvin – MD Network Investment at Openreach

2 World-beating speed

Our R&D team set a new data speed world record in recent trials – achieving speeds of up to 1.4 terabits per second over a fibre link in our core network between London and Ipswich. That is enough to send 44 uncompressed HD films a second.

3 Voice of the customer

Superfast Cornwall, our partnership with the EU and Cornwall Council, is already an outstanding success. 90% of the county now has access to fibre, and nearly one in five homes and businesses are connected. Independent research has found that Cornish businesses are creating more jobs and growing faster thanks to the technology.

"Because superfast broadband is available to us in Cornwall, we can now run a world-class digital business and enjoy all the benefits of living and working here."

Jess Ratty – Communications Director, KEO digital, Newquay

1
2
3
1.4
terabits per second

The Strategic Report Purpose and strategy	13

Purpose and strategy

This section is about our purpose and the strategy we are following to achieve it. We explain the strategic priorities we have been focusing on to deliver our strategy.

14	Chief Executive’s introduction

15	Our purpose

15	Our strategy
16	Customer service delivery
16	Cost transformation
17	Investing for the future

17	Our strategic priorities
17	Driving broadband-based consumer services
17	Being the ‘Brand for Business’ for UK SMEs
18	BT Global Services – a global leader
18	The wholesaler of choice
18	The best network provider
19	A responsible and sustainable business leader

This Strategic Report was approved by the Board on 7 May 2014.

By order of the Board

Dan Fitz

Group General Counsel & Company Secretary

7 May 2014

14	The Strategic Report Purpose and strategy

Chief Executive’s introduction

“

We’ve made strong progress this year. I’m excited about the future and how BT will be right at the heart of shaping it.

”

I consider it a great privilege to be writing to you for the first time as Chief Executive.

I’m incredibly proud to work for a communications company with a great sense of purpose and with many talented and dedicated people.

The world is being transformed by communications. They are changing how we work, how we bank, how we shop and how we think; bringing new ways of delivering healthcare and education; reshaping how governments operate; helping to create new businesses; and driving social mobility. BT is right at the heart of this. Our purpose is to use the power of communications to make a better world.

Businesses that flourish over the long term are ones that have a purpose that’s beyond simply making money. By bringing together our networks our technology and the hard work and expertise of our people, BT is able to deliver value for our shareholders and customers and contribute to society.

When I joined BT ten years ago, what struck me most was the company’s history of innovation and the fact that this was a business that consistently innovated and recreated itself – and that continues to be true today.

From that very first wireless telephone call, to our innovations in fibre optics that support global communications, we’re now where we are today – with a heartland in the UK, the backbone of the country’s communications infrastructure and with operations all over the world.

It’s why we’ve invested and will continue to invest in:

•	the rollout of fibre broadband when others have not, because we believe it can transform lives and is a platform for growth for the whole of the UK. We have one of the fastest fibre rollouts in the world and our fibre network now passes around two thirds of UK premises;
•	BT TV and BT Sport, because the trend in the market is clear – our customers want packages of voice, broadband and TV. I’m delighted that in less than one year, we have around 3m direct BT Sport customers and our service is in around 5m homes;
•	mobility, because our customers want connectivity wherever they are;
•	the UK business market and helping multinationals to expand globally and regionally, because we’re able to leverage our world-class capability at managing networks and services to enable businesses to grow; and
•	building and maintaining a high performing healthy culture, because this will create future innovation and opportunities.

All of this is aimed at creating a growing BT and delivering our goal of sustainable, profitable revenue growth for the business. And our investments are delivering for us. The cumulative effect is that we don’t just help individuals and businesses to grow and prosper – we work as an engine of growth and prosperity for the economy as a whole.

The way we’ll bring our purpose alive, and deliver our goal, is to execute on every aspect of our strategy. If we do this, we’ll continue to deliver for our shareholders, customers and for society.

We’ve made strong progress over the last year beating market expectations and growing revenue, earnings per share and normalised free cash flow. Our results provide a strong platform to build on in the years ahead as we continue to focus on improving the service we provide to our customers and delivering on our investments.

I’m really excited about the future and how BT will be right at the heart of shaping it. I’m confident that with the support of our people, we’ll continue to use the power of communications to make a better world.

Gavin Patterson

Chief Executive

7 May 2014

The Strategic Report Purpose and strategy	15

Our purpose

Our purpose is to use the power of communications to make a better world. By bringing together the best networks and technology with the expertise of our people, we make connections and create new possibilities.

Who we are

The world is being transformed by communications. BT is a communications company – and our purpose is to use the power of communications to make a better world.

Our heartland is the UK where we are the fabric of the national infrastructure. But we are not just a UK company – we have operations that stretch around the globe. In the UK, we sell products and services to consumers and small and medium-sized enterprises (SMEs). Around the world, as well as in the UK, we provide managed networked IT services to large multinational corporations, domestic businesses and the public sector. We also sell wholesale telecoms services to CPs in the UK and internationally.

Our systems deliver the intelligence of the modern world. By bringing together our networks, our technology and the hard work and expertise of our people, we develop services that our customers value.

These days, life and work is built around connectivity. Through us, millions of individuals connect to friends and family, and have a wealth of information and entertainment at their fingertips.

We believe that people want to work with a company that supports their ability to grow and is a positive force in the communities where it operates. Whether it is by making connectivity accessible wherever it is needed, helping our customers to become more energy-efficient or looking for new ways to make healthcare or education more effective, we are committed to growing a successful business, by being valuable to our customers and society. And we are committed to delivering value to our shareholders.

Our strategy

Our strategy is based on three foundations. They build on one another and are supported by six strategic priorities.

Our strategy for the last four years has been about making BT ‘a better business with a better future’.

Improving our customer service, transforming our cost base and investing in the six strategic priorities shown below. These have been the foundations of our strategy. They build on one another. The better we serve our customers, the less time and money we need to spend putting things right. The more we save through transforming our costs, the more we can invest in giving customers what they need now and in the future.

We are now a better business than we were and our strategy is evolving. Our six strategic priorities that have served us well are also evolving. Being a responsible and sustainable business leader for example is now part of who we are and how we do things – not a standalone priority.

Looking ahead, our focus is shifting more towards our goal of delivering sustainable, profitable revenue growth. To achieve this we need to broaden and deepen our relationships with consumers, businesses and public sector clients, increasing our relevance to them as markets and technologies change.

The foundations of our strategy will remain largely the same – deliver superior customer service, transform our costs and invest for growth – but the activities will shift as we enter the next phase of our journey.

16	The Strategic Report Purpose and strategy

Customer service delivery

We have improved our customer service this year, but not by as much as we had wanted to. ‘Right First Time’ (RFT) is our key metric for customer service (see page 61). In practice, RFT means understanding what our customers need, keeping our promises to them, keeping them informed, and acting quickly to fix things if they go wrong.

The RFT measure that we report for the year compares the average for the fourth quarter with that for the year before. Our aim for the year was to recover the 4% decline in RFT performance reported last year, but we only achieved a 1.5% improvement.

Our service in the year was impacted by the widespread storms and flooding across the UK which led to record levels of faults and meant that it took longer than normal to provide our services. In BT Global Services, RFT did not increase by as much as planned partly as a result of a backlog of orders. We also saw a significant rise in demand following the launch of BT Sport in August. This put pressure on our contact centre resources, which affected the levels of service some customers received.

Our strategy begins with customer service delivery, so we are disappointed with any setbacks in our quality of service, whatever the reason. We received some bad press on customer service during the year and we did let some customers down. We apologised where we had done so.

Customer expectations are changing. Households are increasingly reliant on their fixed-lines for access to the internet. Their expectations around service continuity and reliability have therefore risen. We have not always kept pace with this change. And our processes have also not been good enough. We are therefore making further investments in our systems, our people and technology and in the resilience of our networks.

We want to deliver a step-change to provide a superior service to all our customers. This year we have:

•	recruited hundreds of extra people into our contact centres;
•	invested in software to improve our performance in calling customers back;
•	recruited around 1,400 additional engineers;
•	equipped our engineers with new diagnostic tools to help them locate faults more quickly; and
•	removed process failures allowing us to hit more of our customer appointments on time.

We also made progress on the focus areas we outlined in last year’s Annual Report: early life failures; repeat visits; and how we respond to major service outages.

Going forward, we plan to:

•	invest proactively in our network to make it more resilient to bad weather and reduce the number of faults that occur;
•	improve our online capabilities so our customers and people can track what is happening more easily;
•	rebalance our resources so a higher proportion of customer calls are answered from UK call centres;
•	improve our ability to recover quickly for customers when things do go wrong; and
•	change some of our key processes relating to installations and house moves to deliver service more quickly and reliably.

You can read more about customer service delivery across our lines of business from page

Cost transformation

We have continued to drive our cost transformation activities across the group. This year, the benefits of this to our bottom line have been offset by our decision to invest in BT Sport. Our underlying operating costs excluding transit were up 1%, but decreased 3% excluding our investment of around £450m in BT Sport and a £64m non-cash increase in the pensions operating charge. In aggregate, operating costs and capital expenditure have reduced by around £5bn over the last five years.

We have continued to focus on end-to-end (e2e) processes which span our lines of business. The creation of a central team to implement all e2e and complex programmes has improved our ability to deliver them. Specific e2e programmes included:

•	moving all of our access circuit data records onto a single database and making sure the data is accurate. Across our global network we have moved access circuits onto more cost-effective solutions and improved the processes for circuit ceases and customer quotes;
•	replicating the forensic approach we used in our UK businesses to improve process efficiency, reduce cost of failure and improve supplier value-for-money in Continental Europe; and
•	identifying a number of improvements to the way we deliver Ethernet services, reducing provision time and failures in the process.

During the year, we introduced the ‘Continuous Improvement’ (CI) initiative which we outlined in last year’s Annual Report. This gives our people the tools for team-based problem solving to improve the processes around them. 7,000 full-time employees have now been through a CI ‘wave’, which is typically a 12-week programme. Initial results have shown improvements in efficiency, customer service and employee engagement.

We continue to benchmark our cost structure against other large telecoms operators. Our biennial review showed that while we have moved closer to the top spot overall, there are still further opportunities for improvement.

Our cost transformation plans for the coming year include more non-UK and e2e process reviews and further Continuous Improvement.

You can read about cost transformation within our lines of business from page

The Strategic Report Purpose and strategy	17

Investing for the future

We are investing in the things that set us apart from our competitors, such as our people, technology and networks. These ensure that our business model is sustainable (page 23).

There are five strategic areas that we are focused on. We believe that investing in these will deliver sustainable, profitable revenue growth and value for our shareholders through long-term cash flow growth:

Fibre

Fibre remains at the heart of our plans; customer demand for faster broadband continues to grow. Our progress on rolling out fibre in the UK is described on page 44. It is a long-term investment for us. We firmly believe that it is the right thing for the future of BT and the right thing for the UK.

TV and content

Triple-play bundles of TV, broadband and fixed-voice continue to grow in importance for customers. We have developed our TV and content offers – 2013/14 was a watershed year for us. We launched the award-winning BT Sport channels and acquired UEFA Champions League and UEFA Europa League football rights for three years from summer 2015. We also added 38 channels to our TV service.

Mobility and future voice

Following our 4G spectrum purchase in February 2013, we announced an MVNO partnership with Everything Everywhere (EE) in March 2014. Together with our UK-wide wi-fi hotspots, we will be able to create compelling propositions so that consumers and businesses can exploit the convergence of fixed and mobile services.

UK business markets

We are excited about the opportunities to use cloud, IP and converged fixed-mobile technology to allow our UK business customers to improve their productivity. We are investing in our network, portfolio, service and sales channels to help them make the most of these technologies. We believe this will help us to grow our share of their spending.

Leading global companies	We are also investing in our services, network and expertise to increase our share of spending with our large global customers. And we will continue to support them as they expand further into the high-growth regions of the world (see page 31).

We are investing in our customer service, as described above. And we are investing in our people so they can continue to thrive, improve their skills and contribute further to our business. We say more about this on page 24.

We believe that we have the foundations in place for an exciting future. The investments we have made so far are delivering. And we will continue to invest to achieve our long-term financial objectives.

You can read about how our lines of business have been investing from page

Our strategic priorities

Our six strategic priorities deliver value to customers and support our overall strategy.

Driving broadband-based consumer services

Broadband is available to virtually all UK homes and businesses. And it is increasingly at the centre of people’s lives. They use it to shop, access information, learn, watch television and download movies and music.

Customers still cite price as a key reason for choosing a broadband provider, but customer service, the ability to buy bundled products and broadband speed are also important factors.

Our strategy is to invest in broadband-based services that help consumers get more from being connected. This will help us to win new customers and keep existing ones in a competitive market.

Fibre is at the heart of our strategy. It allows several people in a household to do more things at the same time. BT Infinity is now available to two thirds of UK premises and sales have accelerated this year.

Televised sport is a must-have for many households. We launched BT Sport in August 2013 – it is free with BT broadband. It makes our existing customers more loyal and allows us to start relationships with new ones.

The number of homes taking two or more services in a bundle from a single provider continues to grow. Fibre broadband and BT Sport help us to compete better in this market.

Our future plans include:

•	selectively improving our range of sports content;
•	strengthening our overall TV offering through additional third-party content and channel distribution deals, and with new capabilities such as multi-room TV;
•	investing in our people and contact centre capabilities to improve our customer service; and
•	combining BT Wi-fi, our MVNO agreement with EE, our 4G spectrum and BT Infinity to satisfy customer needs for fast and reliable data services, wherever they are.

Being the ‘Brand for Business’ for UK SMEs

Businesses want communications and IT services that help them to grow, manage their costs and operate flexibly. Technology changes are removing the distinctions between fixed, mobile and IT services. This means business users have more flexibility about where they work and also means they can be more productive.

We want to be the first choice for UK SMEs as a single, trusted supplier for all these services. Addressing this large market will help us to increase our market share and target growth opportunities.

The SME market is fragmented and competitive. But we have several areas of strength that we can build on including: the national coverage and breadth of our services; the strength of our sales channels; and our brand.

We are the largest provider of fixed communications services for SMEs. We also offer a wide range of mobile and IT services, including cloud, hosted and unified communications solutions. Many of these are now integrated with, or use, our network. This helps us differentiate ourselves from those mobile and IT services providers who do not have their own fixed network infrastructure.

18	The Strategic Report Purpose and strategy

Our future plans include:

•	developing new IP-based voice and data products to meet business customers’ evolving needs and drive fibre take-up;
•	launching new mobile and IT services, such as converged fixed-mobile products and industry-specific IT solutions;
•	driving sales in cloud, hosting and security services, and continuing to build our capabilities in these areas;
•	becoming the market leader for customer service, by improving our processes and systems and broadening our service agents’ range of skills; and
•	strengthening our relationships with customers. By making better use of our information about them, we will be able to sell them more of the services they need.

BT Global Services – a global leader

There are few companies that can fulfil the needs of the world’s multinationals for outsourced managed networked IT services. We are a leader in this growing market.

Our customers look for a provider with global reach, industry-specific solutions and expertise. With the rise in mobility, we are seeing increased demand for collaboration, cloud and security solutions.

Building on our strengths in the UK and Continental Europe, we are helping multinationals expand into the high-growth regions of the world – Asia Pacific, Latin America, Turkey, the Middle East and Africa. We are also helping local companies in these regions become better connected internationally.

Our customers tell us there are a number of things which make us stand out: our global assets, people and technology; industry expertise and solutions; our consulting capability; and our innovation, based on our experience and resources in the UK.

We are building a better business, strengthening our position as a global leader and improving our financial performance.

Our future plans include:

•	supporting our multinational customers by appointing global account directors and investing further in our network capabilities and the high-growth regions;
•	improving our award-winning products and services, making them more flexible and better at working together, and giving more control to our customers;
•	investing in BT Advise, our team of professional services experts, who share their knowledge and skills with our customers;
•	using our experience and resources in the UK, including BT’s Adastral Park research and development centre, to keep improving our products and services;
•	delivering better customer service through improving our systems, tools and how we manage our relationships with our customers; and
•	driving down cost to become a more efficient organisation and to invest in the things that set us apart from our competitors.

The wholesaler of choice

We operate mainly in competitive markets served by a large number of CPs. By offering wholesale services to these CPs we can share in their success.

CPs vary in terms of their propositions, their target markets and their business models. Their wholesale needs therefore also vary. Some just want network components; others want a complete retail solution; some want a mixture of both. They may need help to launch new products, to serve more customers, to lower their costs or to manage their risks.

There are also some common themes. CPs want simple, flexible products and innovative, tailored solutions. They want an expert and dependable provider who is easy to do business with. Above all, they want to buy reliable wholesale products at keen prices.

We aim to be the wholesaler of choice by giving them these things. Through our products and services we give them access to our platforms, skills and technology, as well as to our economies of scale. Our approach promotes competition and avoids creating duplicated infrastructure. It encourages innovation by enabling CPs to focus on finding new ways to serve their customers.

We supply over 1,400 CPs in the UK as well as more than 1,000 around the world. We remain Europe’s largest wholesale telecoms provider.

Our future plans include:

•	extending our Ethernet network coverage;
•	launching more Hosted Communications Services;
•	extending the types of traffic that IP Exchange can handle, to include 4G and wi-fi roaming services;
•	giving CPs more direct control over their orders by offering more self-service options;
•	using more automation to improve our response times to CP orders and fault reports; and
•	further reducing our cost base, so that we can continue to offer competitive prices as well as innovative services.

The best network provider

Our networks underpin the services that we provide to our customers – consumers, businesses, the public sector and other CPs. We aim to be the best network provider in the UK by investing in our networks (adding capacity and making them more efficient and reliable) and providing the best services over them. This will enable us to meet the continually growing demand for bandwidth and reliable, always-on broadband services.

Our network of exchanges covers the entire UK (except the Hull area which is served by KCOM Group). We are able to provide copper-based telephony services and fibre-based Ethernet services to over 99% of UK premises from these exchanges. We are able to provide copper-based DSL broadband to around 99% of premises and fibre broadband services to around two thirds of premises.

The UK has the widest coverage of high-speed broadband of Europe’s five largest countries by population. We want to improve access to fibre broadband even further. We believe this will support economic growth. Faster broadband speeds are expected to contribute £17bn to the UK’s annual Gross Value Added by 2024a.

[a]	UK Broadband Impact Study, DCMS, November 2013.

The Strategic Report Purpose and strategy	19

Our future plans include:

•	increasing fibre-to-the-cabinet (FTTC) coverage to help take fibre broadband to at least 90% of UK premises (provided we have access to appropriate levels of public funding to support this);
•	making fibre-to-the-premises (FTTP) available ‘on demand’ throughout our FTTC footprint;
•	increasing the reliability of our networks and reducing their susceptibility to faults; and
•	continuing to increase the speed and functionality of our Ethernet products.

A responsible and sustainable business

    leader

As a responsible and sustainable business leader, our Better Future programme is embedded in who we are and how we do things. It focuses on those areas that benefit both society and our business.

Each year we use a materiality review process to work out the social and environmental issues that are important to our stakeholders and relevant to our business. The starting point for any responsible business must be to get the basics right: to offer good products and high levels of customer service; to operate ethically; and to be a good employer.

Since 2012/13, we have focused on three key areas where we believe we can make the biggest difference. We call them Connected Society, Net Good and Improving Lives.

Connected Society

Our vision is to help improve society through the power of digital connections. We want to get more people online and help them develop the skills and the confidence to make the most of this opportunity. We want to increase access to the internet, make it easy for everyone to use our products and to work with others to drive digital inclusion.

Net Good

We want to help society live within the constraints of the planet’s resources. Communications technology can be used to reduce the pressure on these resources, including cutting carbon emissions. Through our operations, products and services we can be a force for environmental ‘net good’ among consumers, our business customers and in our supply chain.

We can benefit our business at the same time. For example, by developing new products or services that help customers reduce their energy consumption, as well as reducing our own energy usage and costs.

Improving Lives

Our vision is to help improve hundreds of millions of lives globally by providing support to good causes. Using our technology and the skills of BT volunteers we can maximise the difference we can make in supporting charities and community groups.

This is also good for our business. It strengthens our brand perception among our stakeholders, improves employee engagement and skills, and showcases our technology.

You can read about our performance as a responsible and sustainable business on page

The Committee for Sustainable and Responsible Business oversees our corporate responsibility, environment and community activities, and our Better Future programme. It is supported by our Sustainable Business Leadership Team which is made up of senior executives from across our business units.

You can read more in the Committee for Sustainable and Responsible Business Chairman’s report on page

To find out more, take a look at our Better Future report at www.bt.com/betterfuturereport

BT Sport is the UK's newest sports TV service

BT Sport

And is free for BT broadband customers
With three channels showing live top tier action from the Barclays Premier League and the Aviva Premiership, as well as a host of other sports.

From summer 2015 BT Sport will also be the new UK home of live UEFA Champions League and UEFA Europa League football.

We now have around 3m BT Sport customers and the channels reach around 5m homes (when BT's wholesale deals are taken into account).

Customer perspective

"I'm pleased that MotoGP is part of such a huge and exciting project as BT Sport. I'm sure it will provide the in-depth coverage that MotoGP deserves, so that British fans can follow the fortunes of British riders in the Championship."

Manel Arroyo – Managing Director, Dorna Sports

38
Exclusively live football matches from the Barclays Premier League, including 18 'top picks'

Five
Year deal with Dorna Sports for exclusive rights to the FIM MotoGP™ World Championship, starting from the 2014 season

NBA
And BT Sport is bringing the world's best basketball action to the UK and Ireland, with up to 200 games throughout the season

Voice from BT

"I am thrilled that BT Sport will be the only place where fans can enjoy all the live action from the UEFA Champions League and UEFA Europa League. Both tournaments are world class and firm favourites for many."

Gavin Patterson – BT Chief Executive

For more information, visit
www.sport.bt.com

The Strategic Report Delivering our strategy	21

Delivering our strategy

This section explains how we are organised to deliver our strategy. We describe the importance of our people, assets and resources in making this happen. We provide information on the products and services we sell. We explain the different customers and markets we serve, the trends we are seeing in our markets and how each of our lines of business performed this year. We also explain our human rights policy, the regulatory environment and risks that affect us.

22	Operating Committee

23	Our business model

24	Our people

26	Our assets and resources
26	Brand and reputation
26	Networks and platforms
27	Properties
28	Innovation
29	Suppliers

30	Our lines of business
30	How we are organised
31	BT Global Services
34	BT Business
38	BT Consumer
41	BT Wholesale
44	Openreach
46	BT Technology, Service & Operations

48	Human rights

48	Regulation
48	European Union regulation
48	UK regulation
49	Overseas regulation

50	Our risks
50	Principal risks and uncertainties
50	How we manage risk
51	Our principal risks
55	Risk case-studies

Revisions made to line of business results

Effective from 1 April 2013 we made a number of changes that simplify our internal trading and more closely align our line of business results with our regulatory accounts. Comparative financial results for each line of business for 2012/13 and 2011/12 have been restated to be on a consistent basis throughout this Annual Report. There was no impact on the group results from these changes. See page 127 for further details.

We assess and explain the performance of the group and the lines of business using certain alternative performance measures. For further details, see page

22	The Strategic Report Delivering our strategy

Operating Committee

The key management committee is the Operating Committee, which meets weekly and is chaired by the Chief Executive. Brief details of its members are set out below.

The Operating Committee is responsible for running our business and delivering our strategy. It monitors the group’s financial, operational and customer service performance and has cross-business oversight of the lines of business. It also reviews the group’s key risks and considers the potential threats to and opportunities for the business.

The Operating Committee: develops BT’s strategy and budgets for the Board’s approval; recommends to the Board capital expenditure and investment budgets; allocates resources across BT within plans agreed by the Board; prepares and delivers major programmes; and reviews the senior talent base and succession arrangements. The Operating Committee can approve, up to certain limits which are set by the Board, capital expenditure, disposals of fixed assets, investments and divestments. It can, and has, delegated some of these approvals to sub-committees, such as the Design Council, and to senior executives. The Company Secretary attends all meetings of the Operating Committee.

Chief Executive

Appointed Chief Executive in September 2013. Gavin was formerly CEO, BT Retail and prior to that Managing Director, BT Consumer, BT Retail.

Group Finance Director

Appointed Group Finance Director in December 2008. Tony was formerly CFO, BT Retail and Managing Director, BT Enterprises.

CEO, BT Global Services

Appointed CEO, BT Global Services in October 2012. Luis was formerly president of the Europe, Middle East, Africa and Latin America operations of BT Global Services. Before joining BT, Luis worked at Ericsson, IBM and Group Santander.

Group People Director

Appointed Group People Director in October 2011. Before joining BT, Clare was director general of workforce for the NHS and Social Care at the Department of Health. Clare was also previously group personnel director at Tesco.

CEO, BT Consumer

Appointed CEO, BT Consumer in September 2013. John was formerly Managing Director, BT Consumer, BT Retail and prior to that Chief Operating Officer in BT Consumer. Before joining BT, John held roles as marketing and commercial director at Telewest (now Virgin Media) and brand manager at Procter & Gamble.

CEO, BT Technology, Service & Operations and Group CIO

Appointed CEO, BT Technology, Service & Operations in January 2013. Clive was formerly CEO, BT Innovate & Design and prior to that President of Portfolio & Service Design. Clive joined BT in 1986 and has held positions in most of BT’s lines of business.

CEO, BT Wholesale

Appointed CEO, BT Wholesale in September 2011. Nigel was formerly Managing Director, BT Business, BT Retail and prior to that Managing Director, Customer Service, BT Retail. Nigel joined BT in 1979 and has held a wide range of roles including CEO, BT Conferencing.

CEO, BT Business

Appointed CEO, BT Business in September 2013. Graham was formerly Managing Director, BT Business, BT Retail and prior to that CEO of BT Ireland. Before joining BT, Graham held a number of senior management positions including managing director of NTL in the Republic of Ireland.

CEO, Openreach

Appointed CEO, Openreach in February 2014. Before joining BT, Joe was head of the UK bank at HSBC. Joe has extensive experience in customer service and programme delivery. The CEO of Openreach cannot be a member of the Operating Committee under the provisions of the Undertakings.b

[a]	Directors of BT Group plc. You will find their full biographies on pages 78 and 79.
[b]	You will find more information on the Undertakings on page 49.

The Strategic Report Delivering our strategy	23

Our business model

Our business model delivers value to shareholders, customers and society while allowing us to reinvest in the business and fulfil our purpose.

What sets us apart

Our business model starts with the things that set us apart from our competitors. We have a unique combination of people, technology and networks which we bring together to create and deliver our products and services. And we have the financial strength to invest in all of these to make sure we stay ahead of the competition.

Our people are key to the success of our business. You can find more on their skills and capabilities and the investments we are making in them on page 24. The assets and resources that help us deliver our strategy and support our business model are described on page 26.

We make money by selling our products and services in the UK and around the world through our customer-facing lines of business. Our products range from telephony and broadband services for UK households through to managing the networks and communications needs of some of the world’s largest multinational companies. We sell through a range of channels including online, contact centres and desk or field-based account managers. Our revenue is mostly subscription or contract-based. People, households and SMEs pay for standalone or bundled services on a monthly, quarterly or annual basis (typically on 12-24 month contracts). Large corporate and public sector customers usually buy managed networked IT services on contracts spanning several years. Contract durations with our wholesale customers range from just one month for regulated products, to five years or more for major managed services deals.

Delivering value

The three foundations of our strategy – customer service delivery, cost transformation and investing for the future – are central to our business model.

Good customer service helps cost transformation. Reducing the number of times things go wrong means the service we provide to our customers is better and we spend less time and money putting things right. The savings from transforming our costs are used to make long-term investments in the future of our business and in the things that set us apart from our competitors.

The cash we generate from selling our products and services gives us the financial strength to reward our shareholders. It allows us to reward our people and fulfil our financial obligations to our pension scheme, our suppliers and our lenders.

But it is not just about the financial value that we create. What we do matters. We make connections, create new possibilities and deliver value to individuals, families, businesses, our communities, and society in general. We help millions of people communicate, be entertained, do business and generally live their lives. In doing so, we fulfil our purpose of using the power of communications to make a better world.

We believe our business model is sustainable

We see more and more demand for our products and services because they play such an integral role in modern life.

However, communications markets are very competitive, particularly in the UK. We make sure we are on top of market and competitive trends through dedicated ‘insight’ teams. Our Enterprise Risk Management framework (see page 50) helps us identify and mitigate the challenges and risks we face. And we use governance committees to make sure that the investments we make are appropriate and will deliver products and services that are attractive to customers.

We are confident our business model is sustainable and that we will be able to deliver value both today and in the future.

24	The Strategic Report Delivering our strategy

Our people

Every day our people touch the lives of millions, providing services that help customers get the most out of their work and personal lives. We invest in our people so they can succeed and contribute to our business.

Believing in what we do

A clear purpose guides everyone’s contribution in BT. By bringing together the best networks, technology and products and services for our customers, we use the power of communications to make a better world.

During the year we updated our corporate values to reflect what really matters to our people. Teams are increasingly using these values to guide the way they work, creating a culture that encourages everyone to get involved in changing things for the better.

A global workforce

At 31 March 2014, we had 87,800 full-time equivalent employees in 61 countries – 72,200 of them based in the UK. We are the 15th largest employer in the UK, supporting its economy by providing jobs and income.

We recruited around 8,100 people in the year. Of these, around 4,800 were in the UK and include around 1,400 engineers (500 of whom are former armed-forces personnel) and over 600 apprentices. We created over 500 new roles in the UK which were previously undertaken by agency or offshore resources. And outside the UK we insourced a further 2,200 roles. Meanwhile, we have increased our workforce by 60% in the high-growth regions that we are investing in, with around 500 recruited into our global development centres in India and Malaysia.

Overall, the recruitment of new people was offset by reductions as a result of natural attrition, our restructuring programme and efficiencies.

We continue to build a pipeline of future talent and plan to recruit around 900 graduates and apprentices in 2014/15. And as part of ‘Movement to Work’, a UK employer-led initiative backed by the Prince’s Trust and the Government, we are offering up to 1,500 work placements to 18-24 year-olds.

When a role is no longer needed, our transition centre helps the individual learn new skills and find alternative roles in the business, rather than being made redundant. This year around 2,500 people were retrained and redeployed in this way.

Diversity at work

Proactive policies on inclusion and diversity help us deliver against the needs of a varied customer and supplier base. More than 6,000 of our people belong to internal employee networks that reflect the diversity of our workforce: women; ethnic minorities; disability; lesbian, gay, bisexual and transgender; Christian; Muslim; and carers. As a ‘Two Ticks’ employer (awarded by Jobcentre Plus to UK employers who have made certain commitments), we have well established policies and practices to support the recruitment, development and retention of people with disabilities. Applicants with disabilities or long-term health conditions – and who meet the minimum criteria for the vacancy – are automatically put through to the first stage of the recruitment process.

We are rated in the Top 10 private sector organisations for both ethnicity and gender diversification as benchmarked by Business in the Community. Our declared disability rate is 5%, with 8% of this year’s graduate recruits registered as disabled.

We are listed in The Times Top 50 places for Women to Work. Our gender diversity policy for the BT Board is to aim to have at least 25% female representation. For most of the year we had at least 30% female representation on the Board. At the year-end this had declined to 22% (two female directors out of a Board of nine) following the retirement of Patricia Hewitt in March 2014. We will look to address this in line with our diversity policy. We describe the composition of the Board in the Governance section on page 86.

Below Board level, 573 (20%) of our senior executives are female with 2,353 (80%) male. We are focused on appointing more women into operational roles at senior manager level. Across the company, 18,400 (21%) of our people are women and 69,400 (79%) are male in a sector that has traditionally been male-dominated.

The Strategic Report Delivering our strategy	25

Staying safe and well

We have made significant improvements against our key health, safety and wellbeing targets. At the year-end, our annualised lost time injury (LTI) rate was 1.93 incidents per million working hours compared with 2.29 a year earlier.

During the year we received the BRAKE Road Safety Charity’s Fleet Safety Analysis and Action Award. This recognises our extensive risk assessment, data analysis and interventions strategy for road safety. Over a ten-year period our approach has resulted in a halving of collision rates and cost, across a fleet of more than 34,000 vehicles.

We have continued to support our people to deal with the ups and downs of everyday life. We trained around 950 people managers in the year to enhance their own personal resilience and support that of their teams. Resilience is associated with lower levels of absence, increased productivity, greater engagement and better wellbeing overall. With increased awareness of managing mental health, managers are better equipped to support people facing these issues. The improvements we have made have been demonstrated in both standardised psychological measures and our own Wellbeing Index.

You can find more about wellbeing in our Better Future report at www.bt.com/betterfuture

Learning and development

We retained accreditation against the Investors in People standard for the 15th consecutive year. Conferred by the UK Commission for Employment & Skills, it confirms people management excellence around the key areas of strategic planning, culture and communication, effective management, managing performance and developing people.

The BT Academy develops professional skills across four faculties: leadership, customer, business and technical. Around 5,000 leaders – from senior executives to junior managers – have learnt new ways to lead, coach and support their teams. A global programme is giving our frontline people the skills, tools and techniques to improve the way they serve customers.

Communication and involvement

Our people cited a 22 percentage point improvement in the internal communications they received over the last three years.

We keep our people informed about company results, major business decisions and other things that affect them using a variety of digital channels. Leaders regularly connect with their teams through roundtable meetings, ‘town hall’ debates, site visits, webcasts and blogs.

We consult our people or their representatives on a regular basis, taking their views into account on decisions likely to affect them. In the UK, we recognise two main trade unions. The Communication Workers Union represents people in engineering, administrative and clerical positions. Prospect represents managerial and professional people. We also operate a pan-European works council, the BT European Consultative Committee.

Volunteering

Through our international volunteering programme, all of our people can use three working days to support causes they feel passionate about. During the year, 16% of our people volunteered over 46,000 days of their time supporting over 1,300 charities and community groups across the globe. Not only is this a great source of pride, it helps people develop new skills and greater awareness about the communities we work in.

In the UK, over 700 BT people took calls to support the 2013 Children in Need appeal. We powered Sport Relief’s fundraising efforts by co-ordinating 87 call centres and 1,000 BT volunteers helped take 234,000 calls.

More than 200 BT volunteers help run the BT Young Scientist & Technology Exhibition. This is a grassroots initiative in Ireland to raise schools’ engagement in science, technology, engineering and mathematics. It also encourages research and development, innovation and entrepreneurship. It celebrated its 50th event in January 2014, attracting 2,000 entries from more than 4,400 students.

Employee engagement

Each quarter, around 32,000 people provide feedback about working for BT through our engagement survey.

Engagement levels have improved from 3.69 in February 2013 to 3.82 in February 2014 (out of a maximum of 5). This is our highest-ever level. All aspects of the employee experience showed improvements, including how people feel about their job, their team, their manager, senior leaders and the company. Over the year, feedback from our people shows a growing optimism that things are changing for the better in BT, with a higher level of excitement about the company’s future.

26	The Strategic Report Delivering our strategy

We engage with our people in different ways to improve the business. For example, 783 teams entered our annual Customer Challenge Cup competition working on projects to improve local processes and service for customers. The teams identified an £80m benefit from cost reduction, cost avoidance and revenue generation, which will also improve customer satisfaction.

Using employee input, we are transforming the way we provide human resources support. A redesigned online portal will give easy access globally to the services people need, saving administration time.

Pay and benefits

We compare salaries with other companies in our markets to make sure our packages are competitive. In the UK, pay for the vast majority of our engineering and support people is determined by collective bargaining, with fair terms and conditions for all. Managers’ pay and bonuses are linked to business performance and their personal contribution.

Our executives are offered long-term incentives to align their reward with the creation of shareholder value. The amount ultimately received depends on BT’s performance over a three-year period. In accordance with our regulatory obligations, incentives for senior leaders in Openreach are tied to its business performance rather than that of the wider group.

We also provide pension and retirement benefits in addition to statutory retirement arrangements.

You can find details of the BT Pension Scheme and other retirement plans on page

Sharing in success

Around 60% of our people take part in one or more of BT’s savings-related share option plans (saveshare), which operate in over 25 countries.

In August 2013, almost 12,000 people benefited from saveshare, receiving, on average, BT shares worth almost £5,000 – a gain of around £2,800. In August 2014, over 22,000 people in our 2009 five-year plan could each receive shares worth over £48,000 on average (based on the share price as at 31 March 2014). We believe this will be one of the largest ever payouts by a UK plc for an all-employee saveshare scheme.

Our assets and resources

These are what we need to help us deliver our strategy. Many of them set us apart from our competitors and give us an advantage in our markets.

Brand and reputation

Our brand is one of our most important assets. We have seen further external recognition of this over the last year.

In 2013 we were included for the first time in the global BrandZ survey, conducted by WPP. It ranked BT as the seventh most valuable brand in the UK and the 94th most valuable brand in the world. The survey measures customer perception, reputation and future potential and placed the value of our brand at US$9.5bn.

Since then, the value of our brand has grown by 61%. The latest BrandZ ranking, released in May 2014, puts our brand value at US$15.4bn.

Our partnership with London 2012 strengthened our brand, helping people to see BT in a different, more positive light. Building on that platform, this year saw further major developments which improved perceptions of our brand. These include the launch of BT Sport and our high profile and rapid rollout of fibre broadband across the UK. Together with our investments in the high-growth regions of the world, many commentators and customers have begun to see BT differently.

Networks and platforms

Networks

Our networks are the foundation of the products and services our customers rely on around the world.

The scale and reach of our global network, which provides service to more than 170 countries, is a key competitive differentiator. Our major global asset is our multi-protocol label switching (MPLS) platform, which is designed to carry different network services over one common infrastructure. From this platform we offer our most popular virtual private network (VPN) services to corporate customers.

We continue to expand our global IP Exchange footprint (GIPX). We have over 400 networks connected globally to it and this year we launched a new node in Miami. IP Exchange now supports HD voice services and we plan to add new features such as 4G mobile connectivity and global wi-fi roaming. This service, which supported over 14bn voice minutes worldwide this year, received the Queen’s Award for Enterprise 2014: Innovation in April 2014.

We have an extensive broadband satellite network. This helps us serve our multinational customers when they need connectivity in remote locations. Long-term leased fibre and points of presence (PoPs) support additional international services.

Within individual countries, we have extensive networks in the UK, as well as in Germany, Italy, the Netherlands, the Republic of Ireland and Spain.

We offer our widest range of network services, access technologies and coverage in the UK. Our fixed-line network is one of our most valuable assets and our fibre broadband investment is key to sustaining its value for the UK. We have over 5m BT Wi-fi hotspots to which our broadband customers have unlimited access. We are also continuing to grow our Ethernet footprint in response to strong demand and growing data traffic.

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This year we have:

•	delivered the multicast capability to support the addition of BT Sport and our other channels to our TV service;
•	improved our UK broadband network – optimising it to cater for increases in traffic and improving its tolerance to faults while reducing the incremental running cost of bandwidth;
•	started to develop a mobile capability that will enable our lines of business to launch products with our MVNO partner (EE), and offer services using our own 4G spectrum;
•	rationalised our voice and legacy data networks so that we are using less equipment and consuming less energy;
•	increased the number of IP Connect PoPs by 13 and Ethernet Connect PoPs by seven;
•	expanded our network into sub-Saharan Africa, Malaysia and South East Asia by deploying new network-to-network interfaces (NNIs). These help us serve the multinational corporations that operate in these regions; and
•	extended our global cloud contact platform to Latin America and South Africa, supporting global brands such as Tesco.

Platforms

Our platforms are the processes and technology that deliver our products and services. They are critical to running our business.

For example, the BT Sport channels are distributed over our TV platform. It takes our sports content and converts it to a format suitable for viewing on a TV, laptop or smart device. It then transmits it over our broadband network, the UK’s digital terrestrial TV network and Sky’s satellite platform. Our TV platform also includes the BT Sport ordering, monitoring, fault management and billing systems.

As we have brought in new technologies and won outsourced contracts with major customers, the number of platforms we manage has grown. We shut down those we no longer need, moving our customers onto our strategic systems, such as our MPLS platform. For example, this year we closed our legacy Infonet platform and migrated more than 500 corporate customers on to our global MPLS platform. This reduced our costs and means we can provide a better service.

We are making our platforms simpler, more reliable and cheaper to run. And we are continuing to innovate. Capitalising on our research activity, we have implemented a production platform to analyse ‘Big Data’. This will allow us to manage our own internal data better and get greater insight into market trends.

We are working to reduce the number of data centres we run, despite the increasing amount of capacity we need. We are doing this by decommissioning older server technology, using fewer IT applications and using ‘server virtualisation’ and our own Enterprise Cloud technology. This, and other programmes, will help us cut our IT energy use over the coming years.

Properties

We occupy around 6,350 properties in the UK and 1,740 in the rest of the world.

Most of our UK properties are owned by and leased from Telereal Trillium, part of the William Pears Group. 95% of our UK properties are telephone exchanges housing telecoms and broadband equipment. The rest consist of our offices, customer contact centres, engineering depots, data centres, and our new BT Sport studios at Here East in the Queen Elizabeth Olympic Park.

The BT Sport studio space is one of the largest LED-lit studios in the world. Having contracted for the provision of a low-carbon heating and cooling system across the site, BT Sport has demonstrated its sustainable credentials from the outset.

Outside the UK, 93% of our buildings are operational, housing our hosting and telecoms equipment. As part of our strategy of investing in the high-growth regions, this year we opened offices in Kuala Lumpur, Jakarta, Mumbai and Singapore and entered into an agreement to lease a new office in Kolkata. We also opened new data hosting facilities in Asia and Latin America. In total, we opened 25 new properties outside the UK.

We continue to drive our cost transformation programme of consolidating office space and vacating and disposing of office and operational premises that we no longer need. In the UK, we closed four large data centres in the year and disposed of a number of redundant telecoms buildings. Outside the UK, we disposed of 35 legacy sites.

28	The Strategic Report Delivering our strategy

Innovation

BT has a long heritage of innovation, from our roots as The Electric Telegraph Company in 1846, as the General Post Office (GPO) and since privatisation in 1984. We pioneered many of the technologies that our business is now reliant upon. For example, in 1926 the world’s first two-way, trans-Atlantic conversation by radio telephone was established from our wireless station near Rugby. And in 1943, Tommy Flowers, working in the telecommunications division of the GPO, developed the world’s first programmable electronic computer, Colossus. In 1968, we installed the world’s first digital telephone exchange. In 1980, we demonstrated the world’s first optical fibre submarine cable. And in 1984, we launched the first commercial 140Mbps single-mode optical fibre link which pioneered the basis of our global and fibre broadband networks.

We were also at the forefront of defining the global IP and broadband standards which mean our networks are capable of supporting the advanced video, business and internet services we have today. Innovation, supported by our global research and development (R&D), enables us to create the new services that customers want. It also helps us find new ways of doing things that will improve our efficiency and reduce costs.

We are one of the largest investors in R&D in the UKa and are the second largest investor in R&D in the telecoms sector in the worldb. Since 1990, we have had over 10,000 patents granted. This year we increased our filing rate and have filed patent applications for 89 inventions (2012/13: 69). We routinely seek patent protection in different countries and at 31 March 2014 we had a worldwide portfolio of more than 4,300 patents and applications.c

This year we invested £530m (2012/13: £544m) in R&D. Our research, development and testing is done at global development centres. They help us get products and services into the market sooner by drawing together complementary skills and resources more easily (both our own and third-party). Our technology headquarters is Adastral Park which is home to over 50 high-tech companies. It is a world-leading innovation campus, employing around 4,000 people. We have continued to expand our recently launched development centres in Kuala Lumpur and Bangalore that give us local technical expertise. In October, we launched a programme of co-innovation with start-ups in London’s Tech City.

[a]	Comparison based on figures for 2012/13 R&D spend.
[b]	Comparison based on total R&D spend over 2008/9 to 2012/13.
[c]	On average, we file with four member states of The Patent Cooperation Treaty and three member states of the European Patent Convention.

Our open innovation model gives us access to thinking from outside BT – from small, start-up companies, to some of the best universities around the world. We have teams working with customers, partners and universities in the US, Asia, Europe and the Middle East. They help us to identify and track global developments in new technologies, business propositions and market trends. For example, we have been working with partners on new ways to get more value from our fibre assets. These include fibre sensors which detect tampering in the network and techniques that make sure communication is secure.

We run innovation showcases for our customers, allowing them to discuss applications and solutions with our experts. In turn, we get to hear first-hand what they need. Our people also help identify innovative new ways to improve our service to customers. This year our award-winning internal ‘New Ideas Scheme’ had more than 2,000 submissions, delivering £26m of benefit through revenue generation and lower costs, and delivering a better service to our customers.

This year, our research and development focused on:

•	New technology:
–	We are investigating methods for reducing the cost of our networks by using more cost-effective technology and improving the way networks respond to customer needs or sudden peaks in demand.
–	We have launched a new service to allow corporate customers to securely manage applications when employees ‘bring their own device’ to work.
–	BT Media and Broadcast helped deliver the world’s first live international transmission of a sporting event filmed in 4K ultra-high definition. Live coverage of the Saracens versus Gloucester rugby game was captured, transmitted and shown at three locations at the International Broadcast Convention in Amsterdam.

•	Faster networks:
–	We have trialled technology which enables speeds of up to 1Gbps over copper lines. Previously these speeds would only have been available over optical connections.
–	Working with our partners we successfully field-trialled a 1.4Tbps transmission using an existing fibre connection: a world first.

•	Improving service to customers:
–	We have developed improvements, which are being implemented, to the systems we use to plan engineer visits to our customers. This will improve scheduling and reduce engineer travel time.

•	Security:
–	We are using novel techniques to analyse social media data to identify hacktivist activity and predict early stages of cyber-attacks. This is a service we use ourselves, and offer to our customers.

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Suppliers

Our suppliers from across the world play a vital role in helping us to provide our products and services and deliver our strategy. We spent around £9.8bn with our suppliers this year (2012/13: £9.7bn). The top 100 represent around 61% of our annual spend.

The mix of our suppliers continues to evolve as we move into new markets, such as televised sport.

Our approach to procurement

We want to get the most from our suppliers – especially from their diversity, skills and innovation.

As part of our cost transformation programmes we have concentrated on leveraging our relationships with our largest suppliers to get even better value. For example, we have used forecast volumes of future orders to negotiate better prices or terms with our main suppliers.

We have focused for two years on extracting value from the tail-end of our supply base by increasing competition between them. This has delivered £40m of savings over this period. In addition, we have deactivated around 16,000 suppliers from our procurement systems.

A revamped strategy to focus on categories of products and services across our lines of business will underpin further cost savings.

We have around 370 people in 30 countries working with suppliers to deliver our procurement strategy.

Supplier selection

It is important to us that we know who we are doing business with and who is acting on our behalf. So we choose suppliers using an established set of principles that makes sure both we and the supplier act ethically and responsibly.

We check that the goods and services we buy are made, delivered and disposed of in a socially and environmentally responsible way. We measure factors such as energy use, environmental impact and labour standards.

You can find out more at www.selling2bt.bt.com

Supply chain human rights

We want our suppliers’ employees to experience workplace conditions that meet the standards we have developed. We send our suppliers an ethical standards questionnaire. We follow up with any suppliers identified as high or medium risk, and this year we met 97% of our target to achieve 100% follow-up within three months. We also visit supplier sites to make sure they meet our standards. This year we visited 54 sites (2012/13: 49 sites) around the world.

To comply with the Dodd-Frank Act and our SEC obligations, we asked our suppliers whether their products contain certain minerals which may have been sourced from conflict areas such as the Democratic Republic of the Congo. We will file with the SEC the required report describing our due diligence and reflecting the responses we received.

Payment of suppliers

This year the average number of days between invoice date and supplier payment was 62 days (2012/13: 60 days).

In the UK, we have re-tendered the supplier financing scheme that offers contracted suppliers the chance to be paid early. This reduces financing costs to a new lower rate for all participating suppliers, irrespective of their size. We think this will be particularly attractive for SMEs (who make up around 60% of our supply base) and it supports UK Government initiatives to encourage small business growth.

We follow the Better Payment Practice Code.

You can find out more about the Better Payment Practice Code at www.payontime.co.uk

30	The Strategic Report Delivering our strategy

Our lines of business

Our business is built around our customers – serving their needs and delivering value to them.

How we are organised

We have five customer-facing Iines of business: BT Global Services, BT Business, BT Consumer, BT Wholesale and Openreach. They are supported by our internal service unit, BT Technology, Service & Operations.

During the year, we separated BT Retail into two new lines of business: BT Business and BT Consumer. We did this to allow us to better serve our SME and consumer customers and to better deliver against our strategic priorities.

BT Retail previously comprised four sub units. These were Consumer, Business, BT Enterprises and BT Ireland. BT Enterprises (with the exception of BT Wi-fi) and the business and wholesale elements of BT Ireland merged with Business to form the new BT Business line of business. Consumer, BT Wi-fi and the consumer part of BT Ireland have become BT Consumer.

BT Global Services is our largest line of business by revenue, generating 39% of the group’s external revenue. BT Consumer is the next largest, contributing 22%. This has increased slightly from last year as a result of its revenue growth in the year.

Around 60% of Openreach’s revenue is generated from other BT lines of business so its contribution to external group revenue is the smallest, at 10%. Total Openreach revenue is equivalent to 28% of group revenue. It is the group’s largest EBITDA contributor, generating 43% of the total, reflecting its extensive network assets.

BT Global Services’ EBITDA margins are below that of the other lines of business. At 15%, its proportion of group EBITDA is therefore below its overall revenue contribution.

Changes to our organisational structure

Effective from 1 April 2013, we made a number of changes that simplify our internal trading and more closely align our line of business results with our regulatory accounts. Comparative financial results for each line of business for 2012/13 and 2011/12 have been restated to be on a consistent basis throughout this Annual Report. There was no impact on the group results from these changes. See page 127 for further details.

There have been some changes to our organisational structure since the year-end. BT Security moved from our central group functions into BT Global Services in April 2014. This business is in charge of protecting our own and customers’ data and assets. We believe that it differentiates the services we can offer and will help us win in the market and take full advantage of global opportunities.

Also in April 2014, BT Conferencing moved from BT Business into BT Global Services. This will help us simplify the way we provide integrated collaboration solutions to our global customers.

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BT Global Services

We are a global leader in managed networked IT services. We serve the needs of more than 6,500 large corporate and public sector customers.

We focus on serving the following key industries and regions.

We combine our global reach with local delivery and industry expertise. 65% of our people are based outside the UK, in 60 countries.

Markets and customers

We work for more than 6,500 large corporate and public sector customers in more than 170 countries worldwide. We serve:

•	100% of the FTSE100 companies;
•	84% of the Fortune 500 companies;
•	86% of Interbrand’s top 50 annual ranking of the world’s most valuable brands;
•	91% of the world’s top 100 financial institutions; and
•	central and local government organisations and other public sector bodies in 24 countries around the world.

Around two thirds of our revenue is generated from corporate customers. Of these, financial institutions are our largest customer segment, generating 18% of our revenue in the year.

The UK public sector generated 23% of our revenue. We are a leading supplier to the UK Government’s Public Services Network (PSN). However, we expect to face continued declines in local government business, reflecting the ongoing lower levels of expenditure in this sector and our focus on only pursuing business that generates economic value.

We also supply a range of services to other telecoms companies.

By region, the UK is our largest in terms of revenue. We serve a wide range of customers, with the financial, government and healthcare segments being particularly significant. Current Analysis ranked us as the number one provider in the UK public sector market, as well as a leader in the UK IP telephony and unified communications market.

Continental Europe is our second largest region, but the slow economic recovery makes this a tough market as corporate customers continue to look for ways to make savings. We have a strong presence in this region with national networks and metropolitan fibre rings in most major markets. We focus on certain key countries such as Belgium, France, Germany, Italy, the Netherlands and Spain. In Italy, according to the telecoms regulator, we are the leading operator of those dedicated to business-to-business services. In Spain, the telecoms regulator ranked BT as the leading alternative to the incumbent operator in the enterprise data transmission market.

The US and Canada is an important region for us because of the high proportion of multinationals that are headquartered there. Our biggest challenge in the US continues to be ineffective regulation of wholesale access to incumbent operator networks. However, by refreshing our sales model and launching new products, we hope to grow our share of this market.

The high-growth regions of Asia Pacific, Latin America, Turkey, the Middle East and Africa are increasingly important for our customers. We are helping multinationals expand into these areas and supporting local companies in these regions as they grow internationally. We are investing in these markets – hiring more people, improving our products and services and building network and IT infrastructure.

Our markets are competitive across our footprint and we continue to face pricing pressure. However, there is good growth potential in the areas where we are investing. For example, Gartnera predicts that cloud

[a]	The Gartner Reports described herein, Forecast: IT Services, 2012-2018, 1Q14 Update (Gartner, March 2014) and Forecast: Information Security, Worldwide, 2011-2017, 4Q13 Update (Gartner, January 2014), represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Annual Report) and the opinions expressed in the Gartner Reports are subject to change without notice.

32	The Strategic Report Delivering our strategy

computing services will grow at a rate of 36% a year globally over the next three years, ranging from 22% in Asia Pacific to 53% in Latin America. Gartner also expects managed security services to grow at a rate of 16% a year globally over the next three years. Ovum forecasts Ethernet services to grow at a rate of 14% a year globally over the next three years, ranging from 11% in the US and Canada to 31% in Latin America.

Around 90% of our revenue comes from our top 1,000 customers where we see an opportunity to grow our share of their spending.

Products and services

We deliver value to our customers by combining our products and services with industry-specific solutions and consulting expertise. Our network is at the core of what we provide. We have simple product categories organised around what our customers need. This makes them straightforward to buy and link together. Those categories are:

BT Connect

Our network services connect our customers to their people, their own customers and to the world. We offer a range of IP, Ethernet and internet network services. We deliver these in more than 170 countries over a range of access technologies including DSL, Ethernet and satellite.

BT Assure

People and businesses are using more mobile devices, social media and cloud services. Together with the growth in cyber-attacks, this means that customers are prioritising security. We provide a range of security products and services including firewalls, web security, intrusion prevention and threat monitoring.

BT One

Businesses communicate in a number of different ways – by phone, SMS, voicemail, instant messaging, email, video conferencing and data-sharing solutions. They want these channels to be integrated and work together. Our collaboration services help customers simplify their communications and transform the way they interact with their customers, colleagues, partners and suppliers.

BT Contact

We provide a range of contact centre services to help our customers build stronger relationships with their customers. Our services provide the option of using email, web chat, social media and the phone – either via automated systems or dedicated advisors. Our cloud solution gives customers more flexibility and control over their costs by allowing capacity to change in response to demand.

BT Compute

Businesses want reliable but flexible IT platforms and services for their applications, data storage and security. We provide IT services over our global network from our 45 data centres around the world.

Industry-specific solutions

As every industry has its unique needs and challenges, we provide a range of industry-specific solutions. For example, BT Radianz links financial institutions from around the world, giving them access to hundreds of critical applications. BT for Life Sciences lets research scientists collaborate on a secure platform.

BT Advise

We have experts around the world who provide consulting, integration and managed services to our customers. They have a range of specialisms, certifications and accreditations to make sure our customers get the best out of our products and services.

Performance in the year

We consolidated our position as a global leader for managed networked IT services. We have focused on improving customer service and investing in our global assets, people and technology. We have made progress towards our aim of being a more predictable business in terms of financial performance. Our continued focus on cost transformation has contributed to a £177m increase in operating cash flow.

Key facts:

Operating performance

Our investments to support our customers and improve our services have resulted in contract wins across all of our key geographies. We achieved an order intake of £6.9bn, 9% higher than last year.

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Contracts we won in the year include:

Customer	Contract

Alsea (BT Contact)	A contact centre solution to improve home delivery from 590 of the restaurants it operates in Mexico.

Credit Suisse (BT Connect)	A renewed global network outsourcing agreement covering a broad range of communications services. Provided jointly with Swisscom, we will support the bank in more than 50 countries.

Elster Group (BT Assure)	A contract to supply a managed virtual firewall service.

HeidelbergCement (BT Connect)	A network to connect HeidelbergCement’s sites at 1,100 locations in 37 countries across Europe and Africa.

NATO (BT Connect)	Centrally-managed internet access and remote network access services to enable highly secure services and information exchange to and from the internet.

Unilever (BT One)

A global IT outsourcing contract including collaboration services (such as audio conferencing and video conferencing) and a fully integrated network providing voice, data, video and mobility services to the company’s 173,000 employees across nearly 100 countries.

Western Power (BT Contact)	A multimedia contact centre in Perth, Australia, to maintain customer satisfaction, meet regulatory requirements and handle surges in call volumes, for example during natural disasters.

Department of Health and the Health and Social Care Information Centre	An agreement to continue to deliver N3, which provides secure national broadband services to the NHS.

Jabil Circuit (BT Connect)	Contract for managed network services at 112 locations in 25 countries across the US, Latin America, Asia, Europe and the Middle East and Africa.

Influential analyst firms recognise us as a global leader in the market. This year we improved our position as a leader in Gartner’s global network service providers magic quadrant based on our ‘Completeness of Vision’ and ‘Ability to Execute’. We also further improved our position as a leader in Gartner’s global communications outsourcing and professional services magic quadrant.a

Customer service delivery

We continue to focus on improving customer service.

We gather feedback from our customers in lots of different ways, including through our global account management teams and surveys. We use this feedback to identify further opportunities to improve our service and increase customer satisfaction. Customer experience and feedback are an important part of how we reward our people.

[a]	The Gartner Reports described herein, Magic Quadrant for gGlobal Network Service Providers, Neil Rickard, Robert F. Mason (Gartner, March 2014) and Magic Quadrant for Communications Outsourcing and Professional Services, Eric Goodness, Christine Tenneson (Gartner, October 2013) represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Annual Report) and the opinions expressed in the Gartner Reports are subject to change without notice.

This year we:

•	achieved a 5% increase in the number of customer-agreed milestones for our complex contracts that we met on time;
•	introduced internal systems which improve the quality and speed of customer quotes;
•	improved how we manage our relationship with customers by providing a single point of contact for service delivery;
•	improved Ethernet delivery times; and
•	increased the number of customer accounts included in our customer experience dashboards. This increases our visibility of problems and means we can resolve them sooner.

We made some progress in the year and increased our RFT performance 0.6%. But it did not increase by as much as planned, partly as a result of a backlog of orders. We have focused on clearing this backlog which will help support an improvement in our RFT performance in the future.

Our customers can use our products and services to reduce their impact on the environment. For example, we are helping the NHS save around 150,000 commuting days a year through providing remote access to its secure national broadband network, N3.

In all the societies where we do business, we try to make a positive difference. Through our Connecting Africa project, we are working with SOS Children’s Villages, an international charity that focuses on children at risk. We have connected 19 of the charity’s sites in nine African countries using our global satellite network.

Cost transformation

We reduced our operating costs by 4%, largely reflecting the benefit of our cost transformation programmes. We made savings in our network, procurement and processes.

•	Network – we completed the closure of our remaining legacy global data network, migrating the last customers to our strategic global platform which provides improved reliability and service. We have added new points of presence (PoPs) to reduce third-party access costs.
•	Procurement – we have focused on cutting contract delivery costs through negotiating better commercial terms with suppliers and refining the way we purchase access circuits and customer premises equipment.
•	Processes – by bringing together teams and clarifying roles, we are boosting efficiency, cutting costs, removing process failures and improving customer service. We are also improving back-office efficiency across Continental Europe.

Investing for the future

We have continued to invest to improve our global capabilities.

•	High-growth regions – we began hiring over 400 new people, improved our infrastructure with five new IP and Ethernet PoPs, and added new products.
•	Network – we built a new high capacity optical network in South Africa, extended our depth of coverage in South East Asia with an NNI and added 20 new PoPs in places such as Latvia, Lithuania and Oman.
•	Core products and services – we extended the reach of our BT Connect portfolio by opening a city fibre network in Paris and its suburbs. We launched BT Cloud Compute which boosts our cloud cover across four continents.
•	Industry-specific solutions – we have improved BT for Life Sciences by adding powerful scientific software applications from Schrödinger and more research solutions from Accelrys. We connected a new financial services customer in New Zealand to the BT Radianz community.
•	BT Advise – we have improved the centralised knowledge management system which supports the BT Advise Academy. This makes it easier for our people to collaborate across the globe on customer issues and share best practice.

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Financial performance

Year ended 31 March	2014 £m	2013 £m	[a]	2012 £m	[a]
Revenue	7,041	7,170		7,812

– Underlying revenue excluding transit	(1)%	(6)%		(1)%

Operating costs	6,109	6,338		6,977
EBITDA	932	832		835

Depreciation and amortisation	606	625		701
Operating profit	326	207		134
Capital expenditure	495	524		560

Operating cash flow	389	212		391
[a]	Restated, see note 1 to the consolidated financial statements.

Revenue decreased 2% (2012/13: 8%). We had an £8m negative impact from foreign exchange movements and a £40m decline in transit revenue. Our key revenue measure, underlying revenue excluding transit, decreased 1% (2012/13: 6%), an improvement on last year.

Our UK revenue declined 5% (2012/13: 8%) reflecting lower public sector business. In part this reflects our focus on only pursuing business in this sector that generates economic value. Underlying revenue excluding transit in Continental Europe was flat while in the US and Canada the decline slowed to 1%. We generated double-digit growth in underlying revenue excluding transit in our high-growth regions.

Operating costs decreased 4% (2012/13: 9%). Underlying operating costs excluding transit decreased 3% (2012/13: 11%) reflecting the benefit of our cost transformation programmes.

EBITDA improved 12% (2012/13: flat) and increased 14% on an underlying basis. Depreciation and amortisation decreased 3% (2012/13: 11%) as a result of lower capital expenditure in recent years. Operating profit increased by £119m to £326m.

Capital expenditure decreased 6% (2012/13: 6%). EBITDA less capital expenditure increased by £129m to £437m compared with an increase of £33m to £308m in 2012/13.

Operating cash flow was an inflow of £389m (2012/13: £212m). The increase of £177m was due to EBITDA growth, around £60m of early customer receipts and lower capital expenditure.

BT Business

BT Business serves around 900,000 UK SMEs. It has a leading position in fixed-voice, networking and broadband services.

BT Business had five customer-facing divisions during the year: UK SME, UK Corporate, BT Ireland, IT Services and BT Conferencing. BT Conferencing moved into BT Global Services in April 2014.

UK SME

UK SME supplies small businesses in Great Britain (typically up to 50 employees) with fixed-voice, broadband, mobility, networking and IT services.

It includes BT Redcare, BT Directories and BT Payphones. BT Redcare sells fire and security alarm signalling services, surveillance networks and control room services. BT Directories provides Directory Enquiries, The Phone Book, operator services and call handling for the emergency services. BT Payphones provides public, private and managed payphone services.

UK Corporate

UK Corporate supplies larger businesses in Great Britain (typically 50-1,000 employees) with fixed-voice, broadband, mobility, networking and IT services.

It includes BT Fleet, one of the UK’s leading fleet management providers.

BT Ireland

In Northern Ireland, we are the leading service provider for SMEs and the public sector. We run the copper access network and have built a fibre broadband network that passes more than 90% of premises.

In the Republic of Ireland, we serve corporate and public sector customers and are one of the country’s largest providers of wholesale network services.

IT Services

We have five specialist IT services businesses:

BT iNet	A networked IT specialist and leading Cisco partner selling infrastructure, security and unified communications.

BT Engage IT	A leading provider of business-to-business IT equipment and services.

BT Business Direct	An online store providing IT and communications hardware and software, including computing and networking equipment.

BT Expedite	A provider of services to the retail sector.

BT Tikit	A provider of IT products and services for legal and accountancy firms.

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BT Conferencing

BT Conferencing is a leading supplier of audio, video and web conferencing and collaboration services. We sell services to business customers globally through sales teams in the UK, the US, Asia Pacific and Latin America. By using our conferencing services, people are able to travel less, reducing carbon emissions.

Markets and customers

There are 4.9m businesses in the UK with up to 1,000 employees (the market addressed by BT Business). Their communications and IT needs vary widely depending on their size, number of sites, industry and stage of lifecycle.

Small businesses have simpler needs and they sometimes buy services from consumer-orientated providers, including BT Consumer.

We have around 900,000 customers in BT Business. Major customers include: retailers such as Fat Face, WHSmith and Pets at Home; charities such as Anchor Trust, Barnardo’s and Oxfam; service organisations such as glh Hotels and Odeon Cinemas; financial organisations such as International Currency Exchange and educational institutions such as University College London. We serve more than half of FTSE350 companies.

In the UK, there are three markets that we focus on: fixed-voice and data; mobility; and IT services.

Fixed-voice and data

There are 8.3m business lines in the UK (2012/13: 8.8m), including both SMEs and large corporate businesses. Some of these lines are provided by BT Global Services. There are more lines than the number of individual businesses as many customers have more than one line. BT has a 45% market share of business lines (excluding VoIP), down two percentage points in the year.

The SME market for fixed-voice has been in decline for several years, with call volumes falling due to substitution by mobile, email and VoIP. But the business broadband market continues to grow, and customers are migrating from copper to fibre-based services.

The market for data network services is fragmented. We are a leading player with around a quarter of the market. Customer demand for bandwidth continues to grow strongly but competitive pressure on prices means the market size is growing at a slower pace.

Overall, the fixed-voice and data market is worth an estimated £3.7bn and we have around 40% of it.

We compete against more than 300 resellers and fixed network operators. Alternative Networks, Colt Group, Daisy Group, KCOM Group, TalkTalk, Virgin Media, Vodafone and XLN are our main competitors.

Mobility

Mobile device sales are growing strongly in the market, driven by take-up of smartphones and tablets. Data volumes and revenue continue to increase but calls revenue is declining. Mobile apps, mobile security and machine-to-machine mobile services are growing opportunities.

The mobile market is important to us as around three-quarters of SMEs use both fixed and mobile services. The part of the mobile market that we target is worth an estimated £7.4bn, of which our share is around 1%. Our main competitors are EE, O2 (Telefóonica) and Vodafone. They are increasingly offering fixed as well as mobile services.

IT services

The IT services market is large with a wide range of products. Competition is fragmented. We typically target businesses with 250 to 5,000 employees. The largest ones are often BT Global Services customers that we also provide services to.

We only target those product markets where we can leverage our assets and capabilities. We estimate that the parts of the market that BT Business serves are worth around £9bn, of which we have around 6% share.

Demand for cloud services, managed hosting, data centres and unified communications services is growing as customers look for flexible, cost-effective solutions to help them work more efficiently.

Our main competitors are Computacenter, Dimension Data, Kelway, Logicalis, Phoenix and SCC.

Conferencing

We are the third largest player in Europe for video conferencing services. For audio conferencing, we are the second largest in Europe and the fourth largest worldwide.

Usage of audio conferencing continues to grow strongly. And while unit prices have fallen, overall market revenue is growing steadily. The audio conferencing market is worth around £4bn globally, and we have around 10% share of audio minutes.

The video conferencing market is also expanding. Desktop video conferencing services are growing, but telepresence products and services are in decline.

Our main conferencing competitors are AT&T, Intercall, PGi and Verizon.

Products and services

We offer a wide choice of fixed, mobile and IT services. These range from simple standalone products to managed services and complex customised solutions.

Fixed-voice services

Our fixed-voice services range from standard calls and lines to fully-managed office phone systems and contact centre solutions. We are increasingly selling VoIP services, such as BT Hosted VoIP and BT Business Broadband Voice (IP voice over the customer’s broadband connection).

36	The Strategic Report Delivering our strategy

Broadband and internet

We provide a range of internet access options including BT Business Broadband over copper, BT Infinity for business (over FTTC and FTTP) and BTnet dedicated internet access. We also sell email and hosted Microsoft collaboration services, and web-hosting.

Networking services

Our voice and data networking services support customers who need to connect different sites. Products include Ethernet, IP Virtual Private Network services (which connect sites using IP connections), SIP trunking (which transports voice calls over IP networks), leased lines, cabling infrastructure and local area networking solutions.

IT services

BT iNet and BT Engage IT sell cloud and data centre services, unified communications, security solutions, end-user support services, hardware, software and consultancy services.

BT Business Direct sells hardware and software from a wide range of suppliers.

BT Expedite provides the retail sector with store point of sale systems, back-office applications, e-commerce platforms and software.

BT Tikit combines its specialist legal and accountancy software products with technologies from multiple partners to offer fully-integrated solutions.

Mobility

We sell mobile voice and data services through a mobile virtual network operator (MVNO) agreement. We offer a range of handsets and tablets and a choice of tariffs to suit different customer segments.

We are developing a new range of mobile services which will use our 4G mobile spectrum.

Conferencing

BT MeetMe is our standard audio conferencing service. This is now available with Dolby Voice for higher quality sound and a better user experience. We also offer premium audio conferencing services hosted by a conference call coordinator.

We sell video conferencing equipment and services, ranging from desktop video to large telepresence solutions. We offer Cisco Webex web conferencing and video web-streaming.

Performance in the year

We have increased EBITDA for the second year running by maintaining our focus on cost transformation. Underlying revenue excluding transit was down 1% due to declines in line and call volumes. We have improved key metrics in customer service delivery and made it easier for our customers to contact us.

Key facts:

Operating performance

Our order intake grew 3% to £2bn. We have achieved a number of customer wins and re-signs this year including:

UK SME	Crown Estates
UK Corporate (including IT Services)	Adecco, EMR, Oxfam
BT Fleet	The Post Office, Wales & West Utilities
BT Redcare	Center Parcs
BT Ireland	Ardagh Group, NI Water
BT Conferencing	Communicloud, Plantronics

Inclusive call packages have proved popular this year and helped us win customers. Business lines reduced 8%, which was higher than last year as more customers migrated to VoIP. This has been partly offset by growth in our own VoIP base, which is up 12%.

Our mobile customer base has decreased 3% this year. It has increased 4% in our UK SME channel but fallen in UK Corporate, where we have experienced strong competition. We have agreed a new MVNO deal with EE which will give us greater flexibility to launch competitive propositions next year.

BT Expedite won the 2013 Retail Week award for EPOS (Electronic Point of Sale) Initiative of the Year. BT Fleet won four awards, including one for best use of technology for reducing fuel consumption and emissions.

BT Redcare expanded its fire and security services into the Republic of Ireland, gaining over 950 customers this year.

BT Directories became the UK’s only 999 call handling agency on behalf of all fixed and mobile communications providers, following the seamless migration of three other service providers’ traffic to BT.

BT Ireland has continued its fibre broadband rollout across Northern Ireland. It has been awarded a further £24.5m of funding (announced by the Department of Enterprise, Trade and Investment in February) to extend our reach even further. This investment will deliver faster internet speeds to over 45,000 of the region’s most remote rural homes and business premises by December 2015.

BT Conferencing has grown audio and web minutes but average unit prices have declined. In video conferencing, we are focusing on providing services to support the use of mobile devices and tablets, as the market for hardware and telepresence rooms has declined.

Customer service delivery

Despite the challenges from the extreme weather conditions, we have made progress in a number of areas of customer service. BT Business RFT improved 1.5% in 2013/14. The increase this year is largely due to improved repair times and shorter lead times for provision, together with improved service levels in our contact centres.

The number of calls to our service desks is down 2%. Complaints are down 16%. Customer satisfaction with our advisors has increased two percentage points. Our transactional net promoter score (measured after interactions with customers) has increased eight percentage points and the average time to answer calls to our service desks is down 41% (a 68 second reduction).

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We have made it easier for our customers to contact us by improving our online chat capability (and extending its opening hours), opening a new Twitter channel and launching online customer self-service on mobile devices.

We have increased the percentage of our customer accounts on paper-free billing to 15%. This reduces our costs and carbon emissions.

Cost transformation

Operating costs reduced 2%, reflecting the benefit of our cost transformation initiatives.

We have renegotiated contracts with suppliers which has delivered significant savings.

We have realised cost synergies by combining BT Enterprises, the non-consumer parts of BT Ireland and the previous Business unit together into one organisation. This has enabled us to reduce overall BT Business total labour resource by 7%, becoming more efficient in areas such as sales, product delivery and customer service.

Investing for the future

We have continued to invest in our next generation of VoIP services, mobile services and IT systems to improve customer service.

In May we launched new broadband and telephony packages and a 76Mbps fibre product under the Plusnet Business brand.

We launched a 330Mbps FTTP service in June and a new managed Wide Area Network (WAN) service in August tailored specifically to the needs of SMEs.

In the Republic of Ireland we expanded our portfolio of access options for Ethernet services with the launch of our Ethernet First Mile and 10GB Etherway products. We have upgraded our core network to deliver speeds of 100Gbps to cost effectively support customers’ growing demand for bandwidth. We have deployed a new performance-reporting and control platform for BT Connect services. We have invested in data centre and telehousing capabilities in Belfast and Dublin to increase capacity and support BT Managed Compute services.

In BT Engage IT we have invested to expand the BT Managed Compute platform. This is a managed Infrastructure as a Service (IaaS) solution for core IT infrastructure, helping businesses migrate their data centre services to the cloud.

BT Tikit has invested in the next generation of Carpe Diem, a desktop time-keeping application for the legal profession.

In BT Conferencing we have invested in the launch of BT MeetMe with Dolby Voice. We have expanded our conferencing services into Latin America, with investment in local product modifications, sales and operations teams and a new customer service centre in Peru.

Financial performance

Year ended 31 March	2014 £m	2013 £m	[a]	2012 £m	[a]
Revenue	3,509	3,516		3,594

– Underlying revenue excluding transit	(1)%	(2)%		(2)%

Operating costs	2,411	2,469		2,557
EBITDA	1,098	1,047		1,037

Depreciation and amortisation	206	245		248
Operating profit	892	802		789
Capital expenditure	133	147		196

Operating cash flow	892	907		856

[a]	Restated, see note 1 to the consolidated financial statements.

Reported revenue was flat (2012/13: 2% decline) including a £9m positive impact from foreign exchange movements, a £12m decline in transit revenue and a £20m impact from acquisitions. Underlying revenue excluding transit decreased 1% (2012/13: 2%).

UK SME & Corporate voice revenue declined 2% (2012/13: 6%) with continuing volume reductions partly offset by an increase in average spend per customer. The volume decline partly reflects migration of customers to VoIP services where revenue increased 25% (2012/13: 5%).

UK SME & Corporate data and networking revenue increased 1% (2012/13: 1%) with growth in managed network services and in broadband revenue with more customers choosing to take fibre services.

BT Conferencing revenue declined 2% (2012/13: 1% increase) due to continued lower hardware sales and lower audio prices, partly offset by growth in the volume of conferencing minutes.

BT Ireland underlying revenue excluding transit increased 4% (2012/13: flat) driven by contract wins. Transit revenue declined 24% (2012/13: 11% increase).

Excluding the benefit of the acquisition of Tikit, IT services underlying revenue grew 1% (2012/13: 3%).

Revenue declines were seen in BT Directories, BT Redcare and BT Payphones, with these partially offset by growth in BT Fleet.

Operating costs decreased 2% (2012/13: 3%). Underlying operating costs excluding transit decreased 3% (2012/13: 3%) reflecting the impact of our cost transformation programmes.

EBITDA increased 5% (2012/13: 1%) and underlying EBITDA increased 4% (2012/13: 1%). Depreciation and amortisation decreased 16% as a result of lower capital expenditure in recent years. Operating profit increased 11% (2012/13: 2%).

Capital expenditure decreased 10% (2012/13: 25%). EBITDA less capital expenditure increased by £65m compared with a £59m increase last year.

Operating cash flow was an inflow of £892m (2012/13: £907m). This was lower than the prior year driven by the timing of working capital movements.

38	The Strategic Report Delivering our strategy

BT Consumer

We are the largest consumer fixed-voice and broadband provider in the UK with a growing base of TV and BT Sport customers.

We sell BT-branded fixed-voice, broadband and TV services directly to UK homes. We also sell BT Sport and BT Wi-fi to commercial premises and offer a range of consumer devices (such as telephones and baby monitors) through third-party high street retailers.

Our Plusnet brand allows us to grow our market share amongst more price conscious fixed-voice and broadband customers.

We have focused on growing revenues from broadband (including fibre) and TV to offset declines in traditional fixed-voice services.

Markets and customers

The market for fixed-voice calls, lines and broadband is competitive with at least a dozen bundled product suppliers and over 100 fixed-line operators. There are several strong players – the four largest being BT, Sky, Virgin Media and TalkTalk.

Our voice and broadband services are available to almost all of the UK’s 26m households. Our TV services, which require a minimum broadband speed, are available to the majority of them.

Fixed-lines

Since 2009, the number of fixed-lines in the UK has remained stable at 84% of households. 16% of homes are ‘mobile only’. Consumers are using their fixed-lines less for making calls as they find other ways to keep in touch, such as email, SMS, instant messaging and social media. According to the latest data from Ofcom, UK fixed-call minutes fell 13% in the quarter to December 2013, compared with the same quarter a year earlier. Despite this trend, demand for fixed broadband connections is supporting the overall number of lines in the market. BT has a 38% share of the market for consumer fixed-lines. This compares with 41% last year.

Broadband

At 31 March 2014 there were around 22.9m DSL, fibre and cable broadband connections to homes and businesses in the UK. This is up 4%.

Broadband adoption is being helped by attractive broadband prices, which according to Ofcom are some of the lowest in Europe.

Our rollout of fibre broadband is helping to increase broadband speeds across the country. The average broadband download speed in the UK increased by almost 50% to 17.8Mbps in November 2013, up from 12.0Mbps a year earlier.

Take-up of fibre broadband has been helped by the growing number of connected devices and greater use of bandwidth-intensive applications such as BBC iPlayer.

Our market share of consumer and business DSL and fibre broadband connections is 39%, one percentage point above last year.

TV

Live channels (as opposed to catch-up or on-demand) are still the most common way for people to watch television. 37% of UK adults only watch free-to-air digital TV (Freeview). 58% take a pay-TV service with the remaining 5% using other services such as Freesat.

Pay-TV is delivered in one of three ways:

•	satellite (Sky);
•	cable (Virgin Media); or
•	DSL or fibre (mainly BT and TalkTalk), with the TV service provided over both broadband and free-to-air digital TV.

Satellite has for many years been the dominant pay-TV platform with Sky having exclusivity over much of the UK’s premium sports content. We continue to pursue commercial, legal and regulatory avenues to obtain access to Sky’s sports channels on a fair basis and particularly on BT TV over the YouView platform. This would increase competition and choice, and benefit UK consumers.

Demand for fibre broadband has been supported by the emergence of over-the-top content providers such as Netflix, Amazon Prime Instant Video and Blinkbox.

The proportion of our customers who take a bundle of products that include TV is lower than for some of our major competitors. This gives us an opportunity to drive take-up to increase ARPU.

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Products and services

Our three key product segments are: fixed-voice, broadband and TV. To win and keep customers we offer competitively priced and differentiated packages across these areas.

We provide additional services that support our value-for-money positioning including:

•	BT Sport, which provides inclusive premium sports content for BT broadband customers;
•	BT Cloud, which provides on-the-go access and secure online storage for customers’ data;
•	BT NetProtect Plus security and BT Parental Controls, which give peace of mind to our customers and protect their families; and
•	BT Wi-fi which offers unlimited access to over 5m hotspots in the UK.

Most of our sales are through our call centres but our online channels are gaining share.

Fixed-voice

We provide customers with fixed-lines and a choice of calling plans.

We offer our customers flexible ways to pay. Line Rental Saver gives a discount on line rental to customers who pay for a year upfront. Our unlimited call packages offer customers peace of mind with the choice of inclusive evening, weekend or daytime calls.

We offer a low cost phone service. BT Basic is available to those on low incomes and in receipt of certain state benefits (such as income support). We are the only company to offer such a service.

We want to help customers manage nuisance calls. Our BT6500 nuisance call blocking telephone has become the best-selling UK fixed-line telephone. We also offer free caller display for customers who take a twelve-month contract with BT.

We help customers to get the most from their services. BT SmartTalk allows customers to make calls from a range of devices using wi-fi. Calls are then charged to customers’ bills as if they had been made from their fixed-line. This means they can make inclusive or cheap calls when overseas, for example.

Broadband

BT Broadband is our DSL service which is delivered over copper lines. BT Infinity uses fibre to enhance the speed and performance of broadband. BT Broadband and BT Infinity come in a range of options with different usage limits and speeds and are usually bundled with fixed-voice call plans.

The growing take-up of BT Infinity is helping to increase customer loyalty and reduce customer churn.

This year we launched BT Mail alongside a new, single online portal that enables customers to manage their email and all their services through a single website. We expect to move all remaining customers from the existing email service supported by Yahoo! to BT Mail during 2014.

When we designed our latest version of the BT Home Hub, we set out to minimise its carbon footprint. We used the latest power supply units and software to reduce its overall power consumption. By ensuring our hub and packaging could fit through a standard-sized letter box, customers no longer need to worry about being at home for their delivery.

TV

Our TV business consists of two parts – our TV service and propositions (BT TV) and our live sports channels (BT Sport).

BT TV brings together free-to-air channels, additional paid-for channels, catch-up content and on-demand TV shows and movies. It is sold exclusively to our broadband customers.

Our strategic TV platform is YouView, which gives customers standard and high definition (HD) free-to-air channels and the ability to pause, record and rewind live TV and on-demand content. Its programme guide scrolls back seven days to give customers easy access to catch-up TV from BBC iPlayer, ITV Player, 4oD and Demand 5.

In February 2014, we launched our new YouView set-top box, building on the success of our first generation award-winning box. It is even smaller and faster and allows customers to store up to 300 hours of TV.

Our ‘Essential’ TV pack is our entry-level offering for both BT Broadband and BT Infinity customers and includes a YouView set-top box. Our ‘Entertainment’ TV pack is only available to BT Infinity customers. It comes with a free YouView set-top box and access to 20 extra channels (such as Comedy Central, Gold and Discovery) with catch-up services available for many of them. These channels are not available on free-to-air television.

Additional channel packs can also be added, such as ‘HD Extra’, ‘Kids Extra’ (which also includes on-demand) and Sky Movies. In total, we added 38 channels to our TV service this year, including 16 HD channels. We also offer on-demand only packs (giving access to content whenever people want it) including ‘Film and TV Box Sets’, ‘Music’ and ‘Kids’.

In August 2013, we launched three live TV sport channels – BT Sport 1, BT Sport 2 and ESPN. These channels are on-air 24/7 and are available in both standard and high definition. BT Sport customers can get our sports channels: through our two latest TV platforms with BT Infinity; over digital terrestrial TV; through an online app; or over satellite. They are also available to Virgin Media customers and in the Republic of Ireland with Setanta, through our wholesale deals.

BT Sport is free with BT broadband. Non-BT broadband customers can subscribe for £12 a month for standard definition or £15 for high definition.

Sports broadcasting rights include:

40	The Strategic Report Delivering our strategy

Performance in the year

We have grown revenue 4%, the most in over ten years. Our EBITDA was down 14% this year reflecting our investment in BT Sport which offset the benefit of our cost transformation activities. We have seen good growth in fibre broadband and have increased our share of the DSL and fibre broadband market, adding 69% of market net additions. BT Sport has helped drive broadband take-up and slow line loss. We need to strengthen our customer service to provide a consistent customer experience, underpin our value-for-money positioning and meet changing expectations.

Key facts:

Operating performance

At 31 March 2014 we had 9.9m consumer fixed-lines, with around 9.7m active voice lines (where a customer buys calls from us as well as paying for the line). Despite the competitive environment, we have managed to significantly slow line loss. We reduced our rate of net line loss by over 50% to 314,000 in the year. We lost just 196,000 net active lines, compared with 496,000 last year.

This shows our strategy is delivering. We are winning new customers and retaining existing customers through bundled packages and the appeal of BT Sport. Around 98% of our broadband sales are now bundled with other products and 91% of our broadband customer base takes a bundle of services.

Total consumer and business call minutes fell 12% compared with a 9% decline last year.

As at 31 March 2014 we had 7.3m consumer and business broadband customers, up 9%. We achieved 571,000 broadband net additions. This was 35% more than last year despite slowing growth in the market and represented 69% of DSL and fibre broadband market net additions.

We now have over 2.1m fibre broadband customers, increasing 869,000 in the year. Around 30% of our broadband customers now have fibre.

Our consumer ARPU increased to £391 (2012/13: £365) driven mainly by broadband take-up.

We have continued to grow our TV customer base, adding 192,000 customers and reaching the 1m customer milestone.

Around 3m customers now take BT Sport directly from us. Including our wholesale arrangements with Virgin Media in the UK and Setanta in the Republic of Ireland, around 5m households can watch BT Sport.

We are pleased with viewing figures for BT Sport. Of our 33 Barclays Premier League matches in 2013/14, 27 reached over 1m viewers. Over the Christmas period we achieved our peak viewing audience of over 1.8m during the Manchester City versus Liverpool fixture.

Customer service delivery

BT Consumer RFT improved 5.4% this year. We had hoped for a greater improvement and are making further investments in our customer service operation, in particular how we respond to increased demand at peak times. For example, we signed up over 1m customers to BT Sport within the first three months of launch which placed considerable pressure on our contact centre resources, affecting the levels of service some customers received.

During the year we introduced a new online portal. This enables customers to review their bills, make changes to their account, access their BT services (such as BT Cloud and email) and find out about other BT products and services using a single user ID and password.

We have also put in place interactive voice recognition software so that customers who prefer to speak to us are able to get through to the right advisor without having to navigate through as many options.

We are also making changes to provide a consistent customer experience at all times and to meet changing customer expectations. There are a number of initiatives we have committed to including:

•	a dedicated case management approach to customers with serious problems and faults;
•	recruiting hundreds of new UK call centre staff – most recently in South Shields, on Tyneside, and Accrington, Lancashire; and
•	introducing new software that makes sure we call back customers at the correct time.

Even with the challenges in our customer service operation, our customers continue to recommend our products to others. Our advocacy scores improved to an average of 39% in the fourth quarter this year (Q4 2012/13: 33%, Q4 2011/12: 31%).

Cost transformation

Operating costs increased 11% due to our investment in BT Sport and our improved revenue trend. Excluding BT Sport, operating costs declined 5% which is consistent with the prior year.

This reflects the benefits of our cost transformation activities including:

•	renegotiating supplier contracts and improving our processes;
•	installing software into our home hubs which means our customer service advisors can diagnose faults remotely. This helped save around 7,000 engineer visits and reduced calls into our customer service team by over 300,000; and
•	launching our new YouView set-top box which has a lower unit cost.

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Investing for the future

The launch of BT Sport was our largest investment this year. It:

•	increases customer loyalty. More than 1m of our broadband and BT Sport customers take a pay-TV service from another service provider. BT Sport makes them less likely to change their broadband provider;
•	allows us to grow our customer base among sport-centric UK households; and
•	provides us with a new revenue stream – we charge consumers who do not take our broadband packages and we charge pubs and clubs for a commercial licence. We also make money from advertising and sponsorship.

We have continued to strengthen our sports offering including securing exclusive live broadcast rights such as to the UEFA Champions League and UEFA Europa League for three years from summer 2015.

To improve BT TV, we have also added third-party content and channels such as Comedy Central HD, Discovery HD, Disney Channel and Sky Movies.

Financial performance

Year ended 31 March	2014 £m	2013 £m	[a]	2012 £m	[a]
Revenue	4,019	3,846		3,925

Operating costs	3,186	2,878		3,043
EBITDA	833	968		882

Depreciation and amortisation	219	248		252
Operating profit	614	720		630
Capital expenditure	211	241		271

Operating cash flow	472	655		592
[a]	Restated, see note 1 to the consolidated financial statements.

Revenue increased 4% (2012/13: 2% decrease), the most in over ten years, driven by growth in broadband and TV revenue and a reduction in our customer line loss. These reflect the benefit of BT Sport following its launch in August.

Calls and lines revenue declined 2% (2012/13: 7%). The lower rate of decline was driven by slower line loss and the performance of our Plusnet business.

Broadband and TV revenue increased 18% (2012/13: 12%) with continued growth in volumes.

Other revenue increased 5% (2012/13: 2%). The improvement reflects growth in the devices business, partly reflecting the success of the BT6500 nuisance call blocking telephone.

Operating costs increased 11% (2012/13: 5% decrease) reflecting our investment in BT Sport of around £450m, partly offset by efficiencies from our cost transformation programmes.

As a result EBITDA decreased 14% (2012/13: 10% increase). Depreciation and amortisation decreased 12% (2012/13: 2%) due to the lower level of capital expenditure in recent years. Operating profit decreased 15% (2012/13: 14% increase).

Capital expenditure decreased 12% (2012/13: 11%).

Operating cash flow decreased 28% (2012/13: 11% increase) reflecting our investment in BT Sport and the deposit of around £60m paid for the UEFA Champions League and UEFA Europa League broadcast rights.

BT Wholesale

BT is Europe’s largestb wholesale telecoms provider. In Great Britain, BT Wholesale serves more than 1,400 CP customers.

BT Wholesale sells voice, broadband and data communications products and services to fixed and mobile network operators and other service providers in Great Britain. (BT serves these customers in Northern Ireland and the Republic of Ireland through BT Ireland, and elsewhere in the world through BT Global Services.)

Our managed solutions combine these products with third-party components and our own professional services such as: network solution design, build, migration and operation; field services; and programme management. We also offer industry-specific services to media companies and broadcasters.

BT Wholesale is structured around its customers. Our largest customers are supported by dedicated client teams. Smaller customers are served by a desk-based sales force. These are all in turn supported by specialist functions covering business development, contract management, product management and customer service.

Markets and customers

We provide our products and services to more than 1,400 CPs, including the UK’s largest fixed and mobile operators, internet service providers and broadcasters.

Customers include: the mobile network operators O2 (Telefónica), 3 and Vodafone; the major fixed network operators Sky, TalkTalk and Virgin Media; and other significant service providers including Colt Group, Daisy Group and KCOM Group. Major overseas operators also use our services to provide solutions in Great Britain to their customers.

The key trends in our wholesale markets are:

•	Portfolio evolution towards IP-based services – CPs are increasingly migrating their services to IP and other new technologies. They are replacing leased lines with Ethernet circuits and adopting VoIP. While our margins on IP-based services are lower than on more traditional products, this trend allows us to help our larger customers address the mounting cost and risk associated with their legacy networks. We can also help them migrate from old to new, by using our IP Exchange service for example.
•	Continuing local loop unbundling (LLU) by Sky and TalkTalk – these CPs use us to provide services to their end-users beyond the reach of their own networks. As their networks expand, this reduces the number of end-users BT Wholesale can support. On the other hand, another CP’s closure of its own LLU network this year led to a substantial migration of lines to our services.
•	Increased competition – our biggest competitors are TalkTalk, Virgin Media and Vodafone. This year we have seen more competition in the data connectivity market in particular. As major CPs increase their focus on the wholesale market, we expect competition to continue to intensify.
•	Demand for bandwidth across our broadband, Ethernet and media networks is growing – this is being driven by the rollout of 4G mobile networks, growing video usage across all kinds of networks and the growth of HD content (both on-demand and live event viewing). The challenge for the industry is to translate this demand into higher revenue to recoup the higher cost of provision.

[b]	See chart on page 18.

42	The Strategic Report Delivering our strategy

Products and services

Broadband

Our next-generation Wholesale Broadband Connect (WBC) network can be used by CPs to offer copper-based broadband services to 92% of UK premises (2012/13: 90%) and fibre broadband to around two thirds of premises. Our older ADSL network brings overall copper-based broadband coverage up to 99.8%. Following consultation with CPs, we have delayed the retirement of this network where it overlaps with our newer WBC network. This retirement process will now be completed by September 2014.

This year we launched new pricing options for additional network capacity. These help our customers stay competitive despite the higher network cost as broadband usage grows.

Data connectivity services

CPs use our Wholesale Ethernet portfolio to extend the reach of their Ethernet network or, where they have no network of their own, to add Ethernet services to their product range. They may also use it as part of a broader solution, for example, to connect end-users to the Hosted Communications Services we offer.

Our Ethernet portfolio offers speeds from 2Mbps up to 10Gbps, delivered over the widest choice of access types in the market. This year we expanded our Ethernet network in Great Britain from around 1,170 nodes to over 1,230 and connected it to key data centres and telehouses.

Where traditional leased line connectivity is required, we also provide partial private circuits.

Our Mobile Ethernet Access Service connects mobile operators’ cell sites to their core networks over a single converged backhaul network. We continue to roll out this innovative and market-leading solution to more locations.

Voice services

Our Wholesale Calls product enables CPs to offer voice calls without having to invest in their own voice network. CPs can present this as their own service while we provide the underlying network and billing capability on a white-labelled basis.

Where CPs have their own voice network, our Transit product connects it to other CPs’ networks at low cost.

Ofcom’s Narrowband Market Review, which came into effect from January 2014, will significantly reduce the price and profitability of one of our voice products, Direct Conveyance, which enables calls to be made from CPs’ customers to BT’s own end-users.

IP Exchange (IPX)

Increasingly people and businesses are making calls over their broadband and data connections, using VoIP. But while traditional PSTN calls use a common standard (which ensures that they can be easily carried across multiple networks), many different and incompatible technologies are being used for VoIP.

IPX translates VoIP calls made using these different technologies as well as those sent between IP and PSTN networks. It ensures that calls get to their destination at the intended level of quality. We sell IPX through BT Wholesale and, outside Great Britain, through BT Global Services. This year we gave IPX the capability to carry voice calls in high definition.

Hosted Communications Services

We launched our Hosted Communications Services portfolio this year. It provides a range of IP voice application services including Hosted Contact Centres, Inbound Call Services, IP Centrex and SIP trunking.

We host and manage these services on behalf of our CP customers. This is intended to save CPs money and to make it simpler for their own customers to run their businesses. CPs may buy the service either on its own or as a complete package which includes any necessary data connectivity and customer premises equipment.

Managed Solutions

We have a long and successful track record of designing, building, managing and transforming CPs’ networks for them. We enable CPs to offer complete voice, data and broadband products. We can extend this to include an end-to-end service wrap, from taking and processing new orders through to customer service and billing the end-user. This year we launched a new white-labelled broadband service and are able to offer significant cost savings by sharing the broadband infrastructure across multiple CPs.

These managed solutions give our customers access to our expertise and economies of scale and aim to help them reduce their operating costs and capital expenditure.

Media and Broadcast Services

All the UK’s digital terrestrial TV is underpinned by our specialist media network. This network also delivers outside broadcast services from over 150 sports and news locations around the UK. Our global media network links all the main locations around the world where broadcast or film content is created or distributed.

We have a number of global alliances which extend our portfolio and our geographical reach. For example, we have an alliance with Intelsat which improves our ability, and theirs, to deliver content over both satellite and fibre connectivity. And we use partners to link TV stations to sports venues in North America.

Performance in the year

BT Wholesale’s trading environment was tougher this year as a result of some significant customer, competitor and regulatory decisions. Our order intake was slightly lower than last year at £1.9bn and underlying revenue excluding transit declined 3%. But continuing cost transformation meant we improved our EBITDA trend, which was down just 1%. Operating cash flow was an inflow of £372m, up 7% due to the timing of customer receipts. Customer satisfaction was much higher as a result of the investments we have made in our service.

Key facts:

Operating performance

Despite the challenging trading environment we signed new deals worth £1.9bn. This was slightly less than last year’s £2bn but well above the intake of £750m the year before.

These deals show that we continue to offer compelling propositions and that our customers trust in us to deliver.

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The number and mix of deals signed has changed from last year, with a greater contribution from smaller contracts. We have invested in selling and marketing more to our smaller customers, some of whom are achieving strong growth. For example, this year we agreed a contract with Timico Technology Group to manage their broadband, Ethernet and voice estate and migrate their voice traffic to IPX. We also became the preferred supplier of Ethernet services to Spitfire Technology Group. Other business won this year includes:

•	contracts with two UK mobile operators to migrate their voice traffic to IP;
•	managed data solutions (incorporating leased lines and Ethernet) for two major US telecoms providers;
•	data centre services for a mobile operator; and
•	the provision of outdoor wi-fi network coverage for Brighton, Cardiff and Glasgow city centres. We have also been appointed as the preferred supplier for three other cities.

Competition in the market is intense and is putting pressure on prices. This means that some of the contracts we extended and re-signed in the year will have lower margins. One of our large customers, The Post Office, continued its migration from our white-labelled broadband and voice services, following its decision in 2012 not to renew its contract with us.

IPX has continued to grow strongly. This year it carried over 11bn voice minutes within the UK, and over 14bn in total worldwide. Total IPX revenues more than doubled. While in the UK these minutes have largely replaced calls previously carried over our non-IP network, we expect the service to boost our long-term position in the market place.

Ethernet performed well too, with the number of circuits sold increasing 50%. Revenues increased 32%, reflecting a highly competitive market for this product.

Customer service delivery

Customer satisfaction levels rose substantially – from 68% at the start of the year to 78% at the end. Customers responded well to having clearer service improvement plans backed by a new team of service improvement managers.

They also appreciated innovations such as a new diagnostic tool that makes it easier to locate faults, halving the average time it takes them to do so. Performance levels in our Ethernet and IPX products were also better.

The delivery times and reliability of our next generation broadband services have continued to improve. In the fourth quarter we:

•	cut the average time to provide WBC over copper by 8% and by 17% over fibre (compared with a year ago) by investing in more automation;
•	reduced WBC fault rates by 11% on copper and 21% on fibre through better diagnostic tools; and
•	resolved 73% of queries in one contact with the customer compared with 62% a year earlier.

These improvements were all reflected in our RFT performance which was up 3.3% for the year.

Cost transformation

Operating costs reduced 9% (2012/13: 13%) or by 3% excluding transit costs (2012/13: 1%). We achieved this through a structured programme including:

•	reducing third-party supplier costs through contract renegotiation and making sure we only buy and pay for what we need;
•	achieving efficiencies in selling and general administration costs. These were 13% lower than last year, mainly because of a lower number of employees and a £5m lower bad debt expense; and
•	making more efficient use of our network, by more closely matching the capacity we put in place to the expected demand.

These cost reductions have been partially offset by higher cost of sales due to changes in our product mix (for example, as traditional voice services migrate to lower-margin IP).

Over 80% of our people are actively engaged in BT’s drive to reduce energy consumption. This year we continued to remove redundant exchange equipment from our legacy broadband network. This project is expected to reduce annualised energy costs by around £10m. Next year we will begin to benefit from similar work in our legacy voice and data networks.

A new Ethernet solution means that we can reduce the number of separate circuits needed in some networks. This meant that this year we removed thousands of surplus data circuits from mobile customers’ sites, with a view to reducing power consumption.

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Investing for the future

In response to growing demand for cloud-based services, and as we seek to sell more white-labelled products, we launched a new range of Hosted Communications Services. A number of CPs are now selling this range and we will add more products to it next year.

We further expanded our broadband, Ethernet and IPX platforms, including a new IPX node in North America.

We are introducing Business Zone, a new online portal through which CPs can manage their orders and faults for products such as broadband, Ethernet and IPX. Feedback from trial users this year has been very positive, so next year we will roll it out to all customers. We also plan to add more features and products to it.

We have developed solutions to support mobile operators as they deploy small cell technologies. After successful customer trials, we received the first formal request for a proposal for a small cell solution. We expect more to follow next year.

Financial performance

Year ended 31 March	2014 £m	2013 £m	[a]	2012 £m	[a]
Revenue	2,422	2,608		2,943

– Underlying revenue excluding transit	(3)%	(3)%		(2)%

Operating costs	1,808	1,988		2,276
EBITDA	614	620		667

Depreciation and amortisation	245	254		259
Operating profit	369	366		408
Capital expenditure	244	233		336

Operating cash flow	372	348		259
[a]	Restated, see note 1 to the consolidated financial statements.

Total revenue declined 7% (2012/13: 11%, or 10% excluding the impact of ladder pricing, see page 49), mainly due to a £119m (2012/13: £277m) reduction in transit revenue.

Underlying revenue excluding transit declined 3% (2012/13: 3%, or 1% excluding the impact of ladder pricing). This was primarily due to a 15% decline in broadband revenues, as lines continue to migrate to LLU, and a 16% decline in traditional calls and lines revenue which includes the impact of the Narrowband Market Review (NBMR). These effects were partially offset by strong growth in IP services of 28% as well as 7% growth in managed solutions.

Revenue from managed solutions accounted for 37% of total revenue this year, up from 32% last year.

EBITDA declined 1% (2012/13: 7%, or 3% excluding the impact of ladder pricing) as cost transformation helped to offset the impact of lower revenues. Depreciation and amortisation were down 4% (2012/13: 2%) contributing to operating profit increasing 1% (2012/13: 10% decline).

Capital expenditure increased 5% (2012/13: 31% decrease). This was primarily due to higher spend on the IPX platform (to increase capacity to meet growing demand) and investment in systems to drive future efficiencies.

Operating cash flow increased 7% (2012/13: 34%) principally due to the timing of customer receipts.

Openreach

We are delivering the fibre broadband rollout on behalf of the group and are playing our part in building Britain’s connected future, helping businesses to grow and communities to prosper.

Openreach is responsible for providing services over the local loop (sometimes known as the local access network or the last mile). This is made up of the copper and fibre connections between our exchanges, and homes and businesses. We also offer backhaul products to connect exchanges to CPs’ networks.

BT’s Undertakings (more on page 49) commit us to selling our main products and services to all CPs openly and equally and on the same terms as we do to BT’s own lines of business. To make this work properly, Openreach’s operational, engineering and systems capabilities are separate from those of the rest of BT. Around 99.7% of Openreach revenue is subject to these Undertakings.

Markets and customers

BT serves the wholesale telecoms customer segment in Great Britain through Openreach and BT Wholesale. In Northern Ireland and the Republic of Ireland, BT serves wholesale customers through BT Ireland.

Openreach has around 540 CP customers, the largest of which are other BT lines of business (particularly BT Consumer and BT Business), Sky and TalkTalk. Openreach does not sell directly to end-customers.

Our main competitor for consumer services is Virgin Media, whose network covers just under half of UK homes. We have many competitors in the business market, where the focus is on selling high capacity data connections. Our main competitors are Virgin Media, Colt Group and Vodafone.

Products and services

Openreach sells three main products: fibre broadband, copper-based services and Ethernet.

Fibre broadband

Our wholesale fibre broadband product is called Generic Ethernet Access (GEA). The FTTC variant of GEA uses copper for the final connection to the customer. It offers speeds of up to 80Mbps. The FTTP variant offers faster speeds of up to 330Mbps and uses fibre all the way to the customer premises.

In April 2013, we launched FTTP-on-Demand. This lets end-customers in FTTC areas get an FTTP connection if they need one – we think SMEs will be especially interested in the faster speeds that this supports. We have initially made FTTP-on-Demand available in 42 exchange areas, and plan to make it available across our entire fibre broadband footprint.

We have introduced more installation choices for our CP customers. While we continue to offer managed installation of fibre broadband (which entails an Openreach engineer visiting a home or business site), we now offer CPs the option of providing the service without an Openreach engineer visit.

We also offer Fibre Voice Access which allows CPs to offer voice services over FTTP that are similar in functionality to copper-based voice services.

Our fibre broadband network can also carry broadcast and on-demand internet protocol television (IPTV) services. We provide a multicast service which cuts the cost of delivering broadcast TV over our network and means CPs (generally triple-play providers) can prioritise broadcast TV over other web traffic.

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Passive Infrastructure Access (PIA)

PIA products allow CPs to rent space in Openreach’s ducts or on telephone poles. CPs can use this space for their own fibre networks instead of buying fibre broadband services directly from us.

Wholesale Line Rental (WLR)

WLR is a copper-based service which lets CPs offer own-branded phone services (with their own pricing and billing) using our equipment and network. They pay to use the copper lines between our exchanges and customer premises but can avoid investing in extra network equipment or infrastructure.

Local Loop Unbundling (LLU)

LLU is also a copper-based service. It allows CPs to offer broadband services by installing their own equipment in our exchanges and renting the copper line to the customer premises. CPs can use our shared metallic path facility (SMPF) product to offer broadband over a WLR line or our metallic path facility (MPF) product to offer both phone and broadband services over a copper line using their own equipment.

Ethernet

Our Ethernet products offer business-grade, dedicated fibre connections. CPs use them in their own networks and to provide high quality, high bandwidth services to businesses and the public sector.

You can read more about these services at www.openreach.co.uk

Performance in the year

Our fibre broadband network passes more than 19m premises and is being used by 2.7m end-customers. Our physical line base grew by 83,000 in the year. But our service performance was affected by the extreme weather conditions and widespread flooding across the UK.

Key facts:

Operating performance

During the year we largely finished building fibre broadband infrastructure in areas where the business case is viable without public subsidies. We also started to roll out fibre to wider communities, supported by public funding from the Broadband Delivery UK (BDUK) programme. This funding was awarded to us following competitive tenders. We are now in the build phase for each of these contracts.

Take-up of fibre broadband is growing strongly, with 1.3m new fibre connections during the year and over 2.7m homes and businesses now connected.

There are 18.5m DSL and fibre broadband users on our network, an increase of 0.8m in the year.

The UK was first in eight out of twelve measures in Ofcom’s 2013 EU Broadband scorecard which assesses factors such as broadband coverage, take-up and usage in the UK, France, Germany, Italy and Spain.

Despite the problems caused by the weather, we managed to grow our physical line base by 83,000 in the year. This is the third consecutive year of growth.

The number of Ethernet circuits we provide grew 14% in the year. This reflects more demand for connections for CPs’ business customers as well as CPs requiring greater speeds and capacity within their own networks.

Customer service delivery

People are increasingly reliant on their fixed-lines for continuous access to the internet. This means customer expectations have risen around the time taken to install, upgrade or repair their line. Ofcom is proposing to introduce minimum service levels around the repair and provision of lines.

Although we have made progress improving some aspects of our service, we have not always kept pace with customers’ shifting expectations. The main area where we did improve was in providing new lines to homes and businesses. The average time to provide a new line was around ten days, in line with the commitments we had made to industry. We installed 93% of lines on the day agreed with customers, and only 6% of lines developed a fault within 28 days.

But we need to increase the speed and consistency with which we repair faults in our network. We repaired only 70% of faults within the timeframe we had committed to customers. While repair performance was hampered by the extreme weather between December and February, we are committed to increasing investment in the resilience of our network.

For our business customers, our Ethernet provision performance was below our targets. In particular, we missed the agreed customer delivery date for around one in six Ethernet orders. More positively, once provided, our Ethernet services proved robust and less than 12% of circuits required a repair during the year.

Our RFT was up on average for the first three quarters but then declined 1.9% due to widespread storms and flooding across the UK, which led to record fault volumes and meant it took longer than normal to provide our services.

46	The Strategic Report Delivering our strategy

Cost transformation

Operating costs reduced 1% (2012/13: 4%) as cost efficiencies offset pay inflation and the additional engineering resource we recruited to support fibre provision in rural areas. The weather conditions also impacted our costs in the year.

We are increasing the efficiency of our operations through process improvements, better training, improved tools and equipment for our engineers, and by recruiting engineers with more flexible terms and conditions.

This year we:

•	provided over 13,000 new PCs and mobile devices to our workforce;
•	launched 20 bespoke smartphone apps that simplify or automate a large number of engineering tasks; and
•	helped our engineers become more productive.

Investing for the future

We continue to invest in both our network and our people to improve the service we provide to our customers. This year we:

•	invested £1.0bn (2012/13: £1.1bn) in our copper and fibre networks to extend coverage, improve service and increase functionality. This supports our aim to be trusted to deliver reliably and consistently;
•	trialled ‘vectoring’ technology – this could potentially increase our FTTC broadband speeds to above 100Mbps;
•	provided 140,000 hours of training (30% more than last year), to ensure that our people have the right skills for their roles;
•	recruited around 2,000 people into permanent roles, including 500 apprentices; and
•	announced plans to invest £50m in the next three years to improve broadband coverage in UK cities.

Financial performance

Year ended 31 March	2014 £m	2013 £m	[a]	2012 £m	[a]
Revenue	5,061	5,115		5,187

Operating costs	2,460	2,473		2,569
EBITDA	2,601	2,642		2,618

Depreciation and amortisation	1,406	1,428		1,416
Operating profit	1,195	1,214		1,202
Capital expenditure	1,049	1,144		1,075

Operating cash flow	1,492	1,475		1,514
[a]	Restated, see note 1 to the consolidated financial statements.

Revenue declined 1% (2012/13: 1%) as regulatory price changes had a negative impact of around £260m, the equivalent of 5%. This was partly offset by 86% growth in fibre broadband revenue and a 4% increase in Ethernet revenue driven by higher volumes.

Operating costs reduced 1% (2012/13: 4%). EBITDA and operating profit decreased 2% (2012/13: 1% increase).

Capital expenditure decreased 8% (2012/13: 6% increase). While our commercial fibre build is nearing completion, we have maintained the same intensity of overall fibre rollout through the BDUK programme. We received £110m of funding relating to this programme. Operating cash flow increased 1% (2012/13: 3% decrease).

BT Technology, Service & Operations (BT TSO)

BT TSO is our internal service unit. It supports our customer-facing lines of business and has 13,500 people.

BT TSO is responsible for the whole lifecycle of our global networks and systems – from innovation, design, test and build through to operational management. It is structured to simplify the way we work, help us further transform our cost base and improve delivery to BT customers.

Our goal is to make our processes more efficient with fewer hand-offs between divisions and higher levels of automation. This will reduce cost. It will also eliminate process failure which will give our end-customers a better service. We lead and deliver BT’s long-term technology strategy and research and innovation programmes, including managing BT’s worldwide patent portfolio (see page 28).

We are responsible for managing the group’s energy consumption and for putting strategies in place to cut our carbon footprint.

Products and services

We manage the voice, data and TV networks and IT applications which make up the core infrastructure for BT’s products and services. Our people also design and deliver the large-scale global managed network services which are used by our lines of business or sold by them to customers in the UK and internationally.

Our teams work to improve the service experience of our customers – from consumers through to major corporations and our big UK wholesale customers.

We work end-to-end across the group. We analyse and improve processes that cut across organisational and operational boundaries, to help BT deliver to customers ‘right first time’.

We make sure that BT’s networks and systems run efficiently. We close down those systems that are no longer needed and move our customers on to better products and services. We are working to improve the resilience and reliability of our networks so that our customers do not suffer network failure or loss of service.

We work with our lines of business to make sure they make the most of technology advances across all customer segments and products.

Performance in the year

We have reduced our costs at the same time as improving the reliability of our IT systems. We have again reduced the group’s energy consumption.

Key facts:

BT TSO has continued to drive the group’s innovation programme and the development of our networks and platforms. You can read more about this on pages 26 to 28.

This year, we reduced our overall managed costs by focusing on Continuous Improvement (see page 16) and simplification. We have also delivered cost reductions from insourcing, both by driving productivity gains as we build specialist skills in our global development centres, and by retraining our own people to take on work previously done by third parties.

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For the third consecutive year, our focus on improving service has resulted in an increase in the overall reliability of our IT systems.

In the UK we spent around £296m on energy and fuel this year (2012/13: £270m). The increase from last year reflects higher energy prices. Even though business volumes have increased we have reduced energy consumption by 3%, achieving our target for a fifth consecutive year to reduce energy usage across the group.

The energy savings programmes we ran in the year are expected to generate over £25m in annualised cost savings, taking the total annualised savings, from programmes run over the last five years, to £131m.

This year, to track our carbon emissions, we are reporting two CO2 equivalent (CO2e) intensity measures:

•	since 2008, we have had an ambitious carbon emissions reduction target linked to our economic contribution to GDP. This year we reduced our net carbon emissions per unit of value added (our contribution to GDP) by 79% compared with 1996/97, making good progress towards our target of achieving an 80% reduction by December 2020; and
•	to help benchmark our performance against other organisations, we have also reported our intensity as net emissions (scopes 1 & 2) per unit of revenue. This year we achieved 13.8 tonnes CO2e per £ million of revenue, reflecting an 84% reduction since 1996/97.

We report all of the greenhouse gas (GHG) emission sources required under new UK regulations. We have used the GHG Protocol Corporate Accounting and Reporting Standard with UK Government GHG Conversion Factors for Company Reporting 2014 and International Energy Agency Conversion Factors. The chart below reports our GHG emissions and defines scopes 1, 2 and 3. We reduced our total net CO2e emissions by 26% during the year.

More details can be found in our Better Future report at www.bt.com/betterfuturereport

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 Human rights

BT’s human rights policy is set out in ‘The Way We Work’, our statement of business practices. It applies to all BT employees, our suppliers and anyone working on behalf of BT.

To cover the most likely areas where BT could negatively impact on human rights, we have clear global policies which cascade from our statement of business practices. These include: Anti-Corruption & Bribery; our Data and Privacy policies; the GS18 Sourcing with Human Dignity standard (which applies to all of BT’s suppliers); our Conflict Minerals Policy; various security policies; and a number of our Human Resources policies (covering diversity, inclusion, and health, safety and wellbeing).

We monitor the effectiveness of these policies on a regular basis with the appropriate Board committee oversight. During the year, the Compliance Programme Panel, a committee of senior commercial representatives from across the business, reviewed our compliance framework for human rights and in March 2014 we reported on our progress to the Operating Committee, Nominating & Governance Committee and Audit & Risk Committee. We also conducted an initial impact assessment to clarify the areas where our operations are most likely to impact human rights. The main ones relate to: workers in our supply chain; how we safeguard data about our customers and employees; and the way our products and services are used. We will continue with and expand on this work.

We have in place, and have used, escalation processes for issues or non-compliance with these policies. We also have our confidential hotline, for reporting certain types of malpractice or wrongdoing in the work place. We act upon instances of ethical or compliance misconduct and include some information on this area in our Better Future report.

You can find our Better Future report at www.bt.com/betterfuturereport

Our aims for 2014/15 include further developing our compliance framework in consideration of human rights, including a Board level review of our overarching human rights policy. We will continue to work with our suppliers, customers and partners, along with industry, sector and government bodies to reinforce the message around respect of human rights. Our Better Future strategy and our involvement in local communities drives forward our objective to promote and support human rights.

Regulation

In nearly all our markets, communications services are subject to regulation by governmental and non-governmental bodies. This is to make sure that CPs abide by common standards and rules and that nobody is disadvantaged by those CPs with strong positions in their markets. In this section we explain some of the recent and upcoming decisions taken by regulators and how they affect us.

European Union (EU) regulation

In EU countries, electronic communications networks and services are governed by a number of European directives and regulations. These create a Europe-wide framework covering services including fixed and mobile voice, broadband, cable and satellite TV.

The directives include rules covering access and interconnection, universal service obligations, and a requirement for national regulators to review markets for significant market power (SMP) every three years. They also cover how regulators set price controls. They require regulators to consult with the European Commission (EC) on any price control decisions before they are finalised to make sure they are consistent with European regulations.

In 2014/15 telecoms legislation will be revised to further harmonise rules across member states on access, spectrum and mobile roaming. The EC is also expected to review which markets should be covered by telecoms regulation.

UK regulation

The telecoms industry is regulated primarily by Ofcom (the UK’s independent regulator), through various European directives, the Communications Act 2003 (the Communications Act), as well as other regulations and recommendations.

The Communications Act

The Communications Act gives Ofcom legal powers and sets out the requirements for how electronic communications services should be regulated in the UK. It includes the conditions imposed by the European directives.

In July 2013, the UK Government set out its plans (‘Connectivity, Content and Consumers’) to make sure that people and businesses are able to make the most of the digital age. These include a review of broadcasting and pay-TV regulation and aim to give Ofcom a duty to ensure consumers can easily switch bundles of services between suppliers. Any agreed changes may need to be incorporated into the Communications Act.

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Ofcom

Ofcom is the independent regulator and competition authority for the whole UK communications market.

Its main duties are:

•	to further the interests of citizens in relation to communications matters; and
•	to further the interests of consumers in relevant markets, where appropriate by promoting competition.

Under the powers of the Communications Act, Ofcom sets conditions that CPs must comply with. Some conditions, known as General Conditions, apply to all CPs. These mainly deal with protecting consumers’ general access and interconnection, planning for emergencies, providing information to Ofcom, and allocating and transferring phone numbers.

Other conditions apply to certain individual companies that Ofcom has decided are universal service providers or have SMP in a particular market. Anyone can appeal against Ofcom’s decisions through a number of routes, including to the Competition Appeal Tribunal (CAT) or to the High Court.

Following a market review, if Ofcom decides that a CP has SMP, it can put controls in place, typically on the prices which the CP can charge. Ofcom will generally try to set charges that are reasonably based on costs and an appropriate return on the capital invested.

We are the designated universal service provider for the UK (except for the Hull area where it is KCOM Group) and so we have certain universal service obligations. Our main obligation is to make sure that basic fixed-line services are available at an affordable price to all consumers in the UK. We are also obliged to provide public payphones.

Impact of regulation

There were a number of regulatory decisions and outcomes of appeals that affected us during the year and will impact us in the future. Overall, regulatory price reductions lowered our group revenue and EBITDA by £150m to £200m in the year.

•	Ofcom completed its review of the Wholesale Narrowband market, which covers calls and interconnection services. New controls came into effect on 1 January 2014 and will run until 30 September 2016. The main change was to reduce the amount we can charge other CPs for delivering their calls to customers on our network (fixed call termination). The impact of this will be partly offset by an increase in the amount we can charge CPs whose customers make calls on our network (fixed call origination).
•	During the year Ofcom started a review of both the Fixed Access market (covering WLR, LLU, GEA, ISDN 2 and ISDN 30 products) and the Wholesale Broadband Access market (covering IPstream, Datastream and WBC). This review is not expected to be completed until June 2014. Related to this, Ofcom is expected to publish a consultation on guidance for applying an ex ante margin squeeze test in the summer.
•	In May 2013, Ofcom opened an investigation following a complaint which alleges that BT has abused its dominant position, such that the margin between the prices BT Consumer charges for some of its fibre broadband products, and the wholesale price charged by Openreach for the relevant network inputs, is insufficient to allow other CPs to compete profitably. We refute this allegation. We expect Ofcom to reach a decision later in 2014.
•	In August 2011, the CAT decided in favour of our wholesale ladder pricing policy. Ladder pricing links the amounts that BT charges mobile operators for mobile calls to 0800, 0845 and 0870 numbers terminating on our network to the retail price charged by mobile operators to their customers. In July 2012, the Court of Appeal overturned the CAT’s decision. We were granted permission to appeal to the Supreme Court and the hearing took place in February 2014. A decision by the Supreme Court is expected later in 2014.
•	In June 2010, Sky appealed to the CAT against Ofcom’s decision to regulate Sky Sports 1 and 2. In August 2012, the CAT decided in Sky’s favour. We successfully appealed the CAT’s decision – in February 2014, the Court of Appeal published its judgment that the CAT must now reconsider the case. Sky has sought permission to appeal the Court of Appeal judgment from the Supreme Court, which is expected to decide by July 2014 whether or not to grant permission.
•	We have raised a complaint with Ofcom over the wholesale supply terms Sky is insisting on for Sky Sports 1 and 2 for customers using our YouView set-top box. Ofcom opened a formal investigation in June 2013 and its investigation continues.
•	In December 2012, Ofcom issued final determinations on disputes over historic Ethernet pricing. Ofcom concluded that between April 2006 and March 2011 the prices we set for certain Ethernet services were too high resulting in an overcharge of £151m over this period. We recognised this amount as a specific item charge in 2012/13 (see page 141) but we disagree with the determinations and have appealed to the CAT.

See Ofcom’s website at www.ofcom.org.uk for more details on regulation

BT’s Undertakings

In response to Ofcom’s 2005 strategic review of telecommunications, we put forward some legally binding undertakings under the Enterprise Act 2002. These Undertakings (which included the creation of Openreach) began in September 2005. They aim to give clarity and certainty to the UK telecoms industry about the way we provide ‘upstream’ regulated products. This in turn supports effective and fair competition in related ‘downstream’ markets.

Our relationship with HM Government

We can be required by law to do certain things and provide certain services to government. For example, under the Communications Act, we (and others) can be required to provide or restore services during disasters. The Civil Contingencies Act 2004 also says that the Government can impose obligations on us (and others) at times of emergency or in connection with civil contingency planning. The Secretary of State can also require us to take certain actions in the interests of national security and international relations.

Overseas regulation

The degree of regulation in international markets varies widely. This can hinder our ability to compete. We are pressing incumbent operators and their national regulatory authorities around the world for fairer, cost-related wholesale access to their networks.

We are in discussions with both the EC and US regulatory authorities over what we believe to be premature deregulation of parts of the US telecoms market. This has made it more difficult for non-US CPs to enter and compete in the US while European telecoms markets remain open to competition from US operators.

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Our risks

Like all businesses, we are affected by a number of risks and uncertainties. These may be impacted by internal and external factors, some of which we cannot control. Many of our risks are akin to those felt by other companies of similar scale and  operation.

Principal risks and uncertainties

This section features some of the principal risks and uncertainties affecting us, but it is not exhaustive. These risks have the potential to impact our business, brand, assets, revenue, profits, liquidity or capital resources. The principal risks we described last year have evolved, and so has our response to them.

Our Enterprise Risk Management framework provides reasonable (but cannot give absolute) assurance that significant risks are identified and addressed. There may be some risks which are unknown to us at present. And there may be some that we consider less significant now but become more important later.

As in the prior year, external factors present both risks and opportunities, both to our business and to others. Inevitably, there are uncertainties in terms of the impact to BT should Scotland vote in favour of independence in September 2014. We have performed a high-level risk assessment of what those implications may be, and will continue to monitor the issue, seeking clarification on key questions from relevant parties where possible.

External factors drive a number of the risks that we face and we focus our efforts on predicting and mitigating these, while at the same time seeking to capitalise on opportunities that may emerge.

In the principal risks section below, we talk about what we are doing to stop our main risks materialising, or to limit their impact. Our principal risks and uncertainties should be considered in conjunction with our risk management process, the forward-looking statements in this document and the cautionary statement regarding forward-looking statements.

You can read the cautionary statement regarding forward-looking statements on page

How we manage risk

We need to manage risk so we can meet our objectives, build shareholder value and promote our stakeholders’ interests. We have a group-wide risk management process, the four stages of which are shown below.

Changes over the year

In 2012/13, we improved the way we manage risk through: applying further scenario planning and war gaming techniques; increasing our assurance over risk management within the lines of business; and refreshing our guidance and risk management toolkit. This year we made further improvements including:

Enhanced risk management training

We have significantly refreshed our risk management training and rolled this out across the group, reaching a wide audience of colleagues across 26 countries.

Better linkage between our investments and risks

As well as considering risks within investment cases, we have more formally linked our investments and our principal risks by requesting that investment case proposals reflect any impact they may have on these risks.

Proactive assessment of emerging risks

Building on our regular horizon scanning, the Group Risk Panel has commissioned and reviewed specific analysis of emerging risks from a number of possible future geo-political events. This has improved our understanding of potential impacts and improved our readiness through early mitigation and contingency planning.

Enterprise Risk Management framework

The Strategic Report Delivering our strategy	51

Our principal risks

Security and resilience

The volume of traffic through our systems and networks is always growing, and our customers’ tolerance of service interruption is reducing as the world becomes increasingly dependent on information technology. Expectations are even higher when we stream live action through BT Sport. We have a responsibility to many millions of customers, both business and consumer, to safeguard their electronic information and to maintain the continuity of our services. We also need to safeguard the availability and security of our own data and intellectual property. This all requires the highest levels of operational resilience and security, which can be threatened at any time by malicious cyber-attacks, damage or theft of copper cable and equipment, vandalism, sabotage, extreme weather, component overload, loss of power and human error.

Impact

A breach of our security, or compromise of data or resilience affecting our operations, or those of our customers, could lead to an extended interruption to our services or even affect national infrastructure. Such failure may lead to a loss of customer confidence, termination of contracts, loss of revenue, and lower cash generation through penalties and unplanned costs of restoration and improvement. Additional reputational damage and financial loss may arise from a legal or contractual failing such as breaching data protection or handling requirements. Failure or interruption of data transfer could also have a significant adverse effect on our business.

Changes over the last year

The external cyber threat continues to rise, as shown by the amount of data traffic blocked by our malware filters and intrusion detection systems, and by the number of attempts to disrupt the websites that we manage. Criminal use of targeted phishing messages and other deception techniques are seen as the fastest growing risk. Government agencies around the world have raised their threat warning levels for cyber-attacks as larger numbers of credit and debit card records are reported stolen. In response, we have reinforced our cyber defences and automated them wherever possible. We have stepped up campaigns to educate and train our people in security awareness, vigilance and regulatory obligations. Access rights to our premises, systems and data continue to be closely monitored and restricted. The replacement of equipment that is approaching the end of its service life provides an opportunity to invest in new, more resilient facilities. As new technologies allow us to rationalise our property and systems estate, the need for greater fall-back capacity increases. A comprehensive review of our disaster recovery capability is therefore underway, focusing on our most critical systems, databases and exchanges.

Risk mitigation

Our security strategy aims to prevent, deter and minimise the consequences of attacks. Our defences include physical protection of our assets, encryption of data, control of access rights, real-time analysis and sharing of intelligence, and continuous monitoring for intrusion, modifications and anomalies. We can rapidly adjust firewalls to automatically block most malicious data traffic. Our resilience stems from a combination of formal business continuity planning, well-tested, rapid and flexible responses and a widely distributed network with inherent spare capacity. We have a rolling programme of major incident simulations to test and refine our crisis management procedures. Together, these measures reduce the likelihood of a major incident and ensure that any potential interruption or damage can be contained and dealt with as quickly as possible.

Major contracts

We have a number of complex and high-value national and multinational contracts. The revenue arising from, and the profitability of, these contracts are subject to a number of factors including: variation in cost; achievement of cost reductions anticipated in the contract pricing (both in terms of scale and time); delays in the delivery or achievement of agreed milestones owing to factors either within or outside our control; changes in customers’ requirements, budgets, strategies or businesses; and the performance of our suppliers. Any of these factors could make a contract less profitable or even loss-making.

The degree of risk generally varies depending on the scope and life of the contract and is typically higher in its early stages. Some customer contracts require investment in the early stages, which is expected to be recovered over the life of the contract. Major contracts often involve the implementation of new systems and communications networks, transformation of legacy networks and the development of new technologies. The recoverability of these upfront costs may be impacted by delays or failure to meet milestones. Substantial performance risk exists in these contracts.

Impact

Failure to manage or meet our commitments under these contracts, as well as changes in customers’ requirements, budgets, strategies or businesses, may lead to a reduction in our expected future revenue, profitability and cash generation. Unexpectedly high costs associated with the delivery of contracts could also negatively impact profitability. We may lose revenue due to the merger, acquisition or business failure of customers, or due to contract termination, and contracts may therefore become loss-making. Failure to replace the revenue and earnings lost from those customers could lead to an overall reduction in group revenue, profitability and cash flow.

Changes over the last year

Tough market conditions and increased competitive pressures continue to persist in many global regions. In some regions we are experiencing higher growth in volume of business due to previous investments. This changes the risk landscape and the focus of risk support and review. In the year, the increasing number of broadband delivery contracts with local authorities through the BDUK programme is of particular note. While these contracts carry a different risk profile from our other major contracts, we are applying our established risk governance and reporting processes to ensure that any risks and mitigation activities are identified and reported to management.

Risk mitigation

We have a group-wide risk governance and reporting framework and line of business local governance and risk management processes to track key risks and mitigation activities. This governance has been enhanced through the establishment in BT Global Services of a Contract Centre of Excellence, an additional Contract Compliance Function, and a Contract Bid Governance Board. Assurance is also provided through independent audits and at an individual contract level through an independent review programme. Progress on risks and mitigation actions agreed at such independent reviews are monitored and reported to relevant senior managers to ensure progress can be tracked.

Development programmes are in place to improve our people’s skills and ability to identify and manage risk and to ensure learning from previous experience is passed on in training programmes. The scope and availability of training opportunities continues to improve in line with BT-wide learning and development initiatives.

52	The Strategic Report Delivering our strategy

Pensions

We have a significant funding obligation in relation to our defined benefit pension schemes and operate a large defined benefit pension scheme in the UK, the BT Pension Scheme (BTPS).

The BTPS faces similar risks to other defined benefit schemes. Future low investment returns, high inflation, longer life expectancy and regulatory changes may all result in the cost of funding the BTPS becoming a significant burden on our financial resources.

Following conclusion of the last actuarial funding valuation in May 2012, the valuation documentation was submitted to the Pensions Regulator. The final Court decision in the Crown Guarantee case, after any appeals, will give greater clarity as to the extent to which the liabilities of the BTPS are covered by a Crown Guarantee. This will inform the Pension Regulator’s next steps with regards to the valuation of the Scheme. Accordingly, as matters stand, it is uncertain as to when it will conclude its review.

Impact

An increase in the pension deficit at the next actuarial valuation as at 30 June 2014 may have an impact on the level of deficit payments we are required to make into the scheme. Indirectly it may also have an adverse impact on our share price and credit rating. Any deterioration in our credit rating would increase our cost of borrowing and may limit the availability or flexibility of future funding, thereby affecting our ability to invest, pay dividends or repay debt as it matures.

Changes over the last year

The BTPS is affected by financial market conditions. When determining expected future returns, different factors are taken into account, including yields (or returns) on government bonds. Government bond yields have remained below the levels at the last funding valuation, driven by a number of factors, including the Bank of England’s Quantitative Easing programme. If these conditions continue and a lower investment return assumption is adopted at the 30 June 2014 valuation, the liabilities may increase, potentially leading to a higher level of deficit payments.

The European Commission published draft revisions to the current Pensions Directive in March 2014. The proposed changes primarily focus on governance and transparency and are not expected to impact the valuation of pension liabilities.

In the UK, the Pensions Regulator has a new objective to consider the impact on the sustainable growth of an employer when reviewing funding plans. As a result, the Pensions Regulator is revising its Code of Practice which is expected to be finalised later this year.

Risk mitigation

The investment performance and liability experience, as well as the associated risks and any mitigation, are regularly reviewed and monitored by both us and the BTPS Trustee. The BTPS has a well-diversified investment strategy, which reduces the impact of adverse movements in the value of individual asset classes and helps ensure that an efficient balance of risk and return is maintained.

Our financial strength and cash generation provide a level of protection that enables variations in the funding position of the BTPS to be managed without having a material impact on the ongoing performance of our business. The funding liabilities also include a buffer against any future negative experience, as legislation requires that liabilities are calculated prudently.

We regularly review risk mitigation options and in April 2013, we launched an exercise to allow existing BTPS pensioners to receive a higher upfront pension, by giving up some of their future pension increases. This exercise is now largely complete and is expected to remove the exposure in the scheme to future changes in inflation on around £2.5bn of liabilities.

Growth in a competitive market

We operate in markets which are characterised by: high levels of change; strong and new competition; declining prices and in some markets declining revenues; technology substitution; market and product convergence; customer churn; and regulatory intervention to promote competition and reduce wholesale prices.

A significant proportion of our revenue and profit is generated in the UK where the overall telecoms market has been in decline in real terms, despite strong volume growth in new services. Revenue from our calls and lines services to consumers and businesses has historically been in decline but new broadband and connectivity markets are growing. Our ability to deliver profitable revenue growth in a responsible and sustainable manner depends on us delivering on the strategic investments we are making (see page 17).

Impact

Failure to achieve sustainable, profitable revenue growth could erode our competitive position and reduce our profitability, cash flow and ability to invest for the future.

Changes over the last year

Despite the slight improvement in the UK economy in the year, customers are still cautious with their spending, especially those small business customers not planning to make technology changes. Regulatory decisions related to charge controls have impacted negatively our revenue and profits. Regulation has failed to address imbalances in the competitive playing field between the heavily regulated fixed telecoms sector and other sectors such as mobile and pay-TV. This means that some of our competitors in the consumer space continue to benefit from both limited regulation of their core business and extensive sector-specific regulation of our UK fixed-line business.

The consumer broadband and triple-play markets remain very competitive. Sky acquired O2 (Telefónica) UK’s consumer broadband business and continues to cross-sell broadband and telephony services to its pay-TV customers. Virgin Media (acquired by Liberty Global in the year) remains strong in these markets. In addition, the four main UK mobile operators launched 4G services during the year.

Risk mitigation

Our mitigation of this risk centres on successfully executing our strategy. We believe that delivering this strategy, with its focus on delivering superior customer service, transforming our costs, and investing for growth, will together help us deliver sustainable, profitable revenue growth. We are investing in our business, such as in fibre, content and the high-growth regions of the world. Our extensive cost transformation programme is already delivering savings and will continue to support profitability trends. We also believe we can mitigate this risk by seeking changes in regulation to level the playing field so that we can compete effectively and benefit our customers.

The Strategic Report Delivering our strategy	53

Communications industry regulation

Our activities across all the jurisdictions in which we operate can be impacted by regulation. In the UK where, following detailed market analysis, we are found to have significant market power, Ofcom can require us to provide wholesale services at regulated prices and service levels. It can also require us to make retrospective repayments to other CPs where we are found to have set prices outside regulatory requirements, and can impose fines on us for non-compliance with the regulatory rules, including competition law.

Outside the UK, general licensing requirements can restrict the extent to which we can enter markets and compete. Regulation will also define the terms on which we can purchase key wholesale services from others.

In the UK, risks can come from periodic market reviews (which might introduce tighter regulatory constraints), new charge controls, or CPs disputing or complaining about our pricing, products or services. Outside the UK, regulators can investigate our licensing requirements and whether our services comply with their rules.

Impact

Regulatory requirements and constraints can directly impact our ability to compete effectively and earn revenues. Regulatory risks are highest in the UK. Based on the latest Regulatory Financial Statements for 2012/13, around £5.5bn of our revenue (of which £3.0bn is to downstream parts of BT) is from wholesale markets where we have been found to have significant market power and which are currently subject to regulatory charge controls. Most of these controls require us to reduce our prices annually. Controls are usually set for three years and will therefore constrain revenues during that period.

Other CPs can ask Ofcom to resolve disputes with us about current or historic prices. Where Ofcom finds that these prices are, or have been, set at levels above those required under the regulatory framework, we may need to make retrospective repayments to CPs.

We may from time-to-time be required to provide new services, or existing services on improved terms, to wholesale customers on a non-discriminatory basis. This could increase our costs. Regulation outside the UK can impact our revenue by limiting our ability to compete through overly-restrictive licensing requirements or ineffective regulation of access to other CP networks.

Changes over the last year

Over the last year, we have seen regulatory activity in a number of areas which are summarised in Regulation on page 48. A number of these rulings will reduce our future pricing.

Risk mitigation

We have a team of regulatory specialists (including accountants and economists) who, together with legal experts and external advisors, continuously monitor and review the scope for regulatory changes and potential future disputes. This team maintains a dialogue with regulators and with other key influencers to ensure our positions are understood and to drive for fair and proportionate regulation. We are also able to appeal any regulatory decisions where we believe errors have been made.

Business integrity and ethics

We are committed to maintaining high standards of ethical behaviour, and have a zero tolerance approach to bribery and corruption. We have to comply with a wide range of local and international anti-corruption and bribery laws. In particular, the UK Bribery Act and the US Foreign and Corrupt Practices Act (FCPA) provide comprehensive anti-bribery legislation. Both have extraterritorial reach and so cover our global operations. As we expand internationally, we are increasingly operating in countries identified as having a higher risk of bribery and corruption. We also have to ensure that we comply with trade sanctions, and import and export controls.

Impact

Failure by our employees or associated persons (such as suppliers or agents) to comply with anti-corruption and bribery and sanctions legislation could result in substantial penalties, criminal prosecution and significant damage to our reputation. This could in turn impact our future revenue and cash flow, the extent of which would depend on the nature of the breach, the legislation concerned and any associated penalties. Allegations of corruption or bribery, or violation of sanctions regulations, could also lead to reputational and brand damage with investors, regulators and customers.

Changes over the last year

The importance of conducting business ethically is becoming increasingly recognised across the globe as more countries introduce anti-corruption and bribery legislation. There have yet to be any significant judgments resulting from the UK Bribery Act, but there have been many significant enforcement actions brought under the US FCPA.

Comprehensive sanctions remain on Iran, Syria, Cuba, Sudan and North Korea. The European Union adopted additional restrictive measures against the Syrian regime and new sanctions on Russia.

Risk mitigation

We have a number of controls to address risk in this area. These include a comprehensive anti-corruption and bribery programme, and ‘The Way We Work’, our statement of business practices, which is available in 14 languages and was refreshed this year to give greater guidance to our people. We ask all our people to sign up to its principles and our anti-corruption and bribery policy. We have specific policies covering gifts and hospitality, charitable donations and sponsorship. We run a training programme with a particular focus on roles such as procurement and sales.

We regularly assess our business integrity risks to make sure that the appropriate mitigation is in place. We operate a confidential hotline which was externally reviewed during the year. Our internal audit team regularly runs checks on our business. We also use external providers to carry out assessments in areas we believe to be higher risk, to ensure our policies are understood and the controls are functioning. We conduct due diligence checks on third parties including suppliers and agents. Procurement contracts include anti-corruption and bribery clauses.

This year we implemented a policy mandating the use of our internal shipping system to arrange all international exports. The system conducts compliance checks and flags any orders which require an export licence.

54	The Strategic Report Delivering our strategy

Supply chain

We aim to harness the capability, diversity and innovation of the global supply market to add value to our business and customers. The integrity and continuity of our supply chain is critical to our operations and therefore a significant risk to our business.

We are committed to ensuring that all dealings with suppliers, from selection and consultation through to contracting and payment, are conducted in accordance with our trading and ethical policies. See Suppliers on page 29.

We have a number of suppliers that we have identified as critical. The failure of one of these suppliers to meet its obligations could cause significant harm to our business.

Impact

While the size of the impact from a supplier failure can vary, all supplier failures typically result in an increased cost to our business and have the potential to adversely impact customer service and our brand. In many cases, the costs associated with the failure of a critical supplier could be significant, particularly if this results in our having to change technology. If we are unable to contract with an alternative supplier, our customer commitments could also be compromised, possibly leading to contractual breach, loss of revenue or penalties.

A failure in our supply chain to meet legal obligations or ethical expectations could adversely impact our reputation or possibly lead to censure, legal action and financial loss.

Changes over the last year

Economic conditions in certain markets and geographies continue to challenge some of our suppliers. Recent events in other markets, such as the food supply and clothing industries, have highlighted the need to explore risks further down our supply chain, beyond our immediate suppliers. Protecting our brand from events in the supply chain, such as corrupt practices, the sourcing of conflict minerals or possible human rights abuse, continue to demand a high level of focus.

Risk mitigation

We conduct supplier risk analysis as part of our sourcing strategy, and where possible, take actions to reduce risk, such as through dual-sourcing where appropriate.

We operate a comprehensive in-life risk management programme that recognises the supplier’s criticality to BT and checks that the appropriate level of supplier governance is in place across the group. We regularly scan our suppliers for changes in commercial, financial, ethical, security or performance risks. This enables emerging risks to be addressed before they develop into issues while also ensuring that business continuity plans are in place to prevent repeat events.

This approach has been complemented by controls on our low spend suppliers that ensure we achieve maximum business benefit from them, but at the same time do not contract with too many suppliers which would expose us to unnecessary risk.

By adopting these approaches, we seek to minimise the risk of not meeting our customer and legal commitments, or not complying with our ethical policies. This helps to reduce our exposure to loss of revenue, financial penalty or any adverse impact on our brand and reputation.

The Strategic Report Delivering our strategy	55

Risk case-studies

Major Contracts – From Risk to Opportunity

While we have a formal and established process for managing risks in individual contracts, we recognise that we also need to understand those risk themes that can impact across a number of different contracts. By identifying the activities that are contributing to those risk themes, and understanding the subsequent impact on our business, we can begin to generate improvements.

One example is the service cease process when customer sites are closed or changed to new locations. We would often stop charging the customer for the site but it would take longer than expected to terminate the services provided to it (such as circuits bought from third parties). This would result in higher than expected costs.

How we managed the risk

Through business process re-engineering and tackling the causes of delays, it was possible to reduce the average time lag to cease services by several days. While this is a small improvement on each contract, given the volume of transactions that typically take place, the net savings across all contracts are worth several million pounds a year.

Outcome and lessons learnt

We are applying the same approach to other processes where detailed risk analysis points to possible opportunities to improve performance and customer service. Without our strong emphasis on risk reporting, management and governance, many of the underlying issues might not be readily identified or targeted and the opportunity to make efficiency gains would be lost.

Business Continuity for BT Sport

A consistent and rewarding user experience at all times, whether on a TV, smartphone or tablet computer, is fundamental to the success of BT Sport. Consequently it was important that we identified potential service risks and designed measures into the technology and operational processes to mitigate those risks. We also need to be fully prepared to respond effectively in the event of a major outage.

How we managed the risk

A dedicated Business Continuity project was set up, reporting to the BT Sport Programme Board. Its objective was to analyse the way we deliver BT Sport from ‘sporting venue to customer device’ and introduce resilience and continuity where there were possibilities for failure, for example in our network. We also needed to confirm service continuity measures were in place in our TV production facility and in the IT systems used to deliver BT Sport, take orders and respond to network faults.

Operational procedures used by our suppliers and ourselves were equally important. They were ‘walked through’ by experts and updated where improvements were needed. Emergency ‘command and control’ processes to be used in crisis situations were checked and tested. Finally, before we launched the service, a number of major ‘simulation’ exercises took place, to ensure we were ready.

Outcome and lessons learnt

BT Sport was successfully launched in August 2013. There were a number of lessons learnt that we can now incorporate into our future resilience activities. These include: expanding the focus of our business continuity activities to reflect our move into television production; the benefit of early effective internal communications; and the value of BT executives being involved in simulation exercises.

Mobility and future voice – changing the way people communicate

Conference calling is an established part of life for businesses and other organisations

For all that, experiencing the improvement in audio quality made possible by a new collaboration between BT and Dolby can be startling. People's voices simply sound nearer, more real.

Spatial perception is revolutionised – dial into a call and you can tell where other call participants are seated. And thanks to a new mobile app, using the new service is becoming easier than ever, whether you're in the office or on the move.

60% Workers who used the high-quality Dolby Voice spatial-audio system were almost 60% more efficient than workers who used a conventional conferencing system.

Source: Comparisons of task efficiency in face-to-face, Dolby® Voice™ Technology, and traditional conference system communications.

Voice of the customer

“We have experienced spectacular quality using BT MeetMe with Dolby Voice. We wish all our conference calls could have such a high-quality productive experience.”

Roopam Jain – Industry Director, Frost & Sullivan

The new Dolby Voice conference phone is the most significant innovation in IP telephony devices in years. It was engineered by Dolby to deliver the simplest, most elegant and enjoyable way to experience conference calls that feel like in-person meetings.

The new Dolby Voice mobile app offers you the best experience available for joining conference calls from a mobile device. For businesses, it's a simple, cost-effective way to connect to conference calls.

To find out more, visit
www.btconferencing.com/meetme-with-dolby-voice

Voice from BT

“The BT MeetMe with Dolby Voice mobile app strengthens our audio conferencing proposition and reinforces the key advantages our product offers in the marketplace. BT MeetMe with Dolby Voice offers what we believe to be the best collaboration experience and makes it more cost-effective for organisations to support mobile workers.”

Bas Burger – President, Americas & BT Conferencing

Dolby has nearly 50 years of innovation in sight and sound experiences. They are natural partners for BT. The new BT MeetMe with Dolby Voice service restores much of the information the brain needs to make conference calls feel like face-to-face meetings. People's words are much clearer and more distinct. You can hear more than one person speak at a time, allowing the kind of natural interaction that happens face-to-face.

The Strategic Report	57
Group performance

Group performance

In this section we set out our progress this year against our key performance indicators. We explain the financial results of the group as a whole as well as our performance as a responsible and sustainable business.

58	Group Finance Director’s introduction
59	Group financial results

60	Group performance
60	Market context
60	Our progress against our KPIs
62	Outlook
62	Income statement
64	Cash flow
65	Net debt
66	Dividends
67	Taxation
68	Capital expenditure
68	Balance sheet
69	Pensions
70	Contractual obligations and commitments

71	Our performance as a responsible and sustainable business

Alternative performance measures

We assess and explain the performance of the group using certain alternative performance measures. These include trends in underlying revenue and operating costs excluding transit, adjusted and reported EBITDA, adjusted earnings per share, normalised and reported free cash flow and net debt. Adjusted measures are before specific items. A definition of specific items is set out on page 184 and specific items for this year and the two prior years are disclosed in note 8 to the consolidated financial statements.

These alternative performance measures are not defined under IFRS and are therefore termed non-GAAP measures. They are consistent with how management measures our financial performance. Each of these measures is defined and discussed in more detail on pages 184 to 186, where reconciliations to the nearest measure under IFRS are set out.

A review of the performance of our lines of business during the year is set out from page

Revisions to prior year group results

IAS 19 ‘Employee Benefits’ (Revised 2011) was effective for the group from 1 April 2013. We have restated comparative figures for the years ended 31 March 2013 and 31 March 2012 to reflect the position had it applied in those years. This impacted operating costs, pension interest, and the related tax. Pension interest and the related tax are treated as specific items. See page 127 for further details.

58	The Strategic Report Group performance

Group Finance Director’s introduction

“

We’ve delivered strong financial results, ahead of market expectations. Continuing to deliver on our investments whilst transforming our cost base will enable us to generate sustainable, profitable revenue growth.

”

Our financial performance

We have made strong progress this year. Our results were in line with or ahead of the outlook that we announced at the start of the year.

Underlying revenue excluding transit was up 0.5% compared with the 3.1% decline in the prior year. Our investments are delivering and more than offset the regulatory pressures on our business.

This year all of our lines of business made good progress in transforming their costs. In BT Global Services, we are rolling out learnings from our UK cost transformation programmes to our operations worldwide. The progress it has made on costs underpinned its strong cash flow growth for the year. Across the group we have focused on improving end-to-end processes which span our lines of business to increase efficiency and reduce the cost of failure. Over the past five years we have reduced our operating costs and capital expenditure, in aggregate, by around £5bn and this has created the oxygen for us to invest.

Adjusted EBITDA of £6.1bn was flat as our strong cost control offset our investment of around £450m in BT Sport.

Adjusted profit before tax was £2.8bn, up 6%, and adjusted EPS of 28.2p was up 7%. These reflect the benefit of our focus in recent years on capital expenditure efficiencies and debt reduction.

We invested £2.4bn in capital programmes; our efficiencies have enabled us to do more for less. Our fibre rollout has passed more than 19m premises, around two thirds of the UK, bringing benefits to homes, businesses and communities across the nation.

Normalised free cash flow was up £150m at £2,450m, ahead of the outlook of around £2.3bn we gave at the start of the year. Strong cash generation across the group has enabled us to invest for the future at the same time as growing our free cash flow.

We have reduced our net debt by £769m whilst funding the pension scheme, buying back shares and paying progressive dividends to our shareholders.

2013/14 performance against our outlook

	Outlook	Result
Underlying revenue excluding transit[a]	Improved trend	Up 0.5%
Adjusted EBITDA[b]	£6.0–£6.1bn	£6.1bn
Capital expenditure[c]	Broadly level with 2012/13	Down 4%
Normalised free cash flow[b]	c.£2.3bn	£2.45bn
Dividend per share	Up 10%–15%	Up 15%
Share buyback programme	c.£300m	£302m

[a]	Underlying revenue excluding transit is defined on page 184.
[b]	Adjusted EBITDA and normalised free cash flow are defined on page 185.
[c]	Before purchases of telecommunications licences.

Future outlook

Our investments are delivering for the business and we expect them to support our goal of sustainable, profitable revenue growth. We are also confident there are significant opportunities across the group for further cost transformation.

Together, these will drive long-term cash flow growth for the business. We will continue with our prudent financial policy of investing in our business, reducing net debt, supporting the pension fund and paying progressive dividends.

Future outlook

	2014/15	2015/16
Underlying revenue excluding transit[a]	Broadly level	Growth
Adjusted EBITDA[b]	£6.2bn–£6.3bn	Growth
Normalised free cash flow[b]	Above £2.6bn	Growth
Dividend per share	Up 10%–15%	Up 10%–15%
Share buyback programme	c.£300m	c.£300m

[a]	Underlying revenue excluding transit is defined on page 184.
[b]	Adjusted EBITDA and normalised free cash flow are defined on page 185.

Tony Chanmugam

Group Finance Director

7 May 2014

The Strategic Report Group performance	59

Group financial results

We have made good progress in a number of areas and delivered strong financial results for the year. The investments we are making will support our goal to deliver sustainable, profitable revenue growth.

Revenue
Year ended 31 March

£m
19,500
19,000
18,500
18,000
17,500
17,000
18,987
19,397
18,103
18,339
18,287
18,287
2012a
2013a
2014

	2013	2014
reported	5% ↓	1% ↑
adjusted[b]	5% ↓	0%

Operating costs[c]
Year ended 31 March

£m
13,500
13,000
12,500
12,000
11,500
11,000
13,126
13,363
12,312
12,196
12,447
12,171
2012a
2013a
2014

	2013	2014
reported	6% ↓	1% ↑
adjusted[b]	9% ↓	0%

EBITDA
Year ended 31 March

£m
6,200
6,100
6,000
5,900
5,800
5,700
5,600
5,861
6,034
5,791
6,143
5,840
6,116
2012a
2013a
2014

	2013	2014
reported	1% ↓	1% ↑
adjusted[b]	2% ↑	0%

Profit before tax
Year ended 31 March

£m
3,000
2,500
2,000
1,500
1,000
500
0
2,120
2,391
2,315
2,656
2,312
2,827
2012a
2013a
2014

	2013	2014
reported	9% ↑	0%
adjusted[b]	11% ↑	6% ↑

Earnings per share
Year ended 31 March

pence
30
25
20
15
10
5
0
22.6
23.4
24.8
26.3
25.7
28.2
2012a
2013a
2014

	2013	2014
reported	10% ↑	4% ↑
adjusted[b]	12% ↑	7% ↑

Proposed full year dividend
Year ended 31 March

2014	10.9p
2013	9.5p
Change	15% ↑

Capital expenditure[d]
Year ended 31 March

£m
2,600
2,480
2,360
2,240
2,120
2,000
2,594
2,438
2,346
2012
2013
2014

Free cash flow
Year ended 31 March

£m
2,500
2,400
2,300
2,200
2,100
2,000
2,318
2,307
2,292
2,300
2,171
2,450
2012
2013
2014

	2013	2014
reported	1% ↓	5% ↓
normalised[e]	0%	7% ↑

Net debt
At 31 March

£m
10,000
8,000
6,000
4,000
2,000
0
9,082
7,797
7,028
2012
2013
2014

[a]	Certain results for the years ending 31 March 2013 and 2012 have been restated. See note 1 to the consolidated financial statements on page 127 for further details.
[b]	Items presented as adjusted are stated before specific items. See page 184 for further details.
[c]	Before depreciation and amortisation.
[d]	Before purchases of telecommunications licences.
[e]	See definition on page 185 and summarised cash flow statement on page 64.

60	The Strategic Report Group performance

Group performance

Market context

The results for the year were in line with or ahead of the outlook that we announced at the start of the year. We have made progress towards our goal of delivering sustainable, profitable revenue growth.

The UK telecommunications sector is one of the most competitive markets in the world. We are affected by the regulatory environment, which has led to price reductions for some of our products and services. Economic conditions have also restricted our growth ambitions in recent years.

Demand for bandwidth and faster broadband speeds has grown, from businesses and consumers alike. Products and markets are converging. Consumers increasingly want to buy fixed-voice, broadband and TV as a bundle from one provider. Customers are changing their preferences, moving towards interactive broadband, data and IP services as well as seeking higher speeds and connectivity wherever they are. Their expectations around service quality have also risen. In the business market, fixed, mobile and IT services are converging. And large multinationals are expanding overseas, including in the high-growth regions of the world.

We have made investments to enable us to respond to these developments, and to changing customer demands and expectations around service quality. We have continued to focus on reducing our cost base; this has allowed us to make strategically important investments for the future of BT, whether that be in rolling out our fibre broadband network, TV or in 4G spectrum and mobility.

Over the last few years our focus on improving customer service and efficiency has generated substantial cost savings, enabling us to grow our profits and cash flow despite the revenue pressures. The group-wide restructuring programme we started last year is further improving our cost base and will also enhance customer service.

Underlying revenue excluding transit was up 0.5%, reversing declines in recent years. EBITDA was flat, reflecting our ability to reduce costs while making long-term investments, which are delivering.

The group’s results for the year demonstrate further progress towards our goal of delivering sustainable, profitable revenue growth.

Our progress against our KPIs

We have made good progress on our three financial KPIs this year. But our customer service KPI needs to improve further.

We measure overall performance against our strategy using four key performance indicators (KPIs). Over the past few years our KPIs have been adjusted earnings per share, normalised free cash flow and customer service improvement. These are consistent with metrics used in assessing variable elements of executive remuneration. This year, reflecting our goal to deliver sustainable, profitable revenue growth, and to align with executive remuneration measures, we have elevated our measure of the trend in underlying revenue excluding transit to be a fourth KPI.

We have outlined our performance against each of our KPIs below, together with the definition of the measure, set out in italics. We have provided reconciliations of the financial measures to the closest IFRS measure in the Additional information section on pages 184 to 186.

Trend in underlying revenue excluding transit

Underlying revenue excluding transit was up 0.5% compared with a decline of 3.1% in the prior year. This was in line with our outlook at the start of the year for an improved trend.

The trend reflects improved performances from BT Global Services, BT Consumer and BT Business whilst regulatory price reductions impacted group revenue by £150m–£200m.

Underlying revenue is a measure that reflects the underlying performance of the group that will contribute to long-term profitable revenue growth. It excludes the impact of acquisitions and disposals, foreign exchange movements and specific items. We focus particularly on the trend in underlying revenue excluding transit because transit traffic is low margin and significantly affected by reductions in mobile termination rates, which are outside our control.

The Strategic Report Group performance	61

Adjusted earnings per share

Adjusted earnings per share increased 7% to 28.2p. This principally reflected our focus in recent years on capital expenditure efficiencies and debt reduction.

Adjusted EBITDA was broadly flat despite our investment in BT Sport of around £450m. Our focus on capital expenditure efficiencies and debt reduction has resulted in lower depreciation and finance expense. As a result, our adjusted earnings per share has grown 7%.

Adjusted earnings per share is the adjusted profit after tax attributable to our shareholders, divided by the weighted average number of shares in issue. As it excludes the impact of specific items it provides a consistent measure of the operational performance of our business over time.

Normalised free cash flow

We generated normalised free cash flow of £2,450m which was higher than our outlook for the year and £150m above the prior year.

Strong cash generation across the group, our cost transformation activities, efficiencies in our capital expenditure programmes, and lower tax and interest payments have helped generate strong normalised free cash flow. We have invested for the future at the same time as growing our free cash flow.

Free cash flow represents the cash we generate from operations after capital expenditure and finance costs. It shows what cash is available to invest in the business, repay debt, support the pension scheme and pay dividends.

Normalised free cash flow excludes significant non-operational payments that would distort the measure. Normalised free cash flow is therefore before the impact of specific items, purchases of telecommunications licences, pension deficit payments and the tax benefit from pension deficit payments.

Customer service improvement

Our customer service improvement measure was up 1.5%, but did not achieve our target to reverse the previous year’s decline of 4%. Our service is still not good enough and remains a key focus of our strategy across the group.

The widespread flooding across the UK affected our service and the strong demand for BT Sport placed considerable pressure on our contact centre resources. Our processes have also not been good enough. We recognise that the quality of our service is becoming increasingly important to the way people live their lives today. We need to deliver a step-change and are making further investments to provide a superior service to all our customers.

‘Right First Time’ is our key measure of customer service and tracks how often we keep the promises we make to our customers. As well as improving service and the customer experience, keeping our promises should mean that there is less work to do in correcting our mistakes, and so reduces our costs.

Read more about customer service improvement within the lines of business performance sections from page

62	The Strategic Report Group performance

Outlook

Our goal is to deliver sustainable, profitable revenue growth. This is supported by the investments we are making and our cost transformation activities.

Our financial outlook is set out below.

	2014/15	2015/16
Underlying revenue excluding transit[a]	Broadly level	Growth
Adjusted EBITDA[a]	£6.2bn–£6.3bn	Growth
Normalised free cash flow[a]	Above £2.6bn	Growth
Dividend per share	Up 10%–15%	Up 10%–15%
Share buyback programme	c.£300m	c.£300m
[a]	Defined on pages 184 and 185.

Our investments are delivering for the business and we expect them to support our goal of sustainable, profitable revenue growth. We are also confident there are significant opportunities for further cost transformation across the group. Together, these will drive long-term cash flow growth. We will continue with our prudent financial policy of investing in our business, reducing net debt (targeting a BBB+/Baa1 credit rating over the medium-term), supporting the pension fund and paying progressive dividends.

In 2014/15, lower levels of expenditure in the UK local government sector, and our focus on only pursuing business in this sector that generates economic value, are expected to impact revenue by around £100m. We therefore expect underlying revenue excluding transit to be broadly level with 2013/14. We expect growth in 2015/16.

We continue to expect adjusted EBITDA of £6.2bn–£6.3bn in 2014/15 with further growth in 2015/16. As a result of capital expenditure efficiencies, we now expect normalised free cash flow to be above £2.6bn in 2014/15. We continue to expect normalised free cash flow to grow in 2015/16.

We have extended our dividend policy by one year and now expect to grow our dividend per share by 10%–15% in both 2014/15 and 2015/16. We have also extended our annual share buyback of around £300m to the 2015/16 financial year. This will partly counteract the dilutive effect of all-employee share option plans maturing over this period.

Income statement

Summarised income statement

Year ended 31 March Before specific items	2014 £m	2013 £m [a]	2012 £m [a]

Revenue	18,287	18,339	19,397

Operating costs[b]	(12,171)	(12,196)	(13,363)

EBITDA	6,116	6,143	6,034

Depreciation and amortisation	(2,695)	(2,843)	(2,972)

Operating profit	3,421	3,300	3,062

Net finance expense	(591)	(653)	(681)

Associates and joint ventures	(3)	9	10

Profit before taxation	2,827	2,656	2,391

Taxation	(613)	(597)	(576)
Profit for the year	2,214	2,059	1,815

[a]	Restated. See note 1 to the consolidated financial statements.
[b]	Excluding depreciation and amortisation.

Revenue

Our key revenue measure, underlying revenue excluding transit, was up 0.5% compared with a decline of 3.1% in the prior year. Our results provide a strong platform from which to deliver our goal of sustainable, profitable revenue growth.

Reported revenue, which includes specific items, was up 1%. Adjusted revenue was flat at £18,287m. We had a £176m reduction in transit revenue, a £2m positive impact from foreign exchange movements and a £26m positive net impact from acquisitions and disposals.

Our key measure of the group’s revenue trend, underlying revenue excluding transit, was up 0.5% compared with a 3.1% decline in the prior year. This reflects improved performances from BT Global Services, BT Consumer and BT Business whilst regulatory price reductions impacted group revenue by £150m–£200m.

BT Global Services’ investments in the high-growth regions of the world are delivering positive results with double-digit underlying revenue growth. These continue to help offset revenue declines elsewhere, including in the UK public sector. BT Business reported an improved revenue trend, supported by IT services and growth in BT Ireland. BT Consumer generated strong revenue growth driven primarily by higher broadband and TV revenue reflecting the benefit of BT Sport. BT Wholesale’s revenue was impacted by Ofcom’s Narrowband Market Review and the migration of services off a previously terminated contract. The small decline in Openreach revenue reflects the impact of regulation which offset strong growth in fibre take-up.

A full breakdown of reported revenue by major product and service category is provided in note 4 to the consolidated financial statements.

The Strategic Report Group performance	63

Operating costs

We reduced operating costs before depreciation and amortisation by £25m in the year. Our investment of around £450m in BT Sport was offset by our focus on cost transformation.

Our total operating costs before depreciation and amortisation were down £25m at £12,171m (2012/13: down 9%). Our ability to maintain costs at this level while investing reflects our strong cost control. Excluding our investment in BT Sport and a £64m non-cash increase in the pensions operating charge, underlying operating costs before depreciation and amortisation and excluding transit decreased 3%. In aggregate, operating costs and capital expenditure have reduced by around £5bn over the last five years despite significant investment across the business.

Net labour costs decreased 2% as improved productivity and better systems and processes offset recruitment to support our investment programmes. Our cost transformation activities have enabled us to absorb the impact of wage inflation, higher pension costs, and the insourcing of roles into BT. We have insourced around 10,000 jobs over the past five years, improving our processes and reducing our overall costs.

Payments to telecommunications operators (POLOs) were down 8% primarily reflecting lower transit volumes in BT Wholesale and lower call volumes in BT Consumer. Property and energy costs were 6% lower as a rate rebate and a 3% reduction in energy usage more than offset higher energy prices. BT Sport programme rights charges were £203m (2012/13: £nil). Other operating costs, net of other operating income, increased by 4%, principally reflecting our investment in BT Sport.

A detailed breakdown of our operating costs is set out in note 5 to the consolidated financial statements.

Specific items

As set out on page 57, our commentary focuses on the results before specific items. Specific items resulted in a net charge after tax of £196m (2012/13: £111m).

Specific items charged against operating costs included £276m (2012/13: £204m) relating to the group-wide restructuring programme that we started last year. These costs consist primarily of leavers and property and network rationalisation activities. We expect further restructuring costs of around £200m in 2014/15.

Net interest on pensions of £235m (2012/13: £117m), as restated under IAS 19 (Revised 2011), was charged as a specific item. The increase mainly reflects the higher deficit at 31 March 2013 of £5.9bn compared with the deficit of £2.4bn at 31 March 2012.

Specific items include a tax credit of £111m (2012/13: £127m) reflecting the tax on specific items charged within profit before tax, as well as a tax credit of £208m (2012/13: £103m) on the re-measurement of deferred tax from 23% to 20% (2012/13: 24% to 23%).

Details of all specific items are provided in note 8 to the consolidated financial statements.

EBITDA

Adjusted EBITDA was flat (2012/13: up 2%) at £6,116m, at the upper end of our outlook of £6.0bn–£6.1bn.

This demonstrates the benefits of our cost transformation activities, enabling us to invest whilst maintaining our profitability.

An analysis of adjusted EBITDA for each of our customer-facing lines of business is set out in note 4 to the consolidated financial statements.

Profit before tax

Adjusted profit before tax was up 6% at £2,827m.

As well as our EBITDA performance, this result reflects our focus in recent years on capital expenditure efficiencies and debt reduction, resulting in lower depreciation and amortisation and net finance expense.

Reported profit before tax (which includes specific items) was £2,312m, broadly level with the prior year.

Depreciation, net finance expense and tax are discussed in later sections of this performance review.

64	The Strategic Report Group performance

Earnings per share

Adjusted earnings per share increased 7% to 28.2p.

This is one of our key performance indicators (see pages 60 and 61) and has increased 21% over the last two years. The graph below shows the drivers of the rise in adjusted earnings per share over this period.

Reported earnings per share (which includes specific items) was 25.7p, up 4%.

Our earnings per share in future years will be impacted by share options maturing and share awards vesting under our employee share plans. See page 26 for more details.

Cash flow

We generated normalised free cash flow of £2,450m, up £150m or 7%, and also higher than our outlook of around £2.3bn. The cash generation of our business has continued to be strong, enabling us to make investments while also maintaining our strong liquidity and funding position.

Free cash flow

Our cash generation and financial strength have enabled us to progress our financial objectives. We have reduced our net debt by £769m whilst making investments for the future of our business, supporting our pension fund and our share buyback programme, and paying progressive dividends to our shareholders.

The increase in normalised free cash flow in the year partly reflects a particularly strong cash flow performance within BT Global Services as well as lower tax, interest payments and capital expenditure. We paid instalments of around £240m for the Premier League football broadcast rights, as well as making a £60m deposit for the UEFA Champions League and UEFA Europa League broadcast rights that we won in the year. This year’s free cash flow included around £60m of early customer receipts for services to be delivered in 2014/15.

Summarised cash flow statement

Year ended 31 March Before specific items	2014 £m	2013 £m	2012 £m
EBITDA[a]	6,116	6,143	6,034
Capital expenditure[b]	(2,346)	(2,438)	(2,560)
Interest	(608)	(692)	(685)
Taxation[c]	(424)	(624)	(615)
Working capital movements	(380)	(81)	(3)
Other non-cash and non-current liabilities movements[a]	92	(8)	136
Normalised free cash flow	2,450	2,300	2,307
Purchases of telecommunications licences	–	(202)	–
Cash tax benefit of pension deficit payments	77	560	215
Specific items	(356)	(366)	(204)
Reported free cash flow	2,171	2,292	2,318
Pension deficit payments	(325)	(325)	(2,000)
Dividends	(778)	(683)	(590)
Disposals and acquisitions	(22)	222	15
Share buyback programme	(302)	(302)	–
Proceeds from issue of own shares	75	109	21
Reduction (increase) in net debt from cash flows	819	1,313	(236)
Net debt at 1 April	(7,797)	(9,082)	(8,816)
Reduction (increase) in net debt from cash flows	819	1,313	(236)
Non-cash movements	(50)	(28)	(30)
Net debt at 31 March	(7,028)	(7,797)	(9,082)

[a]	Restated, see note 1 to the consolidated financial statements.
[b]	Excluding purchases of telecommunications licences.
[c]	Excluding cash tax benefit of pension deficit payments.

Reported free cash flow, which includes specific items and a £77m (2012/13: £560m) tax benefit from pension deficit payments, was £2,171m (2012/13: £2,292m). The prior year included £202m for the purchase of our 4G telecommunications licence in the UK.

The cash cost of specific items was £356m (2012/13: £366m) mainly comprising restructuring costs of £267m (2012/13: £147m), property rationalisation costs of £55m (2012/13: £55m) and payments relating to provisions for claims of £16m (2012/13: £nil).

Disposals and acquisitions included payments of £19m relating to the acquisition of ESPN’s UK and Ireland TV channels business. In the prior year we received proceeds of £270m relating to the sale of our remaining interest in Tech Mahindra, offset by an outflow of £54m in relation to our acquisition of Tikit Group.

We have spent £302m (2012/13: £302m) on our share buyback programme to counteract the dilutive effect of our all-employee share option plans maturing. Exercises of share options generated proceeds of £75m (2012/13: £109m).

We have set out a reconciliation from net cash inflow from operating activities, the most directly comparable IFRS measure, to normalised free cash flow, on page 186.

The Strategic Report Group performance	65

Net debt

Our cash generation has enabled us to reduce net debt to £7,028m, down £769m.

We intend to continue our policy of reducing net debt and target a BBB+/Baa1 credit rating over the medium term.

Gross debt, translated at swap rates, at 31 March 2014 was £9,496m. This comprised term debt of £8,705m, finance leases of £264m, commercial paper of £339m and other loans of £188m.

During 2013/14 we issued £1,181m of term debt in the capital markets in order to refinance maturing debt of £318m and to ensure we have liquidity to refinance term debt of £1,151m maturing in early 2014/15.

In June 2013 we issued a US$600m three-year bond swapped to £390m with an effective Sterling interest rate of 1.95%.

In February 2014 we issued a US$500m three-year bond and a US$800m five-year bond. The US$1.3bn proceeds were swapped to £791m which comprised £304m with an effective Sterling interest rate of 1.78% a year for three years and £487m with an effective Sterling interest rate of 2.66% a year for five years.

In December 2013 the US$500m floating rate note matured, resulting in a cash outflow of £318m.

Other cash flow movements included repayments of £630m of commercial paper and other debt due within one year. We also increased the level of our investments held in AAA rated liquidity funds by £1,243m following the bond issues in the year and reflecting our cash generation.

The adjustment to translate our debt balances to Sterling at swap rates to reflect the impact of hedging decreased by £393m in 2013/14, principally due to the weakening in the year of both the Euro and the US Dollar against Sterling.

The adjustment to net debt to remove the impact of fair value hedge accounting decreased by £47m. The adjustment relating to the use of the effective interest method decreased by £4m. These were principally due to higher Sterling interest rates. Foreign exchange movements on cash and cash equivalents were £38m, which was principally due to the strengthening of Sterling against other currencies.

The table below shows the key components of our net debt and of the reduction this year of £769m.

£m	At 1 April 2013	Term debt issuance/ (maturities)	Other cash flow	Fair value move- ments	Foreign exchange	Transfer to within one year	Other	At 31 March 2014
Debt due within one year[a]	1,736	(318)	(630)	–	(44)	1,129	–	1,873
Debt due after one year	8,277	1,181	–	(47)	(355)	(1,129)	14	7,941
Impact of cross-currency swaps[b]	(417)	–	–	–	393	–	–	(24)
Removal of accrued interest and fair value adjustments[c]	(345)	–	–	47	–	–	4	(294)
Gross debt	9,251	863	(630)	–	(6)	–	18	9,496
Less:
Cash equivalents	(924)	–	191	–	38	–	–	(695)
Current assets investments	(531)	–	(1,243)	–	–	–	–	(1,774)
Removal of accrued interest[c]	1	–	–	–	–	–	–	1
Net debt	7,797	863	(1,682)	–	32	–	18	7,028

[a]	Including accrued interest and bank overdrafts.
[b]	Retranslation of debt balances at swap rates where hedged by cross-currency swaps.
[c]	Removal of accrued interest applied to reflect the effective interest rate method and removal of fair value adjustments.

Over the last two years we have reduced net debt by more than £2bn, as shown in the graph below.

66	The Strategic Report Group performance

The maturity profile of our term debt and the applicable average coupon rate is shown in the graph below.

Financing and debt maturity

The major source of our cash inflow in recent years has been the cash generated from our operations. This year we issued short-term commercial paper and raised term debt in the capital markets to re-finance maturing debt. Together with our committed bank facilities of £1.5bn, these are expected to remain our key liquidity sources for the foreseeable future. Our committed bank facilities are available until March 2016; none of these had been drawn down at 31 March 2014.

Debt due within one year, at hedged rates, is £1,690m.

Net finance expense

Adjusted net finance expense of £591m (2012/13: £653m) decreased by £62m as we reduced net debt levels year on year.

The table below provides an overview of average gross debt, investments and cash balances, and net debt and the related weighted average interest rates over the past three years.

Year ended 31 March	2014 £m	2013 £m	2012 £m

Average gross debt	9,336	10,599	9,295

Weighted average interest rate on gross debt	6.1%	6.1%	7.3%

Average investments and cash balances	1,467	1,611	1,148

Weighted average interest rate on investments	0.4%	0.5%	0.6%

Average net debt	7,869	8,988	8,147

Weighted average interest rate on net debt	7.5%	7.3%	8.3%

A reconciliation of net finance expense to net interest cash outflow is shown in note 25 to the consolidated financial statements.

Dividends

The Board is proposing a final dividend of 7.5p, up 15%. This gives a full year dividend of 10.9p, also up 15%, and compares with an increase in the full year dividend of 14% in 2012/13.

This year’s dividend is at the upper end of our expected range, reflecting our strong financial performance this year. It will be paid, subject to shareholder approval, on 8 September 2014 to shareholders on the register on 15 August 2014.

Our future dividend expectations are set out in our Outlook on page

The Strategic Report Group performance	67

Taxation

Our effective corporation tax rate was 21.7% compared with 22.5% in 2012/13. This is slightly lower in both years than the UK corporation tax rate of 23% (2012/13: 24%).

Total tax contribution

This year we contributed £3.0bn to the UK Exchequer (2012/13: £2.9bn). This ranked us the ninth highest UK contributor, according to the Hundred Group Total Tax Contribution Survey for 2013. We also contributed £0.4bn in our significant non-UK jurisdictions.

This year we paid UK corporation tax of £299m. Part of this year’s UK corporation tax liabilities, as well as those arising in 2012/13, were covered by a reallocation of overpayments made in prior years following the considerable tax deductible pension deficit payment made in March 2012 and the use of capital allowances that we had not previously claimed. We paid non-UK corporate income taxes of £48m (2012/13: £63m, 2011/12: £47m).

Our approach to tax

Our goal is to be compliant with all our global tax obligations. Our tax strategy is set centrally at a group level and agreed by the Board. Group functions support regional management in complying with local tax obligations and achieving group strategy.

We seek to take advantage of available tax incentives, reliefs and exemptions in line with, and in the spirit of, tax legislation.

We are committed to maintaining a transparent and constructive working relationship with HM Revenue & Customs and with local tax authorities in the jurisdictions in which we operate. We are committed to full disclosure on a real-time basis.

We also describe our approach to taxation in our Better Future report at www.bt.com/betterfuturereport

Tax expense

Our total tax expense before specific items was £613m (2012/13: £597m, 2011/12: £576m).

Our effective tax rate on profit before taxation and specific items is slightly lower than the UK statutory rate. As shown below, this is due to the utilisation of non-UK losses, prior year adjustments and other tax adjustments including legislative driven incentives.

Year ended 31 March Before specific items	2014 £m	2013 £m [a]	2012 £m [a]
Adjusted profit before taxation	2,827	2,656	2,391

Tax at UK statutory rate of 23% (2012/13: 24%, 2011/12: 26%)	650	638	621

Non-UK losses utilised	(13)	(14)	(75)

Prior year adjustments	(17)	(57)	(74)

Non-deductible items	16	30	37

Other tax adjustments	(23)	–	67
Effective tax charge	613	597	576
Effective tax rate	21.7%	22.5%	24.1%

[a]	Restated. See note 1 to the consolidated financial statements.

The UK corporation tax rate has been reducing annually since 1 April 2011 and changed from 24% to 23% on 1 April 2013 and from 23% to 21% on 1 April 2014. It will change from 21% to 20% on 1 April 2015.

A reconciliation of reported profit before taxation (which includes specific items) to total tax expense is shown in note 9 to the consolidated financial statements.

Tax losses

We have unrecognised tax losses of £21.3bn (2012/13: £21.4bn) of which £17.1bn are capital losses arising in the UK.

The majority of the remaining losses of £4.2bn arose in our non-UK entities in prior periods. The timeframe in which we can use these losses to offset against future taxable profits, and our ability to do so, is determined by the location and profitability of the subsidiaries in which the losses arose.

More details are set out in note 9 to the consolidated financial statements.

68	The Strategic Report Group performance

Capital expenditure

We continue to make significant investments to support our future growth strategy. Delivering efficiencies across our capital programmes has allowed us to invest for the future whilst continuing to reduce our overall capital expenditure.

Our capital expenditure net of government grants totalled £2,346m (2012/13: £2,438m, 2011/12: £2,594m). The breakdown across our capital programmes is shown below.

Our capital expenditure focus has been on next generation access, which includes fibre and ethernet, maintaining and upgrading our network, transformation and investing in growing and adjacent markets. Our investments included:

•	continued development of customer contract infrastructure;
•	increasing the footprint of our fibre broadband network, including extending the reach of fibre to rural areas. We have passed more than 19m homes and businesses, around two thirds of UK premises;
•	expansion of our next generation networks, including expenditure on our IP Exchange platform to increase capacity to meet growing customer demand, whilst investing in improving performance and reducing fault rates on all platforms;
•	building our TV capability; and
•	further extending and migrating customers to our WBC copper broadband network which now covers more than 92% of UK premises.

We received government grants of £126m relating to our capital activity, including amounts specific to the BDUK programme.

Of our total capital expenditure, £239m (2012/13: £248m) arose outside the UK. Capital expenditure contracted but not yet incurred was £400m at 31 March 2014 (2012/13: £355m).

Depreciation and amortisation reduced 5% to £2,695m, largely due to lower capital expenditure in recent years as we have become more efficient in delivering our capital investment programmes.

Balance sheet

Summarised balance sheet

Our balance sheet primarily reflects our significant investment in the network infrastructure assets that are the foundation of our business, and our capital management and funding strategy with which we finance that investment.

At 31 March	2014 £m	2013 £m	Movement £m

Property, plant & equipment, software and telecoms licences	15,525	15,934	(409)

Goodwill & other acquisition related intangible assets	1,402	1,477	(75)

Other non-current & current assets	1,000	1,586	(586)

Trade & other receivables	3,121	3,114	7

Investments, cash & cash equivalents	2,469	1,455	1,014
Total assets[a]	23,517	23,566	(49)

Loans & other borrowings	(9,814)	(10,013)	199

Trade & other payables	(5,261)	(5,574)	313

Other current & non-current liabilities	(2,031)	(1,859)	(172)

Provisions	(533)	(630)	97

Deferred tax liability	(829)	(1,209)	380

Pensions, net of deferred tax	(5,641)	(4,543)	(1,098)
Total liabilities	(24,109)	(23,828)	(281)
Total (deficit) equity	(592)	(262)	(330)

[a]	Excluding deferred tax asset relating to the BT Pension Scheme.

Property, plant and equipment, software and telecoms licences make up our core network infrastructure and the other assets that are essential for our business. These were held at a net book value of £15.5bn at 31 March 2014. The net reduction of £409m in the year reflects the related depreciation and amortisation charge of £2,695m exceeding capital expenditure of £2,346m.

Goodwill and other acquisition related intangible assets decreased by £75m, primarily reflecting the impact of foreign exchange translation of overseas non-current assets. This was partly offset by additions of £35m relating mainly to the acquisition of ESPN’s UK and Ireland TV channels business as discussed in note 14 to the consolidated financial statements.

Other non-current and current assets and liabilities relate primarily to our financial instruments, which are described in note 26 to the consolidated financial statements.

Trade and other receivables were broadly flat at £3,121m while trade and other payables of £5,261m were £313m lower, contributing to the working capital outflow in the year.

The Strategic Report Group performance	69

Investments, cash and cash equivalents, loans and other borrowings are reconciled to net debt of £7,028m in note 24 to the consolidated financial statements, on page 165. Movements in net debt are discussed on page 65.

Provisions reduced by £97m to £533m, principally reflecting our expenditure against existing property and other provisions.

Deferred tax movements are shown in note 9 to the consolidated financial statements. Pensions, net of deferred tax, increased by £1,098m to £5,641m and are discussed opposite.

The reduction in equity in the current year is principally due to the recognition of actuarial losses on retirement benefit obligations, distributions to shareholders and the net buyback of own shares, which are greater than the profit for the year. The deficit at 31 March 2014 does not impact the distributable reserves and dividend paying capacity of the parent company, BT Group plc, which had a profit and loss reserve of £9,693m at 31 March 2014.

Pensions

Overview

We provide retirement plans for employees. The largest of these plans is the BT Pension Scheme (BTPS), a defined benefit plan in the UK. Although closed to new members, the BTPS still has around 41,000 active members, 195,500 pensioners and 76,500 deferred members. The BT Retirement Saving Scheme (BTRSS) is the current arrangement for UK employees who joined the group after 1 April 2001. It has around 26,000 active members.

The BTPS and BTRSS are not controlled by the Board. The BTPS is managed by a separate and independent Trustee. Details of the governance of the BTPS, its financial position, performance of its investments and a summary of member benefits are available in the BTPS Annual Report published by the Trustee in December 2013, on the BTPS Trustee website (www.btpensions.net).

Details of the key risks associated with the BTPS and steps taken to mitigate these are discussed under Our risks on page

The BTRSS is a contract-based, defined contribution arrangement provided by Standard Life under which members choose their own investments and receive benefits at retirement that are linked to the performance of those investments.

We maintain similar arrangements in most other countries with a focus on these being appropriate for the local market and culture.

More information on our pension arrangements and on the funding and accounting valuations is given in note 19 to the consolidated financial statements.

BTPS funding valuation and future funding obligations

The funding of our main defined benefit pension plan, the BTPS, is subject to legal agreement between BT and the Trustee of the BTPS, which is determined at the conclusion of each triennial valuation. The most recent triennial funding valuation at 30 June 2011 and the associated deficit contribution plan was agreed with the Trustee in May 2012.

At 30 June 2011, the market value of assets was £36.9bn and the funding deficit was £3.9bn. There are a wide range of assumptions that could be adopted for measuring pension liabilities and legislation requires that this deficit is based on a cautious or prudent view – for example, assuming a lower investment return than might be expected.

We also calculate a ‘median estimate’ of the liabilities, using our central estimate on future assumptions such as expected investment returns. If the valuation is performed using this approach the scheme had a surplus of £2.5bn at 30 June 2011. At 31 March 2014, the surplus using our median estimate assumptions was £0.5bn.

Under the current contribution plan, we made deficit payments of £2.0bn in March 2012 and £325m in March 2013 and March 2014. The plan includes a further seven annual payments of £295m through to March 2021 and will be reviewed at the next funding valuation due to be carried out as at 30 June 2014.

Further details on the current funding agreement are included in note 19 to the consolidated financial statements and are also discussed under Our risks on page

70	The Strategic Report Group performance

Accounting position under IAS 19 (Revised 2011)

The accounting deficit, net of tax, has increased in the year from £4.5bn to £5.6bn. The movements in the deficit are shown below.

Actuarial losses on plan assets for 2013/14 reflect actual investment returns over the year of 0.6% which were below the IAS 19 (Revised 2011) discount rate of 4.2%. This was due to low or negative returns on a number of asset classes (such as index linked gilts), partially offset by higher returns from UK equities and property. This performance follows a record high for the BTPS plan assets of £41.3bn at 31 March 2013 which was driven by strong investment returns over 2012/13 of around 12%.

The increase in the real discount rate relative to RPI, from 0.87% to 0.97%, led to a fall in the liabilities which is shown as an actuarial gain on liabilities due to assumptions.

Allowing for scheme and membership experience over the year, such as updated membership data, led to an increase in the liabilities, shown as an actuarial loss on liabilities due to experience.

We have adopted IAS 19 (Revised 2011) this year, the revised pensions accounting standard issued by the International Accounting Standards Board. Details of this and its impact are set out in note 1 on page 127 of the consolidated financial statements.

Contractual obligations and commitments

A summary of our principal contractual financial obligations and commitments at 31 March 2014 is shown below. We have provided further details on these items in notes 19, 24 and 29 to the consolidated financial statements; note 29 includes details relating to our financial commitments and contingent liabilities.

		Payments due by period
	Total £m	Less than 1 year £m		Between 1 and 3 years £m	Between 3 and 5 years £m	More than 5 years £m

Loans and other borrowings[a]	9,489	1,859	[b]	2,618	1,639	3,373

Finance lease obligations	264	14		26	25	199

Operating lease obligations	6,838	396		765	728	4,949

Capital commitments	400	378		15	6	1

Programme rights commitments	1,657	211		979	467	–

Pension deficit obligations	2,065	295		590	590	590
Total	20,713	3,153		4,993	3,455	9,112
[a]	Excludes fair value adjustments for hedged risks.
[b]	Includes £232m of accrued interest due within less than one year.

At 31 March 2014 our cash, cash equivalents and current asset investments were £2,469m. We also have unused committed borrowing facilities of £1.5bn. These resources and our future cash generation are expected to allow us to settle our obligations as they fall due.

The Strategic Report Group performance	71

Our performance as a responsible and sustainable business

We are a company that does business responsibly and sustainably. Our Better Future programme underpins this, by making sure our people, networks and technology work together to deliver the best outcomes for our business, society and the environment.

We have invested £27m directly in society, made up of a mixture of cash, time volunteered and in-kind contributions; equating to 1% of our 2012/13 adjusted profit before tax. This brings our total investment to over £165m over the past six years (an average of 1.3% of profit before tax each year).

We have set a Better Future vision and goal for 2020 in each of the following three priority areas: Connected Society, Net Good and Improving Lives. Achieving these will help BT and our customers to grow sustainably in the years to come.

Connected Society

In the UK 6.6 out of ten people can now access fibre-based products and services (this is equivalent to two thirds of premises passed). We are well on our way to achieving our 2020 goal of nine out of ten. Through our regional Get IT Together projects, in 2013/14 we helped over 10,800 people to participate in courses that have helped them to gain confidence and competence in using the internet.

We also announced a three-year partnership, The Right Click: Internet Safety Matters, with UNICEF, to provide practical advice about online child safety to up to 35,000 teachers, parents and children in the UK, supported by BT volunteers. Outside the UK, our Connecting Africa project provided satellite connectivity to 19 villages across the continent. This has provided access to information and critical services such as healthcare for around 95,000 people and we expect that up to 570,000 people living in the villages and surrounding areas could indirectly benefit.

In September we published the findings of our research partnership with Scope in the ‘Enabling Technology’ report which highlighted how technology can work better for the UK’s 11m people with disabilities. We are implementing its findings.

72	The Strategic Report Group performance

Net Good

This year we helped our customers reduce their carbon emissions by 1.3:1 the end-to-end carbon impact of our business (as measured in MtCO2e). This was an improvement on last year, but we still have some way to go to achieve our 2020 goal of a 3:1 ratio.

We can achieve this goal at the same time as benefiting our own business. Reducing the end-to-end carbon impact of our business can also reduce our operating costs. This year we achieved a 3% reduction in our global energy consumption, saving the business over £25m (see page 47).

Reporting the revenue associated with the Net Good portfolio highlights the connection between our business and our positive impact on society and the environment. This year the products and services for which we have calculated a carbon abatement benefit for our customers generated revenues of £3.1bn globally. Our product inclusion criteria and methodology is endorsed by the Carbon Trust and further details are available on our Better Future website and in our Better Future report.

Our product innovations also drove a decrease in emissions from the equipment we sell our customers. For example, our latest BT Home Hub is more energy efficient than the equipment it replaces.

We are also developing additional products and solutions that help corporate customers reduce their energy consumption, such as BT Inbound Calling.

We are constantly trying to reduce our environmental impacts through better product stewardship. In partnership with the University of Cambridge Engineering Design Centre, we have developed a Designing Our Tomorrow (DOT) checklist. This is now being rolled out across our own product development teams and to suppliers through the Better Future Supplier Forum, to influence the manufacture, use and disposal of our products.

Improving Lives

This year we helped generate over £85m towards good causes meaning, since 2012/13, we have achieved £146m cumulatively towards our target of £1bn by 2020. Our operational support of major telethons and appeals was the biggest contributor to this. Over £41m was raised over BT platforms in support of the Children in Need and Disasters Emergency Committee’s Philippines appeals following typhoon Haiyan.

Thousands of people and organisations use our portfolio of services for charities, with over 5,800 charities and individuals using the MyDonate for Fundraising service to raise a further £16.4m for good causes.

We supported Comic Relief by providing the communication infrastructure for its appeals, as well as through employee volunteering and our inspiring celebrity challenges. This year during Sport Relief, a major sport initiative from Comic Relief, we galvanised our people to get active, raise money and change lives. BT volunteers powered Sport Relief’s fundraising efforts by coordinating 87 call centres and handling 234,000 calls. Through in-kind support and donations from BT and our employees, our Sport Relief activities contributed £9m with our MyDonate platform processing online donations for the first time.

Jointly with Comic Relief, we also created a brand new charitable initiative, The Supporters Club. So far we have raised more than £2m to help improve young people’s lives in the UK and worldwide using the unique power of sport.

Volunteering is central to what it means to work at BT – our people have been giving up their time and applying their expertise in support of communities for decades and they continue to do so today with great enthusiasm and dedication. Our commitment to volunteering makes our people proud to work for BT and is an important part of being a responsible and sustainable business leader. As a result, over 46,000 days of volunteering were recorded by over 13,600 BT people, representing an in-kind contribution of over £14m, and supporting over 1,300 charities worldwide.

The Strategic Report Group Performance	73

Our Better Future goals are based on a long-term commitment until the year 2020

The results below demonstrate that we are focused on our delivery to achieve our Better Future goals – but there is still a long way to go. Out of our seven foundation performance indicators below, we have made progress against five, but we have failed to meet two, specifically relating to customer service and ethical trading supply chain review.

BT’s responsible and sustainable business performance indicators

	Our 2020 Goals	2013/14 target	2013/14 result	Target status	2014/15 target	See page

Better Future Programme 2020 goals	Connected Society More than 9/10 people in the UK will have access to fibre-based products and services	5.8/10 people can access fibre-based products and services	6.6/10 people can access fibre-based products and services		Continue to deliver against 9/10 target

	Net Good Help our customers reduce carbon emissions by at least 3 times the end- to-end carbon impact of our business	1.1:1 achieved against our goal of 3:1	1.3:1 achieved against our goal of 3:1		Continue to deliver against 3:1 target

	Improving Lives Use our skills and technology to help generate more than £1bn for good causes	Over £63m raised for good causes	Over £85m raised for good causes		Continue to deliver against £1bn target

Our foundations for being a responsible and sustainable business

	Our foundations	2013/14 target	2013/14 result	Target status	2014/15 target	See page

Our investment	Investment in responsible and sustainable business activities	1% of PBT invested in responsible and sustainable business activities	1% of PBT invested		Maintain 1% of PBT invested in responsible and sustainable business activities

Our customers	Customer service: a measure across our entire customer base	Improve RFT to more than recover the decline in performance seen in 2012/13	1.5% improvement		Improve RFT from 2013/14 level

Our employees	Employee engagement index: a measure of our relationship with our employees	Maintain or improve from 2012/13 performance, outcome was 3.69/5	3.82/5 achieved		Maintain or improve from 2013/14 performance

	Sickness absence rate: % of calendar days lost to sickness absence	Reduce or maintain 2.13% calendar days lost in sickness	2.10% calendar days lost in sickness		Maintain or improve from 2013/14 performance

	Ethical performance: a measure of our employees’ awareness and training	Maintain or improve from 2012/13 performance, outcome was 4.19/5	4.29/5 achieved		Maintain or improve from 2013/14 performance

Our suppliers	Ethical trading: a measure of our supply chain review; with specific focus on Human Rights	100% follow-up within three months, for all those suppliers identified as high/ medium risk	97% follow-up within three months		100% follow-up within three months, for all those suppliers identified as high/ medium risk

Our environmental impact	CO2 emissions: a measure of our climate change impact	By December 2020 reduce our net CO2e emission intensity by 80% against 1996/97 levels	79% reduction in net CO2e emission intensity against 1996/97 levels		Continue to deliver against 80% target

Target met Target failed Ongoing
To find out more about our Better Future 2020 goals, our methodologies and how our results are calculated, take a look at our Better Future report at www.bt.com/betterfuturereport

Evolving measurement of our progress

At BT we are keen to move beyond volume-based metrics to understand and track the impact and value of our business. This year we have assessed a number of social impact methodologies to understand how we can best measure the significance of what being online brings to the individuals, businesses and governments that we serve. Moving forward this will enable us, for the first time, to start measuring the social impact of our digital skills programmes and our wider investment in broadband.

Providing integrated services to help UK businesses grow

Anchor, England's largest not-for-profit provider of housing and care to older people, has taken an innovative approach to managing its IT systems and moving its business forward, while focusing on providing a good experience for its customers.

Anchor has signed a deal with BT Business for a service called BT Managed Compute, to host and manage all its data and systems in BT's Cloud, so there will no longer be any need for servers or storage on Anchor premises. Anchor will retain a small IT team, while BT will provide people to run and manage the IT systems as well as to give help and guidance for the end-users in care homes. This includes staff working for Anchor who need access to applications such as SMART, which is used to maintain individual customer records and is therefore a vital component in caring for its customers.

Anchor's approach ensures they are able to enhance people's lives through experiences which may include being able to use iPads as a form of entertainment and communication, among the wide range of activities on offer. Visiting relatives will also be able to access the internet from their smartphones or tablets.

Find out more about BT Compute at
www.business.bt.com/it-support-and-security

Voice from BT

" By developing a scalable offering like BT Managed Compute, we're able to help companies like Anchor move to a secure cloud-based infrastructure as painlessly as possible. We can deliver the exact services our customers need, without the capital outlay and risk usually associated with infrastructure projects "

Graham Sutherland – CEO BT Business

Customer perspective

" Moving to BT Managed Compute has given us far greater flexibility and resilience. It allows us to provide the same high-level, 24/7 service we always have but with the added ability to react more quickly to changing requirements, with minimum disruption to our customers. And most importantly, our data is secure and we know where it is. "

Alistair Stevenson – Head of IT, Anchor

40,000

Anchor provides housing and 24/7 care services for almost 40,000 older people across England, Anchor is investing to move its business forward.

Governance	75

Governance

In this section we set out our governance structure, who sits on the Board, how it operates and the Board’s areas of focus in the year.

76	Chairman’s governance report

77	How we govern the group

78	Board of Directors

80	The Board

83	Reports of the Board committees
83	Audit & Risk Committee Chairman’s report
86	Nominating & Governance Committee Chairman’s report
89	BT Pensions Committee Chairman’s report
90	Committee for Sustainable and Responsible Business Chairman’s report
91	Report on Directors’ Remuneration

111	Directors’ information

112	General information

115	Shareholders and Annual General Meeting

Corporate governance statement

We are committed to operating in accordance with best practice in business integrity and ethics and maintaining the highest standards of financial reporting and corporate governance. The directors consider that BT has complied throughout the year with the provisions of the UK Corporate Governance Code (the Code) as currently in effect and applied the main principles of the Code as described on pages 75 to 115 of this Report of the Directors.

The Code and associated guidance are available on the Financial Reporting Council website at www.frc.org.uk

The directors submit their report and the audited financial statements of the company, BT Group plc, and the group, which includes its subsidiary undertakings, for 2013/14. BT Group plc is the listed holding company for the BT group of companies. Its shares are listed on the London Stock Exchange, and on the New York Stock Exchange in the form of American Depositary Shares.

76	Governance

Chairman’s governance report

“

We continue to have a strong and dynamic Board with the right mix of skills and diversity to deliver and further develop our strategy.

”

This year we have seen a number of changes, both on the Board and in the executive team.

After five years as Chief Executive (and 11 years at BT), Ian (now Lord) Livingston was honoured to be asked to take on a new role as Minister of State for Trade and Investment in the UK Government and to be its spokesman in the House of Lords. I would like to thank Ian for the significant personal contribution he made both to the development and the execution of our strategy over his time as our Chief Executive.

The succession plans that we had in place enabled us to move quickly and appoint Gavin Patterson as the new Chief Executive from September. Gavin was previously CEO, BT Retail and joined the Board in June 2008. Gavin has a detailed knowledge of all parts of our business and a track record of success. He also has considerable previous experience in the communications sector with Telewest (now Virgin Media) and in marketing with Procter & Gamble.

I would also like to thank The Rt Hon Patricia Hewitt, who retired from the Board in March 2014, for the advice and service she gave the company since joining in 2008 and in particular as our Senior Independent Director from July 2009. Nick Rose, former chief financial officer of Diageo and a Board member since January 2011, is now our Senior Independent Director.

I am delighted to welcome two new non-executive directors to the Board. Warren East, previously chief executive of ARM Holdings, brings in-depth experience of the technology industry and joined the Board on 1 February. We have also announced that Iain Conn of BP will join us on 1 June 2014, bringing a wealth of experience in international technology and energy markets. I led the recruitment process in each case with the full involvement and support of the Nominating & Governance Committee as we explain in more detail on page 86. I continue to review the membership of, and range of skills on, our Board and look to appoint outstanding candidates with a diverse mix of experience, as we recognise the importance of diversity in its widest sense in Board effectiveness.

In the year, we separated BT Retail into two new lines of business: BT Business and BT Consumer. This will allow us to better serve our SME and consumer customers and to better deliver against our strategic priorities. The Board made two appointments to the Operating Committee in September: Graham Sutherland CEO, BT Business and John Petter CEO, BT Consumer. Both have considerable experience in their respective businesses.

Lastly, Joe Garner (previously head of the UK bank at HSBC) joined us in February as the new CEO, Openreach, as Liv Garfield moved on to become chief executive of Severn Trent. Liv made a significant contribution to BT and in particular to Openreach and I would like to thank her and wish her every success in her new role. Joe has a proven track record in customer service improvement and programme delivery and brings substantial commercial, operational and regulatory experience.

Every year the Board has a forward programme of key items to consider and also focuses on the strategic issues for the company. This year we had in-depth discussions on our network and systems, BT’s brand, culture, customer service, BT TV and BT Sport and our mobility strategy. You can read more about our activities on pages 80 to 82.

We continue to enhance our effectiveness as a Board and we set out the progress we have made on a number of areas of improvement on page 82. We have gained greater insight into customer service, including a visit to BT’s Newcastle contact centre, and have reviewed competitor activity.

We continue to take an active role in the debates surrounding the changes in corporate reporting, including the changes in executive remuneration reporting and voting regimes and the introduction of the strategic report. We also responded to a number of consultations including the Financial Reporting Council’s integrated guidance on risk management, internal control and the going concern basis of accounting.

I am confident that we have a strong team in place to continue the successful delivery of our strategy and to make the most of the opportunities and challenges ahead.

Sir Michael Rake

Chairman

7 May 2014

Governance	77

How we govern the group

Our governance structure

The Board has ultimate responsibility for the management of the group. There are a number of Board committees, as set out below, to which the Board has delegated certain key matters.

The Board

The Board is responsible for the group’s strategy and for overseeing the group’s performance as well as discharging certain legal responsibilities. The Board delegates day-to-day responsibility to executive management. There remain, however, a number of matters reserved for the Board.

The Board’s focus is on: strategy; development; growing shareholder value; oversight and control; and corporate governance.

The Board approves: strategic plans; the annual budget; capital expenditure and investment budgets; large capital expenditure and investment proposals; and matters of major strategic importance.

The Board also sets the direction for the group’s values, ethics and business policies and practices. It also oversees: operating and financial performance; risk management and internal controls; compliance and major public policy issues; and reviews the Group Risk Register.

You can read about the Board’s activities and how it has applied governance effectively during the year on pages 80 to 82.

You can view a formal statement of the Board’s role at www.bt.com/board

Board committees

The Board sets the corporate governance framework. The Board committees have terms of reference setting out their responsibilities and authorities. These are kept under review and changes are approved by the Board.

You can view the committees’ terms of reference at www.bt.com/committees

We set out below a summary of the role of each committee. You can read about what each committee has done during the year in its report or in the case of the Operating Committee you can find greater detail on its role on page 22.

Audit & Risk Committee

The Audit & Risk Committee is responsible for the following areas: financial and narrative reporting; internal controls and risk management; internal audit; and external audit.

It reviews the group’s risk profile and current risk exposure and also endorses a programme for testing the risk mitigation and controls underpinning the group’s assessment of residual risk.

It also reviews disclosures in BT’s published financial results, the Annual Report & Form 20-F, and other published information for regulatory compliance. It assesses the performance of the external auditors annually and recommends whether they should be re-appointed. It also monitors the external auditors’ independence.

Nominating & Governance Committee

The Nominating & Governance Committee makes sure that the Board has an appropriate balance of skills and experience, independence and knowledge of the group. It makes recommendations to the Board on appointments and re-appointments to the Board. It also advises the Board on succession planning for Board appointments.

The committee oversees and monitors BT’s governance framework and core compliance programmes, with a focus on non-financial assurance.

Remuneration Committee

The Remuneration Committee agrees the framework for the remuneration of the Chairman, the executive directors and certain senior executives. This includes the broad policy for cash remuneration, bonus awards, pension arrangements, executive share plans, service contracts and termination arrangements. It approves new executive share plans and any changes to existing share plans which do not require shareholder approval and recommends to the Board such plans/changes which do require shareholder approval.

BT Pensions Committee

The BT Pensions Committee principally focuses on oversight of the BT Pension Scheme (BTPS). This includes responsibility for: considering pension policy and strategy matters significant to the group; making recommendations to the Board on the BTPS triennial funding valuation and associated recovery plan; discussing the BTPS investment strategy and monitoring its performance; and reviewing and approving BT’s risk management activities in relation to the BTPS.

Committee for Sustainable and Responsible Business

The Committee for Sustainable and Responsible Business develops BT’s strategy to be a responsible and sustainable business. It oversees corporate responsibility, environmental and community activities and the Better Future programme.

Equality of Access Board

The Equality of Access Board (EAB) monitors, reports and advises BT on its compliance with the Undertakings given by BT to Ofcom. The EAB reports regularly to the Board and publishes an annual report to Ofcom.

You can find full details of the EAB committee members and its remit in the EAB report on our website at www.bt.com/eab

Operating Committee

The Operating Committee is the key management committee and makes decisions on operational and other matters in accordance with the framework established by the Board.

78	Governance

Board of Directors

Key to membership of Board committees

Operating
Audit & Risk
Remuneration
Nominating & Governance
Sustainable and Responsible Business
BT Pensions
Equality of Access Board

Chairman

Appointed to the Board as Chairman in September 2007. A British national, age 66.

Skills and experience

Sir Michael has financial, risk, and international business and professional services expertise gained during his time as chairman of KPMG International from 2002 to 2007. He previously held other roles in KPMG from 1974. A Chartered Accountant, he was knighted in 2007 for his services to the accountancy profession.

Other appointments include

Deputy chairman of Barclays and a non-executive director of McGraw-Hill Financial. Sir Michael is President of the Confederation of British Industry, a member of the board of the Transatlantic Business Council and patron of the Science Museum.

Chief Executive

Appointed as Chief Executive in September 2013 and on the Board since June 2008. A British national, age 46.

Skills and experience

Gavin has experience in sales, marketing and operations. He was previously CEO, BT Retail and from 2004 to 2008 was Managing Director, BT Consumer, BT Retail. Before joining BT, Gavin was managing director of the consumer division of Telewest (now Virgin Media). Prior to that, he spent nine years at Procter & Gamble, rising to become European marketing director.

Other appointments include

Non-executive director of British Airways.

Group Finance Director

Appointed to the Board as Group Finance Director in December 2008. A British national, age 60.

Skills and experience

Tony has experience in finance, risk and the management and delivery of large contracts. He was formerly CFO, BT Retail, and Managing Director, BT Enterprises and, from 1997 to 2004, he was CFO and then Chief Operating Officer of BT Global Solutions. He qualified as a Chartered Management Accountant.

Other appointments

None outside BT.

Dan Fitz

Company Secretary

Dan is the Group General Counsel and Company Secretary of BT Group plc. He joined BT in April 2010 as its Group General Counsel and was appointed Company Secretary in November 2012. Dan previously spent six years at Misys and 12 years at Cable & Wireless. A British and US dual national, age 54.

Governance	79

Non-executive director

Appointed to the Board in July 2009. A British national, age 58.

Skills and experience

Tony brings international business expertise in addition to financial, operational, sales and marketing experience. From 1999 to 2003 Tony was chief executive of BSkyB and then chairman of Germany’s largest cable operator, Kabel Deutschland Gmbh until 2013. He has held a number of senior executive positions in broadcasting and telecoms businesses in the UK, US and Continental Europe.

Other appointments include

Senior advisor to Providence Equity Partners, chairman of the advisory council of Portland PR, a director of PureGym and the Spanish cable company ONO.

Non-executive director

Appointed to the Board in February 2014. A British national, age 52.

Skills and experience

Warren has experience in technology and engineering. From 2001 to 2013, Warren was chief executive of ARM Holdings having joined the company in 1994 as a general manager. Prior to that, he spent 11 years at Texas Instruments in a variety of roles.

Other appointments include

Senior independent director and audit committee chairman of De La Rue. Non-executive director of Rolls-Royce, Dyson and Micron Technology.

Non-executive director

Appointed to the Board in February 2006. A British national, age 56.

Skills and experience

Phil has experience in the financial sector as well as risk, control, governance and sustainable business. Phil’s previous roles include senior independent director at Resolution, non-executive director of HMRC, group finance director of HBOS, chairman of Insight Investment and Clerical Medical and chief executive of Zurich Financial Services UK Life.

Other appointments include

Non-executive director of Business in the Community and Travelex. Trustee of Action Medical Research and BBC Children in Need. Chair of the Community Mark Independent Approvals Panel and an advisor to the finance committee of Christian Aid.

Non-executive director

Appointed to the Board in November 2011. A US national, age 51.

Skills and experience

With a 25-year career in the technology and software industry, Karen brings experience in technology to the Board. She was previously a board member of i2Group and from 1998 to 2005 was with the NASDAQ-listed software company Epiphany Inc, latterly as chief executive.

Other appointments include

Director of Exponent and Convercent. An advisory board member of the MITA Institute and Stanford University Technology Venture Program.

Non-executive director

Appointed to the Board in January 2011. Nick became Senior Independent Director in March 2014. A British national, age 56.

Skills and experience

Nick brings experience in finance, risk, control, governance and international business expertise. He was chief financial officer of Diageo prior to his retirement in December 2010, having joined the board in 1999.

Other appointments include

Chairman of Williams Grand Prix Holdings, senior independent director of BAE Systems and non-executive chairman of Loch Lomond Scotch Whisky. Advisor to CCMP Capital.

Non-executive director

Appointed to the Board in January 2011. A British and Swiss dual national, age 50.

Skills and experience

Jasmine has experience in UK and international businesses, corporate social responsibility and sustainable business with particular expertise in building high-performing teams. She has a background in technology marketing and is currently chief executive of Save the Children International.

Other appointments include

Governor of Dragon School Trust.

80	Governance

The Board

Who we are

You can read about the directors on the Board and the skills and experience they each bring to the Board on pages 78 and 79.

The Board consists of: the Chairman, the Chief Executive, the Group Finance Director and six non-executive directors, one of whom is the Senior Independent Director. It is supported by the Company Secretary. Iain Conn will join the Board as an independent non-executive director on 1 June 2014, increasing the number of non-executive directors to seven.

The roles of the Chairman and the Chief Executive are separate. They are set out in written job descriptions, which have been revised, reviewed and agreed during the year by the Nominating & Governance Committee. They provide clarity on the distinct responsibilities of each role.

The Board viewed the Chairman as independent at the time of his appointment. All the non-executive directors met, and continue to meet, the criteria for independence set out in the Code and the Board therefore considers them to be independent. The Board comprised a majority of independent non-executive directors throughout the year.

You can read about the roles of the Board members below.

The Chairman

The Chairman’s role is to:

•	lead the Board with a culture of openness, debate and appropriate challenge;
•	promote the highest standards of corporate governance;
•	ensure that the Board determines the nature and extent of the significant risks BT is willing to embrace in implementing its strategy;
•	ensure that the Board receives accurate, timely and clear information and is consulted on all matters important to it;
•	monitor the contributions and performance of the Board members;
•	ensure that BT maintains effective communication with shareholders and communicate their views and concerns to the Board; and
•	be a key contact for important stakeholders and, together with the Chief Executive and Senior Independent Director, represent BT in key strategic and government relationships.

The Chief Executive

The Chief Executive’s role is to:

•	lead the performance and management of the group;
•	propose strategies, business plans and policies to the Board;
•	implement Board decisions, policies and strategy;
•	develop and promote compliance with BT’s policies on conducting business globally;
•	maintain an effective framework of internal controls and risk management;
•	lead the Operating Committee in the day-to-day running of the business end-to-end; and
•	lead, motivate and monitor the performance of BT’s senior management team, and focus on succession planning for roles on the Operating Committee.

The Non-Executive Directors

A non-executive director’s role is to:

•	bring experience and independent judgement to the Board; and
•	constructively challenge and help develop proposals on strategy.

The Senior Independent Director

The Senior Independent Director is an independent non-executive director whose role is to:

•	meet with BT’s major institutional shareholders and shareholder representative bodies when requested and, if necessary, to discuss matters with them where it would be inappropriate for those discussions to take place with either the Chairman or the Chief Executive; and
•	act as a sounding board for the Chairman and as an intermediary for the other directors when necessary.

Nick Rose is the Senior Independent Director. He took over from Patricia Hewitt on 24 March 2014.

The Company Secretary

The Company Secretary’s role is to:

•	manage the provision of timely, accurate and considered information to the Board;
•	recommend corporate governance policies and practices to the Chairman and the Chief Executive;
•	implement and communicate corporate governance policies across the group; and
•	advise the Board and its committees on corporate governance and compliance within the group, and appropriate procedures for the management of their meetings and duties.

The appointment and removal of the Company Secretary is a matter for the whole Board.

What we have done

The chart below shows how the Board allocated its time. A number of these areas are also considered by the Board committees.

The Board has a forward programme of business (see below) to ensure that it allocates sufficient time to key areas and that the programme is suitably flexible for items to be added to any particular agenda as necessary.

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The Board’s annual programme includes:

• Chief Executive’s reports	• Succession planning
• Financial reports	• Board evaluation
• Strategy	• Security updates
• Line of business updates	• Governance and compliance
• Risk management	• Approach to tax
• Dividend policy	• Annual Report & Form 20-F
• Investor relations	• Group communications overview
• Health, safety and well-being

In addition, during the year we had in-depth discussions on our network and systems, BT’s brand, our culture, BT TV and BT Sport, the group’s mobility strategy and gave particular focus to customer service, which we set out in more detail in the box below.

Customer service

We are committed to putting the customer first. The Board has continued to spend significant time on customer service throughout the year both in and outside of Board meetings with regular updates from the Chief Executive in his reports and as a regular item on the Board’s agenda.

During the year, the Board visited one of BT’s major contact centres to see sales and service operations in action. The Board met with agents and saw first-hand BT’s strengths and areas which require continued focus. A similar visit by the Board to look at Openreach customer service is scheduled for 2014.

We approved a number of changes to our Board committees. Tony Chanmugam became a member of the BT Pensions Committee from 1 October 2013, and of the Committee for Sustainable and Responsible Business on 10 December 2013. Following Patricia Hewitt’s retirement, Tony Ball and Phil Hodkinson were appointed chairmen of the Remuneration Committee and the BT Pensions Committee respectively. With effect from 1 May 2014, Warren East was appointed to the Audit & Risk and the BT Pensions Committees and Karen Richardson to the Remuneration Committee.

Following the recommendation of the Nominating & Governance Committee, we approved the extension of the appointments of Nick Rose and Jasmine Whitbread on the expiry of their first three-year terms, as detailed on page 86. We also approved the extension of Baroness Jay’s membership of the Committee for Sustainable and Responsible Business following the expiry of her second three-year term in January 2014.

Director election and re-election

Warren East and Iain Conn, having been appointed as directors by the Board since the last Annual General Meeting (AGM), will retire at the 2014 AGM and will be proposed for election as required by BT’s Articles of Association. All other directors will be proposed for re-election by shareholders at the AGM in accordance with the Code.

We include details of all directors’ contracts/letters of appointment in the Report on Directors’ Remuneration.

Attendance at Board meetings

The following table shows the attendance of each director at meetings of the Board during the financial year. The Chairman meets privately with the non-executive directors before each scheduled Board meeting. If unable to attend a meeting, directors are encouraged to give the Chairman their views and comments on matters to be discussed in advance.

Board members

	Meetings
Member	Eligible to attend	Attended
Sir Michael Rake (Chairman)	10	10
Ian Livingston[a]	6	6
Gavin Patterson	10	10
Tony Chanmugam	10	10
Tony Ball	10	10
Warren East[b]	1	1
Rt Hon Patricia Hewitt[c]	10	10
Phil Hodkinson	10	10
Karen Richardson	10	10
Nick Rose	10	10
Jasmine Whitbread	10	10

[a]	Ian Livingston retired from the Board on 10 September 2013.
[b]	Warren East joined the Board on 1 February 2014.
[c]	Patricia Hewitt retired from the Board on 23 March 2014.

The Chairman keeps under review the level of attendance and contribution by directors at Board meetings, as well as their performance. During the year, he met with each director on an individual basis and considers that each of them continues to make an effective contribution to the Board debate across a wide range of issues and demonstrates commitment to the role. The Chairman also reviews with each director any training or development they need to assist them in performing their role. Patricia Hewitt reviewed the Chairman’s performance during the year, taking into account feedback from the other Board members, including from an internal evaluation exercise.

Board induction

On appointment, directors take part in an induction programme to increase their knowledge and understanding of the business. They receive information about BT including financial data and the key policies in support of BT’s business practices. They also receive details on: the role of the Board, its terms of reference, membership of the main Board committees and the matters reserved for decision by the Board, the Board committees or BT’s most senior executives. Below is a summary of the induction programme for Warren East.

Induction for Warren East

Following our announcement in October 2013 of Warren East’s appointment to the Board, Warren has undertaken a comprehensive induction programme. This included:

•	meeting each line of business CEO to gain a good understanding of their business and challenges;
•	briefings with the Company Secretary and other senior executives across a range of functions, such as finance, investor and media relations, security and human resources;
•	a visit to BT’s research laboratories at Adastral Park, Ipswich; and

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Induction for Warren East (cont.)

•	briefings on BT policies on anti-corruption and bribery, gifts and hospitality, charitable donations, corporate sponsorship and The Way We Work.

Warren will also be visiting BT’s Newcastle contact centre to see first-hand BT’s customer service and will continue to be given opportunities to gain an insight into a range of areas of BT’s business.

“BT organised a great process, arranging for me to meet many of the executives and technologists. Everyone has been very candid and helpful in developing my understanding of the business. It’s really helped me to hit the ground running.” – Warren East.

Training and information

To build on the induction programme, directors receive further briefings both to help in their own development and also to enhance their awareness of the different elements of the business. All directors are encouraged to update regularly their skills and knowledge and the Board and individual directors receive ongoing training as required. The key areas focused on this year are highlighted below:

Key areas	Programme

Our business, the competitive and regulatory environment, and other changes affecting the group and the wider communications industry	Monthly written Investor Relations and Analyst Relations report; written briefings and meetings with senior executives.

Legal and other duties and obligations as a director of a listed company

The Company Secretary provides briefings during the year on any developments in the legal, governance and compliance areas (including reminders of continuing obligations) and has follow-up meetings if required. Formal seminars were held during the year covering accounting, governance and compliance and reporting developments.

Current activities	A weekly written update to the non-executive directors from the Chairman on key business activities, high-level meetings and relevant sector highlights.

Board evaluation

The Chairman and Company Secretary carried out a Board evaluation in March and April 2013 through an electronic questionnaire. We discussed the resulting report in May and noted that, overall, the results were positive. We also identified a number of improvements, and highlight our actions in the key areas in the table below.

Key areas	Actions
Board expertise

Continue to enhance the Board’s knowledge of the various markets in which the group operates	We have held deep-dives on the lines of business and the markets in which they operate.

Key areas	Actions
Board dynamics

Continue the positive relationships between the Board and senior management, with more interaction with management

A number of senior managers have attended and presented at Board meetings during the year. The Board collectively and individually met with a wide group of BT people throughout the year. We have scheduled a visit to an Openreach contact centre in the summer. There are also regular talent breakfast meetings and the non-executive directors have a standing invitation to join the Chairman at talent dinners with senior employees.

Board insight

Receive more information on, and have greater insight into, customer service and competitor activity

Customer service has been high on the Board’s agenda and there have been several discussions on it during the year. The Board is receiving greater detail on competitor activity. External advisors presented their perspective on the sector and on the business environment at the Board strategy day in March 2014.

Board committees

Remuneration Committee updates	The committee chairman provides an update at the private sessions the Chairman has with the non- executive directors.
Strategic oversight

Undertake further deep-dives into the key strategic questions

We have continued with deep-dive discussions throughout the year during lunchtime Board slots. There have been a number of BT Sport updates at Board meetings and via telephone and written briefings. We held a Board strategy day in March 2014 focusing on key strategic objectives.

Priorities for change

To particularly focus on customer service, BT TV and BT Sport, BT Global Services, and organisational culture	The Board has received regular updates on customer service, BT TV, BT Sport and BT Global Services throughout the year and received a presentation on organisational culture in early 2014.

We have begun the triennial external evaluation of the Board for 2014/15. This is being conducted by Lintstock, who also supply BT with a database application which BT uses to meet the insider list requirements under the Disclosure and Transparency Rules. You will find further details on this evaluation process on page 87.

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Reports of the Board committees

Audit & Risk Committee Chairman’s report

“This year the Audit & Risk Committee paid special attention to several overseas locations that are important to BT Global Services, including Italy and Brazil, to data security and to the increasing cyber security threat. We have received detailed presentations from key personnel in each of these areas and reviewed management’s mitigation plans.”

Who we are

I chair the Audit & Risk Committee. Our membership and meeting attendance during the year are set out below. The diverse backgrounds of the committee members and their combined skills and experience enable us to fulfil the committee’s remit, as set out in its terms of reference.

We regularly meet with external experts (frequently the big four accounting firms) to keep ourselves fully aware of market best practices.

Although not members of the committee, the Company Secretary, Group Finance Director, Deputy Finance Director, Director Group Financial Control and Director Internal Audit attend each meeting as does the lead audit partner and representatives from our external auditors. I meet with this group ahead of the meetings to review key areas for discussion with the committee. The external auditors are not present when we discuss their performance and/or remuneration.

We are keen to interact with senior managers below executive level and representatives from finance and internal audit attend meetings at our invitation.

The Board has agreed that I have recent and relevant financial experience as required by the provisions of the Code and that I constitute an ‘audit committee financial expert’ for the purposes of the Sarbanes-Oxley Act.

After each meeting, I report to the Board on the main issues that we discussed.

Committee members

	Meetings
Member	Eligible to attend	[a]	Attended
Nick Rose (chairman)	7		7
Rt Hon Patricia Hewitt[b]	7		6
Karen Richardson	7		7
Jasmine Whitbread	7		7

[a]	Includes a joint meeting with the Nominating & Governance Committee in March 2014.
[b]	Patricia Hewitt retired from the committee on 23 March 2014.

Warren East joined the committee on 1 May 2014.

What we have done

We met six times during the year and in addition we held a joint meeting with the Nominating & Governance Committee. You can read about what we discussed at this joint meeting in the Nominating & Governance Committee Chairman’s report on page 88. The chart below shows how we allocated our time, including at the joint meeting.

We set time aside at each meeting to seek the views of the internal and external auditors in the absence of management.

The committee has an annual work plan. This includes standing items that the committee considers regularly in addition to any specific matters that require the committee’s attention and topical items on which we have chosen to focus. For example, in 2013/14 we asked management to provide us with greater analysis of our operations in Latin America and reports on major contracts in BT Global Services, customer data handling, data security and current trends on security risks facing BT. We also requested a briefing in relation to the regulatory financial statements, including areas of key judgement or estimate.

Some of the more significant matters we discussed during the year are set out below.

Financial reporting

We:

•	reviewed the Annual Report & Form 20-F, together with annual, half-year and quarterly results announcements for recommendation to the Board;
•	considered the appropriateness of the group’s accounting policies and critical accounting estimates and judgements; and
•	considered the Annual Report in the context of advising the Board that the Annual Report presents a fair, balanced and understandable view of the business and its performance. The processes and controls that underpin our consideration include: appropriate senior managers across the business providing the content, having been fully briefed on the ‘fair, balanced and understandable’ requirement; a dedicated core team of senior managers responsible for overall co-ordination, consistency, and detailed review and challenge of content submissions; verification of all facts, tested by the internal auditors; confirmation from the line of business CEOs, CFOs and key functional heads that they consider the content in respect of their area of responsibility to be fair, balanced and understandable; and the Disclosure Committee’s review and assessment of the Annual Report as a whole. We also received an early draft of the report to enable timely review and comment, and all of this allowed us to provide positive assurance to the Board.

The significant issues we considered in relation to the financial statements for the year ended 31 March 2014 are set out below. We have discussed these with the external auditors during the year

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as well as their areas of particular audit focus as described in the Independent Auditors’ Report on pages 118 to 120.

Group accounting policies, critical accounting estimates and judgements

We reviewed the accounting policies, including a paper from management and the disclosures in note 2 to the consolidated financial statements that relate to critical accounting estimates and judgements, and re-confirmed they remained appropriate for the group. This included a review of the accounting policies in respect of revenue and programme rights recognition for BT Sport. We also considered the basis on which the recoverability of the group’s investment in BT Sport is assessed.

Going concern

We considered management’s forecasts of group cash flows and net debt as well as the financing facilities available to the group. Following this review and a discussion of the sensitivities, we confirmed that it continues to be appropriate to follow the going concern basis of accounting in the financial statements.

Goodwill impairment

We reviewed management’s process and methodology for assessing the carrying value of goodwill. This included consideration of the impact of the segmental reporting changes following the simplification of internal trading and the split of BT Retail into BT Business and BT Consumer (see note 1 to the financial statements). We also considered the resulting revisions to cash generating units (CGUs) and cash flow forecasts for BT Global Services, BT Business and BT Consumer. We considered the key assumptions, resulting headroom and the sensitivities applied by management in forming its assessment that no goodwill impairment charges were required. We agreed with management’s assessment that there was no impairment of goodwill this year. We also discussed and agreed with management’s disclosures in respect of the headroom in BT Global Services in note 12 to the financial statements.

BT Pension Scheme (BTPS)

We reviewed the assumptions underlying the valuation of the pension liabilities in the financial statements and considered the financial assumptions including the discount rate, future inflation, salary increase expectations and pension increases as summarised in note 19 to the financial statements. We also considered sensitivities around the assumptions and reviewed the accounting impacts, as well as the impact of the assumptions on the 2013/14 and 2014/15 income statements and the related disclosures. We were satisfied that these were appropriate.

Revenue, including major contracts

In addition to our review of the appropriateness of accounting policies, management provided regular updates on the performance of major contracts within BT Global Services. This included an overview of the trading and operational performance of the contracts, the assessment of the recoverability of dedicated contract assets, the assessment of the future performance of the contracts and any requirement for loss provisions. We agreed with management’s assessment that no additional provision for loss or impairment of assets was required this year.

Asset verification and asset lives

We considered the results of management’s annual review of asset lives, verification of assets and fully depreciated assets. We considered the judgements taken in relation to asset lives and the methodology applied to consider asset verification. We were satisfied that the proposed adjustments were appropriate.

Other matters

Each quarter, as part of our review of the quarterly results, we are provided with a summary of specific items and management’s view of the quality of earnings and of the effective tax rate. At the half-year and full-year, a detailed assessment of provisions is also provided and discussed. We considered whether specific items are appropriately categorised. In each quarter and for the full year, the committee was satisfied with the information, analysis and explanations provided in relation to the results. We reviewed management’s paper on the revisions to presentation of other operating income and the trading results of the lines of business (see note 1 to the financial statements). We also reviewed the restatements required under IAS 19 ‘Employee Benefits’ (Revised 2011) prior to the publication of these in June 2013, and considered the group’s bad debt provisioning policy, focusing on particular areas where management had undertaken detailed reviews.

External audit

We:

•	considered and approved the auditors’ group audit plan – this followed discussion with the auditors on the scope of the work to be undertaken as well as their consideration of risk informing their plan;
•	requested that the audits of smaller operations in Brazil and Singapore and Plusnet plc (a UK subsidiary) be accelerated to the group’s year-end reporting timetable;
•	reviewed reports on internal and external audit findings;
•	considered the independence of the auditors and their effectiveness taking account of responses from a questionnaire targeted at specific stakeholders as well as our own assessment – we concluded they were independent and recommended they be re-appointed by the Board; and
•	considered and approved the letter of representation issued to the external auditors.

The committee and the external auditors have discussed the issues addressed by the committee during the year and the areas of particular audit focus, as described in the Independent Auditors’ Report on pages 118 to 120.

We discussed these areas of focus with them when they presented their audit plan and again at the time of their review of the half-year results and at the conclusion of their audit of the financial statements for the year. As they concluded their audit, they explained:

•	the work they had done to test management’s assumptions and estimates, in particular in relation to the identified areas of audit focus set out above;
•	they had reviewed the appropriateness and application of the group’s accounting policies; and
•	the results of their testing of the controls and other procedures carried out in the relevant overseas locations and any other issues they had found there.

Management reported to the committee that it was not aware of any material misstatement and the auditors also reported the misstatements they had found in the course of their work. The committee confirmed that these unadjusted misstatements were not material to the financial statements.

Auditor effectiveness

We discussed the quality of the audit throughout the year and consider the performance of our external auditors, PricewaterhouseCoopers, annually, taking into account feedback from a survey targeted at various stakeholders across the business and the committee’s own assessment. The evaluation focuses on: audit scope and planning; performance of the lead audit partner and the audit team; audit reporting and communications; added value and the audit fee. The external auditors’ performance was rated as meeting or exceeding expectations and, overall, the relationship between management and the external auditors is viewed as constructive with robust challenge by the auditors on areas which require management judgement. The committee did feel that we would benefit from more detailed industry and benchmarking insight and we asked the external auditors to provide us with these.

Audit tender

PricewaterhouseCoopers and its predecessor firms have been BT’s auditors since BT listed on the London Stock Exchange in 1984. The external auditors are required to rotate the lead partner every five years and other partners that are responsible for the group and subsidiary audits must change at least every seven years. Such changes are carefully planned to ensure business continuity without undue risk or inefficiency. The partner responsible for BT’s audit is completing his fifth

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year within the group audit team and his second year as lead partner which is a role he can continue for a further two years.

The comply-or-explain provision in the UK Corporate Governance Code has effectively been superseded by the UK Competition Commission’s final report and recent developments in Europe. EU legislation requires mandatory rotation of audit firms every ten years, extendable, if there is a tender process, up to 20 years. The transitional rules under the EU legislation will require an initial change of audit firm no later than for the 31 March 2021 year-end audit.

The Competition Commission had previously proposed mandatory audit tenders at least every ten years with different transitional rules, but has now announced a delay in its implementation programme to consider fully the implications of the EU rules on its proposals. There is therefore uncertainty as to whether BT will be required to go to tender prior to 2021.

Until this uncertainty is resolved, the committee will continue to consider annually the need to go to tender for audit quality or independence reasons.

There are no contractual obligations in place that restrict our choice of statutory auditor.

Independence and objectivity

BT has agreed policies in place on what non-audit services can be provided by the external auditors and the relevant approval process. The external auditors are not permitted to perform any work which they may be later required to audit or which might affect their objectivity and independence or create a conflict of interests. There are internal procedures in place for the approval of work given to the external auditors, the key points of which are:

•	No work may be placed with the external auditors without the concurrence of the Group Finance Director or his delegate.
•	Certain non-audit work cannot be given to the external auditors. Other work may be agreed if there are clear business benefits of using the external auditors rather than an alternative supplier.
•	Specific approval is required in advance from the committee or committee chairman for all audit and non-audit services unless it is included on the list of pre-approved services or is below £10,000.
•	Non-audit fees are reported quarterly to the committee.

During the year, there were no non-audit fees which required the approval of the committee or the committee chairman. We monitored compliance with the agreed policies and the level of non-audit fees paid to the auditors in order to satisfy ourselves that the types of services being provided and the fees incurred were appropriate. You can see details of non-audit services carried out by the external auditors in note 7 to the consolidated financial statements. In this context audit-related assurance services are considered to pose a low threat to auditor independence and therefore the proportion of other non-audit services to total services is considered the most suitable measure of the non-audit services provided. These represented 15% of the total fees (2012/13: 17%). Further details of the non-audit services that are prohibited and allowed under the policy can be found in the corporate governance section of the BT website.

The committee is satisfied that the overall levels of audit and non-audit fees are not material relative to the income of the external auditors as a whole and therefore that the objectivity and independence of the external auditors was not compromised.

Internal audit

In April 2013, we endorsed the internal audit plan of work. This integrates the assurance requirements for the internal financial controls testing programme, the company’s overseas footprint, and the group’s risk assurance mapping. It includes coverage of static and dynamic risks. The audit plan for 2013/14 included 145 audit reviews in addition to the testing of 113 Sarbanes-Oxley processes. Key areas of focus across the plan included financial management and controls, next generation access, governance and compliance, customer service and major contracts for networked IT services.

We reviewed promptly all reports from the internal auditors and ensured that management took appropriate action on issues arising from such reports. We monitored management’s responsiveness to the findings and recommendations of the internal auditors. Examples included physical and logical security, data segregation and financial controls in overseas entities. We have discussed with management the actions required to bring these matters to resolution and agreed that delivery plans are in place.

We monitor the relationship between the internal and external auditors and at the end of the year we received a report on the performance of internal audit.

Internal controls and risk management

BT has in place an internal control environment to protect the business from material risks which have been identified within the group. Management is responsible for establishing and maintaining adequate internal controls over financial reporting and we have responsibility for ensuring the effectiveness of these controls. To enable us to do this, each quarter the lines of business certify compliance with the Turnbull guidance and Sarbanes-Oxley controls. The outcomes of these reviews are reported to us and no significant weaknesses were identified in the annual review.

BT’s risk management processes which have been in place throughout the period under review identify and monitor the risks facing the group. The risks which are considered material are reviewed regularly by the Operating Committee and the Board.

Enterprise-wide risk management

We give risk management special attention and during the year heard from the Chief Executive on the enterprise-wide risk management process and the key risks facing the group as a whole. We heard from each line of business CEO on the key risks in their part of the business as well as the actions they are taking to address them.

I reported last year that the committee had given particular focus to BT’s operations in Italy. We have continued to monitor the position there and significant progress has been made to improve the control environment. We also undertook a review of BT’s operations in Latin America, where improvements were identified. A remediation plan is in place and it is regularly reviewed by the committee. We have also kept under review the current trends of security risks facing BT and the progress made to manage these risks.

We also consider any whistleblowing reports (including the confidential, anonymous submission by employees) regarding accounting, internal accounting controls or auditing matters, ensuring arrangements are in place for the proportionate, independent investigation and appropriate follow-up of such matters. We discussed the findings from the external review and benchmark of BT’s confidential hotline programme at the joint meeting with the Nominating & Governance Committee.

The Board is ultimately responsible for the group’s systems of internal controls and risk management. You can find details of the Board’s and our review of the group’s systems of internal control and risk management on pages 112 to 113.

Governance

Our performance is reviewed annually by inviting members, key executives and the external auditors to complete questionnaires. The results show that the level of discussion and challenge led to a healthy debate at meetings and that the committee continues to be effective in terms of behaviours and processes. Enterprise risk management/risk attitude continues to be an area of focus over the next 12 months.

Nick Rose

Chairman of the Audit & Risk Committee

7 May 2014

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Nominating & Governance Committee Chairman’s report

“We continue our focus on having the right range of skills on the Board and monitoring the effectiveness of a number of BT’s core compliance programmes.”

Who we are

I chair the Nominating & Governance Committee at the request of the Board. I would not participate in any discussion concerning the selection and appointment of my successor.

Our membership and meeting attendance during the year are set out below.

The Company Secretary and, where appropriate at my invitation, the Chief Executive attend our meetings.

Committee members

	Meetings
Member	Eligible to attend	[a]	Attended
Sir Michael Rake (chairman)	5		5
Tony Ball	5		5
Rt Hon Patricia Hewitt[b]	5		5
Phil Hodkinson	5		5
Nick Rose	5		5

[a]	Includes a joint meeting with the Audit & Risk Committee in March 2014.
[b]	Patricia Hewitt retired from the committee on 23 March 2014.

What we have done

We met four times during the year and in addition we held a joint meeting with the Audit & Risk Committee. You can read about what we discussed at this joint meeting later on in this report. The chart below shows how we allocated our time, including at the joint meeting. We covered the same key themes as last year.

Nominating

Board membership and succession

At each meeting we considered succession planning and the composition of the Board. We agreed the importance of having diversity on the Board, including cultural and geographic experience. We noted that the Chairman continues to review executive director succession with the Chief Executive, who also briefed us on the active management of the careers of BT’s high potential individuals. As a result of our succession discussions, we were able to move quickly when the need arose to appoint a new Chief Executive. Patricia Hewitt also met with non-executive directors to discuss succession plans for BT Group’s chairmanship.

We have a skills matrix against which we evaluate candidates whether identified by the Board or external consultants during the year. We refreshed our skills matrix and assessed the relevant skills that the Board has against a set of criteria: the technical skills required for running a listed company; customer sectors; industry knowledge; stakeholder engagement; and regional experience. We believe the Board has strong technical expertise and a good range of experience across different customer and industry segments, though would benefit from further financial expertise. We identified a need for a broader range of technology experience on the Board.

We instructed external search consultants MWM Consulting to identify potential non-executive directors. MWM Consulting are instructed from time-to-time by BT for search assignments but otherwise have no connection with the company. Having considered potential candidates against our skills matrix, the committee recommended Warren East’s appointment to the Board. I separately identified (though not through an external search consultancy) that Iain Conn might be available to join our Board in the summer of 2014. I considered Iain to be a highly regarded and potentially excellent candidate and I moved quickly to secure his services. Members of the committee and the Board met Iain Conn and we recommended his appointment to the Board.

With the appointments of both Warren East and Iain Conn, we have enhanced the technology experience and financial expertise on our Board. We continue to look to strengthen some areas of regional and sector experience on the Board.

We recommended to the Board that the appointments of Nick Rose and Jasmine Whitbread each be extended for three years following the expiry of their first three-year term in January. Nick has recent and relevant financial experience for the purposes of the Code and constitutes an audit committee financial expert for the purposes of the Sarbanes-Oxley Act. Jasmine has experience in UK and international businesses, corporate social responsibility and sustainable business with particular expertise in building high-performance teams. Both recommendations followed a rigorous evaluation of their performance and a review of their other roles, to assure ourselves that they continue to be independent in character and judgement and that there are no relationships or circumstances that are likely to affect this judgement. All non-executive appointments are terminable on three months’ notice and are subject to automatic termination in the event of a director not being elected or re-elected by shareholders at the AGM.

Our policy for the composition of the Board is to support diversity in its widest sense. We wish to attract Board members with a diverse range of backgrounds who will contribute a wealth of knowledge, understanding and experience of the communities to whom BT provide services. Our gender diversity policy for the Board is to aim to have at least 25% female representation on the Board. During the year we had at least 30% female representation on the Board, until the retirement of Patricia Hewitt in March 2014 when it declined to 22%. We will look to address this in line with our diversity policy. We ensure that diversity is considered as part of any shortlist process drawn up by external search consultants. You can read more about BT’s approach to diversity on page 24.

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Governance structure and effectiveness

We continue to keep the membership of BT’s Board committees under review. The Board approved in April 2014 a number of changes to committee membership following Patricia Hewitt’s retirement and our new non-executive director appointments. You can read about this on page 81. Earlier in the year, we recommended to the Board that Tony Chanmugam become a member of the BT Pensions Committee, which he did from 1 October 2013.

We reviewed our terms of reference and recommended some changes to the Board, which they approved in April 2014. The changes reflect a further refinement of some of our governance and compliance activities and have made explicit our relationship with BT’s Director of Compliance, whom we hold to account for the effective application and continued performance of many of BT’s significant compliance programmes.

We evaluated our effectiveness through a questionnaire sent to committee members, the Chief Executive and Company Secretary in March 2013. Over 70% of responses rated the committee’s overall effectiveness as good or above. We discussed the results and proposed actions in July. In December, we reviewed the action plan and highlight our progress in key areas in the table below:

Key areas	Actions

Continued focus on succession planning

We have further strengthened the Board with the appointments of Warren East and Iain Conn. Patricia Hewitt as the then Senior Independent Director met with the non-executive directors to discuss the succession planning for BT Group’s chairmanship.

Keep under review the potential areas of similar duties of some Board committees	We held a joint meeting of the Audit & Risk and the Nominating & Governance Committees in March 2014 and plan to hold this annually.

Regional Governance Committees to include a broader range of matters and metrics

We have noted a number of enhancements to the reporting information reviewed by the Regional Governance Committees, which now includes tracking the resolution of data governance, security, environment, anti-corruption and bribery issues. We received a report measuring the progress and maturity of BT’s core compliance programmes.

Carry out deeper reviews of core compliance programmes	We have reviewed BT’s programmes on conflict minerals compliance; data governance; international trade and sanctions; human rights; and UK telecommunications regulatory compliance.

Publication of more case studies of good and bad behaviour in relation to compliance programmes	The company has published in the annual Better Future report the number of people who leave BT in the UK as a result of ethical misconduct. The company will use this information and regular reporting on the numbers of compliance/ethics-related misconduct cases to help understand root causes and potential trends in non-compliance and drive compliant behaviour. BT promotes examples of good behaviour on its compliance champions webpage.

Key areas	Actions

Continued training on good governance and compliance practices

The Board had a governance seminar in June 2013. This covered regulatory challenges and opportunities; data privacy; the new regime for voting and reporting on directors’ pay; changes in narrative reporting; and an update on recent enforcement actions regarding disclosures and inside information.

The Company Secretary provides a report to each Board meeting and this includes updates on governance and compliance developments.

We recommended to the Board that, in line with the Code, the Board’s evaluation for 2014/15 be undertaken externally by Lintstock. This followed a tender exercise conducted by the Company Secretary. Board members and the Company Secretary have completed separate electronic questionnaires on the Board, the Committees, the role of the Chairman and on their own individual contribution. The Board questionnaire includes: a focus on Board composition and expertise, how the Board works, its role in setting strategy, its understanding of the key risks facing the group, succession planning and a case study on the Board’s role in the purchase of football broadcasting rights. This was followed by individual interviews with Lintstock during March and a report to the Board in May 2014.

The Board will discuss the results of the evaluation at a future Board meeting. The Chairman will also conduct one-to-one interviews with directors on their performance and the Senior Independent Director, Nick Rose, will conduct the annual evaluation of the Chairman.

We noted the list of external directorships and other interests held by the members of the Operating Committee as at March 2014.

Governance and compliance

Governance and compliance programmes

As part of our governance oversight role, we have reviewed a number of BT’s core compliance programmes. We received a presentation on the increasingly important data governance programme and endorsed the current areas of focus. We also reviewed BT’s proposed conflict minerals compliance programme and received an update on BT’s programme to monitor international trade and sanctions. At each meeting, we received an update on the implementation of our anti-corruption and bribery compliance programme for agents (agents programme) and highlighted the important oversight role that the Regional Governance Committees (RGCs) have to play.

We endorsed a move to a new approach for mandatory compliance training. This includes annual assessment to allow people to demonstrate their competence, followed by focused learning in areas which the assessment highlights is required as well as re-assessment to provide assurance that learning has been effective. We received an update on the programme of externally conducted in-country risk reviews and the proposed next steps.

88	Governance

Our Regional Governance Committee (RGC) Structure

We reviewed the confidential hotline process, which is a key tool in BT’s whistleblowing procedures. We supported the proposal to undertake an external review and benchmarking exercise of the hotline. At the joint meeting with the Audit & Risk Committee (see below), we reviewed the findings of that exercise. Also at each meeting we received an overview of the confidential hotline statistics and trends, as well as a summary of key cases and outcomes.

Joint meeting with the Audit & Risk Committee

We held a joint meeting in March 2014 with the Audit & Risk Committee to cover areas of common interest to both committees. We discussed:

•	the findings from the external review and benchmark of BT’s confidential hotline programme and endorsed the proposed action plan;
•	the design and controls of the sales teams’ pay plans in BT Global Services and the review under way of sales pay plans across the group; and
•	our UK telecommunications regulatory compliance programme and how BT manages and mitigates regulatory risk.

We also received an update on BT’s human rights compliance programme.

Regional Governance Committees

The structure of our RGCs is set out in the diagram above; they each oversee and monitor governance and compliance in their region. We received an update at each meeting on the work of our five RGCs. This included a review of their performance against the agreed objectives and progress on the rollout of governance and compliance regional risk management.

RGC chairs presented at our meetings, with focus this year on: Europe, Latin America, the US & Canada. The presentations included progress in the region on the implementation and running of core governance and compliance programmes including: mandatory compliance training; adherence to BT’s gifts and hospitality policy; the position on filing of tax and statutory accounts; and the rollout of the agents programme. We were also updated on the region’s governance and compliance risk management framework, with particular focus and discussion on the top five governance and compliance risk areas and the progress of corresponding mitigation plans and actions.

We also approved some changes to the terms of reference of the RGCs to: provide more detail on the governance and compliance areas which the RGCs oversee and monitor; include a quarterly review of governance and compliance recommendations from group internal audit; promote the rollout of compliance and ethics consequence management programmes across their regions; and provide greater clarity on the roles and accountabilities of the members of each RGC.

Sir Michael Rake

Chairman of the Nominating & Governance Committee

7 May 2014

Governance	89

BT Pensions Committee Chairman’s report

“Our primary role is to oversee BT’s relationship with the BT Pension Scheme in the interests of BT, scheme members, shareholders and other stakeholders.”

Who we are

I chair the BT Pensions Committee and on behalf of the committee, I would like to thank The Rt Hon Patricia Hewitt for her contribution to the work of the committee over the past six years, the last four as chair. Our membership and meeting attendance are set out below.

Committee members

	Meetings
Member	Eligible to attend	Attended
Phil Hodkinson (chairman)[a]	4	3
Sir Michael Rake	4	4
Rt Hon Patricia Hewitt[b]	3	3
Tony Chanmugam[c]	4	4
Clare Chapman[d]	4	4
[a]	Phil Hodkinson was appointed chairman from 24 March 2014.
[b]	Patricia Hewitt retired as chair on 23 March 2014.
[c]	Tony Chanmugam was appointed to the committee from 1 October 2013.
[d]	Group People Director.

Warren East joined the committee on 1 May 2014.

Further information

Further details about BT’s Retirement benefit plans are included in note 19 to these accounts.

In addition to the work of the BT Pensions Committee, BT provides regular updates on BT’s performance and strategy at BT Pension Scheme (BTPS) Trustee meetings and holds additional sessions with the Trustee Board.

You can find details of the BT Pension Scheme at www.btps.co.uk

What we have done

We met four times during the year. The chart below shows how we allocated our time.

The most significant workstream this year was our review of pension scheme risk management activities.

Our work fell into five main areas:

Risk management

We received updates on an exercise that commenced in the year giving pensioners the option to receive a higher pension now in exchange for lower future pension increases. We reviewed various risk management strategies in the year and, where appropriate, agreed proposals for risk reduction activities. We also undertook a review of our risk position, including considering the extent to which certain scheme risks (eg longevity) were naturally hedged by BT’s business model.

Governance, legal and regulatory

We received reports on the approach being taken to meet our requirements under new auto enrolment legislation. In addition, we considered other legal, regulatory and policy developments such as the European Commission’s review of the current Pensions Directive, and dealt with various governance matters including trustee appointments.

BTPS performance

We received regular reports on the performance of the BTPS, and held a joint meeting with the BTPS Trustee Board to discuss the BTPS performance and investment strategy.

BTPS administration

We received regular reports on the administration of the BTPS during the year including day-to-day service delivery and progress of a number of significant projects carried out by the administrator.

Other

We received reports from management and had discussions on the funding position and preparation for the 30 June 2014 triennial funding valuation.

Phil Hodkinson

Chairman of the BT Pensions Committee

7 May 2014

90	Governance

Committee for Sustainable and Responsible Business Chairman’s

     report

“Our diverse membership brings a wide range of views to support our strategic priority to be a responsible and sustainable business leader.”

Who we are

I chair the Committee for Sustainable and Responsible Business (CSRB). Our membership and meeting attendance are set out below. Lord Michael Hastings stepped down after nine years of service and I would like to thank Michael for his significant contribution over this time.

Committee members

	Meetings
Member	Eligible to attend	Attended
Sir Michael Rake (chairman)	2	2
Clare Chapman[a]	2	1
Tony Chanmugam[b]	1	0
Niall Dunne[a]	2	2
Lord Michael Hastings[c,d]	1	1
Phil Hodkinson	2	2
Baroness Margaret Jay[c]	2	2
Dame Ellen MacArthur[c]	2	1
Gavin Neath[c]	2	2
Gavin Patterson	2	2
Jasmine Whitbread	2	2

[a]	BT employee.
[b]	Tony Chanmugam joined the committee on 10 December 2013.
[c]	Independent member.
[d]	Lord Michael Hastings retired from the committee on 10 November 2013.

What we have done

We met twice during the year and the chart opposite shows how we allocated our time to the different elements of the Better Future programme. This reflects our focus on the three elements of Better Future and the supporting theme of employee volunteering.

We seek input from external stakeholders on the perception and progress of our Better Future programme. BT hosted a two-day Better Future Forum to specifically communicate with our online stakeholders in July 2013. CSRB members attended the forum sessions and contributed to the debates.

You can find information on Better Future within the Better Future Report at www.bt.com/betterfuturereport

Being a responsible and sustainable business leader is a strategic priority for BT. This means more than just driving sustainable business practices in BT’s own operations.

BT recognises the broader value it can deliver to society through its people and its technology. We annually approve its direct investment in responsible and sustainable business. For the year 2013/14, we approved an investment of 1% of adjusted profit before taxation, based on the 2012/13 group results. This investment is split between programmes we directly oversee and activities embedded in the lines of business.

BT Group’s direct investment in sustainable and responsible business in 2013/14 was £27.2m (in time, cash and in-kind support). The investment is split between volunteering and in-kind activities by BT employees, which contributed 44%, and cash funding, which delivered 56%.

We have continued to develop the strategy and provide high-level guidance for the three elements of the Better Future programme: Connected Society, Net Good and Improving Lives. Within the three elements, we have identified the need to shape the portfolio of activities and focus on transformational projects that deliver in the communities where BT operates. BT is focusing its resources on a smaller number of projects that can deliver the greatest value, and moving away from supporting multiple projects in a less substantial way.

BT’s employee volunteers underpin the three Better Future programme elements. BT benefits from the promotion of volunteering opportunities because this increases employee engagement with its culture and its values. Organisations supported by its volunteers benefit from access to skilled individuals at no cost to their organisation. An example is the BT Troubleshooter programme which can be found at www.bt.com/ troubleshooter

Volunteering

BT actively encourages its people to get involved in their communities and helps them by running a comprehensive set of volunteering programmes. In 2013/14, over 13,600 BT people volunteered more than 46,000 days, worth over £14m to those communities.

Volunteering is, of course, a discretionary activity and employees continue to volunteer individually as well as becoming involved with BT’s wider activities. All BT people can volunteer for up to three days a year. We are proud of what they do; these volunteers support more than 1,300 unique charities and community groups across the globe.

CSRB members also joined the many contributors at the 50th event of the BT Young Scientist and Technology Exhibition (BTYSE) in Dublin in January 2014. This exhibition promotes the study of science by school children across the island of Ireland. The BTYSE is organised and staffed by BT volunteers and is a great example of how BT people make a positive impact in society.

Sir Michael Rake

Chairman of the Committee for Sustainable and Responsible Business

7 May 2014

Governance	91

Report on Directors’ Remuneration

Review of the year

I became the Chairman of the Remuneration Committee in March 2014 following the retirement of Patricia Hewitt. I would like to offer my thanks to Patricia for her leadership and contribution during the time she was chair of the committee.

As a committee, we consider that the basic remuneration principles remain appropriate and fundamentally fit for purpose; namely that base salaries are positioned below median against our comparator group, and a significant proportion of total remuneration is variable and performance related. We consider that this policy has helped drive the strong performance that the company has delivered in recent years.

Nevertheless, as part of our ongoing dialogue with shareholders, a regular feedback theme has been that we should review the balance between the short-term and long-term elements of remuneration. The committee considered this feedback and felt that the time was right to make a change as we shift our focus towards our goal of delivering sustainable, profitable revenue growth in addition to continuing our focus on cost transformation.

In this context, upon the appointment of Gavin Patterson as Chief Executive in September 2013, we took the opportunity to make a number of changes to the remuneration structure for the Chief Executive role. These changes resulted in a reduction in total remuneration for Gavin relative to his predecessor’s arrangements, particularly at on-target performance, while significantly shifting the balance of opportunity from short-term to long-term achievement. To maintain alignment within our executive team, we have subsequently extended this re-balancing to the Group Finance Director’s remuneration arrangements. The changes are also being cascaded further down the company, to ensure that remuneration arrangements for all senior executives are aligned to the same corporate goals.

In summary, the changes represent:

•	a significant reduction in opportunity under the annual bonus, particularly for on-target performance. As a result, there is a reduction in the amount of the package delivered in short-term cash;
•	an increase in the Incentive Share Plan (ISP) element – this reflects the greater emphasis we wish to place on sustained, long-term performance;
•	for the Chief Executive, a significant reduction in remuneration opportunity for on target performance and the maximum opportunity has been reduced slightly; and
•	for the Group Finance Director, an overall reduction to his on target opportunity, however, there has been an increase to his base salary and to the maximum opportunity to ensure his total package remained around the same value. We did not feel a significant reduction for the Group Finance Director was appropriate given his position against the market remains below median and given his tenure and performance in the role.

We believe that these restructured packages will incentivise and reward our executive directors to deliver long-term, sustainable profitable revenue growth, in line with our business strategy and shareholder interests, without encouraging inappropriate risk-taking.

In considering the leaving terms for Ian Livingston, we took into account the unique circumstances of his departure. In particular, the committee noted that Ian was not pursuing another commercial opportunity and was taking a role in the national interest. Ian did not leave due to poor performance and, indeed, in reflecting on Ian’s five-year tenure as Chief Executive the committee recognised the transformation of the company under his leadership and the foundation that Ian provided for future growth.

As a result, the committee considered it appropriate for Ian’s unvested deferred bonus shares, earned for performance over his tenure, to be released in full. In addition, given that Ian had been in role for the majority of the 2011 ISP award performance period, and taking into account the strong company and individual performance during this period, the committee determined that this award should be pro-rated for time and tested for performance upon his departure. All other ISP awards were lapsed in full, which at the date of lapse represented over £9m of potential value forfeited. More detail is set out on page 96.

Outcomes for the year

The company delivered a strong financial performance for the year. Adjusted earnings per share increased 7%, normalised free cash flow was higher than our outlook for the year, and underlying revenue excluding transit grew by 0.5%. Although there was an improved trend on revenue growth, the ISP revenue target was not reached.

For annual bonus purposes, the company performed well against the financial targets, although the customer service target was not met. As a result the annual bonus for the Chief Executive was 68% of maximum. In keeping with past practice, part of the annual bonus is deferred for three years and paid in shares.

Further information on annual bonus is set out on page

92	Governance

During the three-year performance cycle just ended for the ISP, shareholders have experienced a 139% Total Shareholder Return (TSR) and when combined with very positive cash flow performance, the ISP 2011 vested at 78.7% of maximum, compared to 100% last year, reflecting the level of stretch in the targets the committee set in 2011. More information on ISP vesting is set out on page 94.

Total remuneration for the year is summarised in the single figure table on page

Our employees are also sharing in BT’s improved performance. Over 22,000 individuals who invested in our five-year SAYE plan, with an option price of 61p, are currently expected to make significant gains in the summer of 2014 when these options mature.

Looking ahead

As outlined above, we have responded to feedback from our shareholders and re-balanced our remuneration framework to drive long-term, sustainable profitable revenue growth, in line with our business strategy and shareholder interests, whilst being mindful not to encourage inappropriate risk-taking. For 2014/15, executive directors’ pay arrangements will be structured in line with this re-balanced framework.

We have made two further changes to increase the alignment of our pay framework with shareholders’ interests:

•	Holding period – For ISP awards made in 2014 onwards, executive directors will be required to hold the net shares received on vesting following payment of tax and other statutory deductions for two years, following the end of the three-year performance period.
•	Increase to shareholding guidelines – For 2014/15, our shareholding guideline for the Chief Executive has been increased from 200% to 300% of salary.

In terms of base salary, we aim to position executive directors below median against our comparator group. In recognition of the exceptional support and stability which Tony Chanmugam provided during the transition of the Chief Executive, the committee considered that an increase of Tony’s salary to £600,000 during the year was appropriate (from £550,000). Subsequently, as part of our re-balancing of the remuneration framework, and within the context of the overall reduction in his target remuneration opportunity, the committee wished to recognise Tony’s continued strong performance during the year and the stability which he brings to the company at this time. As such, Tony’s salary will increase to £630,000 per annum, effective June 2014, which remains well below median when compared to similar roles in comparable companies.

Gavin Patterson will receive a salary increase to £950,000 per annum (from £925,000), effective June 2014, an increase of 2.7%. This is within the mid-range of pay awards for our managerial and technical specialist population (around 23,000 people). Pay awards for the majority of this population are agreed through consultation and collective bargaining with the Prospect trade union.

The committee has continued to maintain the link between pay and performance and our policy report sets out our continuing philosophy for the next three years.

Tony Ball

Chairman of the Remuneration Committee

7 May 2014

Governance	93

Annual Remuneration Report

This part of the Report is a summary of key elements of our directors’ remuneration in 2013/14.

Single figure remuneration

The following sets out the full review of directors’ emoluments, including bonus and deferred bonus, and long-term incentive plans and pension arrangements.

Directors’ emoluments (audited)

Directors’ emoluments for the financial years 2013/14 and 2012/13 are set out in the table below. This information has been audited.

	Basic salary and fees (2013/14) £000		Basic salary and fees (2012/13) £000	Benefits excluding pension[a] (2013/14) £000	Benefits excluding pension[a] (2012/13) £000	Annual Bonus[b] (2013/14) £000	Annual Bonus (2012/13) £000	ISP[c] (2013/14) £000	ISP[d] (2012/13) £000	Pension allowance net of pension contributions[e] (2013/14) £000	Pension allowance net of pension contributions[e] (2012/13) £000	Total 2013/14 £000	Total 2012/13 £000
Sir Michael Rake	650		650	30	21	–	–	–	–	–	–	680	671
G Patterson	772		570	43	29	1,302	956	1,945	2,575	188	171	4,250	4,301
T Chanmugam	573		535	32	25	1,202	954	1,826	2,446	172	161	3,805	4,121
T Ball	82		79	–	–	–	–	–	–	–	–	82	79
P Hodkinson	154		156	–	–	–	–	–	–	–	–	154	156
K Richardson[f]	79		75	18	14	–	–	–	–	–	–	97	89
N Rose	112		105	–	–	–	–	–	–	–	–	112	105
J Whitbread	84		82	–	–	–	–	–	–	–	–	84	82
W East[g]	11		0	–	–	–	–	–	–	–	–	11	–
Sub-total	2,517		2,252	123	89	2,504	1,910	3,771	5,021	360	332	9,275	9,604
Former directors
I Livingston[h]	769	[i]	925	13	21	578	2,392	3,047	5,794	135	270	4,542	9,402
P Hewitt [j]	160		160	–	–	–	–	–	–	–	–	160	160
Total	3,446		3,337	136	110	3,082	4,302	6,818	10,815	495	602	13,977	19,166

[a]	Benefits include some or all of the following: company car (or monthly cash allowance in lieu of a car or part of such allowance not used for a car), fuel or driver, personal telecommunications facilities and home security, medical and dental cover for the directors and immediate family, special life cover, professional subscriptions, personal tax advice and financial counselling.
[b]	Annual bonus shown includes both the cash and deferred share element. The deferred element of bonus includes the value of deferred shares to be granted in June 2014. Further details of the deferred element are set out below.
[c]	Value shown represents the estimated value of ISP award, granted in June 2011 that are expected to vest in May 2014. The estimate is based on a three-month average share price from 1 February 2014 to 30 April 2014 of £3.8751. Further details are provided on page 94.
[d]	Vesting of ISP 2010 granted in June 2010 and vested in May 2013 at a share price of £3.055.
[e]	Pension allowance paid in cash for the financial year – see ‘Total pension entitlement’ on page 95.
[f]	Includes an additional fee for regular travel to Board and Board committee meetings.
[g]	Warren East was appointed as a director on 1 February 2014.
[h]	Ian Livingston retired as a director on 10 September 2013.
[i]	In accordance with his contract, Ian Livingston received a payment of £306,831 representing three months’ salary and benefits, which is included in this amount. Further details of remuneration payments to Ian Livingston are set out on page 96.
[j]	Patricia Hewitt retired as a director on 23 March 2014.

Additional disclosures relating to the single figure table

Salaries

Gavin Patterson’s salary was reviewed in September 2013 when he took the role of Chief Executive. Gavin’s salary was increased to £925,000 per annum, the same salary that Ian Livingston received for that role. This was in the context of an overall reduction in on-target remuneration, relative to Ian. The total reward positions Gavin in the lower half of the pay range of CEOs of companies of a similar size and complexity.

During the year, Tony Chanmugam’s salary was increased to £600,000 per annum. The committee’s remuneration principle is to position executive salaries at below median against our comparator group. During the transition of the Chief Executive, Tony provided exceptional support and stability to the company, and we considered that Tony’s performance merited recognition. As such, given that Tony’s salary had fallen significantly behind the market, the committee considered that the increase was appropriate, noting that the new salary was still below the mid-market position.

Benefits

Benefits provided to executive directors and the Chairman include company car, fuel or driver, personal telecommunication facilities and home security, medical and dental cover for the directors and immediate family, special life cover, professional subscriptions, personal tax advice and financial counselling.

Annual bonus

Executive directors were eligible for an annual bonus based on: corporate financial performance targets; customer service; Environmental, Social and Governance (ESG) measures; and individual targets. The customer service element of the annual bonus is paid only if a minimum adjusted EPS threshold is achieved. The annual bonus is paid in two elements, a cash element, and a deferred element awarded in shares.

Concurrent with Gavin Patterson’s appointment to the role of Chief Executive, we changed the structure of the annual bonus element of the Chief Executive’s remuneration, reducing the bonus opportunity at both target and maximum performance for short-term performance.

The Chief Executive’s bonus opportunity reduced from 250% of salary at target to 120% of salary, and from 400% of salary at maximum to 240% of salary. Gavin Patterson’s bonus in 2013/14 was pro-rated to reflect his time in the Chief Executive role and his previous role as CEO, BT Retail. The bonus weightings for the two roles are described on page 94.

The long-term incentive element was increased at the same time as set out on page 91.

The bonus opportunity for the Group Finance Director (GFD) of 175% of salary at target and 262.5% of salary at maximum was unchanged in the year.

94	Governance

The weighting of the annual bonus structure is set out below.

The table below provides an overview of performance against the targets for the 2013/14 annual bonus.

Measure	Threshold	Target	Maximum	Outcome	Result % of max
Adjusted EPS (p)[a]	25.5	26.8	28.8	28.2	85%
Normalised free cash flow £mb	2,258	2,378	2,556	2,450	70%

[a]	Adjusted EPS is defined on page 61.
[b]	Normalised free cash flow is defined on page 61.

Strong progress was made during the year. Adjusted EPS increased 7% to 28.2p, and normalised free cash flow was £150m above 2012/13.

We set high aspirations for our customer service performance and during the year made positive early progress towards those goals. However, due to a series of circumstances, and in particular, the unprecedented flooding across the country and the pressure on our contact centres following the launch of BT Sport, we did not make the progress that we aspired to. As a consequence, the Chief Executive proposed to the committee that he forgo any bonus in relation to customer service performance. The committee welcomed this proposal and, accordingly, no bonus was paid to the Chief Executive in respect of customer service performance. Further information on customer service is set out on page 61.

The Chairman assessed the Chief Executive, and the Chief Executive assessed the Group Finance Director on ESG and personal contribution targets. Assessment is based on a number of factors including BT’s regular employee surveys, organisational health, culture and performance against personal objectives. The Chief Executive achieved 60% of the maximum opportunity on his personal objective element and 75% of the maximum opportunity on the ESG measure. On the personal element, BT Consumer grew revenue 4% in 2013/14, the most in over ten years. BT Global

Services consolidated the position as a global leader for managed networked IT services, with an order intake of £6.9bn. The Chairman assessed the quality and delivery of our TV service and proposition.

In respect of assessment of the ESG element, BT achieved top quartile improvement in organisational health, with employee engagement, senior management perception, and other key indicators at their highest ever level across the company.

The Group Finance Director achieved 85% of the maximum opportunity on his personal objective outcome and 75% of the maximum opportunity on the ESG measure. On the personal element, the Group Finance Director delivered strong financial performance, maintained focus on the BT Global Services business, managed our location and property strategy and disposed of the interest of Tech Mahindra.

For the ESG element, he has mentored a number of people within the group, exhibited strong values and commitment in the ESG area, and during the year he joined the CSRB reflecting his personal commitment to sustainable and responsible business.

The trend in underlying revenue excluding transit was up 0.5% compared with the decline of 3.1% in the prior year. Further information on underlying revenue can be found on page 60. The revenue growth measure outcome was 95% of the maximum opportunity.

For both the Chief Executive and Group Finance Director, bonus is delivered in both cash and a deferred element awarded in shares. Once granted, deferred shares are not subject to any further performance conditions, and will normally be transferred to participants at the end of the three-year deferred period if the participant is still employed by the BT group.

Gavin Patterson’s annual bonus, paid both in cash and in the award of deferred shares represented 168.6% of the pro-rata salary used to calculate his bonus (2012/13: 167%) and 68.1% of the maximum bonus opportunity (2012/13: 64%). 62.8% of the annual bonus was paid in cash and 37.2% will be granted in deferred shares in June 2014.

Tony Chanmugam’s annual bonus, paid both in cash and in the award of deferred shares represented 209.1% of his pro-rata salary (2012/13: 178%) and 79.7% of the maximum opportunity (2012/13: 68%). 57.1% of the annual bonus was paid in cash and 42.9% will be granted in deferred shares in June 2014.

Bonus award and proportion of value

Element of bonus	Gavin Patterson	Tony Chanmugam
Adjusted EPS	23.74%	24.42%
Normalised free cash flow	19.69%	20.25%
Revenue growth	14.63%	13.60%
Customer service	0%	7.20%
ESG	20.19%	16.18%
Personal contribution	21.75%	18.35%

Ian Livingston received a pro-rated cash bonus reflecting his service during the year. Further details of payments to Ian are set out on page 96.

Incentive share plan

The ISP 2011 is due to vest in May 2014. The performance conditions are based 40% on relative TSR, 40% on adjusted free cash flow, and 20% on growth in underlying revenue (excluding transit) over a three-year performance period.

TSR

The TSR element is measured against a comparator group containing other telecommunications companies and companies which are of a similar size or market capitalisation and/or have a similar business mix and spread as BT or operate in comparable markets.

Governance	95

The TSR comparator group for the ISP 2011 comprised the following companies:

Accenture	Deutsche Telekom	Telecom Italia
AT & T	France Telecom	Telefónica
Belgacom	Hellenic Telecom	Telekom Austria
BSkyB	IBM	Telenor
BT Group	National Grid	TeliaSonera
Cable & Wireless	Portugal Telecom	Verizon
Worldwide	Royal KPN	Virgin Media
Cap Gemini	Swisscom	Vodafone
Centrica	TalkTalk

The TSR for a company is calculated by comparing the return index (RI) at the beginning of the performance period with the RI at the end of the period. The RI is the TSR value of a company measured on a daily basis, as tracked by independent analysts, Datastream. It uses the official closing price for a company’s shares, adjusted for all capital actions and dividends paid. The initial RI is determined by calculating the average RI value taken daily over the three months prior to the beginning of the performance period; and the end value is determined by calculating the average RI over the three months up to the end of the performance period. This mitigates the effects of share price volatility. A positive change between the initial and final values indicates growth in TSR.

The following graph shows the vesting schedule for the TSR element of the 2011 ISP awards.

The company’s shares achieved a TSR performance of 139%. This was 2nd out of 25 companies during the three-year period and resulted in 40% (out of 40%) of the ISP award that related to the TSR element vesting.

Adjusted free cash flow

When we set the performance measures for the ISP 2011, the threshold for three-year cumulative free cash flow was £6.75bn, which had to be achieved before any shares would vest. A further performance range of £1bn was set above this to £7.75bn, which if achieved, would cause all of the shares under the cash flow element of the award to vest. The upper part of the range was considered to be extremely stretching and was well above consensus market expectations at the time. We achieved a cumulative three-year adjusted free cash flow outcome of £7.7bn which resulted in 38.7% (out of 40%) of the ISP award that related to the cash flow element vesting.

Revenue growth

A measure for sustainable revenue growth was added to the ISP to reflect the Board’s aim to drive profitable revenue growth. The measure was based on growth in underlying revenue excluding transit measured against the baseline of 2010/11, with the threshold set as growth of 2%.

The challenging revenue environment, representing regulation and tough economic conditions, resulted in the threshold targets for revenue growth not being met. Accordingly this element did not vest.

Overall vesting of ISP 2011

The performance in the TSR and adjusted free cash flow resulted in a 78.7% vesting of the ISP 2011. The number of shares due to vest under the ISP 2011, in May 2014, is set out below. An estimate of the cash value of the shares vesting is shown in the single figure table on page 93.

Director	Vesting of free cash flow element (£000)	Value of TSR element (£000)	Total value of ISP Vesting (£000)[a]	ISP Vesting (Shares)
Gavin Patterson	957	988	1,945	502,047
Tony Chanmugam	898	928	1,826	471,217

[a]	An estimate based on the three-month average share price from 1 February 2014 to 30 April 2014 of £3.8751.

Ian Livingston stepped down as Chief Executive in September 2013 to join the Government as Minister of State for Trade and Investment. In respect of the ISP 2011 awards, the committee considered that Ian had served for the majority of the performance period (1 April 2011 to 10 September 2013), during which the company had performed strongly and, accordingly, would exercise its discretion, and allow pro-rata vesting of the ISP 2011. Following the committee’s review, 812,784 shares vested on 6 November 2013. Details of the committee’s treatment of Ian Livingston’s outstanding awards are set out on page 93.

Total pension entitlements

The BT Pension Scheme (BTPS) closed to new entrants on 31 March 2001. None of the executive directors participate in future service accrual in the BTPS; Tony Chanmugam has deferred benefits in the BTPS. Executive directors who have been members of the BTPS, and who retain deferred benefits in the BTPS, also benefit from a death in service lump sum of four times salary.

All new employees are eligible to join the defined contribution BT Retirement Saving Scheme (BTRSS). The BTRSS is a group personal pension plan. For executive directors, the company agrees to pay a fixed percentage of the executive’s salary each year which can be put towards the provision of retirement benefits. Executive directors who have never been members of the BTPS benefit from death in service cover that would provide a lump sum of four times salary and a dependant’s pension of 30% of capped salary.

Sir Michael Rake is not a member of any of the company pension schemes, and the company made no payments towards retirement provision for him. BT provides him with a lump sum death in service benefit of £1m.

Gavin Patterson receives an annual allowance equal to 30% of salary in lieu of pension provision as set out in the table on page 93. Gavin has previously been a member of the BTRSS but neither he nor the company has made any contribution to the scheme during 2013/14. BT also provides death in service cover of a lump sum of four times his salary plus a widow’s pension of 30% of his capped salary.

Tony Chanmugam is not a contributing member of any of the company pension schemes; he did not accrue any BTPS pension over the financial year and no other contributions were made. The company has agreed to pay him an annual amount equal to 30% of salary in lieu of pension provision as set out in the table on page 93. The BTPS deferred benefit is payable from his 60th birthday. BT provides death in service cover of a lump sum of four times his salary which would cease if his BTPS benefits were put into payment.

96	Governance

Awards granted during the year

ISP 2013 Awards

The ISP 2013 awards were made in June 2013 as set out below and on page 99. The awards to Gavin Patterson and Tony Chanmugam represented 200% of their salary, and the award for Ian Livingston represented 250% of his salary. An additional ISP award was made to Gavin Patterson in November 2013 following his appointment as Chief Executive to ensure that his overall ISP 2013 award reflected his pro-rated salary and ISP opportunity over the full year across the two roles. The performance conditions for this award were the same as for the main ISP 2013 award.

Director	Date of award	ISP award (shares)	Face value of award[a]
Gavin Patterson	20 June 2013	361,904	£1,139,998
	12 November 2013	375,906	£1,398,370
Tony Chanmugam	20 June 2013	339,682	£1,069,998
Ian Livingston	20 June 2013	734,126	£2,312,497

[a]	Face value based on share price at the date of grant, being £3.15 for grants on 20 June 2013 and £3.72 for the grant on 12 November 2013.

Ian Livingston retired as a director on 10 September 2013 and his ISP 2013 award lapsed. Further details are set out opposite.

The performance conditions were based 40% on relative TSR, 40% on normalised free cash flow, and 20% on growth in underlying revenue excluding transit over a three-year performance period from 1 April 2013 to 31 March 2016. The performance conditions are the same for each director. The target range for TSR; the normalised free cash flow element for the three-year performance period 2013/14 – 2015/16; and underlying revenue growth excluding transit is set out in the table below.

Measure 2013/14 – 2015/16	Threshold	Level of vesting	Maximum	Level of vesting[a]
Normalised free cash flow	£7.4bn	25%	£8.4bn	100%
Revenue[b] growth	1%	25%	4%	100%

[a]	Vesting levels between threshold and maximum will be on a straight line basis.
[b]	Underlying revenue excluding transit.

The committee believes that the free cash flow and revenue performance measures are challenging, and the financial performance necessary to achieve awards towards the upper end of the range for each target is stretching. Targets for threshold performance were established at above consensus market expectations at the time set.

The TSR for a company is calculated by comparing the return index (RI) at the beginning of the performance period with the RI at the end of the period. The RI is the TSR value of a company measured on a daily basis, as tracked by independent analysts, Datastream. It uses the official closing prices for a company’s shares, adjusted for all capital actions and dividends paid. The initial RI is determined by calculating the average RI value taken daily over the three months prior to the beginning of the performance period; and the end value is determined by calculating the average RI over the three months up to the end of the performance period. This mitigates the effects of share price volatility. A positive change between the initial and final values indicates growth in TSR.

The TSR comparator group for the ISP 2013 awards was the same for awards granted in June 2012 and June 2011 except for the removal of Cable & Wireless Worldwide which was acquired by Vodafone.

Where ISP awards vest, additional shares representing the value of reinvested dividends on the underlying shares are added.

Deferred shares

A proportion of the 2012/13 annual bonus was awarded in deferred shares. The table below provides further details.

Director	Date of award	DBP award (shares)	Face value on award[a]
Gavin Patterson	20 June 2013	130,057	£409,680
Tony Chanmugam	20 June 2013	129,805	£408,886
Ian Livingston	20 June 2013	379,639	£1,195,863

[a]	Face value based on share price at the date of the award of £3.15.

The deferred shares are not subject to further performance conditions and normally vest in three years if the individual is still employed by the BT Group. Details of all interests in deferred shares is set out on page 98.

Former directors

Sir Peter Bonfield received, under pre-existing arrangements, a pension of £457,181 in 2013/14 (2012/13: £443,435).

Baroness Jay retired as a non-executive director on 13 January 2008 but continues as a member of the Committee for Sustainable and Responsible Business, for which she receives an annual fee of £10,000.

Payments for loss of office

Ian Livingston stepped down as Chief Executive in September 2013 to join the Government as Minister of State for Trade and Investment. Before taking this new role, Ian was required by the Ministerial Code to cease all ties with BT, to “avoid any danger of an actual or perceived conflict of interest”.

The committee therefore reviewed the awards granted to Ian under the Deferred Bonus Plan (DBP) and ISP. The circumstances of Ian’s departure were unique; he was not pursuing another commercial opportunity (the ministerial post is unremunerated), he was acting in the national interest and he was not leaving due to poor performance.

The committee reflected on Ian’s five year tenure as Chief Executive, the transformation of the company under his leadership, and the investment for the future that he led.

Given this strong performance, the committee considered it appropriate that the deferred bonus shares which he has earned over this period should be released to him. The committee therefore agreed that the deferred elements of Ian’s bonuses over the past three years would vest in full upon cessation of his employment.

Governance	97

Ian’s 2011 ISP award was based on a performance period of April 2011 to March 2014. Taking into consideration the strong company and individual performance during the performance period up to Ian’s departure date, close to the end of the ISP 2011 performance period, his 2011 ISP award was pro-rated to the end of his service after assessing the extent to which the stretching performance conditions were met. In order to comply with the terms of the Ministerial Code, the shares vested on his last day of service, 10 September 2013. Accordingly, the committee applied a discount equivalent to 5% per annum, to reflect the early vesting. The committee entered into an agreement with Ian Livingston, providing that if the committee later became aware of any facts which would have resulted in a lower level of vesting, that he would transfer to the company such shares (or cash equivalent) as the committee determines. The committee determined that Ian’s 2012 and 2013 ISP awards should lapse in full. These forfeited awards could have represented over 2.4m shares, with a value of up to £9.1m at the date of lapse.

Ian received salary and contractual benefits in lieu of a three-month notice period in the amount of £306,831. This was less than that to which he was contractually entitled. He also received a part-year cash bonus for the period of his actual service during the year as shown in the table on page 93.

Directors’ share ownership

The committee believes that the interests of the executive directors should be closely aligned with those of shareholders. The deferred shares and incentive shares provide considerable alignment.

To increase the alignment between shareholders and executive directors, the committee increased the share ownership required. The Chief Executive is required to build up a shareholding value equal to 300% of salary (up from 200%) and the Group Finance Director 150% of salary. They are encouraged to build up a shareholding in the company over time by retaining shares which they have received under an executive share plan (other than shares sold to meet a National Insurance contribution or income tax liability) or from purchases in the market.

At 31 March 2014, both the executive directors had met the shareholding requirements, as set out in the table below:

Executive Director	Personal shareholding as a percentage of salary
Gavin Patterson	442%
Tony Chanmugam	326%
Ian Livingston[a]	855%

[a]	As at 10 September 2013.

The following table shows the total unvested interests held by the executive directors in the ISP and DBP. The numbers represent the maximum possible vesting levels. The ISP awards will only vest to the extent the performance conditions are met over a three-year period. Full details of all ISP and DBP awards, including performance periods and vesting conditions, are set out on pages 98 to 99.

	ISP (subject to performance)		DBP (not subject to performance)
	1 April 2013	31 March 2014	1 April 2013	31 March 2014
Gavin Patterson	2,047,918	1,990,379	807,212	647,163
Tony Chanmugam	1,931,779	1,512,207	771,761	626,283
Ian Livingston[a]	4,340,931	0	2,476,117	0

[a]	Ian Livingston retired on 10 September 2013. Details of Ian Livingston’s ISP and DBP awards are set out on page 96.

The following table shows share options held by the directors. As at 31 March 2014 none of the directors held share options with performance conditions.

Share options held without performance conditions (saveshare)

	1 April 2013	Awarded during year	Exercised during year	Value at date of exercise	31 March 2014
Sir Michael Rake	1,485	–	–	–	1,485
Tony Chanmugam	–	6,024	–	–	6,024
Ian Livingston[a]	769	–	–	–	–

[a]	Ian Livingston’s interest lapsed on his departure on 10 September 2013.

No Saveshare options were exercised by the directors during the year.

Directors’ interests at 31 March 2014 or date of retirement, if earlier (audited)

The next section of the report has been audited.

The beneficial interests of directors holding office at the end of the year, and their families, in the company’s shares at 31 March 2014 and 1 April 2013, or at date of appointment if later, are shown below:

	Number of shares
Beneficial holdings	2014	2013
Sir Michael Rake	130,156	129,418
G Patterson[a]	1,692,387	1,060,557
T Chanmugam[a]	774,925	543,318
I Livingston[b]	3,396,419	2,391,549
T Ball	22,561	21,950
W East[c]	2,480	–
P Hewitt[d]	19,251	18,234
P Hodkinson	25,263	22,857
N Rose	50,000	50,000
K Richardsone	7,750	3,000
J Whitbread	6,790	5,190
Total	6,127,982	4,246,073

[a]	Includes free shares awarded under directshare.
[b]	Ian Livingston retired on 10 September 2013 and reflects his holding at that date.
[c]	Warren East joined the Board on 1 February 2014.
[d]	Patricia Hewitt retired on 23 March 2014 and reflects her holding at that date.
[e]	Shares are held as 775 American Depositary Shares (ADS). One ADS equates to 10 BT Group plc ordinary shares.

During the period from 1 April 2014 to 7 May 2014, there were no movements in directors’ beneficial holdings.

The directors, as a group, beneficially own less than 1% of the company’s shares.

The company also encourages the Chairman and non-executive directors to purchase, on a voluntary basis, BT shares with an aggregate value of £5,000 on average each year to further align the interests of non-executive directors with those of the shareholders. The directors are asked to hold these shares until they retire from the Board. This policy is not mandatory.

98	Governance

Deferred Bonus Plan awards at 31 March 2014 (audited)

The following DBP awards have been granted to the directors. These shares will normally be transferred to participants at the end of the three-year deferred period if those participants are still employed by BT Group.

	01/04/2013	Awarded	[a]	Dividends re-invested	Vested	Lapsed	Total number of award shares 31/03/2014	Vesting date	Price at grant	Market price at vesting	Monetary value of vested award £000
G Patterson
DBP 2010	307,888	–		–	307,888	–	–	1/8/2013	134.26p	336.5p	1,036
DBP 2011	263,531	–		7,446	–	–	270,977	1/8/2014	198.83p	–	–
DBP 2012	235,793	–		6,662	–	–	242,455	1/8/2015	202.26p	–	–
DBP 2013	–	130,057		3,674	–	–	133,731	1/8/2016	315.00p	–	–
T Chanmugam
DBP 2010	292,493	–		–	292,493	–	–	1/8/2013	134.26p	336.5p	984
DBP 2011	246,635	–		6,969	–	–	253,604	1/8/2014	198.83p	–	–
DBP 2012	232,633	–		6,574	–	–	239,207	1/8/2015	202.26p	–	–
DBP 2013	–	129,805		3,667	–	–	133,472	1/8/2016	315.00p	–	–
Former director
I Livingston[b]
DBP 2010	1,016,608	–		–	1,016,608	–	–	1/8/2013	134.26p	336.5p	3,421
DBP 2011	770,089	–		14,800	784,889	–	–	6/11/2013	198.83p	374.9p	2,943
DBP 2012	689,420	–		13,250	702,670	–	–	6/11/2013	202.26p	374.9p	2,634
DBP 2013	–	379,639		7,296	386,935	–	–	6/11/2013	315.00p	374.9p	1,451

[a]	Awards granted on 20 June 2013. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to the grant, being £3.15. Awards of deferred shares in respect of 2014 will be calculated using the average middle market price of a BT share for the three days prior to grant.
[b]	Ian Livingston retired from the Board on 10 September 2013. The awards vested as set out on page 96.

Governance	99

Share awards under long-term incentive schemes held at 31 March 2014 (audited)

Details of the company’s ordinary shares provisionally awarded to directors, as participants under the ISP are as follows:

	01/04/2013	Awarded	Dividends re-invested	Vested	Lapsed	Total number of award shares 31/03/2014	Performance period end	Price on grant	Market price at vesting	Monetary value of vested award £000
G Patterson
ISP 2010[a]	842,960	–		842,960	–	–	31/3/2013	134.26p	305.5p	2,575
ISP 2011[b]	620,315	–	17,530	–	–	637,845	31/3/2014	198.83p	387.5p	1,945
ISP 2012[c]	584,643	–	16,521	–	–	601,164	31/3/2015	202.26p	–	–
ISP 2013[d]	–	361,904	10,226	–	–	372,130	31/3/2016	315.00p	–	–
ISP 2013[e]	–	375,906	3,334	–	–	379,240	31/3/2016	372.00p	–	–
T Chanmugam
ISP 2010[a]	800,811	–		800,811	–	–	31/3/2013	134.26p	305.5p	2,446
ISP 2011[b]	582,224	–	16,452	–	–	598,676	31/3/2014	198.83p	387.5p	1,826
ISP 2012[c]	548,744	–	15,507	–	–	564,251	31/3/2015	202.26p	–	–
ISP 2013[d]	–	339,682	9,598	–	–	349,280	31/3/2016	315.00p	–	–
Former director
I Livingston[f]
ISP 2010[a]	1,896,661	–		1,896,661	–	–	31/3/2013	134.26p	305.5p	5,794
ISP 2011[b]	1,258,315	–	24,184	812,784	469,715	–	31/3/2014	198.83p	374.9p	3,047
ISP 2012[c]	1,185,955	–	22,793	–	1,208,748	–	31/3/2015	202.26p	–	–
ISP 2013[d]	–	734,126	14,109	–	748,235	–	31/3/2016	315.00p	–	–

[a]	Awards granted on 25 June 2010. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 134.26p. 50% of each award of shares is linked to TSR compared with a group of 25 companies and 50% is linked to a three-year cumultative free cash flow measure. Awards vested in full on 13 May 2013.
[b]	Awards granted on 27 June 2011. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 198.83p. 40% of each award is linked to TSR compared with a group of 25 companies, 40% is linked to a three-year adjusted cumulative free cash flow measure and 20% to a measure of growth in underlying revenue (excluding transit) over three years. The market price at vesting is an estimate of the value using a three-month average share price from 1 February 2014 to 30 April 2014 of £3.8751. The award will vest at 78.7% of the total number of award shares in May 2014. The award vested for Ian Livingston on 6 November 2013 at 374.9p, as set out on pages 94 and 96.

[c]	Awards granted on 20 June 2012. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 202.26p. 40% of each award is linked to TSR compared with a group of 25 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of growth in underlying revenue (excluding transit) over three years.
[d]	Awards granted on 20 June 2013. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 315.00p. 40% of each award is linked to TSR compared with a group of 24 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of growth in underlying revenue (excluding transit) over three years.
[e]	Award granted on 12 November 2013 following appointment as Chief Executive. The number of shares subject to awards was calculated using the average middle market price of a BT share for the three days prior to grant of 372.00p. 40% of each award is linked to TSR compared with a group of 24 companies, 40% is linked to a three-year normalised free cash flow measure and 20% to a measure of growth in underlying revenue (excluding transit) over three years.
[f]	Ian Livingston retired from the Board on 10 September 2013 and details of the ISP 2011 award vesting and the ISP 2012 and ISP 2013 awards lapsing are set out on page 96.

100	Governance

Share options held at 31 March 2014 (audited)

			Number of shares under option
	01/4/2013		Granted		Lapsed	Exercised		31/03/2014	Option price per share	Market price at date of exercise	Usual date from which exercisable	Usual expiry date
Sir Michael Rake	1,485	[a]	–		–	–		1,485	104p	–	1/8/2016	1/2/2017
Gavin Patterson	98,178	[b]	–		–	98,178	[c]	–	192p	335p	24/6/2007	24/6/2014
Tony Chanmugam	37,384	[b]	–		–	37,384	[e]	–	192p	395p	24/6/2007	24/6/2014
	–		6,024	[d]	–	–		6,024	249p		1/8/2018	1/2/2019
Total	137,047		6,024		–	135,562		7,509
Former director
Ian Livingston	769	[f]	–		769	–		–	104p	–	1/8/2016	1/2/2017

All of the above options were granted for nil consideration.

[a]	Options granted on 17 June 2010 under the employee saveshare scheme, in which all employees of the company are entitled to participate.
[b]	Options granted under the Global Share Option Plan (GSOP) on 24 June 2004. The exercise of options was subject to a performance measure being met. The performance measure was relative TSR compared with a group of 20 companies from the European Telecom Sector as at 1 April 2004. BT’s TSR had to be in the upper quartile for all the options to become exercisable. At median 30% of the options would be exercisable. Below that point, none of the options could be exercised. The three-year performance period ended on 31 March 2007. At that date, the company was at 8th position against the comparator group and as a result, 42% of the options lapsed and 58% of each option became exercisable on 24 June 2007.
[c]	Options exercised on 26 July 2013. Shares were retained after exercise of options.
[d]	Options granted on 27 June 2013 under the employee saveshare scheme, in which all employees of the company are entitled to participate.
[e]	Options exercised on 14 March 2014. Shares were retained after exercise of options.
[f]	Options granted on 17 June 2010 under the employee saveshare scheme, in which all employees of the company are entitled to participate.

Shares held under the Employee Share Investment Plan (ESIP) at 31 March 2014 (audited)

Total number of shares at 31 March 2014
Gavin Patterson	247
Tony Chanmugam	679

During the year, no awards were made under the ESIP.

All UK employees may participate in the ESIP. The awards are not subject to any performance conditions.

This ends the audited section of the report.

Governance	101

Comparison of Chief Executive remuneration to Total Shareholder Return

This graph illustrates the performance of BT Group plc measured by TSR relative to a broad equity market index over the past five years. We consider the FTSE100 to be the most appropriate index against which to measure performance, as BT has been a constituent of the FTSE100 throughout the five-year period, and the index is widely used. TSR is the measure of the returns that a company has provided for its shareholders, reflecting share price movements and assuming reinvestment of dividends.

History of Chief Executive remuneration

Year end	Chief Executive	Total Rem £000	Annual bonus (of max)	ISP vesting (of max)
2014[a]	Gavin Patterson	£2,901	62%	78.7%
	Ian Livingston	£4,236	35%	63.4%
2013	Ian Livingston	£9,402	65%	100%
2012	Ian Livingston	£8,520	73%	100%
2011	Ian Livingston	£4,009	79%	0%
2010	Ian Livingston	£3,556	71%	0%

[a]	Ian Livingston stepped down on 10 September 2013 and Gavin Patterson took over from that date.

Percentage change in Chief Executive remuneration (comparing 2012/13 to 2013/14)

The table below illustrates the increase in salary, benefits and annual bonus for the Chief Executive and that of a representative group of the company’s employees.

For these purposes, we have used the UK management and technical employee population representing around 23,000 people because they also participate in performance related pay arrangements on a similar basis as executive directors.

	Salary	Benefits[b]	Bonus[c]
% Change in Chief Executive remuneration[a]	0%	31%	–9%
% Change in comparator group[d]	3.1%	0%	29.7%

[a]	Represents the change for the role of Chief Executive during the period. Ian Livingston was Chief Executive until 10 September 2013 when he stepped down and Gavin Patterson was appointed. The Chief Executive package at on target remuneration was reduced by around 20% on change of incumbent representing around £0.8m.
[b]	The increase in benefits for the Chief Executive was £8,704.
[c]	The bonus comparator is based on cash bonus only to give a better like for like comparison. A combination of cash and deferred bonus would indicate a reduction of 43%.
[d]	Comparator group is the UK management and technical employee population representing around 23,000 individuals.

Relative importance of spend on pay

The table below illustrates the change in total remuneration and dividends and share buy-back paid.

Area	2013/14 (£m)	2012/13 (£m)	% Change
Remuneration paid to all employees	4,703	4,785	-1.7
Dividends/share buybacks	1,083	986	9.8

Implementation of Remuneration Policy in 2014/15

Base salary

The committee continues to position salaries towards the lower end of market practice for our comparator companies. Comparator company information is provided by Deloitte, independent advisor to the committee, and consists of companies of a similar size or market capitalisation and/or have a similar business mix and spread as BT or operate in comparable markets.

Gavin Patterson will receive a salary increase to £950,000 per annum effective June 2014, an increase of 2.7%, in line with the mid-range of pay awards for our managerial and technical specialist population.

The committee has re-balanced the remuneration package for Tony Chanmugam, reducing annual bonus opportunity, while placing more emphasis on long-term reward via the ISP. As part of the re-balancing, and following the 2014/15 salary review, Tony’s salary will increase to £630,000 per annum effective June 2014, representing an increase of 5%, which reflects his continued strong performance, and importance to the company given the new Chief Executive. Tony’s salary remains positioned below mid-market, in line with our policy.

Benefits

The committee intends to set benefits in line with the policy set out on page 104. There are no changes proposed to the benefit framework for 2014/15.

Pension

Current levels of pension provision for 2014/15 are the same as for 2013/14. Executive directors receive an annual amount equal to 30% of salary in lieu of pension provision.

102	Governance

Annual bonus

The committee reviewed the bonus opportunity for the Group Finance Director in light of the changes for the Chief Executive. For 2014/15, the bonus structure for the Group Finance Director was adjusted to bring his remuneration framework into line with the Chief Executive.

The level of bonus opportunity for the Chief Executive and Group Finance Director is set out in the table below.

Level of 2014/15 bonus
	Chief Executive	Group Finance Director
Annual cash bonus	Target 80% of salary	Target 70% of salary
	Maximum 160% of salary	Maximum 140% of salary
Deferred bonus in shares	Target 40% of salary	Target 35% of salary
	Maximum 80% of salary	Maximum 70% of salary
Total bonus	Target 120% of salary	Target 105% of salary
	Maximum 240% of salary	Maximum 210% of salary

The 2014/15 annual bonus structure and weighting is set out below.

The three financial targets for the annual bonus: adjusted earnings per share; normalised free cash flow; and revenue growth have a direct impact on shareholder value. Customer service (measured through our Right First Time (RFT) and customer advocacy metric) is vital to the company’s long-term health and growth. All four of these measures are KPIs for BT and are defined on pages 60 and 61.

Revenue growth was introduced to the short-term bonus structure for the first time in 2013/14 to reflect our aim to drive sustainable profitable revenue growth and increase alignment between the annual bonus and long-term elements of remuneration.

We do not publish details of the adjusted EPS, normalised free cash flow and revenue growth bonus thresholds in advance since these are commercially confidential. We will publish achievement against these targets at the same time as we disclose bonus payments in the Annual Report 2015 so that shareholders can evaluate performance against those targets.

The purposeful company measure is aligned to our strategy and is assessed by the Chief Executive for the Group Finance Director and each senior executive, and by the Chairman for the Chief Executive. Assessment is based upon BT’s regular employee survey as well as health and safety and sustainability measures and replaces the previous ESG measure.

Performance against personal contribution and purposeful company measures is assessed individually.

Incentive Share Plan

As noted on page 91 the remuneration structure for both the Chief Executive and Group Finance Director has been rebalanced, with a reduction in annual bonus opportunity, and a shift of emphasis to the long-term. Accordingly the ISP 2014 award for the Chief Executive will be 400% of salary and 280% of salary for the Group Finance Director. The awards are expected to be made in June 2014. The number of shares awarded is calculated using the average middle market price of a BT share for the three days prior to the grant. The ISP 2014 awards will be subject to a holding period of two years, commencing from the end of the three-year performance period. The holding period will apply to the number of shares received on vesting after tax and other statutory deductions. No further performance measures will apply during the holding period as performance will have already been assessed.

The performance conditions will be the same as for the ISP 2013, 40% based on relative TSR, 40% on normalised free cash flow, and 20% growth in underlying revenue excluding transit revenue over a three-year performance period.

The TSR comparator group is the same as for the ISP 2013 except for the removal of Virgin Media who were acquired by Liberty Global. Cable & Wireless Worldwide was removed from the TSR comparator group in 2012/13 and these represent the only changes from the comparator group on page 95.

TSR Vesting schedule

For the ISP awards to be made in June 2014, 40% of the potential outcome is based on relative TSR. The following graph shows the potential vesting of awards based on the TSR element.

The target ranges for the normalised free cash flow and underlying revenue growth excluding transit revenue are set out below:

Measure 2014/15–2016/17	Threshold	Level of vesting	Maximum	Level of vesting[a]
Normalised free cash flow[b]	£8.15bn	25%	£9.15bn	100%
Revenue growth[c]	3.5%	25%	6%	100%

[a]	Vesting level between threshold and maximum will be on a straight line basis.
[b]	Normalised free cash flow is defined on page 61.
[c]	Growth in underlying revenue excluding transit is defined on page 60.

The committee continues to believe that the free cash flow and revenue performance measures are challenging, and the financial performance necessary to achieve awards towards each target is stretching. Targets for threshold performance are established at above consensus market expectations at the time set.

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Chairman and non-executive director remuneration

The fees for non-executive directors, and the fees for the Chairman, were reviewed during the year. The last review of non-executive director fees was in January 2011. The Chairman and executive directors conducted the review, and considered the role and requirements of BT, together with the fees paid to non-executive directors at companies of a similar size and complexity. Company comparator information was provided by Deloitte, independent advisors to the committee, using the same comparator group of companies as for executive remuneration. Following the review, the basic fee for a non-executive director was increased to £67,500 per year from 1 January 2014 (from £62,000). The Chairman’s fee was reviewed by the committee (of which he is not a member). His fee did not increase after this review and is £650,000 per year (2012/13: £650,000).

Additional fees are paid for membership and chairing a Board committee, details of which are given in the table below:

Committee	Member fee	Committee Chair fee
Audit & Risk	£17,500	£30,000
Remuneration	£12,500	£25,000
Nominating & Governance	£7,500	n/aa
BT Pensions	£7,500	£15,000
CSRB[b]	£5,000	n/aa
Equality of Access Board	n/a	£72,500

[a]	Where the Chairman acts as Chair of a Board committee, no additional committee chair fee is payable.
[b]	External members of the CSRB receive a fee of £10,000 per annum.

The Senior Independent Director receives an additional fee of £27,000 for that position.

An additional fee of £2,000 per trip is paid to those non-executive directors travelling from overseas on an inter-continental basis to Board and Board committee meetings.

The Remuneration Committee

This section describes the membership and role of the committee.

Who we are

Tony Ball chairs the Remuneration Committee, made up of independent non-executive directors, which met eight times during the year. Our membership and meeting attendance are set out below.

Committee members

	Meetings
Member	Eligible to attend	Attended
Tony Ball (Chairman)[a]	8	7
Rt Hon Patricia Hewitt[b]	8	8
Nick Rose	8	8

[a]	Tony Ball became chairman on 24 March 2014.
[b]	Patricia Hewitt retired from the Board on 23 March 2014.

Karen Richardson joined the committee on 1 May 2014.

Other Remuneration Matters

In addition to the committee members, the Chairman and Chief Executive are invited to attend meetings, except in instances where their own remuneration is discussed, or other circumstances where their attendance would not be appropriate.

The committee regularly consults the Chief Executive, the Group People Director, the HR Director, Reward and Pensions, and the Group General Counsel and Company Secretary.

Advisors

During the year, the committee received independent advice on executive remuneration matters from Deloitte. Deloitte received £138,000 in fees for these services. The fees are charged on a time spent basis in delivering advice that materially assisted the committee in their consideration of matters relating to executive remuneration.

Deloitte is a founder member of the Remuneration Consultants Group and as such, voluntarily operates under the code of conduct in relation to executive remuneration consulting in the UK.

The committee appointed Deloitte to the role of independent advisors to the committee in 2012 following a competitive tender exercise conducted by the committee.

The committee is comfortable that the Deloitte engagement partner and team, which provide remuneration advice to the committee, do not have connections with BT Group plc that may impair their independence or objectivity. In addition, during 2013/14, Deloitte also provided the company with advice on corporate and indirect taxes, assistance with regulatory, risk and compliance issues and additional consultancy services.

Outside appointments

The committee believes that there are significant benefits, to both the company and the individual, from executive directors accepting non-executive directorships of companies outside BT. The committee will consider up to two external appointments (of which only one may be to the board of a major company), for which a director may retain the fees.

Gavin Patterson is a non-executive director of British Airways for which he receives an annual fee of £50,000 and the benefit of free BA flights.

Ian Livingston received an annual fee of £25,000 as a non-executive director of Celtic and an additional annual fee of £5,000 for chairing their audit committee.

Voting at the 2013 Annual General Meeting

The votes cast in respect of the Directors’ Remuneration Report at the Annual General Meeting held on 17 July 2013 were:

Votes cast in favour	%	Votes cast against	%
4,817,861,382	97.78%	109,334,198	2.22%

118,310,679 votes were withheld. A vote withheld is not counted when calculating voting outcomes.

Committee evaluation

The committee reviews its performance with Board members and other participants, including through the annual Board evaluation. During the year the triennial external evaluation of the Board began, including the Remuneration Committee, more information is provided on page 82.

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Remuneration Principles

Our remuneration principles are to maintain a competitive remuneration package that will attract, retain and motivate a high quality top team, avoid excessive or inappropriate risk taking and align their interests with those of shareholders.

We believe in pay for performance against challenging targets and stretching goals for the annual bonus (including deferred shares) and long-term incentive shares. Our approach is to set base salaries below the median for our comparator group. A significant proportion of the total remuneration package is therefore variable and linked to corporate performance.

The committee determines the remuneration policy for the executive directors and the Chairman. The Chairman is not a member of the committee.

The committee reviews the performance targets regularly to ensure that they are both challenging and closely linked to the group’s strategic priorities. Furthermore, because a large part of the remuneration package is delivered in shares and senior executives are required to build up a significant shareholding themselves, they are directly exposed to the same gains or losses as all other shareholders.

Targets for performance are established at above consensus market expectation at the time they are set.

In setting directors’ remuneration, the committee takes account of the remuneration of other companies of similar size and complexity, using a comparator group defined with the assistance of our independent remuneration consultants Deloitte. The committee also takes into account the pay and employment conditions of all our employees.

The committee continues to keep under review the relationship of risk to remuneration. The Chair of the Audit & Risk Committee is a member of the Remuneration Committee. The Audit & Risk Committee and Nominating & Governance Committee held a joint session during the year to cover areas of common interest to both committees.

The committee is also satisfied that the incentive structure for senior executives does not raise environmental, social or governance risks by inadvertently motivating irresponsible behaviour. Part of the annual bonus depends upon an assessment of each senior executive’s personal contribution to the purposeful company measures, including results of the regular employee surveys and health and safety outcomes. Adherence to these measures is a basic criterion expected of all executives.

The committee retains absolute discretion to reduce variable compensation in light of risk and the group’s overall performance. We would only use this in exceptional circumstances.

Remuneration policy

The following pages set out our Directors’ remuneration policy (the ‘Policy’) which will be put forward for shareholder approval at the 2014 AGM on 16 July 2014 in accordance with section 439A of the Companies Act 2006. The Policy will apply to any remuneration payments or payments for loss of office made on or after the AGM. The Policy is divided into separate sections for the executive directors and the Chairman and the non-executive directors.

Legacy matters

The committee may make remuneration payments and payments for loss of office outside of the Policy below, where the terms of the payment were agreed before the Policy came into effect, or at a time when the relevant individual was not an executive director of the company (provided that, in the opinion of the committee, the payment was not in consideration for the individual becoming an executive director of the company). This includes the exercise of any discretion available to the committee in connection with such payments. Any legacy payments will be disclosed in the Annual Remuneration Report for the relevant year.

Minor amendments

The committee may make minor amendments to the arrangements for the directors as described in the Policy, for regulatory, exchange control, tax or administrative purposes, or to take account of a change in legislation.

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Executive Directors and Chairman

Policy Element	Operation and Opportunity	Performance measures or basis of payment
Base salary Purpose – a core element of remuneration, used to attract and retain executive directors of the calibre required to develop and deliver our business strategy.

Salaries for the executive directors and the Chairman are reviewed annually, although an out-of-cycle review may be conducted if the committee determines it appropriate. A review may not necessarily lead to an increase in salary. Salaries are paid monthly in cash.

The pay and conditions for all UK employees are considered when setting salaries for executive directors and the Chairman.

Whilst there is no maximum salary level, any increase will typically be broadly in line with BT’s UK employee population.

For the executive directors, higher increases may be made under certain circumstances, such as:

—   increase in the scope and/or responsibility of the individual’s role;

—   development of the individual within their role; and

—   where an executive director has been appointed to the Board at a lower than typical level of salary, for example to reflect less experience, larger increases may be awarded to move them closer to market practice as their experience develops.

Individual and business performance are taken into account in deciding salary levels.

Benefits Purpose – to support health and wellbeing and provide employees with a market competitive level of benefits.

Executive directors and the Chairman receive benefits which typically include (but are not limited to) company car (or monthly allowance in lieu of a car or part of such allowance not used for a car), fuel and/ or driver, personal telecommunication facilities and home security, medical and dental cover for the directors and their immediate family, special life cover, professional subscriptions, personal tax advice and financial counselling up to a maximum of £5,000 (excluding VAT) a year.

Where executive directors are required to relocate, the committee may offer additional expatriate benefits, if considered appropriate.

The company purchases directors’ and officers’ liability insurance to cover the directors, and has in place a directors’ and officers’ indemnity. The insurance operates to protect the directors in circumstances where, by law, BT cannot provide the indemnity. Further details of the directors’ and officers’ liability insurance and indemnity are set out on page 112.

While no maximum level of benefits is prescribed, they are generally set at an appropriate market competitive level determined by the committee, taking into account a number of factors including:

—   the jurisdiction in which the employee is based;

—   the level of benefits provided for other employees within the group; and

—   market practice for comparable roles within appropriate pay comparators in that jurisdiction.

The committee keeps the benefit policy and benefit levels under regular review.

Annual bonus Purpose – to incentivise and reward delivery of our business plan on an annual basis.

Executive directors are eligible for an annual bonus. The Chairman is not eligible for an annual bonus. Awards are based on performance in the relevant financial year. The annual bonus is paid in two elements, a cash element, and a deferred element awarded in shares. Annual bonus amounts are not pensionable.

The committee sets annual bonus performance targets each year, taking into account key strategic priorities and the approved budget for the year.

The committee ensures that targets set are appropriately stretching in the context of the corporate plan and that there is an appropriate balance between incentivising executive directors to meet targets, while ensuring that that they do not drive unacceptable levels of risk or drive inappropriate behaviours.

At least one-third of the annual bonus will be granted in the form of deferred shares to strengthen further the alignment of management interests with the long-term interests of shareholders. The deferred element in shares must be held for a deferral period which will not be less than three years. Additional shares may be accrued in lieu of dividends and awarded on any shares which vest. If following the grant of an award, facts subsequently become known to the committee which would justify a reduction in the award, the committee may reduce the number of deferred shares, including to nil. Further information on the malus provisions are set out on page 109.

The maximum annual bonus opportunity is 240% of base salary.

The committee seeks to effectively reward performance against the key elements of our strategy. Measures used typically include, but are not limited to:

—   financial performance measures – these are chosen carefully to ensure alignment between reward and underlying financial performance. As an example, such measures may include free cash flow and earnings per share; and

—  non-financial performance measures – these reflect key company, strategic and individual goals. For example, such measures may include customer service, purposeful company and personal objectives.

In terms of weighting, non-financial measures will typically account for no more than 50% of the total annual bonus.

A sliding scale between 0% and 100% of the maximum award applies for achievement between threshold and maximum performance under the bonus plan.

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Incentive Share Plan (ISP) Purpose – to incentivise executive directors over the longer-term, by rewarding delivery of stretching targets linked to our strategy and long-term value creation.

Executive directors are eligible to participate in the ISP. The Chairman is not eligible to participate. The ISP forms the long-term variable element of executive remuneration. Awards are discretionary and normally vest subject to performance measured over a three-year period.

Under the terms of the plan rules the current ISP has no maximum award level. The committee have determined that it will impose limits for executive directors to apply to future awards. The maximum normal ISP award that may be awarded to an executive director in respect of any financial year of the company will be 400% of basic salary. In exceptional circumstances, for example recruitment, this limit may be increased to 500% of basic salary.

The proposed award levels for 2014/15 are set out on page 101.

Where shares vest, additional shares representing the value of reinvested dividends are added. In respect of ISP awards made to executive directors in June 2014 and future years, there will be a further holding period of two years, commencing from the end of the three-year performance period applicable to the net number of shares received after tax and other statutory deductions. During the holding period, no further performance measures will apply as performance will already have been assessed.

If following the grant of an award, facts subsequently become known to the committee which would justify a reduction in the award, the committee may reduce the number of shares, including to nil. Further information on the malus provisions are set out on page 109.

The committee aligns the performance measures under the ISP with the long-term strategy of the company and considers that strong performance under the chosen measures should result in sustainable value creation:

			—	financial measures – to reflect the financial performance of our business and a direct and focused measure of company success and for example may include free cash flow and revenue measures. We set targets to be appropriately stretching, with regard to a number of internal and external reference points including our business plan and consensus market expectations; and
			—	share price performance measures, to reflect the ultimate delivery of shareholder returns which may, for example, include TSR. This promotes alignment between executive director reward and shareholder value creation. Targets are set with reference to wider market practice and positioned at a level which we consider represents stretching performance. Targets will be measured against a comparator group containing other telecommunication companies and/or companies which are either similar in size or market capitalisation and/or have a similar business mix and spread as BT or operate in comparable markets.

In terms of weighting, share price performance measures will typically account for no more than 50% of the total award.

Under each performance measure, performance below threshold levels would result in nil vesting for that element. For threshold levels of performance, no more than 25% of the maximum for that element would typically vest, rising to 100% for maximum performance.

If an event or transaction occurs which causes the committee to conclude a target is no longer appropriate, the committee can amend that target in a manner which is reasonable in the circumstances provided that the new target produces a fairer measure of performance and is not materially less difficult to satisfy.

Pension Purpose – to attract and retain executive directors of the right calibre by providing market competitive post-retirement income.

Executive directors currently receive a cash allowance in lieu of pension.

The committee may determine that alternative pension provisions will operate for new appointments to the Board. When determining pension arrangements for new appointments, the committee will give regard to:

For executive directors, the maximum cash allowance (or equivalent contribution to an executive director’s pension) may not exceed 30% of salary.

Executive directors who are not members of the BT Pension Scheme benefit from a death in service cover of a lump sum of 4x salary and a dependant’s pension of 30% of capped salary.

	—	the cost of the arrangements;
	—	pension arrangements received elsewhere in the group; and
	—	relevant market practice.
The Chairman does not receive a pension benefit or payment in lieu of such benefit, but does receive a lump sum death in service benefit of £1m.
Save As You Earn Scheme (saveshare) Purpose – to encourage employee share ownership.	Executive directors and the Chairman may participate in the saveshare (HMRC approved savings related share option plan) on the same basis as other eligible employees.		All participants may invest up to the limits operated by the company at the time. There are no performance measures attached to these awards.
ESIP (directshare) Purpose – to encourage employee share ownership.	Executive directors and the Chairman may participate in the Directshare (HMRC approved purchase of shares from gross salary) on the same basis as other eligible employees.		All participants may invest up to the limits operated by the company at the time. There are no performance measures attached to these awards.

Notes to the policy table

1.	For further information on the performance measures applicable to the annual bonus and ISP see page 101.
2.	No performance measures are applicable to salary, benefits, pension, BT saveshare and BT directshare in line with market practice.

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Remuneration arrangements throughout the company

BT operates in a number of different environments and has many employees who carry out diverse jobs across a number of countries:

•	all employees, including directors, are paid by reference to the market rate;
•	performance for managers is measured and rewarded through a number of performance-related bonus schemes across the group;
•	business unit performance measures are cascaded down through the organisation;
•	BT offers employment conditions that reflect our values and are commensurate with a large publicly listed company, including high standards of health and safety and equal opportunities;
•	BT operates all employee share plans in many countries. These are open to all employees where offered; and
•	BT offers a range of employee benefits many of which are available to everyone.

Recruitment

Our recruitment policy is based on a number of key principles:

•	we aim to provide a remuneration package which is sufficient to attract, retain and motivate key talent, while at all times ensuring that we pay no more than is necessary, with due regard to the best interests of the company and our shareholders;
•	the committee will take a number of factors into account in determining the appropriate remuneration package. For example, these may typically include the candidate’s experience and calibre, their circumstances, external market influences and arrangements for existing executive directors;
•	the ongoing remuneration package offered to new directors will only include those elements listed within the policy table;
•	the committee may also consider providing additional benefits to expatriate appointments, where appropriate; and
•	the committee will provide full details of the recruitment package for new executive directors in the next Annual Report on Remuneration and will provide shareholders with the rationale for the decisions that were taken.

The maximum level of variable pay (excluding buyouts for which see below) which may be awarded in respect of a recruitment event (internal or external), will not exceed 740% of base salary, representing the current maximum award under the annual bonus and ISP.

In addition, to facilitate recruitment, the committee may make a one-off award to buy-out variable incentives which the individual would forfeit at their current employer. The committee will give consideration to any relevant factors, typically including the form of the award (e.g. cash or shares), the proportion of the performance/vesting period outstanding and the potential value of the forfeited remuneration, including performance conditions attached to the awards, the likelihood of those conditions being met, and the timing of any potential payments.

In making buying-out awards, the committee may use the relevant provision in the Financial Conduct Authority Listing Rules. This allows for the granting of awards specifically to facilitate, in unusual circumstances, the recruitment of an executive director, without seeking prior shareholder approval. In doing so, the committee will comply with the relevant provisions in force at the date of this report.

Where an executive director is appointed from within the organisation, the company will honour legacy arrangements in line with the original terms and conditions.

In the event of the appointment of a new non-executive director, remuneration arrangements will be in line with those detailed on page 103.

Payment for loss of office

In a departure event, the committee will typically consider:

•	whether any element of annual bonus should be paid for the financial year. Any bonus paid will be limited to the period served during the financial year in which the departure occurs;
•	whether any of the share element of deferred bonus awarded in prior years should be preserved either in full or in part;
•	whether any awards under the ISP should be preserved either in full or in part and if relevant whether the post vesting holding period should apply.

The committee has historically maintained a discretionary approach to the treatment of leavers, on the basis that the facts and circumstances of each case are unique.

In an exit situation, the committee will consider: the individual circumstances; any mitigating factors that might be relevant; the appropriate statutory and contractual position and the requirements of the business for speed of change.

The default position is that an unvested ISP or DBP award or entitlement lapses on cessation of employment, unless the committee applies discretion to preserve some or all of the awards. This provides the committee with the maximum flexibility to review the facts and circumstances of each case, allowing differentiation between good and bad leavers and avoiding ‘payment for failure’.

When considering a departure event, there are a number of factors which the committee takes into account in determining appropriate treatment for outstanding incentive awards. These include:

•	the position under the relevant plan documentation;
•	the individual circumstances of the departure;
•	the performance of the company/individual during the year to date; and
•	the nature of the handover process.

In some cases, the treatment is formally prescribed under the rules of the relevant plan so that where there are ‘good leaver’ circumstances awards, which would otherwise lapse by default, vest either on the normal vesting date or on cessation of employment. These circumstances include death, injury, ill-health, disability, redundancy or sale of the company or business. If the director dies or leaves due to ill health or injury, ISP awards which have less than 12 months of the performance period remaining or DBP awards which have less than 12 months of the deferred period to run, vest automatically on leaving. In other leaver circumstances the committee has discretion to determine when, and to what extent, awards vest.

The committee considers the leaver circumstances along a continuum, ranging from ‘bad leaver’ scenarios such as termination of employment for gross misconduct or resignation, through to the ‘good leaver’ scenarios outlined above. Accordingly the committee may apply (or disapply) such performance conditions or time pro-rating to awards vesting in these circumstances as it considers appropriate.

All-employee plans – leavers

The treatment of saveshare options and directshare shares on leaving is as determined under the respective HMRC approved rules. For saveshare, someone who ceases to be an employee in special circumstances (for example injury, disability, death, or following sale of the company or business where they work) may exercise the option within six months after leaving (or 12 months in the case of death) or the relevant corporate event. If someone leaves for a reason not falling within special circumstances, the option lapses on the date the individual leaves.

ISP/DBP – change of control

In the event of a takeover or scheme of arrangement involving the company, ISP and DBP awards will vest, at a minimum, to the extent that any applicable performance measures have been satisfied at the time

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(subject to the committee’s discretion to determine the appropriate level of vesting, having regard to such relevant factors as it decides to take into account). If the acquiring company offers to exchange awards over BT shares for awards over its shares (or shares in another company), awards will normally be exchanged and continue under the rules of the relevant plan. If within 12 months of a change of control, a participants employment is terminated by his employer other than for misconduct or performance or he or she resigned as a result of a reduction of his or her duties or responsibilities constituting a material breach of the individuals contract, the participant is entitled to receive an amount equal to the difference between the value he or she received on the change of control he would have received if the relevant performance condition had been met in full.

In the event of a voluntary winding up of the company, awards may vest on the members’ resolution to voluntarily wind-up the company being passed.

Employment conditions elsewhere in the group

The committee considers the pay and conditions of employees throughout the company when determining the remuneration arrangements for executive directors although no direct comparison metrics are applied.

In particular, the committee considers the relationship between general changes to UK employees’ remuneration and executive director reward.

Whilst the committee does not directly consult with our employees as part of the process of determining executive pay, the Board does receive feedback from employee surveys that takes into account remuneration in general. The committee also receives updates from the Group People Director.

Executive director and Chairman service contracts

The other key terms of the service contracts for the current executive directors and the Chairman are set out below.

The termination provisions described above are without prejudice to BT’s ability in appropriate circumstances to terminate in breach of the notice period referred to above, and thereby be liable for damages to the executive director or Chairman.

In the event of termination by BT, each executive director and the Chairman may have entitlement to compensation in respect of his or her statutory rights under employment protection legislation in the UK.

Where appropriate, BT may also meet a director’s reasonable legal expenses in connection with either his appointment or termination of his appointment.

There are no other service agreements, letters of appointment or material contracts, existing or proposed, between the company and any of the executive directors

Illustration of executive director pay scenarios

Our remuneration policy aims to ensure that a significant proportion of pay is dependent on the achievement of stretching performance targets. The committee has considered the level of total remuneration that would be payable under different performance scenarios and is satisfied that, as the graph below illustrates, executive pay is appropriate in the context of the performance required and is aligned with shareholders’ interests.

The illustrative scenarios below set out the total remuneration that might be received by each executive director for different levels of performance, based on our remuneration policy.

The minimum reflects base salary, pension and benefits only which are not performance related.

	Performance	Assumptions
Fixed pay	All scenarios	• Consists of total fixed pay – base salary, benefits and pension
– Base salary – salary effective as at June 2014 – Benefits – amount received by each director in 2013/14 – Pension – cash supplement in lieu of pension provision for 2014/15
Variable pay	Minimum	• No payout under the annual bonus • No vesting under the ISP
	On-target	• 50% of the maximum payout under the annual bonus • 25% of maximum vesting under the ISP
	Maximum	• 100% of the maximum payout under the annual bonus • 100% of maximum vesting under the ISP

For these purposes, we have assumed a usual maximum ISP award of 400% of base salary for the CEO and 280% of base salary for the GFD. The absolute maximum ISP award under our remuneration policy is 500% of base salary.

For the GFD, we have also assumed a maximum bonus opportunity of 210% of salary.

Provision	Policy
Notice period	• 12 months’ notice by the company, six months’ notice by the executive director or Chairman (there is no fixed expiry date).
Termination payment

•  In lieu of giving an executive director or the Chairman 12 months’ notice, BT may terminate the director’s contract and make a payment in lieu of salary to which the director was entitled if he or she had received notice and the value of contractual benefits for the period.

•  In respect of the executive directors, the payments in lieu will be payable in equal monthly instalments until the date on which the notice period would have expired or (if earlier) the date on which the director secures alternate employment with the same or higher basic salary or fee. In the event that the director secures alternate employment at a basic salary of £30,000 or higher, but lower than their salary, payment in lieu will be reduced by the amount of the new lower salary received. The Board retains the right to lower the payment in lieu of the directors new employment if it considers the new employment terms of the director are not appropriately balanced between basic salary and other elements, and may cease making payments entirely where the Board is not satisfied the director is making reasonable efforts to secure alternative employment.

•  In respect of the Chairman, the payment in lieu will be payable in equal monthly instalments until the earlier of 12 months from the date of termination or the date the Chairman secures alternate full-time employment.

Remuneration and benefits

•  Participation in the incentive plans ISP, DBP and annual bonus, saveshare and directshare, is non-contractual. The Chairman does not participate in the ISP, DBP or any annual bonus.

•  Other benefits include pension (including life cover), dental cover, car, private health care (including spouse and children under age of 18 or 21 if in full time education), telecommunication facilities, home security and professional subscriptions. The Chairman does not receive pension benefits but is entitled to all other benefits.

•  The Chairman receives an all-inclusive fee for the role.

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ISP awards have been shown at face value, with no share price growth or discount rate assumptions. All-employee share plans (Saveshare and Directshare) have been excluded, as have any legacy awards held by executive directors.

Fixed pay is calculated as follows:

	Salary £000	Benefits £000	Pension £000	Total fixed pay £000
Chief Executive	950	43	285	1,278
Group Finance Director	630	32	189	851

Other Remuneration Policies

Malus

Under the terms of the DBP and ISP, if following the grant of an award, facts subsequently become known to the committee which would justify a reduction in the award, the committee may reduce the number of shares under award to take account of this, including to nil. In order to retain flexibility, the events under which this may apply are not formally stipulated in the rules. However, for illustration, such events may include, for example, miss-statement of the financial accounts, fraud or material failure of risk management. Other elements of remuneration are not subject to recovery arrangements.

Dilution

For a number of years we have generally used treasury shares to satisfy the exercise of share options and the vesting of share awards under our employee share plans. We intend to use both treasury shares and shares purchased by the BT Group Employee Share Ownership Trust (the Trust) for share option exercises, and shares purchased by the Trust for the vesting of executive share awards in 2014/15. At the end of 2013/14, shares equivalent to 9.35% of the issued share capital (excluding treasury shares) would be required for all share options and awards outstanding. Of these, we estimate that for 2014/15, shares equivalent to approximately 3.81% of the issued share capital (excluding treasury shares) will be required for all the employee share plans.

Consideration of shareholder views

The committee is strongly committed to an open and transparent dialogue with shareholders on remuneration matters. We believe that it is important to meet regularly with our key shareholders to understand their views on our remuneration arrangements and discuss our approach going forward.

The committee will continue to engage with shareholders going forward and will aim to consult on any material changes to the application of the approved remuneration policy or proposed changes to the policy.

Non-executive directors

The Board aims to recruit high-calibre Non-Executive Directors (NEDs), with broad commercial, international or other relevant experience.

The table of remuneration policy for NEDs is set out on page 110.

Non-executive directors’ letters of appointment

Each non-executive director has an appointment letter setting out the terms of his or her appointment. They do not have service contracts. The letter includes membership of any Board committees, the fees to be paid and the time commitment expected. We ask each non-executive director to allow a minimum commitment of 22 days each year, subject to committee responsibilities, and to allow slightly more in the first year in order to take part in the induction programme. The actual time commitment required in any year may vary depending on business. We highlight that additional time may be required if the company is going through increased activity.

Appointments are for an initial period of three years. During that period, either party can give the other at least three months’ notice of termination. All Board appointments automatically terminate in the event of a director not being elected or re-elected by shareholders at the Annual General Meeting each year. The appointment of a non-executive director is terminable on notice by the company without compensation. At the end of the period, the appointment may be continued by mutual agreement. Further details of appointment arrangements for non-executive directors are set out on page 110.

The appointment letter also covers matters such as confidentiality, data protection and BT’s share dealing code.

We reviewed the directors’ appointment letters during the year and provided each non-executive director with an updated letter of appointment to incorporate in particular the changes required by the new regimes for directors’ remuneration reporting and voting.

Inspection by the public

The service agreements and letters of appointment are open for inspection by the public at the registered office of the company.

They will also be available for inspection commencing one hour prior to the start of our AGM, to be held in London on 16 July 2014.

Non-executive directors’ remuneration

Non-executive directors, in accordance with BT’s Articles of Association, cannot individually vote on their own remuneration. Non-executive director remuneration is reviewed by the Chairman and the executive directors, and discussed and agreed by the Board. Non-executive directors may attend the Board discussion but may not participate in it.

An additional fee of £2,000 per trip is paid to those non-executive directors travelling from overseas on an inter-continental basis to Board and Board committee meetings.

To align further the interests of the non-executive directors with those of shareholders, the company’s policy is to encourage directors to purchase, on a voluntary basis, BT shares to the aggregate value of £5,000 each year for each year of service. The directors are asked to hold these shares until they retire from the Board. This policy is not mandatory.

No element of non-executive director remuneration is performance-related. Non-executive directors do not participate in BT’s bonus or employee share plans and are not members of any of the company pension schemes.

110	Governance

The table below sets out the remuneration policy for non-executive directors.

Non-executive director fees

Element/purpose and link to strategy	Operation	Opportunity
Purpose – core element of remuneration, paid for fulfilling the relevant role

•  NEDs receive a basic fee, paid monthly in respect of their board duties.

•  Further fees may be paid for chairmanship or membership of Board committees or to the Senior Independent Director.

•  Additional fees up to £2,000 may also be payable to NEDs travelling regularly from overseas on an intercontinental basis to Board and committee meetings.

•  NEDs are not eligible for annual bonus, share incentives, pensions or other benefits.

•  Fees are typically reviewed annually.

•  Expenses incurred in the performance of non-executive duties for the company may be reimbursed or paid for directly by the company, as appropriate.

•  Current fee levels can be found in the Annual Report on Remuneration on page 103.

•  Fees are set at a level which is considered appropriate to attract and retain NEDs of the necessary calibre.

•  Fee levels are normally set by reference to the level of fees paid to NEDs serving on boards of similarly-sized, UK-listed companies, taking into account the size, responsibility and time commitment required of the role.

•  The company’s Articles of Association provide the maximum fee level is payable. The maximum is based on NED fees benchmarked as at 1 April 1999 with increases linked to the Retail Price Index.

Directors’ service agreements and letters of appointment

The dates on which directors’ initial service agreements/letters of appointment commenced and the current expiry dates are as follows:

Chairman and executive directors	Commencement date	Expiry date of current service agreement or letter of appointment

Sir Michael Rake	26 September 2007	The agreement is terminable by the company on 12 months’ notice and by the director on six months’ notice.

Gavin Patterson[a]	10 September 2013	Initial term until 10 September 2014, and thereafter terminable by the company on 12 months’ notice and by the director on six months’ notice.

Tony Chanmugam	1 October 2013	Initial term until 1 October 2014 and thereafter terminable by the company on 12 months’ notice and by the director on six months’ notice.

Non-executive directors

Phil Hodkinson	1 February 2006	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in February 2012 following extension in 2009.

Tony Ball	16 July 2009	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in June 2012.

Nick Rose	1 January 2011	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in December 2013.

Jasmine Whitbread	19 January 2011	Letter of appointment was for an initial period of three years. The appointment was extended for a further three years in December 2013.

Karen Richardson	1 November 2011

Warren East	1 February 2014	Letters of appointment are for an initial period of three years.

Iain Conn	1 June 2014

[a]	Gavin Patterson’s service agreement was updated on 16 September 2013 due to his appointment as Chief Executive. His previous service agreement commenced on 1 June 2008.

There are no other service agreements, letters of appointment or material contracts, existing or proposed, between the company and any of the directors. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any director or executive officer was selected to serve. There are no family relationships between the directors.

Tony Ball

Chairman of the Remuneration Committee

7 May 2014

Governance	111

Directors’ information

Statement of directors’ responsibilities

The directors are responsible for preparing the Annual Report, the Report on Directors’ Remuneration and the Financial statements in accordance with applicable law and regulations. Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, and the parent company financial statements in accordance with UK GAAP. In preparing the consolidated financial statements, the directors have also elected to comply with IFRS, issued by the International Accounting Standards Board (IASB). Under company law, the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the group and the company and of the profit or loss of the group for that period. In preparing these financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;
•	make judgements and accounting estimates that are reasonable and prudent;
•	state whether IFRS, as adopted by the European Union, and IFRS issued by the IASB and applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the consolidated and parent company financial statements respectively; and
•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the company and the group and enable them to ensure that the financial statements and the Report on Directors’ Remuneration comply with the Companies Act 2006 and, as regards the consolidated financial statements, Article 4 of the IAS Regulation. They are also responsible for safeguarding the assets of the company and the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website. Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Each of the directors, whose names and functions are listed on pages 78 to 79 confirms that, to the best of their knowledge:

•	the consolidated financial statements, which have been prepared in accordance with IFRS, as adopted by the European Union, give a true and fair view of the assets, liabilities, financial position and profit of the group; and
•	the Strategic Report on pages 13 to 74 includes a fair review of the development and performance of the business and the position of the group, together with a description of the principal risks and uncertainties that it faces.

Fair, balanced and understandable

In accordance with the principles of the UK Corporate Governance Code, we have arrangements in place to ensure that the information presented in the Annual Report is fair, balanced and understandable – these are described on page 83.

The Board considers, on the advice of the Audit & Risk Committee that the Annual Report, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess the company’s performance, business model and strategy.

Significant accounting policies, critical accounting estimates and key judgements

Our significant accounting policies are set out on pages 129 to 134 of the consolidated financial statements and conform with IFRS. These policies and applicable estimation techniques have been reviewed by the directors who have confirmed them to be appropriate for the preparation of the 2013/14 consolidated financial statements.

Disclosure of information to auditors

So far as each of the directors is aware, there is no relevant information that has not been disclosed to the auditors and each of the directors believes that all steps have been taken that ought to have been taken to make them aware of any relevant audit information and to establish that the auditors have been made aware of that information.

Going concern

The Strategic Report on pages 13 to 74 includes information on the group structure, the performance of each of the lines of business, the impact of regulation and competition and principal risks and uncertainties. The Group Performance section on pages 57 to 73 includes information on our group financial results, financial outlook, cash flow and net debt and balance sheet position. Notes 22, 23, 24 and 26 of the consolidated financial statements include information on the group’s investments, cash and cash equivalents, borrowings, derivatives, financial risk management objectives, hedging policies and exposure to interest, foreign exchange, credit, liquidity and market risks.

Alongside the factors noted above, the directors have considered the group’s cash flow forecasts, in particular with reference to the period to the end of May 2015. The directors are satisfied that this cash flow forecast, taking into account reasonably possible risk sensitivities associated with this forecast and the group’s current funding and facilities, alongside the group’s funding strategy, shows that the group will continue to operate for the foreseeable future. The directors therefore continue to have a reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future and continue to adopt a going concern basis (in accordance with the guidance ‘Going Concern and Liquidity Risk: Guidance for Directors of UK Companies 2009’ issued by the Financial Reporting Council) in preparing the consolidated financial statements.

There has been no significant change in the financial or trading position of the group since 31 March 2014.

Independent advice

The Board has a procedure for directors, in carrying out their duties, to take independent professional advice if necessary, at BT’s expense. All directors also have access to the advice and services of the Company Secretary.

112	Governance

General information

Directors’ and officers’ liability insurance and indemnity

For some years, BT has purchased insurance to cover the directors, officers and employees in positions of managerial supervision of BT Group plc and its subsidiaries against defence costs, civil damages and, in some circumstances, civil fines and penalties following an action brought against them in their personal capacity. The policy also covers such individuals whilst serving at the company’s request as directors of other companies or of joint ventures or on the boards of trade associations or charitable organisations. The insurance operates to protect the directors and officers directly in circumstances where, by law, BT cannot provide an indemnity and also provides BT, subject to a retention, with cover against the cost of indemnifying a director or officer. One layer of insurance is ring-fenced for the directors of BT Group plc. As at 7 May 2014, and throughout 2013/14, the company’s wholly-owned subsidiary, British Telecommunications plc, has provided an indemnity in respect of a similar group of people who would be covered by the above insurance. Neither the insurance nor the indemnity provides cover where the person has acted fraudulently or dishonestly.

Interest of management in certain transactions

During and at the end of 2013/14, none of BT’s directors was materially interested in any material transaction in relation to the group’s business and none is materially interested in any presently proposed material transactions.

Power to authorise conflicts

All directors have a duty under the Companies Act 2006 (the 2006 Act) to avoid a situation in which he or she has, or can have a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the company. The company’s Articles of Association include provisions for dealing with directors’ conflicts of interest in accordance with the 2006 Act. The company has procedures in place, which it follows, to deal with situations where directors may have any such conflicts, which require the Board to:

•	consider each conflict situation separately on its particular facts;
•	consider the conflict situation in conjunction with the rest of its duties under the 2006 Act;
•	keep records and Board minutes as to authorisations granted by directors and the scope of any approvals given; and
•	regularly review conflict authorisation.

US Regulation

New York Stock Exchange

BT, as a foreign issuer with American Depositary Shares listed on the New York Stock Exchange (NYSE), is obliged to disclose any significant ways in which its corporate governance practices differ from the corporate governance listing standards of the NYSE.

We have reviewed the NYSE’s listing standards and believe that our corporate governance practices are consistent with them, with the following exception where we do not meet the strict requirements set out in the standards. These state that companies must have a nominating/corporate governance committee composed entirely of independent directors and with written terms of reference which, in addition to identifying individuals qualified to become board members, develops and recommends to the Board a set of corporate governance principles applicable to the company. We have a Nominating & Governance Committee whose terms of reference include governance and compliance issues (see Nominating & Governance Committee Chairman’s report on page 86). The Nominating & Governance Committee’s terms of reference are in line with the requirements set out in the standards. However, the committee is chaired by the Chairman, Sir Michael Rake, who is not considered independent under the NYSE’s listing standards. The Board and the Nominating & Governance Committee are made up of a majority of independent, non-executive directors.

The US Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act), the US Securities and Exchange Commission (SEC) and NYSE listing standards require companies to comply with certain provisions relating to their audit committee. These include the independence of audit committee members and procedures for the treatment of complaints regarding accounting or auditing matters. We are fully compliant with these requirements.

US Sarbanes-Oxley Act of 2002

BT has securities registered with the SEC. As a result, we must comply with those provisions of the Sarbanes-Oxley Act applicable to foreign issuers. We comply with the legal and regulatory requirements introduced pursuant to this legislation, in so far as they are applicable. The Audit & Risk Committee includes Nick Rose who, in the opinion of the Board, is an ‘audit committee financial expert’ and is independent (as defined for this purpose). The Board considers that the committee’s members have broad commercial knowledge and extensive business leadership experience, having held between them various prior roles in major business, financial management, and financial function supervision and that this constitutes a broad and suitable mix of business and financial experience on the committee.

You can view the code of ethics adopted for the purposes of the Sarbanes-Oxley Act at www.bt.com/ethics

The code of ethics adopted for the purposes of the Sarbanes-Oxley Act applies to the Chief Executive, Group Finance Director and senior finance managers.

Governance	113

Disclosure controls and procedures

The Chief Executive and Group Finance Director, after evaluating the effectiveness of BT’s disclosure controls and procedures as of the end of the period covered by this Annual Report & Form 20-F, have concluded that, as of such date, BT’s disclosure controls and procedures were effective to ensure that material information relating to BT was made known to them by others within the group.

The Chief Executive and Group Finance Director concluded that BT’s disclosure controls and procedures are also effective to ensure that the information required to be disclosed by the company in reports that it files under the Securities Exchange Act of 1934 (Exchange Act) is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC.

The Chief Executive and Group Finance Director have also provided the certifications required by the Sarbanes-Oxley Act.

Internal control over financial reporting

BT’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the group. Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with IFRS. Management conducted an assessment of the effectiveness of internal control over financial reporting based on the framework for internal control evaluation contained in the Revised Guidance for Directors on the UK Governance Code published by the Financial Reporting Council (the Turnbull Guidance).

Based on this assessment, management has concluded that at 31 March 2014, BT’s internal control over financial reporting was effective.

There were no changes in BT’s internal control over financial reporting that occurred during 2013/14 that have materially affected, or are reasonably likely to have materially affected, the group’s internal control over financial reporting. Any significant deficiency, as defined by the US Public Company Accounting Oversight Board (PCAOB), in internal control over financial reporting, is reported to the Audit & Risk Committee. PricewaterhouseCoopers LLP, which has audited the consolidated financial statements for 2013/14, has also audited the effectiveness of the group’s internal control over financial reporting under Auditing Standard No.5 of the PCAOB.

The Auditors’ report is on page

Internal control and risk management

The Board is responsible for the group’s systems of internal control and risk management and for reviewing each year the effectiveness of those systems. Such systems are designed to manage, rather than eliminate, the risk of failure to achieve business objectives; any system can provide only reasonable, and not absolute, assurance against material misstatement or loss. The process in place for reviewing BT’s systems of internal control includes procedures designed to identify and evaluate failings and weaknesses, and, in the case of any categorised as significant, procedures exist to ensure that necessary action is taken to remedy the failings.

The Board also takes account of significant social, environmental and ethical matters that relate to BT’s businesses and reviews annually BT’s corporate responsibility policy. The company’s workplace practices, specific environmental, social and ethical risks and opportunities and details of underlying governance processes are dealt with in pages 24 to 29 in the Delivering our strategy section and Our performance as a responsible and sustainable business on pages 71 to 73.

We have enterprise-wide risk management processes for identifying, evaluating and managing the principal risks faced by the group. These processes have been in place throughout the year and have continued up to the date on which this document was approved. The processes are in accordance with the Turnbull Guidance.

Risk assessment and evaluation take place as an integral part of BT’s annual strategic planning cycle. We have a detailed risk management process which identifies the key risks facing the group, each line of business and our internal service unit, BT TSO.

Our current key risks are summarised in the Strategic Report – Our risks on pages 50 to 55.

The key features of the enterprise-wide risk management and internal control process comprise the following procedures:

•	Senior executives collectively review the group’s key risks and have created a Group Risk Register describing the risks, owners and mitigation strategies. This is reviewed by the Group Risk Panel and the Operating Committee before being reviewed and approved by the Board.
•	The lines of business and BT TSO (internal service unit) carry out risk assessments of their operations, create risk registers relating to those operations, and ensure that the key risks are addressed.
•	Senior executives with responsibilities for major group operations report quarterly with their opinion on the effectiveness of the operation of internal controls in their areas of responsibility.
•	The group’s internal auditors carry out continuing assessments of the quality of risk management and control, report to management and the Audit & Risk Committee on the status of specific areas identified for improvement and promote effective risk management in the lines of business and our internal service unit.
•	The Audit & Risk Committee, on behalf of the Board, considers the effectiveness of the internal control procedures in the group during the financial year. It reviews reports from the internal and external auditors and reports its conclusions to the Board. The Audit & Risk Committee has carried out these actions for 2013/14.

Joint ventures and associates, which BT does not control, have not been dealt with as part of the group risk management process and are responsible for their own internal control assessment.

BT’s significant accounting policies are set out on pages 129 to 134. The consistent application of those policies is subject to ongoing verification through management review and independent review by internal and external auditors.

The processes supporting the preparation and consolidation of the financial statements have been documented and are subject to annual verification through the programme of testing conducted by our internal auditors. This serves to confirm the operation of the internal controls over financial reporting and compliance with the Sarbanes-Oxley Act. The Audit & Risk Committee reviews BT’s published financial results, related disclosures and accounting judgements. The committee’s activities are set out on pages 83 to 85.

The Board has approved the formal statement of matters which are reserved to it for consideration, approval or oversight. It has also approved the group’s corporate governance framework, which sets out the high level principles by which BT is managed and the responsibilities and powers of the Operating Committee and the group’s senior executives. As part of this framework, the development and implementation of certain powers relating to group-wide policies and practices are reserved to identified senior executives.

114	Governance

Capital management and funding policy

The objective of our capital management and funding policy is to reduce net debt while investing in the business, supporting the pension fund and paying progressive dividends.

The Board reviews the group’s capital structure regularly. Management proposes actions which reflect the group’s investment plans and risk characteristics as well as the macro-economic conditions in which we operate.

Our funding policy is to raise and invest funds centrally to meet the group’s anticipated requirements. We use a combination of capital market bond issuance, commercial paper borrowing, committed borrowing facilities and investments. These are planned so as to mature at different stages in order to meet short, medium and long-term requirements.

Details of our treasury management policies are included in note 26 to the consolidated financial statements.

Financial instruments

Details of the group’s financial risk management objectives and policies of the group and exposure to interest risk, credit risk, liquidity risk and foreign exchange are given in note 26 to the consolidated financial statements.

Credit risk management policy

We take proactive steps to minimise the impact of adverse market conditions on our financial instruments. In managing investments and derivative financial instruments, the group’s central treasury function monitors the credit quality across treasury counterparties and actively manages any exposures which arise. This central team continually reviews any credit exposures, whether arising from centrally-managed financial instruments or from the group’s trade-related receivables. Management within the lines of business also actively monitors any exposures arising from trading balances.

Off-balance sheet arrangements

Other than the financial commitments and contingent liabilities disclosed in note 29 to the consolidated financial statements, there are no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on: our financial condition; changes in financial condition; revenues or expenses; results of operations; liquidity; capital expenditure; or capital resources.

Legal proceedings

We do not believe that there is any single current court action that would have a material adverse effect on our financial position or operations. During 2013/14, the aggregate volume and value of legal actions to which we are party reduced.

Other statutory information

Certain provisions of the 2006 Act require us to make additional disclosures. A number of these disclosures can be found elsewhere in this Report as set out below:

•	structure of BT’s share capital (page 180) including the rights and obligations attaching to the shares (pages 197 to 199);
•	restrictions on the transfer of BT shares and voting rights (pages 197 and 199);
•	significant direct or indirect shareholdings (page 115); and
•	appointment and replacement of directors (pages 109, 110 and 199).

The disclosures which are not covered elsewhere in this Report are:

•	BT has two employee share ownership trusts which hold BT shares for the purpose of satisfying awards made under the various employee share plans. The trustee of the BT Group Employee Share Investment Plan may invite participants, on whose behalf it holds shares, to direct it how to vote in respect of those shares, and, if there is an offer for the shares or other transaction which would lead to a change of control of BT, participants may direct it to accept the offer or agree to the transaction. In respect of shares held in the BT Group Employee Share Ownership Trust, the trustee abstains from voting those shares. If there is an offer for the shares, the trustee is not obliged to accept or reject the offer but will have regard to the interests of the participants, may consult them to obtain their views on the offer and may otherwise take the action with respect to the offer it thinks fair.
•	We are not aware of any agreements between shareholders that may result in restrictions on the transfer of shares or on voting rights.
•	No person holds securities carrying special rights with regard to control of the company.
•	Proxy appointment and voting instructions must be received by the registrars not less than 48 hours before a general meeting (see also page 197).
•	Any amendment of BT’s Articles of Association requires shareholder approval in accordance with legislation in force from time to time.
•	The powers of the directors are determined by UK legislation and the Articles of Association. The directors are authorised to issue and allot shares, and to undertake purchases of BT shares subject to shareholder approval at the AGM.
•	BT Group plc is not party to any significant agreements that take effect, alter or terminate upon a change of control following a takeover.
•	We do not have any agreements with directors providing for compensation for loss of office or employment that occurs because of a takeover. There is similarly no such provision in standard contracts for employees.

Political donations

Our policy is that no company in the group will make contributions in cash or kind to any political party, whether by gift or loan. However, the definition of political donations used in the 2006 Act is very much broader than the sense in which these words are ordinarily used. It may cover activities such as making Members of Parliament and others in the political world aware of key industry issues and matters affecting the company. These actions make an important contribution to their understanding of BT.

The authority we are requesting at the AGM is not designed to change the above policy. It will, however, ensure that the group continues to act within the provisions of the 2006 Act requiring companies to obtain shareholder authority before they can make donations to EU political parties and/or political organisations as defined in the 2006 Act. During 2013/14, the company’s wholly-owned subsidiary, British Telecommunications plc, made payments totalling £3,000 (2012/13: £739) to cover the cost of a briefing meeting with MPs, MSPs and councillors of the Scottish National Party. No loans were made to any political party by any company in the BT group.

Governance	115

Shareholders and Annual General Meeting

Relations with shareholders

The Chief Executive and Group Finance Director, as well as other senior executives, hold meetings with BT’s institutional shareholders and prospective shareholders to discuss BT’s strategy and financial performance. The Chairman met with major shareholders during the year. All non-executive directors have an invitation to attend investor meetings if they wish.

During the course of the year, Patricia Hewitt, and subsequently Tony Ball, as chair of the Remuneration Committee, met with bodies representing institutional investors to discuss, in particular, remuneration issues.

We control contact with institutional investors (and with financial analysts, brokers and the media) through written guidelines to ensure the protection of commercial and inside information that has not already been made generally available to the market.

During the year, we surveyed 10,000 private shareholders selected at random to help us improve our engagement with them. In response to the survey’s findings, we have included more information on BT’s financial performance, strategy and future plans in our shareholder communications.

We provide the directors with regular reports and other written briefings on shareholders’ and analysts’ views and the Company Secretary notifies directors of changes in the holdings of the principal shareholders. We have procedures to ensure the timely release of inside information and for the publication of financial results and regulatory financial statements. The Disclosure Committee, a committee of senior executives, which is chaired by the Company Secretary, also reviews all significant announcements for accuracy and compliance requirements.

Substantial shareholdings

At 1 May 2014, BT had received notification, under the Disclosure & Transparency Rules issued by the Financial Conduct Authority, in respect of the following holding of shares:

	Shares	% of total voting rights
Legal & General plc	236,206,686	Below 3%

In addition to the above, BlackRock Inc holds 458,851,515 shares representing 5.79% of total voting rights and Invesco Limited holds 518,314,737 shares representing 6.54% of total voting rights. No changes in these holdings have been notified to BT in 2013/14.

Annual General Meeting

Resolutions

We will ask our shareholders to vote on the Annual Report at the AGM and to vote separately on the Report on Directors’ Remuneration. Following a change in legislation since the 2013 AGM, approval of the latter is now sought in two parts.

As part of our policy to involve shareholders fully in the affairs of the company, we give them the opportunity at the AGM to ask questions about BT’s activities. We also give shareholders the opportunity to vote on every substantially different issue by proposing a separate resolution for each issue. Before the AGM, we will count the proxy votes for and against each resolution, as well as votes withheld, and we will make the results available at the meeting. As at the 2013 AGM, we will take votes on all matters at the 2014 AGM on a poll, except procedural issues. We will count every vote cast, whether in person or by proxy at the meeting. We will post the outcome of voting on the resolutions on our website as soon as possible after the meeting. It is our policy for all directors to attend the AGM if at all possible. While, because of ill health or other pressing reasons, this may not always be possible, in normal circumstances this means that the chairs of the Audit & Risk, Nominating & Governance and Remuneration Committees are at the AGM and are available to answer relevant questions. All the directors attended the 2013 AGM.

We set out the 21 resolutions to be proposed at the 2014 AGM on 16 July, together with explanatory notes, in the separate Notice of meeting 2014 which we send to all shareholders who have requested shareholder documents by post. We notify all shareholders of the publication of these documents, which we send out in the most cost-effective way. We aim to give as much notice of our AGM as possible and at least 21 clear days’ notice, as required by our Articles of Association. In practice, we send these documents to shareholders more than 20 working days before the AGM.

We will propose at the AGM resolutions to re-appoint PricewaterhouseCoopers LLP as BT’s auditors and to authorise the directors to agree their remuneration.

We will broadcast the presentation made by the Chairman and the Chief Executive live on our website at www.bt.com/btagm2014 and it will be available after the AGM

Authority to purchase shares

The authority given at last year’s AGM of the company, held on 17 July 2013, for BT to purchase in the market 788m of its shares, representing 10% of the issued share capital, expires on 16 July 2014. Shareholders will be asked to give a similar authority at the 2014 AGM.

During 2013/14, 27m shares of 5p each were purchased under this authority (0.34% of the share capital) for a consideration of £98m, at an average price of £3.52 per share. During 2013/14, 66m treasury shares were transferred to meet BT’s obligations under our employee share plans. At 7 May 2014, a total of 231m shares were retained as treasury shares. All the shares were purchased in an on-market programme of buying back BT shares from May 2013 to March 2014.

In addition, the BT Group Employee Share Ownership Trust purchased 59m BT shares for a total consideration of £204m, all of which continued to be held in the Trust at 7 May 2014.

As permitted by the Companies Act, we have chosen to include in the Strategic Report the following information (required by law to be included in the Report of the Directors):

•	the final dividend proposed by the Board (page 59);
•	an indication of likely future developments in the business of the company (see the Strategic Report on pages 13 to 74);
•	an indication of our R&D activities (page 28);
•	information about our people (page 24); and
•	information about greenhouse gas emissions (page 47).

By order of the Board

Dan Fitz

Group General Counsel & Company Secretary

7 May 2014

The art of connecting leading global companies

Unilever operates around the world. Its world-leading brands, including Wall's Ice Cream, Dove beauty products, Lipton and Knorr, are consumed by two billion people every day.

BT has worked with Unilever for more than a decade, providing network services and solutions which are helping it grow more efficiently and sustainably. As well as delivering a fully integrated network providing voice, data, video and mobility services to the company's 173,000 employees across nearly 100 countries, BT is also delivering collaboration services such as audio and video conferencing. These services are helping Unilever become an increasingly agile business and introduce more sustainable ways of working.

Read about the challenges we've helped our customers face and overcome at www.globalservices.bt.com

Voice from BT

“Worldwide, we are trusted by thousands of organisations, from governments to vast multinationals. They trust us to deliver critical network and IT services. They trust us because we've already helped others to overcome the challenges they face. The things that keep them awake at night. We work to help them become masters of the art of connecting.”

Luis Alvarez – CEO, BT Global Services

Voice of the customer

“Few companies can offer the global, sustainable solutions to help us achieve our ambitious vision. We are delighted to be able to continue our partnership with BT. The continued innovative use of technology is helping us increase productivity, by making our workforce more connected.”

Paulo De Sa – VP Infrastructure Services, Unilever

170	We operate in more than 170 countries
100%	We serve 100% of the FTSE100 companies
84%	We serve 84% of the Fortune 500 companies
86%	Of Interbrands' top 50 annual ranking of the world's most valuable brands

Financial statements	117

Financial statements

118	Auditors’ reports – consolidated financial statements
118	United Kingdom opinion
121	United States opinion

122	Group income statement

123	Group statement of comprehensive income

124	Group balance sheet

125	Group statement of changes in equity

126	Group cash flow statement

127	Notes to the consolidated financial statements
	127	Basis of preparation
	128	Critical accounting estimates and key judgements
	129	Significant accounting policies
	135	Segment information
	139	Operating costs
	140	Employees
	140	Audit, audit related and other non-audit services
	141	Specific items
	142	Taxation
	145	Earnings per share
	145	Dividends
	146	Intangible assets
	148	Property, plant and equipment
	149	Business combinations
	149	Programme rights
	149	Trade and other receivables
	150	Trade and other payables
	151	Provisions
	152	Retirement benefit plans
	160	Own shares
	161	Share-based payments
	163	Investments
	164	Cash and cash equivalents
	164	Loans and other borrowings
	167	Finance expense
	168	Financial instruments and risk management
	175	Other reserves
	176	Related party transactions
	176	Financial commitments and contingent liabilities

177	Auditors’ report – parent company financial statements

178	Financial statements of BT Group plc

181	Subsidiary undertakings

118	Financial statements

United Kingdom opinion

Report of the independent auditors to the members of BT Group plc (consolidated)

Report on the consolidated financial statements

Our opinion

In our opinion the group financial statements, defined below:

•	give a true and fair view of the state of the group’s affairs as at 31 March 2014 and of the group’s profit and cash flows for the year then ended;
•	have been properly prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union; and
•	have been prepared in accordance with the requirements of the Companies Act 2006 and Article 4 of the IAS Regulation.

This opinion is to be read in the context of what we say in the remainder of this report.

Separate opinion in relation to IFRS as issued by the IASB

As explained in note 1 to the financial statements, the group, in addition to applying IFRS as adopted by the European Union, has also applied IFRS as issued by the International Accounting Standards Board (IASB). In our opinion the group financial statements comply with IFRS as issued by the IASB.

What we have audited

The group financial statements, which are prepared by BT Group plc, comprise:

•	the group balance sheet as at 31 March 2014;
•	the group income statement and statement of comprehensive income for the year then ended;
•	the group statement of changes in equity and cash flow statement for the year then ended; and
•	the notes to the group financial statements, which include a summary of significant accounting policies and other explanatory information.

The financial reporting framework that has been applied in their preparation comprises applicable law and IFRS as adopted by the European Union.

Certain disclosures required by the financial reporting framework have been presented elsewhere in the Annual Report & Form 20-F 2014 (the ‘Annual Report’), rather than in the notes to the financial statements. These are cross-referenced from the financial statements and are identified as audited.

What an audit of financial statements involves

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) (‘ISAs (UK & Ireland)’). An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

•	whether the accounting policies are appropriate to the group’s circumstances and have been consistently applied and adequately disclosed;
•	the reasonableness of significant accounting estimates made by the directors; and
•	the overall presentation of the financial statements.

In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited group financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Overview of our audit approach

Materiality

We set certain thresholds for materiality. These helped us to determine the nature, timing and extent of our audit procedures and to evaluate the effect of misstatements, both individually and on the financial statements as whole.

Based on our professional judgement, we determined materiality for the group financial statements as a whole to be £110m (2012/13: £100m), which is an average of 5% of profit before tax for the current year and the previous three years. We used average profit before tax to reduce the potential volatility in the measure year on year.

We agreed with the Audit & Risk Committee that we would report to them misstatements identified during our audit above £5m as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.

Overview of the scope of our audit

The group financial statements are a consolidation of the group’s reporting units, which include operating businesses and centralised functions.

In establishing the overall approach to the group audit, we determined the type of work that needed to be performed at reporting units by us, as the group engagement team, or component auditors from other PwC network firms operating under our instruction. Where the work was performed by component auditors, we determined the level of involvement we needed to have in the audit work at those reporting units to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the consolidated financial statements as a whole.

For three reporting units, an audit of the complete financial information was performed. In a further four reporting units, specific audit procedures on revenue and receivables, purchases and payables, cash and provisions were performed. This, together with additional procedures performed on centralised functions and at the group level, gave us the evidence we needed for our opinion on the consolidated financial statements as a whole. Our audit procedures covered over 80% of the group’s revenue and profit before tax.

Areas of particular audit focus

In preparing the financial statements, the directors made a number of subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. We primarily focused our work in these areas by assessing the directors’ judgements against available evidence, forming our own judgements, and evaluating the disclosures in the financial statements.

In our audit, we tested and examined information, using sampling and other auditing techniques, to the extent we considered necessary to provide a reasonable basis for us to draw conclusions. We obtained audit evidence through testing the effectiveness of controls, substantive procedures or a combination of both.

We considered the following areas to be those that required particular focus in the current year. This is not a complete list of all risks or areas of focus identified by our audit. We discussed these areas of focus with the Audit & Risk Committee. The matters that they considered to be significant issues in relation to the financial statements are set out on page 84.

Financial statements	119

Area of focus	How the scope of our audit addressed the area of focus

Major contracts in BT Global Services and BT Wholesale

We focused on this area because it involves significant judgements regarding the:

•  determination and timing of recognition of contract
   profits;

•  lifetime probability forecasts for the contracts;

•  completeness and adequacy of provisions against
   loss making contracts; and

•  recoverability of contract specific assets.

We evaluated the design and operating effectiveness of controls in respect of major contracts. We tested a sample of major contracts through the year, assessing whether the terms of the contracts, including change notes and contractual amendments, had been accounted for in line with the group’s accounting policies. We assessed the reasonableness of the assumptions and judgements underpinning the forecast performance of the contracts, the adequacy of contract loss provisions and the recoverability of contract specific assets.

Revenue recognition

ISAs (UK & Ireland) presume there is a risk of fraud in revenue recognition because of the pressure management may be under to achieve the planned results. Our risk assessment focused on manual adjustments to revenue.

The accuracy of revenue amounts recorded is an inherent industry risk because of the complexity of the operation of telecom billing systems and the combination of products sold and price changes in the year.

We evaluated the relevant IT systems and the design and operating effectiveness of controls over the capture and recording of revenue transactions. We tested the supporting evidence for manual journal entries posted to revenue accounts to identify unusual items. This included the audit of the reconciliation of amounts billed to customers to the amount of revenue recorded in the financial statements.

Our audit work focused on the internal controls in place over the authorisation of rate changes and the input of this information to the billing systems. We tested the internal controls in place over the calculation of amounts billed to customers. We also tested a sample of customer bills for accuracy. Our testing included customer bills for consumers, corporate and wholesale customers.

Risk of management override of internal controls

ISAs (UK & Ireland) require that we consider the risk that management could override the system of internal controls within the business and intentionally misstate the financial results and position of the group.

We assessed the overall control environment of the group, including the arrangements for staff to “whistleblow” inappropriate actions, and interviewed senior management and the group’s internal audit function. We examined the significant accounting estimates and judgements relevant to the financial statements for evidence of bias by the directors that may represent a risk of material misstatement due to fraud. We also tested the supporting documentation for manual journal entries posted to the financial results. This included the testing of journals posted to the consolidation.

Valuation of the pension scheme obligations and unquoted investments

We focused on this area because the valuation of the pension scheme obligations and unquoted investments require estimates and significant judgement by the directors.

We assessed the reasonableness of actuarial assumptions used in valuing the pension scheme obligations. In assessing the unquoted pension asset investments we tested the valuations, including assessing the key assumptions used.

Regulatory and other provisions

Provisions are based on judgements and estimates by the directors. The current telecom regulatory environment has seen an increased frequency and magnitude of matters brought to Ofcom and the Competition Appeal Tribunal in the UK.

We assessed the key assumptions applied by the directors to calculate new and existing provisions. We tested the calculation of the provisions, validating assumptions by reference to third party data and assessing the judgements for reasonableness against historical trends.

Capitalisation practices and asset lives for property, plant and equipment and software intangible assets

Capitalisation of costs and the useful lives assigned to assets are areas of significant judgement by the directors.

We evaluated the design and operating effectiveness of controls in respect of capitalisation and asset lives. We assessed the appropriateness of the nature of costs being capitalised through testing of amounts recorded and assessing the appropriateness of the accounting treatment. We assessed the appropriateness of the asset lives assigned.

Assessment of the carrying value of goodwill in the BT Global Services line of business

We focused on this area because it involves complex and subjective judgements by the directors, including about the future results of the business.

We evaluated the key assumptions used in the impairment review, in particular the cash flows, long term growth rates and the discount rate. We also performed sensitivity analysis around the key drivers of the cash flow forecasts, including revenue and EBITDA growth. We tested the integrity of the underlying calculations.

Recognition and measurement of potential tax exposures and tax assets

We focused on this area because the directors have made significant judgements in determining the group’s effective tax rate specifically in relation to the recognition of tax exposures and tax assets.

We assessed the appropriateness of the directors’ assumptions and key judgements around actual and potential tax exposures and assets. We utilised our experience of similar situations elsewhere to examine tax planning arrangements.

120	Financial statements

Going concern

Under the Listing Rules we are required to review the directors’ statement, set out on page 111, in relation to going concern. We have nothing to report having performed our review.

As noted in the directors’ statement, the directors have concluded that it is appropriate to prepare the group’s financial statements using the going concern basis of accounting. The going concern basis presumes that the group has adequate resources to remain in operation, and that the directors intend it to do so, for at least one year from the date the financial statements are signed. As part of our audit we have concluded that the directors’ use of the going concern basis is appropriate.

However, because not all future events or conditions can be predicted, these statements are not a guarantee as to the group’s ability to continue as a going concern.

Opinion on other matter prescribed by the Companies Act 2006

In our opinion the information given in the Strategic Report and the Report of the Directors for the financial year for which the group financial statements are prepared is consistent with the group financial statements.

Other matters on which we are required to report by exception

Adequacy of information and explanations received

Under the Companies Act 2006 we are required to report to you if, in our opinion, we have not received all the information and explanations we require for our audit. We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Under the Companies Act 2006 we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law have not been made. We have no exceptions to report arising from this responsibility.

Corporate governance statement

Under the Listing Rules we are required to review the part of the Corporate governance statement relating to the Company’s compliance with nine provisions of the UK Corporate Governance Code (the ‘Code’). We have no exceptions to report arising from our review.

On page 111 of the Annual Report, as required by the Code Provision C.1.1, the directors state that they consider the Annual Report taken as a whole to be fair, balanced and understandable and provides the information necessary for members to assess the group’s performance, business model and strategy. On page 84, as required by C.3.8 of the Code, the Audit & Risk Committee has set out the significant issues that it considered in relation to the financial statements, and how they were addressed. Under ISAs (UK & Ireland) we are required to report to you if, in our opinion:

•	the statement given by the directors is materially inconsistent with our knowledge of the group acquired in the course of performing our audit; or
•	the section of the Annual Report describing the work of the Audit & Risk Committee does not appropriately address matters communicated by us to the Audit & Risk Committee.

We have no exceptions to report arising from this responsibility.

Other information in the Annual Report

Under ISAs (UK & Ireland), we are required to report to you if, in our opinion, information in the Annual Report is:

•	materially inconsistent with the information in the audited group financial statements; or
•	apparently materially incorrect based on, or materially inconsistent with, our knowledge of the group acquired in the course of performing our audit; or
•	is otherwise misleading.

We have no exceptions to report arising from this responsibility.

Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the Statement of directors’ responsibilities set out on page 111, the directors are responsible for the preparation of the group financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the group financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the Company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Other matter

We have reported separately on the parent company financial statements of BT Group plc for the year ended 31 March 2014 and on the information in the Report on Directors’ Remuneration that is described as having been audited.

Paul Barkus (Senior Statutory Auditor)

for and on behalf of PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

7 May 2014

Financial statements	121

United States opinion

Report of independent registered public accounting firm to the Board of directors and shareholders of BT Group plc (the ‘company’)

In our opinion, the accompanying group income statements, group statements of comprehensive income, group balance sheets, group statements of changes in equity and group cash flow statements present fairly, in all material respects, the financial position of BT Group plc and its subsidiaries at 31 March 2014 and 2013 and the results of their operations and cash flows for each of the three years in the period ended 31 March 2014, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Also, in our opinion the company maintained, in all material respects, effective internal control over financial reporting as of 31 March 2014, based on criteria established in the Turnbull Guidance.

The company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in management’s evaluation of the effectiveness of internal control over financial reporting as set out in the first two paragraphs of Internal control over financial reporting in Governance, General Information, of the BT Group plc Annual Report & Form 20-F.

Our responsibility is to express opinions on these financial statements and on the company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.

Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorisations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

As set out in note 1, the group adopted IAS 19 ‘Employee Benefits’ (Revised 2011) with effect from 1 April 2013.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

London, United Kingdom

7 May 2014

122	Financial statements

Group income statement

Year ended 31 March 2014	Notes	Before specific items £m		Specific items £m	[a]	Total £m

Revenue	4	18,287		–		18,287
Operating costs	5	(14,866)		(276)		(15,142)
Operating profit (loss)	4	3,421		(276)		3,145
Finance expense	25	(603)		(235)		(838)
Finance income		12		–		12
Net finance expense		(591)		(235)		(826)
Share of post tax loss of associates and joint ventures		(3)		–		(3)
Loss on disposal of interest in associates and joint ventures	8	–		(4)		(4)
Profit (loss) before taxation		2,827		(515)		2,312
Taxation	9	(613)		319		(294)
Profit (loss) for the year		2,214		(196)		2,018
Earnings per share	10
Basic						25.7p
Diluted						24.5p

Year ended 31 March 2013	Notes	Before specific items Restated £m	[b]	Specific items Restated £m	[a] [b]	Total Restated £m	[b]

Revenue	4	18,339		(236)		18,103
Operating costs	5	(15,039)		(116)		(15,155)
Operating profit (loss)	4	3,300		(352)		2,948
Finance expense	25	(666)		(119)		(785)
Finance income		13		–		13
Net finance expense		(653)		(119)		(772)
Share of post tax profit of associates and joint ventures		9		–		9
Profit on disposal of interest in associate	8	–		130		130
Profit (loss) before taxation		2,656		(341)		2,315
Taxation	9	(597)		230		(367)
Profit (loss) for the year		2,059		(111)		1,948
Earnings per share	10
Basic						24.8p
Diluted						23.7p

[a]	For a definition of specific items, see page 128. An analysis of specific items is provided in note 8.
[b]	Restated, see note 1.

Financial statements	123

Group income statement

Year ended 31 March 2012	Notes	Before specific items Restated £m	[b]	Specific items Restated £m	[a] [b]	Total Restated £m	[b]

Revenue	4	19,397		(410)		18,987
Operating costs	5	(16,335)		237		(16,098)
Operating profit (loss)	4	3,062		(173)		2,889
Finance expense	25	(692)		(98)		(790)
Finance income		11		–		11
Net finance expense		(681)		(98)		(779)
Share of post tax profit of associates and joint ventures		10		–		10
Profit (loss) before taxation		2,391		(271)		2,120
Taxation	9	(576)		212		(364)
Profit (loss) for the year		1,815		(59)		1,756
Earnings per share	10
Basic						22.6p
Diluted						21.4p
[a] For a definition of specific items, see page 128. An analysis of specific items is provided in note 8. [b] Restated, see note 1. Group statement of comprehensive income
Year ended 31 March	Notes	2014 £m		2013 Restated £m	[a]	2012 Restated £m	[a]
Profit for the year		2,018		1,948		1,756
Other comprehensive (loss) income
Items that will not be reclassified to the income statement
Actuarial losses relating to retirement benefit obligations	19	(1,179)		(3,569)		(2,419)
Tax on actuarial losses	9	16		762		522

Items that may be reclassified subsequently to the income statement
Exchange differences on translation of foreign operations	27	(176)		59		(105)
Fair value movements on available-for-sale assets	27	(27)		14		(3)
Fair value movements on cash flow hedges:
– net fair value (losses) gains	27	(528)		105		(56)
– recognised in income and expense	27	384		(168)		179
Tax on components of other comprehensive income that may be reclassified	9, 27	4		24		(23)
Other comprehensive loss for the year, net of tax		(1,506)		(2,773)		(1,905)
Total comprehensive income (loss) for the year		512		(825)		(149)

[a]	Restated, see note 1.

124	Financial statements

Group balance sheet

At 31 March	Notes	2014 £m	2013 £m

Non-current assets
Intangible assets	12	3,087	3,258
Property, plant and equipment	13	13,840	14,153
Derivative financial instruments	26	539	1,080
Investments	22	34	64
Associates and joint ventures		18	28
Trade and other receivables	16	214	184
Deferred tax assets	9	1,460	1,438

		19,192	20,205

Current assets
Programme rights	15	108	–
Inventories		82	103
Trade and other receivables	16	2,907	2,930
Current tax receivable		26	16
Derivative financial instruments	26	114	170
Investments	22	1,774	531
Cash and cash equivalents	23	695	924

		5,706	4,674

Current liabilities
Loans and other borrowings	24	1,873	1,736
Derivative financial instruments	26	139	74
Trade and other payables	17	5,261	5,574
Current tax liabilities		315	100
Provisions	18	99	120

		7,687	7,604
Total assets less current liabilities		17,211	17,275

Non-current liabilities
Loans and other borrowings	24	7,941	8,277
Derivative financial instruments	26	679	802
Retirement benefit obligations	19	7,022	5,856
Other payables	17	898	883
Deferred tax liabilities	9	829	1,209
Provisions	18	434	510

		17,803	17,537

Equity
Ordinary shares		408	408
Share premium		62	62
Own shares	20	(829)	(832)
Other reserves	27	1,447	1,790
Retained loss		(1,680)	(1,690)
Total (deficit) equity		(592)	(262)

		17,211	17,275

The consolidated financial statements on pages 122 to 176 and 181 were approved by the Board of Directors on 7 May 2014 and were signed on its behalf by:

Sir Michael Rake

Chairman

Gavin Patterson

Chief Executive

Tony Chanmugam

Group Finance Director

Financial statements	125

Group statement of changes in equity

	Notes	Share capital £m	[a]	Share premium £m	[b]	Own shares £m	[c]	Other reserves £m	[d]	Retained (loss) earnings £m	Total (deficit) equity £m
At 1 April 2011		408		62		(1,078)		1,763		796	1,951
Profit for the year[e]		–		–		–		–		1,756	1,756
Other comprehensive loss – before tax[e]		–		–		–		(163)		(2,420)	(2,583)
Tax on other comprehensive loss[e]	9	–		–		–		(23)		522	499
Transferred to the income statement		–		–		–		179		–	179
Comprehensive loss		–		–		–		(7)		(142)	(149)
Dividends to shareholders	11	–		–		–		–		(589)	(589)
Share-based payments	21	–		–		–		–		75	75
Tax on share-based payments	9	–		–		–		–		17	17
Net issuance of own shares		–		–		60		–		(40)	20
Other movements		–		–		–		–		(17)	(17)
At 1 April 2012		408		62		(1,018)		1,756		100	1,308
Profit for the year[e]		–		–		–		–		1,948	1,948
Other comprehensive income (loss) – before tax[e]		–		–		–		178		(3,569)	(3,391)
Tax on other comprehensive income (loss)[e]	9	–		–		–		24		762	786
Transferred to the income statement		–		–		–		(168)		–	(168)
Comprehensive income (loss)		–		–		–		34		(859)	(825)
Dividends to shareholders	11	–		–		–		–		(684)	(684)
Share-based payments	21	–		–		–		–		64	64
Tax on share-based payments	9	–		–		–		–		68	68
Net buyback of own shares	20	–		–		186		–		(379)	(193)
At 1 April 2013		408		62		(832)		1,790		(1,690)	(262)
Profit for the year		–		–		–		–		2,018	2,018
Other comprehensive loss – before tax		–		–		–		(731)		(1,179)	(1,910)
Tax on other comprehensive loss	9	–		–		–		4		16	20
Transferred to the income statement		–		–		–		384		–	384
Comprehensive (loss) income		–		–		–		(343)		855	512
Dividends to shareholders	11	–		–		–		–		(781)	(781)
Share-based payments	21	–		–		–		–		60	60
Tax on share-based payments	9	–		–		–		–		106	106
Net buyback of own shares	20	–		–		3		–		(230)	(227)
At 31 March 2014		408		62		(829)		1,447		(1,680)	(592)

[a]	The allotted, called up, and fully paid ordinary share capital of BT Group plc at 31 March 2014 and 31 March 2013 was £408m, comprising 8,151,227,029 ordinary shares of 5p each.
[b]	The share premium account, comprising the premium on allotment of shares, is not available for distribution.
[c]	For further analysis of own shares, see note 20.
[d]	For further analysis of other reserves, see note 27.
[e]	Restated, see note 1.

126	Financial statements

Group cash flow statement

Year ended 31 March	Note	2014 £m	2013 £m	2012 £m

Cash flow from operating activities
Profit before taxation[a]		2,312	2,315	2,120
Loss (profit) on disposal of interest in associates and joint ventures		4	(130)	–
Share of post tax loss (profit) of associates and joint ventures		3	(9)	(10)
Net finance expense[a]		826	772	779
Operating profit[a]		3,145	2,948	2,889
Other non-cash charges		39	56	106
(Profit) loss on disposal of businesses		–	(7)	19
Depreciation and amortisation		2,695	2,843	2,972
Decrease in inventories		16	3	12
(Increase) decrease in trade and other receivables		(259)	454	28
Decrease in trade and other payables		(159)	(459)	(65)
Decrease in other liabilities[b]		(234)	(281)	(1,891)
Decrease in provisions		(100)	(198)	(112)
Cash generated from operations[c]		5,143	5,359	3,958
Income taxes paid		(347)	(64)	(400)
Net cash inflow from operating activities		4,796	5,295	3,558

Cash flow from investing activities
Interest received		6	9	8
Dividends received from associates and joint ventures		1	3	4
Proceeds on disposal of interest in associates and joint ventures		2	270	7
Proceeds on disposal of businesses, net of cash and bank overdrafts		–	17	13
Acquisition of joint ventures		(3)	(5)	–
Acquisition of subsidiaries, net of cash acquired		(21)	(60)	(5)
Proceeds on disposal of current financial assets[d]		7,531	8,856	8,329
Purchases of current financial assets[d]		(8,773)	(8,875)	(8,845)
Proceeds on sale of non-current financial assets		3	1	1
Proceeds on disposal of property, plant and equipment		10	43	18
Purchases of property, plant and equipment and software		(2,356)	(2,481)	(2,578)
Purchases of telecommunications licences		–	(202)	–
Net cash outflow from investing activities		(3,600)	(2,424)	(3,048)

Cash flow from financing activities
Equity dividends paid		(778)	(683)	(590)
Interest paid		(614)	(701)	(693)
Repayment of borrowings[e]		(321)	(1,663)	(26)
Repayment of finance lease liabilities		(18)	(15)	(2)
Net (repayment of) proceeds from commercial paper		(420)	153	522
Proceeds from bank loans and bonds		1,195	798	–
Cash flows from derivatives related to net debt		(209)	33	258
Proceeds from issue of own shares		75	109	21
Repurchase of ordinary share capital		(302)	(302)	–
Net cash used in financing activities		(1,392)	(2,271)	(510)
Net (decrease) increase in cash and cash equivalents		(196)	600	–
Opening cash and cash equivalents		919	323	325
Net (decrease) increase in cash and cash equivalents		(196)	600	–
Effect of exchange rate changes		(39)	(4)	(2)
Closing cash and cash equivalents	23	684	919	323

[a]	Restated, see note 1.
[b]	Includes pension deficit payments of £325m (2012/13: £325m, 2011/12: £2,000m).
[c]	Includes cash flows relating to TV programme rights.
[d]	Primarily consists of investment in and redemption of amounts held in liquidity funds.
[e]	Repayment of borrowings includes the impact of hedging.

Financial statements	127

Notes to the consolidated financial statements

1. Basis of preparation

Preparation of the financial statements

These consolidated financial statements have been prepared in accordance with the Companies Act 2006, Article 4 of the IAS Regulation and International Accounting Standards (IAS) and International Financial Reporting Standards (IFRS) and related interpretations, as adopted by the European Union. The consolidated financial statements are also in compliance with IFRS as issued by the International Accounting Standards Board (the IASB). The consolidated financial statements are prepared on a going concern basis.

The consolidated financial statements are prepared on the historical cost basis, except for certain financial and equity instruments that have been measured at fair value. The consolidated financial statements are presented in Sterling, the functional currency of BT Group plc, the parent company.

New and amended standards adopted with an impact to the group

IAS 19 ‘Employee Benefits’ (Revised 2011) was effective for the group from 1 April 2013. We have restated the comparative figures for the year ended 31 March 2013 and 31 March 2012 to reflect the position had it applied in those years. Implementation had the following impact:

–	plan administration costs are recognised in the group’s income statement, while previously these were recognised within other comprehensive income. For the year ended 31 March 2013, this increased operating costs by £18m (2011/12: £20m);
–	the Pension Protection Fund levy is recognised as an operating cost, while previously this was recognised as a finance expense. For the year ended 31 March 2013, this has increased operating costs and reduced net finance expense by £20m (2011/12: £10m); and
–	the expected return on pension plan assets and interest expense on pension plan liabilities were replaced by a single net interest component calculated on the net pension obligation using the discount rate. Net finance income on pensions (treated as a specific item) has reduced by £168m for the year ended 31 March 2013 (2011/12: £305m) and as such is an expense.

Overall, reported profit before tax and reported profit after tax, which are after the impact of specific items, were reduced by £186m for the year ended 31 March 2013 (2011/12: £325m) and £143m for the year ended 31 March 2013 (2011/12: £247m), respectively. Reported basic and diluted earnings per share were reduced by 1.9p and 1.8p for the year ended 31 March 2013 respectively (2011/12: 3.2p and 3.0p). EBITDA and adjusted profit before tax reduced by £38m for the year ended 31 March 2013 (2011/12: £30m). There is no impact on the group’s free cash flow.

Changes in presentation of the financial statements

Presentation of other operating income

To simplify our reporting, from 1 April 2013 we no longer separately report other operating income. We have re-presented items previously reported as other operating income as either revenue or a reduction in operating costs, as appropriate.

For the year ended 31 March 2013 this change increased revenue by £86m (2011/12: £90m), and it reduced operating costs by £313m (2011/12: £278m). There is no impact on the group’s EBITDA or profit before tax or earnings per share.

Simplification of internal trading

Effective from 1 April 2013, we also made a number of changes to simplify our internal trading and more closely align our line of business financial results with our regulatory accounts. We also adjusted the disclosure of our lines of business to reflect customer account moves and to better reflect their commercial activity. In order to present historical information on a consistent basis, we have revised comparative information for the years ended 31 March 2013 and 31 March 2012 for a number of items that impact the financial results of individual lines of business, but have no impact on the total group results.

Split of BT Retail

During the year, BT Retail was divided into two separate lines of business, BT Business and BT Consumer. Segmental reporting for the current and previous years has been revised to reflect the new structure. Cash generating units have also been revised to reflect the new structure (see note 12). We have revised balance sheet comparatives to present them on a consistent basis. Accrued income at 31 March 2013 increased by £53m, with a corresponding increase of £53m in deferred income.

The overall impact on the lines of business of the simplification of internal trading and the split of BT Retail is disclosed in note 4.

New and amended standards adopted with no significant impact to the group

The following new and amended standards adopted during the year did not have any significant impact on the group.

Amendments to IFRS 7 ‘Disclosures – Offsetting Financial Assets and Financial Liabilities’

These amendments require entities to disclose information about rights of offset and related arrangements for financial instruments under an enforceable master netting agreement or similar arrangement. The amendments also require disclosures to be provided for comparative periods.

IFRS 10 ‘Consolidated financial statements’ (IFRS 10), IFRS 11 ‘Joint arrangements’ (IFRS 11), IFRS 12 ‘Disclosures of interests in other entities’ (IFRS 12), IAS 27 (as revised in 2011) ‘Separate Financial Statements’ (IAS 27 revised), IAS 28 (as revised in 2011) ‘Investments in Associates and Joint Ventures’ (IAS 28 revised)

In accordance with IFRS as issued by the IASB, IFRS 10, IFRS 11, IFRS 12, IAS 27 revised and IAS 28 revised are effective for the group from 1 April 2013. However for IFRS as adopted by the European Union, the mandatory application of these standards is only required for the group’s accounting period beginning on 1 April 2014. These accounting standards were therefore adopted early by the group for the accounting period commencing on 1 April 2013 in order to avoid differences between IFRS as issued by the IASB and IFRS as adopted by the European Union.

IFRS 13 ‘Fair value measurement’ (IFRS 13)

The standard provides a single source of guidance for fair value measurements and disclosures. It also provides a new definition of fair value and it does not change the requirements regarding which items should be measured or disclosed at fair value. IFRS 13 is applied prospectively effective from 1 April 2013.

128	Financial statements

1. Basis of preparation continued

Presentation of specific items

The group’s income statement and segmental analysis separately identify trading results before specific items. Specific items are those that in management’s judgement need to be disclosed separately by virtue of their size, nature or incidence. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to the Board and the Operating Committee and assists in providing a meaningful analysis of the trading results of the group.

The directors believe that presentation of the group’s results in this way is relevant to an understanding of the group’s financial performance, as specific items are identified by virtue of their size, nature or incidence. Furthermore, the group considers a columnar presentation to be appropriate, as it improves the clarity of the presentation and is consistent with the way that financial performance is measured by management and reported to the Board and the Operating Committee. Specific items may not be comparable to similarly titled measures used by other companies.

Specific items include disposals of businesses and investments, regulatory settlements, historic insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years.

Specific items for the current and prior years are disclosed in note 8.

2. Critical accounting estimates and key judgements

The preparation of financial statements in conformity with IFRS requires the use of accounting estimates and assumptions. It also requires management to exercise its judgement in the process of applying the group’s accounting policies. We continually evaluate our estimates, assumptions and judgements based on available information and experience. As the use of estimates is inherent in financial reporting, actual results could differ from these estimates. Management has discussed its critical accounting estimates and associated disclosures with the Audit & Risk Committee. The areas involving a higher degree of judgement or complexity are described below.

Long-term customer contracts

Long-term customer contracts can extend over a number of financial years. During the contractual period recognition of costs and profits may be impacted by estimates of the ultimate profitability of each contract. If, at any time, these estimates indicate that any contract will be unprofitable, the entire estimated loss for the contract is recognised immediately. If these estimates indicate that any contract will be less profitable than previously forecast, contract assets may have to be written down to the extent they are no longer considered to be fully recoverable. The group performs ongoing profitability reviews of its contracts in order to determine whether the latest estimates are appropriate.

Key factors reviewed include:

–	Transaction volumes or other inputs affecting future revenues which can vary depending on customer requirements, plans, market position and other factors such as general economic conditions.
–	Our ability to achieve key contract milestones connected with the transition, development, transformation and deployment phases for customer contracts.
–	The status of commercial relations with customers and the implication for future revenue and cost projections.
–	Our estimates of future staff and third-party costs and the degree to which cost savings and efficiencies are deliverable.

The carrying value of assets comprising the costs of the initial set up, transition or transformation phase of long-term networked IT services contracts is disclosed in note 16.

Pension obligations

BT has a commitment, mainly through the BTPS, to pay pension benefits to approximately 313,000 people over a period of more than 80 years. The accounting cost of these benefits and the present value of our pension liabilities depend on such factors as the life expectancy of the members, the salary progression of our current employees, price inflation and the discount rate used to calculate the net present value of the future pension payments. We use estimates for all of these factors in determining the pension costs and liabilities incorporated in our financial statements. The assumptions reflect historical experience and our judgement regarding future expectations.

The value of the net pension obligation at 31 March 2014, the key financial assumptions used to measure the obligation, the sensitivity of the IAS 19 (Revised 2011) pension liability at 31 March 2014, and of the income statement charge in 2014/15 to changes in these assumptions are disclosed in note 19.

Useful lives for property, plant and equipment and software

The plant and equipment in our networks is long lived with cables and switching equipment operating for over ten years and underground ducts being used for decades. We also develop software for use in IT systems and platforms that supports the products and services provided to our customers and that is also used within the group. The annual depreciation and amortisation charge is sensitive to the estimated service lives allocated to each type of asset. Asset lives are assessed annually and changed when necessary to reflect current thinking on the remaining lives in light of technological change, network investment plans (including the group’s fibre rollout programme), prospective economic utilisation and physical condition of the assets concerned. Changes to the service lives of assets implemented from 1 April 2013 had no significant impact in aggregate on the results for the year ended 31 March 2014.

The carrying values of software and property, plant and equipment are disclosed in notes 12 and 13. The useful lives applied to the principal categories of assets are disclosed on page 131.

Provisions and contingent liabilities

As disclosed in note 18, the group’s provisions principally relate to obligations arising from property rationalisation programmes, restructuring programmes, claims, litigation and regulatory risks. Under our property rationalisation programmes we have identified a number of surplus properties. Although efforts are being made to sub-let this space, this is not always possible. Estimates have been made of the cost of vacant possession and of any shortfall arising from any sub-lease income being lower than the lease costs. Any such shortfall is recognised as a provision.

Financial statements	129

2. Critical accounting estimates and key judgements continued

In respect of claims, litigation and regulatory risks, the group provides for anticipated costs where an outflow of resources is considered probable and a reasonable estimate can be made of the likely outcome. The prices at which certain services are charged are regulated and may be subject to retrospective adjustment by regulators. Estimates are used in assessing the likely value of the regulatory risk. For all risks, the ultimate liability may vary from the amounts provided and will be dependent upon the eventual outcome of any settlement.

Management exercise judgement in measuring the exposures to contingent liabilities (see note 29) through assessing the likelihood that a potential claim or liability will arise and in quantifying the possible range of financial outcomes.

Current and deferred income tax

The actual tax we pay on our profits is determined according to complex tax laws and regulations. Where the effect of these laws and regulations is unclear, we use estimates in determining the liability for the tax to be paid on our past profits which we recognise in our financial statements. We believe the estimates, assumptions and judgements are reasonable but this can involve complex issues which may take a number of years to resolve. The final determination of prior year tax liabilities could be different from the estimates reflected in the financial statements and may result in the recognition of an additional tax expense or tax credit in the income statement.

Deferred tax assets and liabilities require management judgement in determining the amounts to be recognised. In particular, judgement is used when assessing the extent to which deferred tax assets should be recognised, taking into account the expected timing and level of future taxable income.

The value of the group’s income tax assets and liabilities is disclosed on the balance sheet on page 124. The carrying value of the group’s deferred tax assets and liabilities is disclosed in note 9.

Goodwill

The recoverable amount of cash generating units (CGUs) has been determined based on value-in-use calculations. These calculations require the use of estimates, including management’s expectations of future revenue growth, operating costs, profit margins and operating cash flows for each CGU.

As a result of the split of BT Retail into two separate businesses, BT Business and BT Consumer, as set out on page 127, the BT Retail CGU has been reflected as two separate CGUs, BT Business and BT Consumer. Goodwill previously within BT Retail was reallocated accordingly.

The carrying value of goodwill and the key assumptions used in performing the annual impairment assessment are disclosed in note 12.

Providing for doubtful debts

BT provides services to consumer and business customers, mainly on credit terms. We know that certain debts due to us will not be paid through the default of a small number of our customers. Estimates, based on our historical experience, are used in determining the level of debts that we believe will not be collected. These estimates include such factors as the current state of the economy and particular industry issues.

The value of the provision for doubtful debts is disclosed in note 16.

3. Significant accounting policies

The significant accounting policies applied in preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Revenue

Revenue represents the fair value of the consideration received or receivable for communication services and equipment sales, net of discounts and sales taxes. Revenue is recognised when it is probable that the economic benefits associated with a transaction will flow to the group and the amount of revenue and associated costs can be measured reliably. Where the group acts as an agent in a transaction, it recognises revenue net of directly attributable costs.

Services

Revenue arising from separable installation and connection services is recognised when it is earned, upon activation. Revenue from the rental of analogue and digital lines and private circuits is recognised evenly over the period to which it relates. Revenue from calls is recognised at the time the call is made over the group’s network. Subscription fees, consisting primarily of monthly charges for access to broadband and other internet access or voice services, are recognised as revenue as the service is provided. Revenue from the interconnection of voice and data traffic between other telecommunications operators is recognised at the time of transit across the group’s network.

Equipment sales

Revenue from the sale of equipment is recognised when all the significant risks and rewards of ownership are transferred to the buyer, which is normally the date the equipment is delivered and accepted by the customer.

Long-term contractual arrangements

Revenue from long-term contractual arrangements including fixed price contracts to design and build software solutions, is recognised based on the percentage of completion method. The stage of completion is estimated using an appropriate measure according to the nature of the contract such as the proportion of costs incurred relative to the estimated total contract costs, or other measures of completion such as the achievement of contract milestones and customer acceptance. In the case of time and materials contracts, revenue is recognised as the service is rendered.

Costs related to delivering services under long-term contractual arrangements are expensed as incurred except for an element of costs incurred in the initial contract set up, transition or transformation phase, which is deferred and recorded within non-current assets. These costs are then recognised in the income statement on a straight line basis over the remaining contract term, unless the pattern of service delivery indicates a different profile is appropriate. These costs are directly attributable to specific contracts, relate to future activity, will generate future economic benefits and are assessed for recoverability on a regular basis.

130	Financial statements

3. Significant accounting policies continued

The percentage of completion method relies on estimates of total expected contract revenues and costs, as well as reliable measurement of the progress made towards completion. Unless the financial outcome of a contract can be estimated with reasonable certainty, no attributable profit is recognised. In such circumstances, revenue is recognised equal to the costs incurred to date, to the extent that such revenue is expected to be recoverable, or costs are accrued to bring the margin to nil. Recognised revenue and profits are subject to revisions during the contract if the assumptions regarding the overall contract outcome are changed. The cumulative impact of a revision in estimates is recorded in the period in which such revisions become likely and can be estimated. Where the actual and estimated costs to completion exceed the estimated revenue for a contract, the full contract life loss is recognised immediately.

Multiple element arrangements

Where a contractual arrangement consists of two or more separate elements that have value to a customer on a standalone basis, revenue is recognised for each element as if it were an individual contract. The total contract consideration is allocated between the separate elements on the basis of relative fair value and the appropriate revenue recognition criteria are applied to each element as described above.

Operating and reportable segments

The group’s operating segments are reported based on financial information provided to the Operating Committee, as detailed on page 22, which is the key management committee and represents the ‘chief operating decision maker’.

During the year, BT Retail split into two separate businesses, BT Business and BT Consumer. The split enables BT to better serve its customers and focus even more on delivering its strategic priorities. Each of BT Business and BT Consumer meet the criteria for operating and reportable segments, as set out in IFRS 8 ‘Operating Segments’. The segment disclosure reflects this new structure and prior year comparative information has been presented on a consistent basis.

The group’s organisational structure reflects the different customer groups to which it provides communications products and services via its customer-facing lines of business: BT Global Services, BT Business, BT Consumer, BT Wholesale and Openreach. The customer-facing lines of business are supported by an internal service unit: BT Technology, Service & Operations (BT TSO).

The customer-facing lines of business are the group’s reportable segments and generate substantially all the group’s revenue. The remaining operations of the group are aggregated and included within the ‘Other’ category to reconcile to the consolidated results of the group. The ‘Other’ category includes BT TSO and the group’s centralised functions including procurement and supply chain, fleet and property management.

Provisions for the settlement of significant legal, commercial and regulatory disputes, which are negotiated at a group level, are initially recorded in the ‘Other’ segment. On resolution of the dispute, the full impact is recognised in the relevant line of business’ results and offset in the group results through the utilisation of the provision previously charged to the ‘Other’ segment. Settlements which are particularly significant or cover more than one financial year may fall within the definition of specific items as detailed on page 128.

The costs incurred by BT TSO are recharged to the customer-facing lines of business to reflect the services it provides to them. Depreciation and amortisation incurred by BT TSO in relation to the networks and systems it manages and operates on behalf of the customer-facing lines of business is allocated to the lines of business based on their respective utilisation. Capital expenditure incurred by BT TSO for specific projects undertaken on behalf of the customer-facing lines of business is allocated based on the value of the directly attributable expenditure incurred. Where projects are not directly attributable to a particular line of business, capital expenditure is allocated between them based on the proportion of estimated future economic benefits. BT TSO and the group’s centralised functions are not reportable segments as they did not meet the quantitative thresholds as set out in IFRS 8 ‘Operating Segments’ for any of the years presented.

Performance of each reportable segment is measured based on adjusted EBITDA, defined as EBITDA before specific items, as included in the internal financial reports reviewed by the Operating Committee. EBITDA is defined as the operating profit or loss before depreciation, amortisation, net finance expense and taxation. Adjusted EBITDA is considered to be a useful measure of the operating performance of the lines of business because it approximates to the underlying operating cash flow by eliminating depreciation and amortisation and also provides a meaningful analysis of trading performance by excluding specific items, which are disclosed separately by virtue of their size, nature or incidence. Specific items are detailed in note 8 and are not allocated to the reportable segments as this reflects how they are reported to the Operating Committee. Finance expense and income are not allocated to the reportable segments, as the central treasury function manages this activity, together with the overall net debt position of the group.

Retirement benefits

The group’s net obligation in respect of defined benefit pension plans is the present value of the defined benefit obligation less the fair value of the plan assets.

The calculation of the obligation is performed by a qualified actuary using the projected unit credit method and key actuarial assumptions at the balance sheet date.

The income statement expense is allocated between an operating charge and net finance income or expense. The operating charge reflects the increase in the defined benefit obligation resulting from the pension benefit earned by active employees in the current period and the costs of administering the plans. The net finance income or expense reflects the interest on the retirement benefit obligations recognised in the group balance sheet, based on the discount rate at the start of the year. Actuarial gains and losses are recognised in full in the period in which they occur and are presented in the group statement of comprehensive income.

The group also operates defined contribution pension plans and the income statement expense represents the contributions payable for the year.

Financial statements	131

3. Significant accounting policies continued

Property, plant and equipment

Property, plant and equipment are included at historical cost, net of accumulated depreciation, government grants and any impairment charges. An item of property, plant and equipment is derecognised on disposal or when no future economic benefits are expected to arise from the continued use of the asset. The difference between the sale proceeds and the net book value at the date of disposal is recognised in operating costs in the income statement.

Included within the cost for network infrastructure and equipment are direct and indirect labour costs, materials and directly attributable overheads. Depreciation is provided on property, plant and equipment on a straight line basis from the time the asset is available for use, to write off the asset’s cost over the estimated useful life taking into account any expected residual value. Freehold land is not depreciated.

The lives assigned to principal categories of assets are as follows:

Land and buildings
– Freehold buildings	40 years
– Leasehold land and buildings	Unexpired portion of lease or
40 years, whichever is
the shorter
Network infrastructure
Transmission equipment
– Duct	40 years
– Cable	3 to 25 years
– Fibre	5 to 20 years

Exchange equipment	2 to 13 years
Other network equipment	2 to 20 years
Other assets
– Motor vehicles	2 to 9 years
– Computers and office equipment	3 to 6 years

Assets held under finance leases are depreciated over the shorter of the lease term or their useful economic life. Residual values and useful lives are reassessed annually and, if necessary, changes are recognised prospectively.

Intangible assets

Identifiable intangible assets are recognised when the group controls the asset, it is probable that future economic benefits attributable to the asset will flow to the group and the cost of the asset can be reliably measured. All intangible assets, other than goodwill, are amortised over their useful economic life. The method of amortisation reflects the pattern in which the assets are expected to be consumed. If the pattern cannot be determined reliably, the straight line method is used.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the group’s share of the identifiable net assets (including intangible assets) of the acquired business.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the CGUs that is expected to benefit from the business combination. Each CGU to which goodwill is allocated represents the lowest level within the group at which the goodwill is monitored for internal management purposes.

Computer software

Computer software comprises computer software licences purchased from third parties, and also the cost of internally developed software. Computer software licences purchased from third parties are initially recorded at cost. Costs directly associated with the production of internally developed software are capitalised only where it is probable that the software will generate future economic benefits.

Telecommunications licences

Licence fees paid to governments, which permit telecommunications activities to be operated for defined periods, are initially recorded at cost and amortised from the time the network is available for use to the end of the licence period.

Customer relationships

Intangible assets acquired through business combinations are recorded at fair value at the date of acquisition. Assumptions are used in estimating the fair values of acquired intangible assets and include management’s estimates of revenue and profits to be generated by the acquired businesses.

Estimated useful economic lives

The estimated useful economic lives assigned to the principal categories of intangible assets are as follows:

– Computer software	2 to 10 years
– Telecommunications licences	2 to 20 years
– Customer relationships and brands	5 to 15 years

Programme rights

Programme rights are recognised on the balance sheet from the point at which the legally enforceable licence period begins. Rights for which the licence period has not started are disclosed as contractual commitments in note 15. Payments made to receive commissioned or acquired programming in advance of the legal right to broadcast the programmes are classified as prepayments.

Programme rights are initially recognised at cost and are amortised from the point at which they are available for use, on a straight line basis over the programming period, or the remaining licence term, as appropriate. The amortisation charge is recorded within operating costs in the income statement.

Programmes produced internally are recognised within current assets at production cost, which includes labour costs and an appropriate portion of relevant overheads, and charged to the income statement over the period of the related broadcast.

Programme rights are tested for impairment in accordance with the group’s policy for impairment of non-financial assets set out on page 132. Related cash outflows are classified as operating cash flows in the cash flow statement.

Provisions

Provisions are recognised when the group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Financial liabilities within provisions are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method. Onerous lease provisions are measured at the lower of the cost to fulfil or to exit the contract.

132	Financial statements

3. Significant accounting policies continued

Current and deferred income tax

Current income tax is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the company’s subsidiaries, associates and joint ventures operate and generate taxable income. The group periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation, and the group establishes provisions where appropriate on the basis of the amounts expected to be paid to tax authorities.

Deferred tax is recognised, using the liability method, in respect of temporary differences between the carrying amount of the group’s assets and liabilities and their tax base. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. Any remaining deferred tax asset is recognised only when, on the basis of all available evidence, it can be regarded as probable that there will be suitable taxable profits, within the same jurisdiction, in the foreseeable future against which the deductible temporary difference can be utilised.

Deferred tax is determined using tax rates that are expected to apply in the periods in which the asset is realised or liability settled, based on tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Basis of consolidation

The group financial statements consolidate the financial statements of BT Group plc (‘the company’) and its subsidiaries, and they incorporate its share of the results of associates and joint ventures using the equity method of accounting.

A subsidiary is an entity that is controlled by another entity, known as the parent or investor. An investor controls an investee when the investor is exposed, or has rights, to variable returns from its involvement with the Investee and has the ability to affect those returns through its power over the Investee. Non-controlling interests in the net assets of consolidated subsidiaries, which consist of the amounts of those interests at the date of the original business combination and non-controlling share of changes in equity since the date of the combination, are not material to the group’s financial statements.

The results of subsidiaries acquired or disposed of during the year are consolidated from and up to the date of change of control. Where necessary, accounting policies of subsidiaries have been aligned with the policies adopted by the group. All intra-group transactions including any gains or losses, balances, income or expenses are eliminated in full on consolidation.

When the group loses control of a subsidiary, the profit or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. The profit or loss on disposal is normally recognised as a specific item.

Business combinations

The consideration is measured at fair value, which is the aggregate of the fair values of the assets transferred, liabilities incurred or assumed and the equity instruments issued in exchange for control of the acquiree. Acquisition-related costs are expensed as incurred. The acquiree’s identifiable assets and liabilities are recognised at their fair value at the acquisition date.

Goodwill arising on acquisition is recognised as an asset and measured at cost, representing the excess of the aggregate of the consideration, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the fair values of the identifiable assets and liabilities at the date of acquisition.

Impairment of non-financial assets

Intangible assets with finite useful lives and property, plant and equipment are tested for impairment if events or changes in circumstances (assessed at each reporting date) indicate that the carrying amount may not be recoverable. When an impairment test is performed, the recoverable amount is assessed by reference to the higher of the net present value of the expected future cash flows (value in use) of the relevant cash generating unit and the fair value less cost to sell.

Goodwill is reviewed for impairment at least annually. Impairment losses are recognised in the income statement, normally as a specific item. If a cash generating unit is impaired, impairment losses are allocated firstly against goodwill, and secondly on a pro rata basis against intangible and other assets.

Government grants

Government grants are recognised when there is reasonable assurance that the conditions associated with the grants have been complied with and the grants will be received.

Grants for the purchase or production of property, plant and equipment are deducted from the cost of the related assets and reduce future depreciation expense accordingly. Grants for the reimbursement of operating expenditure are deducted from the related category of costs in the income statement. Government grants received relating to future expenditure are recognised as payments received in advance within Other payables.

Once a government grant is recognised, any related contingent liability or contingent asset is treated in accordance with IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’.

Foreign currencies

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of transactions and the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are recognised in the income statement line which most appropriately reflects the nature of the item or transaction.

On consolidation, assets and liabilities of foreign undertakings are translated into Sterling at year end exchange rates. The results of foreign undertakings are translated into Sterling at average rates of exchange for the year (unless this average is not a reasonable approximation of the cumulative effects of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions). Foreign exchange differences arising on retranslation are recognised directly in a separate component of equity, the translation reserve.

Financial statements	133

3. Significant accounting policies continued

In the event of the disposal of an undertaking with assets and liabilities denominated in a foreign currency, the cumulative translation difference associated with the undertaking in the translation reserve is charged or credited to the gain or loss on disposal recognised in the income statement.

Research and development

Research expenditure is recognised in the income statement in the period in which it is incurred. Development expenditure, including the cost of internally developed software, is recognised in the income statement in the period in which it is incurred unless it is probable that economic benefits will flow to the group from the asset being developed, the cost of the asset can be reliably measured and technical feasibility can be demonstrated, in which case it is capitalised as an intangible asset on the balance sheet. Capitalisation ceases when the asset being developed is ready for use. Research and development costs include direct and indirect labour, materials and directly attributable overheads.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and whether the arrangement conveys the right to use the asset.

Leases of property, plant and equipment where the group holds substantially all the risks and rewards of ownership are classified as finance leases. Finance lease assets are capitalised at the commencement of the lease term at the lower of the present value of the minimum lease payments or the fair value of the leased asset. The obligations relating to finance leases, net of finance charges in respect of future periods, are recognised as liabilities. Leases are subsequently measured at amortised cost using the effective interest method.

Leases where a significant portion of the risks and rewards are held by the lessor are classified as operating leases. Rentals are charged to the income statement on a straight line basis over the period of the lease.

Own shares

Own shares represent the shares of the parent company BT Group plc that are held in treasury or by employee share ownership trusts. Own shares are recorded at cost and deducted from equity. When shares vest unconditionally or are cancelled they are transferred from the own shares reserve to retained earnings at their weighted average cost.

Share-based payments

The group operates a number of equity settled share-based payment arrangements, under which the group receives services from employees in consideration for equity instruments (share options and shares) of the group. Equity settled share-based payments are measured at fair value at the date of grant excluding the effect of non market-based vesting conditions but including any market-based performance criteria and the impact of non-vesting conditions (for example the requirement for employees to save). The fair value determined at the grant date is recognised as an expense on a straight line basis over the vesting period, based on the group’s estimate of the options or shares that will eventually vest and adjusted for the effect of non market-based vesting conditions. Fair value is measured using either the Binomial options pricing model or Monte Carlo simulations, whichever is most appropriate to the share-based payment arrangement.

Service and performance conditions are vesting conditions. Any other conditions are non-vesting conditions which have to be taken into account to determine the fair value of equity instruments granted. In the case that an award or option does not vest as a result of a failure to meet a non-vesting condition that is within the control of either counterparty, this is accounted for as a cancellation. Cancellations are treated as accelerated vesting and all remaining future charges are immediately recognised in the income statement. As the requirement to save under an employee saveshare arrangement is a non-vesting condition, employee cancellations are treated as an accelerated vesting.

Awards that lapse or are forfeited result in a credit to the income statement (reversing all previously recognised charges) in the year in which they lapse or are forfeited.

Termination benefits

Termination benefits (leaver costs) are payable when employment is terminated before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. The group recognises termination benefits when it is demonstrably committed to the affected employees leaving the group.

Financial instruments

Financial liabilities at amortised cost

Trade and other payables

Financial liabilities within trade and other payables are initially recognised at fair value, which is usually the original invoiced amount, and subsequently carried at amortised cost using the effective interest method.

Loans and other borrowings

Loans and other borrowings are initially recognised at the fair value of amounts received net of transaction costs. Loans and other borrowings are subsequently measured at amortised cost using the effective interest method and, if included in a fair value hedge relationship, are re-valued to reflect the fair value movements on the hedged risk associated with the loans and other borrowings. The resulting amortisation of fair value movements, on de-designation of the hedge, is recognised in the income statement.

Available-for-sale investments

Liquid and other investments are classified as available-for-sale investments and are initially recognised at fair value plus direct transaction costs and then re-measured at subsequent reporting dates to fair value, with unrealised gains and losses (except for changes in exchange rates for monetary items, interest, dividends and impairment losses, which are recognised in the income statement) recognised in equity until the financial asset is derecognised, at which time the cumulative gain or loss previously recognised in equity is taken to the income statement, in the line that most appropriately reflects the nature of the item or transaction. On disposal or impairment of the investments, any gains and losses that have been deferred in other comprehensive income are re-classified to the income statement. Dividends on equity investments are recognised in the income statement when the group’s right to receive payment is established. Equity investments are recorded in non-current assets unless they are expected to be sold within one year.

Loans and receivables

Trade and other receivables

Trade and other receivables are initially recognised at fair value, which is usually the original invoiced amount, and are subsequently carried at amortised cost, using the effective interest method, less provisions made for doubtful receivables. Provisions are made specifically where there is evidence of a risk of non-payment, taking into account ageing, previous losses experienced and general economic conditions.

134	Financial statements

3. Significant accounting policies continued

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and current balances with banks and similar institutions, which are readily convertible to cash and are subject to insignificant risk of changes in value and have an original maturity of three months or less. For the purpose of the consolidated cash flow statement, cash and cash equivalents are as defined above net of outstanding bank overdrafts. Bank overdrafts are included within loans and other borrowings, in current liabilities on the balance sheet.

Financial assets and liabilities at fair value through profit or loss

All of the group’s derivative financial instruments are held for trading and classified as fair value through profit or loss.

Derivative financial instruments

The group uses derivative financial instruments mainly to reduce exposure to foreign exchange and interest rate risks. The group’s policy is not to use derivatives for trading purposes. However, derivatives that do not qualify for hedge accounting or are specifically not designated as a hedge where natural offset is more appropriate are initially recognised and subsequently measured at fair value through profit and loss. Any direct transaction costs are recognised immediately in the income statement. Gains and losses on re-measurement are recognised in the income statement in the line that most appropriately reflects the nature of the item or transaction to which they relate. Derivative financial instruments are classified as current assets or current liabilities where they have a maturity period within 12 months. Where derivative financial instruments have a maturity period greater than 12 months, they are classified within either non-current assets or non-current liabilities.

Where the fair value of a derivative contract at initial recognition is not supported by observable market data and differs from the transaction price, a day one gain or loss will arise which is not recognised in the income statement. Such gains and losses are deferred and amortised to the income statement based on the remaining contractual term and as observable market data becomes available.

Hedge accounting

Where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the hedge. To qualify for hedge accounting, hedge documentation must be prepared at inception and the hedge must be expected to be highly effective both prospectively and retrospectively. The hedge is tested for effectiveness at inception and in subsequent periods in which the hedge remains in operation. Hedge accounting is discontinued when the hedging instrument expires, or is sold, terminated or no longer qualifies for hedge accounting or the group chooses to end the hedge relationship. The group designates certain derivatives as either cash flow hedges or fair value hedges.

Cash flow hedges

When a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognised asset or liability, or a highly probable transaction, the effective part of any gain or loss on the derivative financial instrument is recognised directly in equity, in the cash flow reserve. For cash flow hedges of recognised assets or liabilities, the associated cumulative gain or loss is removed from equity and recognised in the same line of the income statement and in the same period or periods that the hedged transaction affects the income statement. Any ineffectiveness arising on a cash flow hedge of a recognised asset or liability is recognised immediately in the same income statement line as the hedged item. Where ineffectiveness arises on highly probable transactions, it is recognised in the income statement line which most appropriately reflects the nature of the item or transaction.

Fair value hedges

When a derivative financial instrument is designated as a hedge of the variability in fair value of a recognised asset or liability, or unrecognised firm commitment, the change in fair value of the derivative that is designated as a fair value hedge is recorded in the income statement at each reporting date, together with any changes in fair value of the hedged asset or liability that is attributable to the hedged risk.

Accounting standards, interpretations and amendments not yet effective

IFRS 9 ‘Financial Instruments’

IFRS 9 ‘Financial Instruments’ was re-issued in October 2010 and amended in November 2013. It is applicable to financial assets and financial liabilities. The standard covers the classification, measurement and derecognition of financial assets and financial liabilities together with a new hedge accounting model. The IASB intends to expand IFRS 9 to add new requirements for impairment. The mandatory effective date for IFRS 9 is 1 January 2018. The standard has not yet been endorsed by the EU. The group will consider the impact of IFRS 9 when the remaining phases of the IAS 39 Replacement Project are complete.

Amendments to IAS 32 ‘Offsetting Financial Assets and Financial Liabilities’

The amendments clarify existing application issues relating to the offsetting requirements. Specifically, the amendments clarify the meaning of “currently has a legally enforceable right of set-off and a simultaneous realisation and settlement”. The amendments are effective for the group from 1 April 2014. The group does not expect these changes to have a significant impact on the group’s results or financial position.

There are no other standards or interpretations that are not yet effective that would be expected to have a material impact on the group.

Financial statements	135

4. Segment information

The definition of the group’s operating and reportable segments is provided on page 130.

Effective from 1 April 2013 we simplified our internal trading and more closely aligned our line of business financial results with our regulatory accounts. This was in addition to the restatements disclosed in note 1 for the adoption of IAS 19 (Revised 2011) and presentational changes relating to other operating income. The comparatives for 2012/13 and 2011/12 have been restated to reflect these changes and ensure prior year results are presented on a consistent basis. The impact on line of business results in 2012/13 was to increase revenue, EBITDA and operating profit in BT Global Services by £4m, £206m and £204m (2011/12: £3m, £208m and £219m), to increase revenue and EBITDA but decrease operating profit in BT Retail by £71m, £90m and £17m (2011/12: £79m, £107m and increase £13m), to reduce revenue, EBITDA and operating profit in BT Wholesale by £980m, £548m and £209m (2011/12: £980m, £541m and £196m), to increase revenue and EBITDA but reduce operating profit in BT Openreach by £48m, £328m and £128m (2011/12: £51m, £319m and £158m) and to increase revenue, reduce EBITDA and increase operating profit in Other by £36m, £114m and £112m (2011/12: £10m, £123m and £92m). Intra group revenues were decreased by £907m in 2012/13 (2011/12: £927m). The impact on total group results is shown in note 1.

Also, as explained on page 127, BT Retail was subsequently split into two reportable segments, BT Business and BT Consumer.

Information regarding the results of each reportable segment is provided below.

Segment revenue and profit

Year ended 31 March 2014	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Segment revenue	7,041	3,509	4,019	2,422	5,061	147	22,199
Internal revenue	–	(579)	(49)	–	(3,239)	(45)	(3,912)
Revenue from external customers	7,041	2,930	3,970	2,422	1,822	102	18,287
EBITDA[a]	932	1,098	833	614	2,601	38	6,116
Depreciation and amortisation	(606)	(206)	(219)	(245)	(1,406)	(13)	(2,695)
Operating profit[b]	326	892	614	369	1,195	25	3,421
Specific items (note 8)							(276)
Operating profit							3,145
Net finance expense[c]							(826)
Share of post tax loss of associates and joint ventures							(3)
Loss on disposal of interest in associates and joint ventures							(4)
Profit before tax							2,312

Year ended 31 March 2013 (Restatedd)	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Segment revenue	7,170	3,516	3,846	2,608	5,115	101	22,356
Internal revenue	–	(579)	(44)	–	(3,368)	(26)	(4,017)
Revenue from external customers[b]	7,170	2,937	3,802	2,608	1,747	75	18,339
EBITDA[a]	832	1,047	968	620	2,642	34	6,143
Depreciation and amortisation	(625)	(245)	(248)	(254)	(1,428)	(43)	(2,843)
Operating profit (loss)[b]	207	802	720	366	1,214	(9)	3,300
Specific items (note 8)							(352)
Operating profit							2,948
Net finance expense[c]							(772)
Share of post tax profit of associates and joint ventures							9
Profit on disposal of interest in associate							130
Profit before tax							2,315

[a]	EBITDA is stated before specific items and is a non-GAAP measure provided in addition to the disclosure requirements defined under IFRS. The rationale for using non-GAAP measures is explained on pages 184 to 186.
[b]	Before specific items.
[c]	Net finance expense includes specific item expense of £235m (2012/13: £119m, 2011/12: £98m). See note 8.
[d]	Restated, see note 1.

136	Financial statements

4. Segment information continued

Year ended 31 March 2012 (Restateda)	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Segment revenue	7,812	3,594	3,925	2,943	5,187	66	23,527
Internal revenue	–	(547)	(16)	–	(3,564)	(3)	(4,130)
Revenue from external customers[b]	7,812	3,047	3,909	2,943	1,623	63	19,397
EBITDA[c]	835	1,037	882	667	2,618	(5)	6,034
Depreciation and amortisation	(701)	(248)	(252)	(259)	(1,416)	(96)	(2,972)
Operating profit (loss)[b]	134	789	630	408	1,202	(101)	3,062
Specific items (note 8)							(173)
Operating profit							2,889
Net finance expensed							(779)
Share of post tax profit of associates and joint ventures							10
Profit before tax							2,120

[a]	Restated, see note 1.
[b]	Before specific items.
[c]	EBITDA is stated before specific items and is a non-GAAP measure provided in addition to the disclosure requirements defined under IFRS. The rationale for using non-GAAP measures is explained on pages 184 to 186.
[d]	Net finance expense includes specific item expense of £235m (2012/13: £119m, 2011/12: £98m). See note 8.

Internal revenue and costs

Intra group revenue generated from the sale of regulated products and services is based on market price. Intra group revenue from the sale of other products and services is agreed between the relevant lines of business and therefore line of business profitability can be impacted by transfer pricing levels.

BT Global Services and BT Wholesale do not generate internal revenue from the other lines of business. The majority of internal trading relates to Openreach and arises on rentals, and any associated connection or migration charges, of the UK access lines and other network products to the customer-facing lines of business. This occurs both directly, and also indirectly, through BT TSO which is included within the ‘Other’ segment. Internal revenue in BT Business relates primarily to BT Ireland and BT Enterprises. Internal revenue arising in BT Consumer relates primarily to employee broadband and wi-fi services.

	Internal cost recorded by
Year ended 31 March 2014	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Internal revenue recorded by
BT Global Services	–	–	–	–	–	–	–
BT Business	411	–	47	120	1	–	579
BT Consumer	13	18	–	3	–	15	49
BT Wholesale	–	–	–	–	–	–	–
Openreach	198	333	1,021	275	–	1,412	3,239
Other	–	–	3	–	42	–	45
Total	622	351	1,071	398	43	1,427	3,912

	Internal cost recorded by
Year ended 31 March 2013 (Restateda)	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Internal revenue recorded by
BT Global Services	–	–	–	–	–	–	–
BT Business	386	–	55	110	3	25	579
BT Consumer	11	9	–	8	–	16	44
BT Wholesale	–	–	–	–	–	–	–
Openreach	198	386	1,097	275	–	1,412	3,368
Other	–	–	5	–	21	–	26
Total	595	395	1,157	393	24	1,453	4,017

[a]	Restated, see note 1.

Financial statements	137

4. Segment information continued

	Internal cost recorded by
Year ended 31 March 2012 (Restateda)	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Internal revenue recorded by
BT Global Services	–	–	–	–	–	–	–
BT Business	353	–	56	99	5	34	547
BT Consumer	5	6	–	5	–	–	16
BT Wholesale	–	–	–	–	–	–	–
Openreach	254	416	1,234	245	–	1,415	3,564
Other	–	–	3	–	–	–	3
Total	612	422	1,293	349	5	1,449	4,130

Revenue by products and services

Year ended 31 March	2014 £m	2013 Restated[a] £m	2012 Restated £m	[a]
ICT and managed networks	6,696	6,618	7,058
Broadband, TV and convergence	3,038	2,739	2,618
Calls and lines and connectivity	6,064	6,358	6,738
Transit	697	869	1,173
Other products and services	1,792	1,755	1,810
Revenue[b]	18,287	18,339	19,397

[a]	As part of the restatements explained on page 135, items previously reported as other operating income were changed to be either revenue or a reduction in operating costs (as appropriate). The impact in 2012/13 is to increase Other products and services revenue by £86m (2011/12: £90m). In addition, due to a change in our reported financial and operational measures during the year, the categories of products and services have been changed. Prior year amounts are presented on a consistent basis.
[b]	Before specific items.

Capital expenditurea

Year ended 31 March 2014	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Intangible assets	162	14	44	78	74	135	507
Property, plant and equipment	333	119	167	166	975	79	1,839
Capital expenditure	495	133	211	244	1,049	214	2,346

Year ended 31 March 2013	BT Global Services £m	BT Business £m	BT Consumer £m	BT Wholesale £m	Openreach £m	Other £m	Total £m

Intangible assets	153	51	14	75	76	85	454
Property, plant and equipment	371	96	227	158	1,068	64	1,984
Capital expenditure[b]	524	147	241	233	1,144	149	2,438
Purchases of telecommunications licences	–	–	–	–	–	202	202
	524	147	241	233	1,144	351	2,640

[a]	Net of government grants.
[b]	Before purchases of telecommunications licences.

138	Financial statements

4. Segment information continued

Geographic information

The UK is the group’s country of domicile and the group generates the majority of its revenue from external customers in the UK. The geographic analysis of revenue is on the basis of the country of origin in which the customer is invoiced.

Revenue from external customers

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

UK	14,084	14,152		14,856
Europe, Middle East and Africa, excluding the UK	2,585	2,604		2,973
Americas	1,074	1,057		1,070
Asia Pacific	544	526		498
Revenue[b]	18,287	18,339		19,397

[a]	Restated, see note 1.
[b]	Before specific items.

Non-current assets

At 31 March	2014 £m	2013 £m

UK	14,318	14,566
Europe, Middle East and Africa, excluding the UK	2,322	2,425
Americas	451	559
Asia Pacific	68	73
Non-current assets	17,159	17,623

Non-current assets, which exclude derivative financial instruments, investments and deferred tax assets, are based on the location of the assets.

Financial statements	139

5. Operating costs

Year ended 31 March	Notes	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

Operating costs by nature
Staff costs:
Wages and salaries		3,736	3,879		3,963
Social security costs		444	443		454
Other pension costs	19	463	399		423
Share-based payment expense	21	60	64		75
Total staff costs		4,703	4,785		4,915
Own work capitalised		(600)	(620)		(652)
Net staff costs		4,103	4,165		4,263
Net indirect labour costs[b]		452	499		579
Net labour costs		4,555	4,664		4,842
Payments to telecommunications operators		2,472	2,677		3,153
Property and energy costs		959	1,022		1,066
Network operating and IT costs		591	587		630
TV programme rights charges		203	–		–
Other operating costs		3,672	3,552		3,969
Other operating income		(281)	(306)		(297)
Depreciation of property, plant and equipment
Owned assets	13	2,090	2,175		2,248
Held under finance leases	13	22	19		29
Amortisation of intangible assets	12	583	649		695
Total operating costs before specific items		14,866	15,039		16,335
Specific items	8	276	116		(237)
Total operating costs		15,142	15,155		16,098
Operating costs before specific items include the following:
Leaver costs[c]		14	58		97
Research and development expenditure[d]		739	829		821
Operating lease charges		390	423		404
Foreign currency (gains) losses		(2)	(5)		7
Government grants		(10)	(1)		–

[a]	Restated, see note 1.
[b]	Net of capitalised indirect labour costs of £396m (2012/13: £346m, 2011/12: £335m).
[c]	Leaver costs are included within wages and salaries and social security costs, except for leaver costs of £175m (2012/13: £113m, 2011/12: £27m) associated with restructuring, which have been recorded as a specific item.
[d]	Research and development expenditure includes amortisation of £482m (2012/13: £550m, 2011/12: £536m) in respect of internally developed computer software and operating expenses of £257m (2012/13: £279m, 2011/12: £285m).

Compensation of key management personnel

Key management personnel comprise executive and non-executive directors and members of the Operating Committee. Compensation of key management personnel is shown in the table below:

Year ended 31 March	2014 £m	2013 £m	2012 £m
Short-term employee benefits	11.1	10.5	11.6
Post employment benefits	1.0	1.1	1.0
Share-based payments	6.4	6.0	7.8
	18.5	17.6	20.4

More detailed information concerning directors’ remuneration, shareholdings, pension entitlements, share options and other long-term incentive plans is shown in the audited part of the Report on Directors’ Remuneration, which forms part of the consolidated financial statements.

140	Financial statements

6. Employees

	2014		2013		2012
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000	Year end 000	Average 000

UK	72.2	72.7	73.2	74.1	73.9	74.7
Non-UK	15.6	15.1	14.7	15.0	15.1	16.0
Total employees	87.8	87.8	87.9	89.1	89.0	90.7

	2014		2013[b]		2012[b]
Number of employees in the group[a]	Year end 000	Average 000	Year end 000	Average 000	Year end 000	Average 000

BT Global Services	20.5	19.9	19.2	19.8	20.0	20.9
BT Business	9.6	9.8	8.9	9.3	10.0	10.3
BT Consumer	6.0	6.2	6.6	6.4	6.3	6.2
BT Wholesale	1.8	1.8	2.0	1.4	1.4	1.6
Openreach	31.6	31.5	30.4	30.4	30.9	31.2
Other	18.3	18.6	20.8	21.8	20.4	20.5
Total employees	87.8	87.8	87.9	89.1	89.0	90.7

[a]	These reflect the full-time equivalent of full and part-time employees.
[b]	Updated to reflect our internal reorganisation (see note 1).

7. Audit, audit related and other non-audit services

The following fees were paid or are payable to the company’s auditors, PricewaterhouseCoopers LLP.

Year ended 31 March	2014 £000	2013 £000	2012 £000

Fees payable to the company’s auditors and its associates for:

Audit services[a]
The audit of parent company and consolidated financial statements	2,619	2,674	2,696
The audit of the company’s subsidiaries	5,355	5,284	5,422
	7,974	7,958	8,118

Audit related assurance services[b]	1,573	1,313	1,558
Other non-audit services
Taxation compliance services[c]	260	472	455
Taxation advisory services[d]	371	370	770
All other assurance services	180	166	74
All other services[e]	829	933	641
	1,640	1,941	1,940
Total services	11,187	11,212	11,616

[a]	Services in relation to the audit of the parent company and the consolidated financial statements, including fees for reports under section 404 of the Sarbanes-Oxley Act. This also includes fees payable for the statutory audits of the financial statements of subsidiary companies.
[b]	Services in relation to other statutory filings or engagements that are required by law or regulation to be carried out by the appointed auditor. This includes fees for the audit of the group’s regulatory financial statements and reporting associated with the group’s US debt shelf registration.
[c]	Services relating to tax returns, tax audits, monitoring and enquiries.
[d]	Fees payable for all taxation advisory services not falling within taxation compliance.
[e]	Fees payable for all non-audit services not covered above, principally comprising other advisory services.

In order to maintain the independence of the external auditors, the Board has determined policies as to what non-audit services can be provided by the company’s external auditors and the approval processes related to them. Under those policies work of a consultancy nature will not be offered to the external auditors unless there are clear efficiencies and value-added benefits to the company.

In this context audit related assurance services are considered to pose a low threat to auditor independence and therefore the proportion of other non-audit services to total services is considered the most suitable measure of the level of non-audit services provided. These represented 15% of the total fees in 2013/14 (2012/13 and 2011/12: 17%).

The BT Pension Scheme is an associated pension fund as defined in the Companies (Disclosure of Auditor Remuneration and Liability Limitation Agreements) (Amendment) Regulations 2011. In the year ended 31 March 2014 PricewaterhouseCoopers LLP received total fees from the BT Pension Scheme of £1,363,000 (2012/13: £1,395,000, 2011/12: £1,901,000) in respect of the following services: audit of financial statements of associates £220,000 (2012/13: £155,000, 2011/12: £131,000); taxation compliance services £221,000 (2012/13: £218,000, 2011/12: £92,000) and other non-audit services of £922,000 (2012/13: £1,022,000, 2011/12: £1,678,000).

Financial statements	141

8. Specific items

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

Revenue
Retrospective regulatory rulings[b]	–	236		410

Operating costs
Restructuring charges[c]	276	204		64
Property rationalisation costs	–	–		90
Retrospective regulatory rulings[b]	–	(142)		(410)
(Profit) loss on disposal of businesses	–	(7)		19
Impairment charges[d]	–	18		–
Provisions for claims[e]	–	43		–
	276	116		(237)
Net finance expense
Interest expense on retirement benefit obligation[f]	235	117		98
Interest on provisions for claims	–	2		–
	235	119		98

Share of results of associates and joint ventures
Loss (profit) on disposal of interest in associates and joint ventures[g]	4	(130)		–
Net specific items charge before tax	515	341		271
Taxation
Tax credit on specific items above	(111)	(127)		(55)
Tax credit on re-measurement of deferred tax[h]	(208)	(103)		(157)
	(319)	(230)		(212)
Net specific items charge after tax	196	111		59

[a]	Restated, see note 1.
[b]	In 2012/13 reported revenue and EBITDA include a one-off specific item charge of £85m and £58m, respectively, following the Court of Appeal decision that wholesale ladder termination pricing should not be applied for 0800, 0845 and 0870 calls from mobile phones terminating on our network. In addition charges of £151m and £36m were recognised against revenue and EBITDA respectively, following Ofcom’s determinations on historic Ethernet pricing. In 2011/12, following a retrospective regulatory ruling in Germany in relation to the period from September 2006 to November 2010, a one-off charge of £410m was recognised against revenue with an equal reduction in operating costs.
[c]	The components of the restructuring charges recognised in 2013/14, 2012/13 and 2011/12 were: people and property charges of £217m (2012/13: £163m, 2011/12: £28m) principally comprising leaver costs, property exit costs and networks, products and procurement channels rationalisation charges of £59m (2012/13: £41m, 2011/12: £36m).
[d]	In 2012/13 impairment charges principally include an impairment of £17m to write down the total investment in Onlive Inc., after it entered creditor protection status.
[e]	The group makes provisions for legal or constructive obligations arising from insurance, litigation and regulatory risks. Provisions increased by £43m in 2012/13, having reassessed potential claims relating to certain historical matters.
[f]	See note 19 for more details.
[g]	In 2012/13 a profit of £130m was recognised as a result of the disposal of the group’s remaining interest in its associate Tech Mahindra, which was held at a carrying value of £127m at 31 March 2012.
[h]	See note 9 for more details.

142	Financial statements

9. Taxation

Analysis of taxation expense for the year

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

United Kingdom
Corporation tax at 23% (2012/13: 24%, 2011/12: 26%)	(693)	(644)		(678)
Adjustments in respect of prior periods	10	277		39
Non-UK taxation
Current	(65)	(41)		(60)
Adjustments in respect of prior periods	3	1		8
Total current tax expense	(745)	(407)		(691)

Deferred taxation
Origination and reversal of temporary differences	239	158		143
Adjustments in respect of prior periods	4	(221)		27
Impact of change in UK corporation tax rate to 20% (2012/13: 23%, 2011/12: 24%)	208	103		157
Total deferred taxation credit	451	40		327
Total taxation expense	(294)	(367)		(364)

[a]	Restated, see note 1.

Factors affecting taxation expense for the year

The taxation expense on the profit for the year differs from the amount computed by applying the UK corporation tax rate to the profit before taxation as a result of the following factors:

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

Profit before taxation	2,312	2,315		2,120
Expected taxation expense at UK rate of 23% (2012/13: 24%, 2011/12: 26%)	(532)	(555)		(551)
Effects of:
Overseas losses utilised	13	14		75
Non-deductible depreciation and amortisation	(12)	(14)		(9)
Non-deductible non-UK losses	(40)	(46)		(27)
(Higher) lower taxes on non-UK profits	(5)	10		(16)
Lower (higher) taxes on gain on disposal of business	–	28		(5)
Other deferred tax assets not recognised	54	36		(1)
Adjustments in respect of prior periods	17	57		74
Re-measurement of deferred tax balances	208	103		157
Other	3	–		(61)
Total taxation expense	(294)	(367)		(364)
Exclude specific items (note 8)	(319)	(230)		(212)
Total taxation expense before specific items	(613)	(597)		(576)

[a]	Restated, see note 1.

Financial statements	143

9. Taxation continued

Tax components of other comprehensive income

Year ended 31 March	2014 Tax credit (expense) £m	2013 Tax credit (expense) Restated £m	[a]	2012 Tax credit (expense) Restated £m	[a]

Tax on items that will not be reclassified to the income statement
Actuarial losses relating to retirement benefit obligations	16	762		522
Tax on items that may be reclassified subsequently to the income statement
Exchange differences on translation of foreign operations	(2)	10		(1)
Fair value movements on cash flow hedges
– net fair value gains or losses	6	(25)		10
– recognised in income and expense	–	39		(32)
	20	786		499
Current tax credit[b]	130	133		566
Deferred tax (expense) credit	(110)	653		(67)
	20	786		499

[a]	Restated, see note 1.
[b]	Includes £122m (2012/13: £128m, 2011/12: £565m) relating to actuarial losses arising from retirement benefit obligations.

Tax credit recognised directly in equity

Year ended 31 March	2014 £m	2013 £m	2012 £m
Tax credit relating to share-based payments	106	68	17

Deferred taxation

	Excess capital allowances £m	Retirement benefit obligations £m	[a]	Share- based payments £m	Other £m	Jurisdictional offset £m	Total £m

At 1 April 2012	1,342	(576)		(167)	(125)	–	474
Expense (credit) recognised in the income statement[b]	75	(104)		2	(13)	–	(40)
Expense (credit) recognised in other comprehensive income[b]	1	(634)		–	(20)	–	(653)
Credit recognised in equity	–	–		(19)	–	–	(19)
Acquisitions	–	–		–	9	–	9
At 31 March 2013	1,418	(1,314)		(184)	(149)	–	(229)
Non-current
Deferred tax asset	(74)	(1,314)		(184)	(187)	321	(1,438)
Deferred tax liability	1,492	–		–	38	(321)	1,209
At 1 April 2013	1,418	(1,314)		(184)	(149)	–	(229)
(Credit) expense recognised in the income statement	(301)	(174)		10	14	–	(451)
(Credit) expense recognised in other comprehensive income	(2)	106		–	6	–	110
Credit recognised in equity	–	–		(64)	–	–	(64)
Acquisitions	–	–		–	3	–	3
At 31 March 2014	1,115	(1,382)		(238)	(126)	–	(631)
Non-current
Deferred tax asset	(93)	(1,382)		(238)	(163)	416	(1,460)
Deferred tax liability	1,208	–		–	37	(416)	829
At 31 March 2014	1,115	(1,382)		(238)	(126)	–	(631)

[a]	Includes a deferred tax asset of £1m (2012/13: £1m) arising on contributions payable to defined contribution pension plans.
[b]	Restated, see note 1.

Deferred tax balances for which there is a right of offset within the same jurisdiction are presented net on the face of the group balance sheet as permitted by IAS 12, with the exception of deferred tax related to BT’s pension schemes which is disclosed within deferred tax assets.

At 31 March 2014, all of the deferred tax asset of £1,460m (2012/13: £1,438m) and all of the deferred tax liability of £829m (2012/13: £1,209m) are expected to be recovered or settled after more than one year.

144	Financial statements

9. Taxation continued

Factors affecting future tax charges

The rate of UK corporation tax changed from 23% to 21% on 1 April 2014 and will change to 20% on 1 April 2015. As deferred tax assets and liabilities are measured at the rates that are expected to apply in the periods of the reversal, deferred tax balances at 31 March 2014 have been calculated using a rate of 20%. This reduction has been recognised as a deferred tax credit of £208m and as a specific item in the income statement (note 8) and a deferred tax expense of £288m in reserves.

Unrecognised tax losses and other temporary differences

At 31 March 2014 the group had operating losses, capital losses and other temporary differences carried forward in respect of which no deferred tax assets were recognised amounting to £21.6bn (2012/13: £22.0bn). The group’s capital losses and other temporary differences have no expiry date restrictions. The expiry date of operating losses carried forward is dependent upon the tax law of the various territories in which the losses arose. A summary of expiry dates for losses in respect of which restrictions apply is set out below:

At 31 March	2014 £m	Expiry of losses

Restricted losses
Europe	417	2015-2034
Americas	93	2020-2033
Other	20	2015-2024
Total restricted losses	530
Unrestricted losses
Operating losses	3,626	No expiry
Capital losses	17,119	No expiry
Total unrestricted losses	20,745
Other temporary differences	355
Total	21,630

At 31 March 2014 the undistributed earnings of overseas subsidiaries were £8.3bn (2012/13: £11.1bn). No deferred tax liabilities have been recognised in respect of these unremitted earnings because the group is in a position to control the timing of any dividends from subsidiaries and hence any tax consequences that may arise.

Financial statements	145

10. Earnings per share

Basic earnings per share is calculated by dividing the profit after tax attributable to equity shareholders by the weighted average number of shares in issue after deducting the own shares held by employee share ownership trusts and treasury shares.

In calculating the diluted earnings per share, share options outstanding and other potential shares have been taken into account where the impact of these is dilutive. Options over 24m shares (2012/13: 24m shares, 2011/12: 40m shares) were excluded from the calculation of the total diluted number of shares as the impact of these is antidilutive.

Year ended 31 March	2014	2013	2012

Basic weighted average number of shares (millions)	7,857	7,832	7,763
Dilutive shares from share options (millions)	314	275	310
Dilutive shares from executive share awards (millions)	60	96	128
Diluted weighted average number of shares (millions)	8,231	8,203	8,201
Basic earnings per share[a]	25.7p	24.8p	22.6p
Diluted earnings per share[a]	24.5p	23.7p	21.4p

[a]	Restated, see note 1.

The earnings per share calculations are based on profit after tax attributable to equity shareholders of the parent company which excludes non-controlling interests. Profit after tax attributable to equity shareholders of the parent company was £2,016m (2012/13: £1,946m, 2011/12: £1,755m) and profit after tax attributable to non-controlling interests was £2m (2012/13: £2m, 2011/12: £1m). Profit attributable to non-controlling interests is not presented separately in the financial statements as it is not material.

The group also measures financial performance based on adjusted earnings per share, which excludes specific items. Adjusted earnings per share and a reconciliation to basic earnings per share is disclosed on page 185.

11. Dividends

	2014		2013		2012
Year ended 31 March	pence per share	£m	pence per share	£m	pence per share	£m
Final dividend in respect of the prior year	6.5	512	5.7	449	5.0	388
Interim dividend in respect of the current year	3.4	269	3.0	235	2.6	201
	9.9	781	8.7	684	7.6	589

The Board recommends that a final dividend in respect of the year ended 31 March 2014 of 7.5p per share will be paid to shareholders on 8 September 2014, taking the full year proposed dividend in respect of 2013/14 to 10.9p (2012/13: 9.5p, 2011/12: 8.3p) which amounts to approximately £880m (2012/13: £749m, 2011/12: £654m). This dividend is subject to approval by shareholders at the Annual General Meeting and therefore the liability of approximately £611m (2012/13: £514m, 2011/12: £453m) has not been included in these financial statements. The proposed dividend will be payable to all shareholders on the Register of Members on 15 August 2014.

The value of £781m (2012/13: £684m, 2011/12: £589m) for the final and interim dividends is disclosed in the group statement of changes in equity. This value may differ from the amount shown for equity dividends paid in the group cash flow statement, which represents the actual cash paid in relation to dividend cheques that have been presented over the course of the financial year.

146	Financial statements

12. Intangible assets

	Goodwill £m	Customer relation- ships and brands £m	Telecoms licences and other £m	Internally developed software £m	Purchased software £m	Total £m

Cost
At 1 April 2012	1,339	325	273	3,091	1,178	6,206
Additions	–	–	202	399	55	656
Acquisition of subsidiaries	33	28	–	–	9	70
Interest on qualifying assets[a]	–	–	–	5	–	5
Disposals and adjustments	(8)	–	2	(192)	(4)	(202)
Exchange differences	46	5	4	1	7	63
At 1 April 2013	1,410	358	481	3,304	1,245	6,798
Additions	–	–	1	433	73	507
Acquisition of subsidiaries (note 14)	15	20	–	–	–	35
Interest on qualifying assets[a]	–	–	–	1	–	1
Disposals and adjustments	(12)	27	(62)	(580)	(41)	(668)
Exchange differences	(82)	(11)	(5)	(2)	(15)	(115)
At 31 March 2014	1,331	394	415	3,156	1,262	6,558

Accumulated amortisation
At 1 April 2012		270	175	1,679	955	3,079
Charge for the year		18	8	532	91	649
Disposals and adjustments		–	–	(196)	(5)	(201)
Exchange differences		3	3	1	6	13
At 1 April 2013		291	186	2,016	1,047	3,540
Charge for the year		15	7	468	93	583
Disposals and adjustments		26	(89)	(543)	(20)	(626)
Exchange differences		(9)	(3)	(2)	(12)	(26)
At 31 March 2014		323	101	1,939	1,108	3,471

Carrying amount
At 31 March 2014	1,331	71	314	1,217	154	3,087
At 31 March 2013	1,410	67	295	1,288	198	3,258

[a]	Additions to internally developed software in 2013/14 include interest capitalised at a weighted average borrowing rate of 6.1% (2012/13: 6.1%).

Financial statements	147

12. Intangible assets continued

Goodwill impairment review

The group performs an annual goodwill impairment review, based on its cash generating units (CGUs).

The CGUs that have associated goodwill are BT Global Services, BT Business and BT Consumer. These are the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other groups of assets, and to which goodwill is allocated. Goodwill is allocated to the group’s CGUs as follows:

	BT Global Services £m	BT Business £m	BT Consumer £m	Total £m
At 1 April 2012	1,082	192	65	1,339
Acquisitions (note 14)	–	33	–	33
Disposals	(8)	–	–	(8)
Exchange differences	43	3	–	46
At 1 April 2013	1,117	228	65	1,410
Acquisitions (note 14)	–	–	15	15
Disposals and adjustments	(12)	–	–	(12)
Exchange differences	(75)	(7)	–	(82)
At 31 March 2014	1,030	221	80	1,331

The discount rate used in performing the value in use calculation in 2013/14 was 9.6% (2012/13: 8.8%) for all CGUs. The perpetuity growth rate for BT Global Services was 2.5% (2012/13: 2.5%) and 2.0% (2012/13: 2.0%) for BT Business and BT Consumer.

Recoverable amount

The value in use of each CGU is determined using cash flow projections derived from financial plans approved by the Board covering a three-year period and a further two years approved by the line of business and group senior management team. They reflect management’s expectations of revenue, EBITDA growth, capital expenditure, working capital and operating cash flows, based on past experience and future expectations of business performance. Cash flows are also adjusted downwards to reflect the different risk attributes of each CGU. Cash flows beyond the five-year period have been extrapolated using perpetuity growth rates.

Discount rate

The pre-tax discount rates applied to the cash flow forecasts are derived from the group’s post-tax weighted average cost of capital. The assumptions used in the calculation of the group’s weighted average cost of capital are benchmarked to externally available data.

Growth rates

The perpetuity growth rates are determined based on the long-term historical growth rates of the regions in which the CGU operates, and they reflect an assessment of the long-term growth prospects of that sector. The growth rates have been benchmarked against external data for the relevant markets. None of the growth rates applied exceed the long-term historical average growth rates for those markets or sectors.

Impact of the simplification of our internal trading model on the goodwill impairment review

As set out in note 1 on page 127, effective from 1 April 2013 we have made a number of changes that simplify our internal trading and more closely align our line of business financial results and our regulatory accounts.

These changes impacted the cash flow projections for BT Global Services, BT Business and BT Consumer used in the annual goodwill impairment review. They resulted in an increase in operating cash flows of BT Global Services of £206m in 2012/13 and £208m in 2011/12.

Sensitivities

There is significant headroom in all CGUs. For BT Global Services, the value in use exceeds the carrying value of the CGU by approximately £2,826m. The following changes (in isolation) in assumptions would cause the recoverable amount to fall below the carrying value:

–	reduction in the perpetuity growth rate from the 2.5% assumption applied to a revised assumption of a perpetual decline rate of 9% or more
–	an increase in the discount rate from the 9.6% assumption applied to a revised assumption of 16% or more
–	shortfalls in trading performance against forecast resulting in perpetuity operating cash flow decreasing by £350m or more.

For BT Business and BT Consumer no reasonably possible changes in the key assumptions would cause the carrying amount of the CGUs to exceed the recoverable amount.

148	Financial statements

13. Property, plant and equipment

	Land and buildings £m	[a]	Network infrastructure £m	[a]	Other £m	[b]	Assets in course of construction £m	Total £m

Cost
At 1 April 2012	1,302		43,777		2,185		728	47,992
Additions[c]	21		207		99		1,666	1,993
Acquisitions	4		2		2		1	9
Transfers	10		1,661		4		(1,675)	–
Disposals and adjustments	(85)		(428)		(103)		(3)	(619)
Exchange differences	8		47		12		1	68
At 1 April 2013	1,260		45,266		2,199		718	49,443
Additions[c]	34		205		119		1,487	1,845
Transfers	3		1,531		3		(1,537)	–
Disposals and adjustments[d]	(80)		(1,693)		(370)		(9)	(2,152)
Exchange differences	(26)		(239)		(29)		(9)	(303)
At 31 March 2014	1,191		45,070		1,922		650	48,833
Accumulated depreciation
At 1 April 2012	747		31,115		1,824		–	33,686
Charge for the year	73		1,977		144		–	2,194
Acquisitions	–		–		2		–	2
Disposals and adjustments	(79)		(413)		(82)		–	(574)
Exchange differences	6		37		12		–	55
At 1 April 2013	747		32,716		1,900		–	35,363
Charge for the year	57		1,951		104		–	2,112
Disposals and adjustments[d]	(82)		(1,734)		(356)		–	(2,172)
Exchange differences	(16)		(204)		(22)		–	(242)
At 31 March 2014	706		32,729		1,626		–	35,061

Carrying amount
At 31 March 2014	485		12,341		296		650	13,772
Engineering stores	–		–		–		68	68
Total at 31 March 2014	485		12,341		296		718	13,840
At 31 March 2013	513		12,550		299		718	14,080
Engineering stores	–		–		–		73	73
Total at 31 March 2013	513		12,550		299		791	14,153

At 31 March							2014 £m	2013 £m

The carrying amount of land and buildings, including leasehold improvements, comprised:
Freehold							233	230
Leasehold							252	283
Total land and buildings							485	513

[a]	The carrying amount of the group’s property, plant and equipment includes an amount of £95m (2012/13: £100m) in respect of assets held under finance leases, comprising land and buildings of £60m (2012/13: £59m) and network infrastructure of £35m (2012/13: £41m). The depreciation expense on those assets in 2013/14 was £22m (2012/13: £19m), comprising land and buildings of £4m (2012/13: £3m) and network infrastructure of £18m (2012/13: £16m). Within network infrastructure are assets with net book value of £7.4bn which have useful economic lives of more than 18 years.
[b]	Other mainly comprises motor vehicles, computers and office equipment.
[c]	Net of government grants of £126m (2012/13: £15m).
[d]	Fully depreciated assets in the group’s fixed asset register were reviewed during the year, as part of the group’s annual asset verification exercise, and certain assets that were no longer in use have been written out, reducing cost and accumulated depreciation by £1.4bn.

Financial statements	149

14. Business combinations

On 1 August 2013 the group acquired 100% of the issued share capital of ESPN Global Limited, together with certain trademarks, licences and programme rights. The purchase was made for consideration of £30m. Intangible assets of £14m and goodwill of £15m have been recognised.

In January 2013, the group acquired 100% of the issued share capital of Tikit Group plc (‘Tikit’ or ‘BT Tikit’). The purchase was made for cash consideration of £64m which was settled in the year and the cash acquired with the business was £10m. Intangible assets of £37m recognised in respect of this acquisition comprised customer relationships, proprietary technology and brand. The fair value adjustments relating to this acquisition were provisional at 31 March 2013 and have been finalised during 2013/14 without amendment. Goodwill of £33m was recognised on the acquisition which principally comprised the assembled workforce and forecast synergies.

15. Programme rights

Total £m

At 1 April 2013	–
Additions	311
Amortisation	(203)
At 31 March 2014	108

Additions reflect TV programme rights for which the legally enforceable licence period has started during the year. Payments made for programme rights for which the legally enforceable licence period has not yet started are included within prepayments. See note 16.

Programme rights commitments are disclosed in note 29.

16. Trade and other receivables

At 31 March	2014 £m	2013 £m

Non-current
Other assets[a]	214	184

[a]	Other assets includes costs relating to the initial set up, transition or transformation phase of long-term networked IT services contracts of £72m (2012/13: £86m), and prepayments and leasing debtors of £142m (2012/13: £98m).

At 31 March	2014 £m	2013 £m

Current
Trade receivables	1,370	1,495
Prepayments	508	515
Accrued income	815	736
Other receivables	214	184
	2,907	2,930

Trade receivables are stated after deducting allowances for doubtful debts, as follows:

	2014 £m	2013 £m

At 1 April	218	187
Expense	77	102
Utilised	(98)	(73)
Exchange differences	(5)	2
At 31 March	192	218

Trade receivables are continuously monitored and allowances applied against trade receivables consist of both specific impairments and collective impairments based on the group’s historical loss experiences for the relevant aged category and taking into account general economic conditions. Historical loss experience allowances are calculated by line of business in order to reflect the specific nature of the customers relevant to that line of business.

Trade and other receivables are classified as loans and receivables and held at amortised cost. The carrying amount of these balances approximates to fair value due to the short maturity of amounts receivable.

Note 26 provides further disclosure regarding the credit quality of the group’s gross trade receivables.

150	Financial statements

16. Trade and other receivables continued

Trade receivables are due as follows:

			Past due and not specifically impaired
At 31 March	Not past due £m	Trade receivables specifically impaired net of provision £m	Between 0 and 3 months £m	Between 3 and 6 months £m	Between 6 and 12 months £m	Over 12 months £m	Total £m

2014	857	39	300	31	43	100	1,370
2013	967	95	310	27	26	70	1,495

Gross trade receivables which have been specifically impaired amounted to £127m (2012/13: £191m).

Trade receivables not past due and accrued income are analysed below by line of business.

	Trade receivables
	not past due		Accrued income
At 31 March	2014 £m	2013 £m	2014 £m	2013 £m

BT Global Services	520	564	435	399
BT Business	199	197	121	121
BT Consumer	106	119	–	–
BT Wholesale	4	64	118	135
Openreach	12	21	137	75
Other	16	2	4	6
Total	857	967	815	736

Given the broad and varied nature of the group’s customer base, the analysis of trade receivables not past due and accrued income by line of business is considered the most appropriate disclosure of credit concentrations. Cash collateral held against trade and other receivables amounted to £28m (2012/13: £31m).

17. Trade and other payables

At 31 March	2014 £m	2013 £m

Current
Trade payables	2,745	2,927
Other taxation and social security	480	458
Other payables	545	588
Accrued expenses	444	446
Deferred income	1,047	1,155
	5,261	5,574

At 31 March	2014 £m	2013 £m

Non-current[a]
Other payables	845	821
Deferred income	53	62
	898	883

[a]	Non-current payables mainly relate to operating lease liabilities and deferred gains on a prior period sale and finance leaseback transaction.

Trade and other payables are held at amortised cost. The carrying amount of these balances approximates to fair value due to the short maturity of amounts payable.

Financial statements	151

18. Provisions

	Restructuring £m	[a]	Property £m	[b]	Other £m	[c]	Total £m

At 1 April 2012	105		296		456		857
Income statement expense	31		–		112		143
Unwind of discount	–		6		–		6
Utilised or released	(69)		(61)		(211)		(341)
Transfers	–		–		(35)		(35)
At 1 April 2013	67		241		322		630
Income statement expense	20		4		17		41
Unwind of discount	–		8		–		8
Utilised or released	(28)		(52)		(61)		(141)
Exchange differences	(1)		–		(4)		(5)
At 31 March 2014	58		201		274		533

At 31 March					2014 £m		2013 £m

Analysed as:
Current					99		120
Non-current					434		510
					533		630

[a]	Provisions relating to the group-wide restructuring programme in the current and prior year. These are being utilised as the obligations are settled.
[b]	Property provisions mainly comprise onerous lease provisions arising from the rationalisation of the group’s property portfolio. The provisions will be utilised over the remaining lease periods, which range from one to 18 years.
[c]	Other provisions include amounts provided for legal or constructive obligations arising from insurance claims, litigation and regulatory risks which will be utilised as the obligations are settled.

152	Financial statements

19. Retirement benefit plans

Background

The group has both defined benefit and defined contribution retirement benefit plans. The group’s main plans are in the UK and the largest by membership is the BT Pension Scheme (BTPS) which is a defined benefit plan that was closed to new entrants on 31 March 2001. After that date new entrants have been able to join a defined contribution plan, currently the BT Retirement Saving Scheme (BTRSS), a contract based arrangement.

Defined contribution plans

A defined contribution plan is a pension arrangement under which the benefits are linked to contributions paid, the performance of each individual’s chosen investments and the annuity rates at retirement. Contributions are paid into an independently administered fund. The income statement charge in respect of defined contribution plans represents the contribution payable by the group based upon a fixed percentage of employees’ pay. The company has no exposure to investment and other experience risks.

Defined benefit plans

A defined benefit plan is a pension arrangement under which participating members receive a pension benefit at retirement determined by the plan rules dependent on factors such as age, years of service and pensionable pay and is not dependent upon actual contributions made by the company or members. The income statement service cost in respect of defined benefit plans represents the increase in the defined benefit liability arising from pension benefits earned by active members in the current period. The company is exposed to investment and other experience risks and may need to make additional contributions where it is estimated that the benefits will not be met from regular contributions, expected investment income and assets held.

Group income statement

The expense or income arising from all group retirement benefit arrangements recognised in the group income statement is shown below.

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

Recognised in the income statement before specific items
Current service cost:
– defined benefit plans	272	225		267
– defined contribution plans	151	136		126
Administration expenses and Pension Protection Fund (‘PPF’) levy	40	38		30
Total operating expense	463	399		423
Net interest expense on net pensions deficit included in specific items (note 8)	235	117		98
Total recognised in the income statement	698	516		521

[a]	Restated to allow for IAS 19 (Revised 2011), see note 1.

Group statement of comprehensive income

Remeasurements of the net defined benefit obligation are recognised in full in the group statement of comprehensive income in the year in which they arise. These comprise the impact on the defined benefit liability of changes in demographic and financial assumptions compared with the start of the year, actual experience being different to those assumptions and the return on plan assets above the amount included in the net pension interest expense.

Group balance sheet

The net pension obligation in respect of defined benefit plans reported in the group balance sheet is set out below.

			2014			2013
At 31 March	Assets £m	Present value of liabilities £m	Deficit £m	Assets £m	Present value of liabilities £m	Deficit £m

BTPS	39,939	(46,759)	(6,820)	41,344	(47,000)	(5,656)
Other plans[a]	174	(376)	(202)	222	(422)	(200)
Retirement benefit obligation	40,113	(47,135)	(7,022)	41,566	(47,422)	(5,856)
Adjustments due to effect of asset ceiling[b]			–			–
Deferred tax asset			1,381			1,313
Net pension obligation			(5,641)			(4,543)

[a]	Included in the present value of liabilities of other plans is £69m (2012/13: £72m) related to unfunded pension arrangements.
[b]	There is no limiting effect of the asset ceiling as any accounting surplus arising is deemed to be recoverable due to the economic benefits available in the form of future refunds or reductions to future contributions.

At 31 March 2014 £8m (2012/13: £8m) of contributions to defined contribution plans were outstanding and are included within trade and other payables in the group balance sheet.

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19. Retirement benefit plans continued

Movements in defined benefit plan assets and liabilities

The table below shows the movements on the plan assets and liabilities in the year and indicates where they are reflected in the financial statements.

	Assets £m	Liabilities £m	Deficit £m

At 1 April 2012	38,541	(40,989)	(2,448)
Current service cost	–	(225)	(225)
Interest on pension deficit[a]	1,858	(1,975)	(117)
Administration expenses and PPF levy	(38)	–	(38)
Included in the group income statement	1,820	(2,200)	(380)
Return on plan assets above the amount included in the group income statement[b]	2,689	–	2,689
Actuarial loss arising from changes in financial assumptions[c]	–	(6,116)	(6,116)
Actuarial loss arising from changes in demographic assumptions[c]	–	(2)	(2)
Actuarial loss arising from experience adjustments[d]	–	(140)	(140)
Included in the group statement of comprehensive income	2,689	(6,258)	(3,569)
Regular contributions by employer	217	–	217
Deficit contributions by employer	325	–	325
Included in the group cash flow statement	542	–	542
Contributions by employees	13	(13)	–
Benefits paid	(2,044)	2,047	3
Foreign exchange	5	(9)	(4)
Other movements	(2,026)	2,025	(1)
At 1 April 2013	41,566	(47,422)	(5,856)
Current service cost	–	(272)	(272)
Interest on pension deficit[a]	1,710	(1,945)	(235)
Settlements	(63)	61	(2)
Administration expenses and PPF levy	(40)	–	(40)
Included in the group income statement	1,607	(2,156)	(549)
Return on plan assets below the amount included in the group income statement[b]	(1,453)	–	(1,453)
Actuarial gain arising from changes in financial assumptionsc	–	580	580
Actuarial gain (loss) arising from changes in demographic assumptionsc	–	–	–
Actuarial loss arising from experience adjustments[d]	–	(306)	(306)
Included in the group statement of comprehensive income	(1,453)	274	(1,179)
Regular contributions by employer	228	–	228
Deficit contributions by employer	325	–	325
Included in the group cash flow statement	553	–	553
Contributions by employees	12	(12)	–
Benefits paid	(2,166)	2,166	–
Foreign exchange	(6)	15	9
Other movements	(2,160)	2,169	9
At 31 March 2014	40,113	(47,135)	(7,022)

[a]	Restated, see note 1.
[b]	The total actual return on plan assets in 2013/14 was a gain of £257m (2012/13: £4,547m).
[c]	The actuarial gain or loss arises from changes in the assumptions used to value the defined benefit liabilities at the end of the year compared with the assumptions used at the start of the year. This includes both financial assumptions, which are based on market conditions at the year end, and demographic assumptions such as life expectancy.
[d]	The actuarial loss or gain arising from experience adjustments on defined benefit liabilities represents the impact on the liabilities of differences between actual experience during the year compared with the assumptions made at the start of the year. Such differences might arise, for example, from members choosing different benefit options at retirement, actual salary increases being different from those assumed or actual benefit increases being higher than the long-term inflation assumption.

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19. Retirement benefit plans continued

BTPS

At 31 March 2014 there were 313,000 members of the BTPS. Members belong to one of three sections depending upon the date they first joined the scheme. Section A is for members who joined before 1 December 1971, Section B is for members who joined the scheme between 1 December 1971 and 31 March 1986 and Section C is for members who joined the scheme on or after 1 April 1986 but before the scheme closed to new entrants on 31 March 2001. The membership is analysed below.

At 31 March 2014	Number of active members	Number of deferred members	Number of pensioners	Total membership

Sections A and Ba	17,000	35,500	176,500	229,000
Section C	24,000	41,000	19,000	84,000
Total	41,000	76,500	195,500	313,000

At 31 March 2013

Sections A and Ba	19,000	39,000	175,000	233,000
Section C	25,000	41,500	18,000	84,500
Total	44,000	80,500	193,000	317,500

[a]	Section A and Section B memberships have been aggregated in this table as Section A members have typically elected to take Section B benefits at retirement.

Since 1 April 2009, when changes to member benefits and contribution rates were introduced, BTPS members have accrued benefits based upon a career average re-valued earnings (CARE) basis and a normal pensionable age of 65. On a CARE basis benefits are built up based upon earnings in each year and the benefit accrued for each year is increased by the lower of inflation or the individual’s actual pay increase in each year to retirement. Benefits earned for pensionable service prior to 1 April 2009 are based upon a member’s final salary and a normal pensionable age of 60. Under the scheme rules the determination of the rate of inflation for statutory minimum rates of revaluation and indexation of benefits is based upon either the Retail Prices Index (RPI) or the Consumer Prices Index (CPI) which apply to each category of member as shown below.

	Active members	Deferred members	Pensioners
Section Ba	Benefits accrue on a CARE	Preserved benefits are revalued	Increases in benefits in
	basis increasing at the lower	before retirement based	payment are based upon CPI
Section C	of RPI or the individual’s	upon CPI	Increases in benefits in
	actual pay increase		payment are based upon RPI
up to a maximum of 5%

[a]	Section A members have typically elected to take Section B benefits at retirement.

Management of the scheme

BT Pension Scheme Trustees Limited (the Trustee) has been appointed by BT as an independent Trustee to administer and manage the scheme on behalf of the members in accordance with the terms of the Trust Deed of the scheme and relevant legislation. Under the terms of the Trust Deed there are nine Trustee directors all of whom are appointed by BT. The chairman of the Trustee is appointed after consultation with, and with the agreement of, the relevant trade unions who are also responsible for nominating four directors to act as representatives of the members. Of the remaining four directors, two will normally hold senior positions within the group, and two will normally hold (or have held) senior positions in commerce or industry. Subject to there being an appropriately qualified candidate at least one of the Trustee directors should be a current pensioner or deferred pensioner of the BTPS. Trustee directors are appointed for a three-year term, but are then eligible for re-appointment.

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19. Retirement benefit plans continued

BTPS assets

Asset allocation

The target allocation of assets between different classes of investment is reviewed regularly and is a key factor in the Trustee’s investment policy. The targets set reflect the Trustee’s views on the appropriate balance to be struck between seeking returns and incurring risk, and on the extent to which the assets should be distributed to match liabilities. Current market conditions and trends are regularly assessed and short-term tactical shifts in asset allocation may be made around the long-term target. The BTPS also uses financial instruments to balance the asset allocation and to manage inflation risk, liquidity risk and foreign currency risk.

Under IAS 19 (Revised 2011) plan assets must be valued at the bid market value at the balance sheet date. For the main asset categories

–	securities listed on recognised stock exchanges are valued at closing bid prices
–	properties are valued on the basis of open market value
–	unlisted equities are valued in accordance with International Private Equity and Venture Capital (IPEVC) guidelines
–	unlisted fixed interest and index-linked instruments are valued using the latest market price or using discounted cash flow models that consider credit risk.

The fair value of the assets of the BTPS analysed by asset category are shown below. These are subdivided by assets that have a quoted market price in an active market and those that do not (such as investment funds).

				2014				2013
	Asset fair value[a]			Target	Asset fair value[a]			Target
		of which				of which
	Total assets	quoted[b]	Total		Total assets	quoted[b]	Total
At 31 March	£bn	£bn	%	%	£bn	£bn	%	%

Equities	11.2[c]	5.8	28	26	11.1	6.0	27	26
Fixed-interest securities	7.1	5.7	18	17	7.9	6.0	19	17
Index-linked securities	9.9	8.5	24	26	9.5	8.3	23	26
Property	4.3	–	11	11	4.3	–	10	11
Alternative assets[d]	7.1	1.0	18	20	8.1	0.9	20	20
Cash and other	0.3	–	1	–	0.4	–	1	–
Total	39.9	21.0	100	100	41.3	21.2	100	100

[a]	At 31 March 2014 and 31 March 2013, the scheme’s assets did not include any directly held ordinary shares of the company. The scheme held £9m (2012/13: £9m) of index-linked bonds issued by the group.
b	Assets with a quoted price in an active market.
[c]	At 31 March 2014, the BTPS held £2.6bn of UK equities (2012/13: £2.7bn).
[d]	Alternative asset classes include commodities, private equity and credit opportunities.

The Trustee reports on investment performance against a target benchmark which is based on the target asset mix and the market returns for each asset class. BTPS performance against the benchmark for the periods to 30 June 2013 was as follows.

Period ending 30 June 2013	Target benchmark %	Actual BTPS %	Over (under) performance %

6 months[a]	3.4	3.7	0.3
3 years	7.1	7.4	0.3
10 years	6.9	7.9	1.0

[a]	The Trustee historically reported investment performance for periods ending 31 December. From 2013, the Trustee changed this to periods ending 30 June.

156	Financial statements

19. Retirement benefit plans continued

BTPS liabilities under IAS 19 (Revised 2011)

Valuation methodology

The liabilities of the BTPS are measured as the present value of the estimated future benefit cash flows to be paid by the scheme, calculated using the projected unit credit method. These calculations are performed for the company by a professionally qualified independent actuary.

The expected future benefit payments are based on a number of assumptions including future inflation, retirement ages, benefit options chosen and life expectancy and are therefore inherently uncertain. Actual benefit payments in a given year may be higher or lower, for example if members retire sooner or later than assumed, or take a greater or lesser cash lump sum at retirement. The estimated duration of BTPS liabilities, which is an indicator of the weighted average term of the liabilities, is 15 years (2012/13: 15 years) although the benefits payable by the BTPS are expected to be paid over more than 80 years as shown in the graph below. Whilst benefit payments are expected to increase over the earlier years, the expected value of the liabilities will reduce.

Key assumptions – IAS 19 (Revised 2011)

The key financial assumptions used to measure the liabilities of the BTPS under IAS 19 (Revised 2011) are shown below.

	Nominal rates (per year)			Real rates (per year)[a]
	2014	2013	2012	2014	2013	2012
At 31 March	%	%	%	%	%	%

Rate used to discount liabilities	4.25	4.20	4.95	0.97	0.87	1.84
Inflation – increase in RPI	3.25	3.30	3.05	–	–	–
Inflation – increase in CPI	2.50[b]	2.55[b]	2.30[c]	(0.75)[b]	(0.75)[b]	(0.75)[c]

[a]	The real rate is calculated relative to RPI inflation and is shown as a comparator.
[b]	Assumed to be 0.45% lower after 31 March 2016.
[c]	Assumed to be 0.45% lower after 31 March 2015.

Rate used to discount liabilities

IAS 19 (Revised 2011) requires that the discount rate is determined by reference to market yields at the reporting date on high quality corporate bonds. The currency and term of these should be consistent with the currency and estimated term of the pension obligations. The discount rate at 31 March 2014 and 31 March 2013 is based on a market-based AA corporate bond yield curve allowing for the future expected benefit payments from the BTPS.

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19. Retirement benefit plans continued

Inflation – increases in RPI and CPI

Salary increases are assumed to be aligned with RPI inflation whilst benefits are assumed to increase by either RPI or CPI inflation as prescribed by the rules of the BTPS and summarised above. The assumption for RPI has been assessed by reference to yields on long-term fixed and index-linked Government bonds and Bank of England published inflationary expectations. CPI is assessed at a margin below RPI taking into account market forecasts and independent estimates of the long-term difference, such as the Office of Budgetary Responsibility’s analysis indicating a long-term difference of between 1.3% to 1.5%.

Longevity

The average life expectancy assumptions, after retirement at 60 years of age, are as follows.

At 31 March	2014 Number of years	2013 Number of years

Male in lower pay bracket	26.0	25.9
Male in higher pay bracket	27.7	27.6
Female	28.5	28.4
Average improvement for a member retiring at age 60 in 10 years’ time	1.0	1.0

The assumptions about life expectancy have regard to information published by the UK actuarial profession’s Continuous Mortality Investigation. However, due to the size of the membership of the BTPS it is considered appropriate for the adopted life expectancy assumptions to take into account the actual membership experience of the scheme. Allowance is also made for future improvements in mortality. The BTPS actuary undertakes formal reviews of the membership experience at every triennial valuation.

Sensitivity analysis of the principal assumptions used to measure BTPS liabilities

The assumptions on the discount rate, inflation, salary increases and life expectancy all have a significant effect on the measurement of scheme liabilities. The following table provides an indication of the sensitivity of the IAS 19 (Revised 2011) pension liability at 31 March 2014, and of the income statement charge for 2014/15, to changes in these assumptions.

			Decrease
			(increase) in
	Decrease	Decrease	net interest
	(increase) in	(increase) in	on pensions
	liability	service cost	deficit
	£bn	£m	£m

0.25 percentage point increase to:
– discount rate	1.6	10	55
– inflation rate (assuming RPI, CPI and salary increases all move by 0.25 percentage points)	(1.3)	(10)	(55)
– CPI inflation rate (assuming RPI and salary increases are unchanged)	(0.8)	(5)	(35)
– salary increases (assuming RPI and CPI are unchanged)	(0.2)	(5)	(10)
Additional one year increase to life expectancy	(1.0)	(5)	(40)

BTPS funding

Triennial funding valuation

The triennial valuation is carried out for the Trustee by a professionally qualified independent actuary, using the projected unit credit method. The purpose of the valuation is to design a funding plan to ensure that the scheme has sufficient funds available to meet future benefit payments. The latest funding valuation was performed as at 30 June 2011. The next funding valuation will have an effective date of no later than 30 June 2014.

The valuation methodology for funding purposes, which is based on prudent assumptions, is broadly as follows:

–	assets are valued at market value at the valuation date; and
–	liabilities are measured on an actuarial funding basis using the projected unit credit method and discounted to their present value.

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19. Retirement benefit plans continued

The results of the two most recent triennial valuations which have been performed using the same methodology are shown below.

	June 2011 valuation £bn	December 2008 valuation £bn

BTPS liabilities	(40.8)	(40.2)
Market value of BTPS assets	36.9	31.2
Funding deficit	(3.9)	(9.0)
Percentage of accrued benefits covered by BTPS assets at valuation date	90.4%	77.6%
Percentage of accrued benefits on a solvency basis covered by the BTPS assets at the valuation date	66.0%	57.0%

The reduction of the funding deficit in the period from 31 December 2008 to 30 June 2011 reflects an increase in scheme assets due to deficit contribution payments totalling £1.6bn and strong investment performance of 10.1% per year. The liabilities increased due to a lower discount rate which was partly offset by the impact of the announcement in July 2010 by the Government that CPI, rather than RPI, will be used as the basis for determining the rate of inflation for the statutory minimum rate of revaluation and indexation of occupational pension rights.

Key assumptions – funding valuation

These valuations were determined using the following prudent long-term assumptions.

	Nominal rates (per year)		Real rates (per year)[a]
	June 2011 valuation %	December 2008 valuation %	June 2011 valuation %	December 2008 valuation %

Discount rate
– pre-retirement liabilities	6.35	6.76	3.05	3.65
– post-retirement liabilities	4.90	5.21	1.65	2.15
Average long-term increase in RPI and future increases in wages and salaries	3.20	3.00	–	–
Average long-term increase in CPI	2.20	n/a	(1.0)	n/a

[a]	The real rate is calculated relative to RPI inflation and is shown as a comparator.

The average life expectancy assumptions, after retirement at 60 years of age, are as follows.

At date of valuation	June 2011 valuation Number of years	December 2008 valuation Number of years

Male in lower pay bracket	26.0	25.5
Male in higher pay bracket	27.8	27.7
Female	28.5	28.3
Average improvement for a member retiring at age 60 in 10 years’ time	1.2	1.1

Payments made to the BTPS

Year ended 31 March	2014 £m	2013 £m

Ordinary contributions	205	207
Deficit contributions	325	325
Total contributions in the year	530	532

The group expects to contribute approximately £495m to the BTPS in 2014/15, comprising ordinary contributions of approximately £200m and deficit contributions of £295m.

Financial statements	159

19. Retirement benefit plans continued

Future funding obligations and recovery plan

Under the terms of the Trust Deed, the group is required to have a funding plan, determined at the conclusion of the triennial funding valuation, which is a legal agreement between BT and the independent Trustee and should address the deficit over a maximum period of 20 years.

In May 2012, the 2011 triennial funding valuation was finalised, agreed with the Trustee and certified by the Scheme Actuary. The funding deficit at 30 June 2011 was £3.9bn. Under the associated recovery plan BT made payments of £2.0bn in March 2012, £325m in March 2013 and £325m in March 2014. BT will make deficit payments of £295m in each year from 2015 to 2021. The valuation in addition determined that the ordinary contributions rate required to meet the benefits of current employed members reduced to 13.5% of pensionable salaries (including employee contributions) from 13.6% with effect from 1 June 2012.

The valuation documentation has been submitted to the Pensions Regulator for review. The final Court decision in the Crown Guarantee case, after any appeals, will give greater clarity as to the extent to which the liabilities of the BTPS are covered by the Crown Guarantee. This will inform the Pensions Regulator’s next steps with regard to the valuation of the scheme.

Other protections

The 2011 funding agreement with the Trustee included additional features for BT to provide support to the scheme:

–	in the event that net cumulative shareholder distributions exceed cumulative pension deficit contributions over the period from 1 March 2012 to 30 June 2015 then BT will make additional matching contributions to the scheme. Shareholder distributions include dividends and the cost of share buybacks (excluding any possible buybacks associated with existing employee share plans) after deducting any proceeds from the issue of shares. BT will consult with the Trustee if it considers making a special dividend or embarking on a share buyback programme (excluding any possible buybacks associated with existing employee share plans). These provisions apply until the finalisation of the next valuation or 30 June 2015 at the latest
–	in the event that BT generates net cash proceeds greater than £1bn from disposals and acquisitions in any year to 30 June then BT will make additional contributions to the scheme equal to one third of those net cash proceeds. BT will consult with the Trustee if it considers making acquisitions with a total cost of more than £1bn in any 12-month period. These provisions apply until the finalisation of the next valuation or 30 September 2015 at the latest
–	a negative pledge that provides protection that future creditors will not be granted superior security to the scheme in excess of a £1.5bn threshold. This provision applies until the deficit reduces below £2.0bn at any subsequent funding valuation
–	in addition, in order to provide greater certainty, BT has committed to a schedule of future potential payments based upon a range of deficits at the next triennial valuations at 2014 and 2017. These payments would be in addition to the remaining deficit payments of £295m per year under the 2011 recovery plan and would have a maximum value of around £3.6bn in 2014 and £3.0bn in 2017 based on 2011 discount rates.

At the 2014 valuation, the remaining 2011 recovery plan will be worth about £1.7bn (based on 2011 discount rates). If the deficit agreed at the 2014 valuation exceeds this level, BT will provide extra payments in addition to the remaining £295m annual deficit payments under the 2011 recovery plan. The amounts payable are dependent on the level of the deficit as shown in the table below.

	Additional contributions payable
	2015 £m	2016 £m	2017 £m

Deficit above remaining 2011 recovery plan present value
£nil	–	–	–
£1.0bn	199	205	211
£2.0bn	273	282	289
£2.9bn or above	360	371	381

At deficit levels between these values the level of additional contributions is scaled accordingly. At a level of £2.9bn or above these are the maximum additional contributions under the terms of this agreement. A new agreement would cover additional contributions if these are required.

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19. Retirement benefit plans continued

A similar mechanism applies based on the deficit agreed at the 2017 valuation. If this exceeds the outstanding recovery plan (with the remaining 2011 recovery plan worth about £1.1bn in 2017, based on 2011 discount rates), BT will provide extra payments dependent on the level of the deficit as shown in the table below.

	Additional contributions payable
	2018 £m	2019 £m	2020 £m	2021 £m	2022 £m	2023 £m	2024 £m

Deficit above remaining 2014 recovery plan present value
£nil	–	–	–	–	–	–	–
£1.0bn	197	203	209	215	207	213	–
£2.0bn	341	351	362	373	358	369	381
£2.9bn or above	393	404	416	429	670	670	670

A new agreement would cover additional contributions if these are required.

If the deficit at 2014 is below the value of the remaining 2011 recovery plan, no additional deficit contributions are necessary and the remaining recovery plan will be revised. Likewise, if the deficit at 2017 is below the remaining recovery plan at that time.

Other protection of BTPS member benefits

In the unlikely event that the group were to become insolvent there are additional protections available to members:

–	the Crown Guarantee which was granted when the group was privatised in 1984 and which applies upon the winding up of BT. The scope and extent of the Crown Guarantee is being clarified by the Trustee through the courts. The decision of the High Court issued in October 2010 was that the Crown Guarantee can cover members who joined before and after privatisation. The Court confirmed that any payments to be made by the Government must be measured on an annuity basis. In a further High Court decision issued in December 2011, it was decided that the Crown Guarantee does not cover the benefits of members accrued while in service with companies that participate in the BTPS other than BT nor does it cover benefit augmentations granted by BT. The judgments were appealed on 30 April 2014 and a decision from the Court of Appeal is pending.
–	the Pension Protection Fund (PPF) may take over the scheme and pay benefits to members not covered by the Crown Guarantee. There are limits on the amounts paid by the PPF and this would not give exactly the same benefits as those provided by the scheme.

Other benefit plans

In addition to the BTPS, the group maintains benefit plans in most other countries with a focus on these being appropriate for the local market and culture.

After the BTPS, the largest defined benefit plan sponsored by the group is a plan in the Netherlands with liabilities of around £120m.

As part of the group-wide restructuring programme, a defined benefit plan in the US, with liabilities of £60m, was closed and is being wound up, resulting in a settlement charge of around £2m. This charge is included as a specific item within restructuring costs (see note 8).

The BT Retirement Saving Scheme (BTRSS) is the largest defined contribution scheme maintained by the group with around 26,000 active members. In the year to 31 March 2014, the group contributed £97m to the BTRSS.

20. Own shares

			Employee share
	Treasury shares[a]		ownership trust[a]		Total
	millions	£m	millions	£m	millions	£m
At 1 April 2012	367	(1,018)	–	–	367	(1,018)
Own shares purchased[b]	87	(189)	44	(113)	131	(302)
Share options exercised[b,c]	(131)	363	–	–	(131)	363
Executive share awards vested	(46)	127	–	–	(46)	127
Other movements	(6)	17	8	(19)	2	(2)
At 1 April 2013	271	(700)	52	(132)	323	(832)
Own shares purchased[b]	27	(98)	59	(204)	86	(302)
Share options exercised[b,c]	(66)	172	–	–	(66)	172
Executive share awards vested	–	–	(49)	133	(49)	133
At 31 March 2014	232	(626)	62	(203)	294	(829)

[a]	At 31 March 2014, 232,487,770 shares (2012/13: 270,780,954) with an aggregate nominal value of £12m (2012/13: £14m) were held at cost as treasury shares and 61,313,845 shares (2012/13: 51,815,160) with an aggregate nominal value of £3m (2012/13: £3m) were held in the Trust.
[b]	See group cash flow statement on page 126. In 2013/14 the cash paid for the repurchase of ordinary share capital was £302m (2012/13: £302m). The cash received for proceeds on the issue of treasury shares was £75m (2012/13: £109m).
[c]	Includes share option exercises in relation to Employee Saveshare Plans and GSOP and GLOP (Legacy Plans). See note 21 for details.

The treasury shares reserve represents BT Group plc shares purchased directly by the group. The BT Group Employee Share Ownership Trust (‘the Trust’) also purchases BT Group plc shares.

The treasury shares and the shares in the Trust are being utilised to satisfy the group’s obligations under its employee share plans. Further details on Employee Saveshare Plans and Executive share plans are provided in note 21.

Financial statements	161

21. Share-based payments

Overview

The company has savings-related share option plans for its employees and those of participating subsidiaries, further share option plans for selected employees and a stock purchase plan for employees in the US. It also has several share plans for executives. All share-based payment plans are equity settled and details of these plans and an analysis of the total charge by type of award is set out below.

Year ended 31 March	2014 £m	2013 £m	2012 £m

Employee Saveshare Plans	25	25	25
Executive Share Plans:
Incentive Share Plan (ISP)	21	27	43
Deferred Bonus Plan (DBP)	11	10	8
Other plans	3	2	(1)
	60	64	75

Employee Saveshare Plans

Under an HMRC approved savings-related share option plan employees save on a monthly basis, over a three or five-year period, towards the purchase of shares at a fixed price determined when the option is granted. This price is usually set at a 20% discount to the market price for five-year plans and 10% for three-year plans. The options must be exercised within six months of maturity of the savings contract, otherwise they lapse. Similar plans operate for BT’s overseas employees.

Incentive Share Plan

Under the ISP, participants are only entitled to these shares in full at the end of a three-year period if the company has met the relevant pre-determined corporate performance measures and if the participants are still employed by the group. For ISP awards granted in 2013/14, 2012/13 and 2011/12: 40% of each award is linked to a total shareholder return (TSR) target for a comparator group of companies from the beginning of the relevant performance period; 40% is linked to a three-year cumulative free cash flow measure, and 20% to growth in underlying revenue excluding transit.

Deferred Bonus Plan

Under the DBP, awards are granted annually to selected employees of the group. Shares in the company are transferred to participants at the end of three years if they continue to be employed by the group throughout that period.

In accordance with the terms of the ISP and DBP, dividends or dividend equivalents earned on shares during the conditional periods are reinvested in company shares for the potential benefit of the participants.

Employee Saveshare Plans

Movements in Employee Saveshare options are shown below.

	Movement in the number of share options			Weighted average exercise price
Year ended 31 March	2014 millions	2013 millions	2012 millions	2014 pence	2013 pence	2012 pence

Outstanding at 1 April	490	561	567	91	79	77
Granted	40	66	33	257	176	161
Forfeited	(10)	(10)	(17)	158	120	97
Exercised	(57)	(119)	(12)	110	69	132
Expired	(4)	(8)	(10)	78	188	140
Outstanding at 31 March	459	490	561	102	91	79
Exercisable at 31 March	2	–	1	111	–	128

The weighted average share price for all options exercised during 2013/14 was 356p (2012/13: 221p, 2011/12: 203p).

162	Financial statements

21. Share-based payments continued

The following table summarises information relating to options outstanding and exercisable under Employee Saveshare plans at 31 March 2014.

				Weighted
		Weighted	Number of	average
		average	outstanding	remaining
	Exercise price per	exercise	options	contractual
Normal dates of vesting and exercise (based on calendar years)	share	price	millions	life

2014	61p – 175p	64p	302	10 months
2015	104p – 189p	135p	64	22 months
2016	156p – 280p	207p	35	34 months
2017	168p – 280p	169p	35	46 months
2018	249p	249p	22	58 months
Total		102p	458	19 months

GSOP and GLOP (Legacy Executive Plans)

During 2013/14 9m (2012/13: 12m, 2011/12: 2m) options were exercised, nil (2012/13: 1m, 2011/12: 2m) options expired and nil (2012/13: nil, 2011/12: 1m) options were forfeited under former executive share option plans (GSOP and GLOP). Under these plans 1m (2012/13: 11m, 2011/12: 24m) options were outstanding at the end of the year and are exercisable up to 2014/15. The weighted average exercise price of the outstanding options was 194p (2012/13: 198p, 2011/12: 198p). At 31 March 2014 outstanding options under GSOP and GLOP had a weighted average remaining contractual life of four months.

Executive share plans

Movements in executive share plan awards during 2013/14 are shown below:

	Number of shares (millions)
	ISP	DBP	Total

At 1 April 2013	98	22	120
Awards granted	19	3	22
Awards vested	(40)	(9)	(49)
Awards lapsed	(9)	(3)	(12)
Dividend shares reinvested	2	–	2
At 31 March 2014	70	13	83

Fair values

The following table summarises the fair values and key assumptions used for valuing grants made under the Employee Saveshare plans and ISP in 2013/14, 2012/13 and 2011/12.

		2014		2013		2012
Year ended 31 March	Employee Saveshare	ISP	Employee Saveshare	ISP	Employee Saveshare	ISP

Weighted average fair value	61p	269p	43p	170p	44p	170p
Weighted average share price	310p	315p	209p	204p	198p	198p
Weighted average exercise price	257p	n/a	176p	n/a	161p	n/a
Expected dividend yield	3.9% – 5.6%	5.6%	3.6% – 5.2%	5.1%	5.3% – 5.5%	5.3%
Risk free rates	0.7% – 1.5%	0.7%	0.3% – 0.8%	0.4%	1.1% – 2.0%	1.1%
Expected volatility	23.3% – 31.9%	32.0%	28.1% – 36.5%	33.6%	31.0% – 35.6%	31.2%

Employee Saveshare grants are valued using a Binomial options pricing model. Awards under the ISP are valued using Monte Carlo simulations. TSRs are generated for BT and the comparator group at the end of the three-year performance period, using each company’s volatility and dividend yield, as well as the cross correlation between pairs of stocks.

Volatility has been determined by reference to BT’s historical volatility which is expected to reflect the BT share price in the future. An expected life of three months after vesting date is assumed for Employee Saveshare options and for all other awards the expected life is equal to the vesting period. The risk-free interest rate is based on the UK gilt curve in effect at the time of the grant, for the expected life of the option or award.

The fair values for the DBP were determined using the market price of the shares at the date of grant. The weighted average share price for DBP awards granted in 2013/14 was 315p (2012/13: 203p, 2011/12: 198p).

Financial statements	163

22. Investments

At 31 March			2014 £m	2013 £m
Non-current assets
Available-for-sale			25	53
Fair value through profit or loss			9	11
			34	64
Current assets

Available-for-sale			1,774	530
Loans and receivables[a]			–	1
			1,774	531
[a] Loans and receivables are held on balance sheet at amortised cost.

Fair value hierarchy At 31 March 2014	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m
Non-current and current investments
Available-for-sale investments	18	1,774	7	1,799
Fair value through profit or loss	9	–	–	9
Total	27	1,774	7	1,808

At 31 March 2013	Level 1 £m	Level 2 £m	Level 3 £m	Total held at fair value £m
Non-current and current investments
Available-for-sale investments	45	530	8	583
Fair value through profit or loss	11	–	–	11
Total	56	530	8	594

The three levels of valuation methodology used are:

Level 1 – uses quoted prices in active markets for identical assets or liabilities

Level 2 – uses inputs for the asset or liability other than quoted prices, that are observable either directly or indirectly

Level 3 – uses inputs for the asset or liability that are not based on observable market data, such as internal models or other valuation methods.

Level 1 balances consist of available-for-sale investments of £18m (2012/13: £45m) and listed investments of £9m (2012/13: £11m) designated at fair value through profit and loss.

Level 2 balances consist of investments in AAA rated liquidity funds denominated in Sterling of £1,774m (2012/13: £530m) are classified as available-for-sale.

Level 3 balances consist of available-for-sale investments of £7m (2012/13: £8m) which represent investments in a number of private companies. In the absence of specific market data, these investments are held at cost, adjusted as necessary for impairments, which approximates to fair value. There were no losses recognised in the income statement in respect of Level 3 assets held at 31 March 2014 (2012/13: £nil).

164	Financial statements

23. Cash and cash equivalents

At 31 March	2014 £m	2013 £m

Cash at bank and in hand	380	329
Cash equivalents
Loans and receivables
US deposits	55	59
UK deposits	257	526
European deposits	–	3
Other deposits	3	7
Total cash equivalents	315	595
Total cash and cash equivalents	695	924
Bank overdrafts (note 24)	(11)	(5)
Cash and cash equivalents per the cash flow statement	684	919

The group has cross undertaking guarantee facilities across certain bank accounts which allow a legally enforceable right of set-off of the relevant cash and overdraft balances on bank accounts included within each scheme.

The group’s cash at bank included restricted cash of £109m (2012/13: £91m), of which £106m (2012/13: £87m) were held in countries in which prior approval is required to transfer funds abroad. Such funds can be used by the group within a reasonable period of time if it complies with these requirements. The remaining balance of £3m (2012/13: £4m) was held in escrow accounts.

Cash and cash equivalents are classified as loans and receivables and are held on the group balance sheet at amortised cost which equates to fair value.

24. Loans and other borrowings

Capital management policy

The objective of the group’s capital management policy is to reduce net debt over time whilst investing in the business, supporting the pension scheme and paying progressive dividends. In order to meet this objective, the group may issue or repay debt, issue new shares, repurchase shares, or adjust the amount of dividends paid to shareholders. The group manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the group. The Board regularly reviews the capital structure. No changes were made to these objectives and processes during 2013/14 and 2012/13. For details of share issues and repurchases in the year see note 20.

The group’s capital structure consists of net debt and shareholders’ equity. The analysis below summarises the components which the group manages as capital.

At 31 March	2014 £m	2013 £m

Net debt	7,028	7,797
Total parent shareholders’ (deficit) equity[a]	(610)	(276)
	6,418	7,521

[a]	Excludes non-controlling interests of £18m (2012/13: £14m).

Financial statements	165

24. Loans and other borrowings continued

Net debt

Net debt consists of loans and other borrowings (both current and non-current), less current asset investments and cash and cash equivalents. Loans and other borrowings are measured at the net proceeds raised, adjusted to amortise any discount over the term of the debt. For the purpose of this measure, current asset investments and cash and cash equivalents are measured at the lower of cost and net realisable value. Currency denominated balances within net debt are translated to Sterling at swapped rates where hedged. Net debt is considered to be an alternative performance measure as it is not defined in IFRS. The most directly comparable IFRS measure is the aggregate of loans and other borrowings (current and non-current), current asset investments and cash and cash equivalents.

A reconciliation from this measure, the most directly comparable IFRS measure, to net debt is given below.

At 31 March	2014 £m	2013 £m

Loans and other borrowings	9,814	10,013
Less:
Cash and cash equivalents	(695)	(924)
Current asset investments	(1,774)	(531)
	7,345	8,558

Adjustments:
To retranslate debt balances at swap rates where hedged by currency swaps	(24)	(417)
To remove accrued interest applied to reflect the effective interest method and fair value adjustments	(293)	(344)
Net debt	7,028	7,797

At 31 March	2014 £m	2013 £m
Floating US$500m FRN due December 2013[a]	–	329
5.25% €750m bond due June 2014[a]	645	660
6.125% €600m bond due July 2014[a,b]	518	530
2.00% US$750m bond due June 2015[a]	452	497
6.50% €1,000m bond due July 2015[a]	867	886
1.625% US$600m bond due June 2016[a]	361	–
8.50% £683m bond due December 2016 (minimum 7.50%d)	699	699
1.25% US$500m bond due February 2017[a]	300	–
6.625% £500m bond due June 2017[a]	526	525
5.95% US$1,100m bond due January 2018[a]	668	734
2.35% US$800m bond due February 2019[a]	481	–
8.625% £300m bond due March 2020	299	299
3.50% £250m index linked bond due April 2025	382	370
5.75% £600m bond due December 2028[c]	670	717
9.625% US$2,670m bond due December 2030a (minimum 8.625%d)	1,648	1,809
6.375% £500m bond due June 2037[a]	522	521
Total listed bonds	9,038	8,576
Finance leases	264	272
Commercial paper[e]	324	769
Other loans	177	391
Bank overdrafts	11	5
Total other loans and borrowings	512	1,165
Total loans and borrowings	9,814	10,013

[a]	Designated in a cash flow hedge relationship.
[b]	The interest rate payable on this bond attracts an additional 1.25% for a downgrade by one credit rating category by either or both Moody’s and S&P below Baa3/BBB–, respectively.
[c]	Designated in a fair value hedge relationship.
[d]	The interest rate payable on this bond attracts an additional 0.25% for a downgrade by one credit rating by either Moody’s or S&P to the group’s senior unsecured debt below A3/A– respectively. In addition, if Moody’s or S&P subsequently increase the ratings then the interest rate will be decreased by 0.25% for each rating category upgrade by each rating agency. In no event will the interest rate be reduced below the minimum rate reflected in the above table.
[e]	Commercial paper of £237m (2012/13: £146m) is denominated in Euros and of £87m (2012/13: £623m) in US Dollars.

Unless designated in a fair value hedge relationship, all loans and other borrowings are carried in the group balance sheet and the table above at amortised cost. The fair value of listed bonds is £10,597m (2012/13: £10,535m) and the fair value of finance leases is £286m (2012/13: £314m). The fair value of the group’s bonds and other long-term borrowings are estimated on the basis of quoted market prices for the same or similar issues with same maturities, where they exist and on calculation of the value of future cash flows using approximate discount rates in effect at the balance sheet date where market prices of similar issues do exist.

166	Financial statements

24. Loans and other borrowings continued

The carrying amount of commercial paper, other loans and bank overdrafts equates to fair value due to the short maturity of these items.

The interest rates payable on loans and borrowings disclosed above reflect the coupons on the underlying issued loans and borrowings and not the interest rates achieved through applying associated cross-currency and interest rate swaps in hedge arrangements.

Loans and other borrowings are analysed as follows:

At 31 March	2014 £m	2013 £m

Current liabilities
Listed bonds	1,349	566
Finance leases	14	7
Commercial paper	324	769
Other loans and bank overdrafts	186	394
Total current liabilities	1,873	1,736
Non-current liabilities
Listed bonds	7,689	8,010
Finance leases	250	265
Other loans and borrowings	2	2
Total non-current liabilities	7,941	8,277
Total	9,814	10,013

The carrying values disclosed in the above table reflect balances at amortised cost adjusted for accrued interest and current fair value adjustments to the relevant loans or borrowings. These do not reflect the final principal repayments that will arise after taking account of the relevant derivatives in hedging relationships which are reflected in the table below. Apart from finance leases, all borrowings as at 31 March 2014 and 2013 were unsecured.

The principal repayments of loans and borrowings at hedged rates amounted to £9,496m (2012/13: £9,251m) and repayments fall due as follows:

				2014				2013
At 31 March	Carrying amount £m	Effect of hedging and interest £m	[a]	Principal repayments at hedged rates £m	Carrying amount £m	Effect of hedging and interest £m	[a]	Principal repayments at hedged rates £m

Within one year, or on demand	1,873	(183)		1,690	1,736	(264)		1,472
Between one and two years	1,291	(7)		1,284	1,155	9		1,164
Between two and three years	1,353	36		1,389	1,352	(69)		1,283
Between three and four years	1,172	(111)		1,061	693	–		693
Between four and five years	492	7		499	1,235	(174)		1,061
After five years	3,572	1		3,573	3,734	(156)		3,578
Total due for repayment after more than one year	7,880	(74)		7,806	8,169	(390)		7,779
Total repayments	9,753	(257)		9,496	9,905	(654)		9,251
Fair value adjustments for hedged risk	61				108
Total loans and other borrowings	9,814				10,013

[a]	Adjustments for hedging and interest reflect the impact of the currency element of derivatives and adjust the repayments to exclude interest recognised in the carrying amount.

Financial statements	167

24. Loans and other borrowings continued

Obligations under finance leases are analysed as follows:

	2014	2013	2014	2013
			Repayment of
			outstanding
	Minimum lease payments		lease obligations
At 31 March	£m	£m	£m	£m

Amounts payable under finance leases:
Within one year	31	23	14	7
In the second to fifth years inclusive	111	109	51	47
After five years	307	342	199	218
	449	474	264	272
Less: future finance charges	(185)	(202)	–	–
Total finance lease obligations	264	272	264	272

Assets held under finance leases mainly consist of buildings and network assets. The group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

25. Finance expense

Year ended 31 March	2014 £m	2013 £m	2012 £m

Finance expense
Interest on:
– Financial liabilities at amortised cost	560	623	644
– Finance leases	16	19	18
– Derivatives	13	5	16
Fair value movements:
– Bonds designated as hedged items in fair value hedges	(47)	31	81
– Derivatives designated as hedging instruments in fair value hedges	47	(31)	(81)
– Derivatives not in a designated hedge relationship	(2)	6	13
Reclassification of cash flow hedge from other comprehensive income	9	12	5
Unwinding of discount on provisions	8	6	5
Finance expense	604	671	701
Less: interest capitalised at weighted average rate of 6.1% (2012/13: 6.1%, 2011/12: 7.3%)	(1)	(5)	(9)
Total finance expense before specific items	603	666	692
Specific items (note 8)[a]	235	119	98
Total finance expense[a]	838	785	790

[a]	Restated. See note 1.

Reconciliation of net finance expense to net interest cash outflow

Net interest cash outflow of £608m (2012/13: £692m, 2011/12: £685m) is £17m higher (2012/13: £39m, 2011/12: £4m) than the net finance expense in the income statement. This is mostly due to certain interest cash outflows and inflows being spread over a number of years in the income statement.

Year ended 31 March	2014 £m	2013 £m	2012 £m

Net finance expense	591	653	681
Timing differences:
Derivative restructuring costs	14	16	(4)
Timing of coupon payments on bonds	(5)	15	–
Deferred income	8	8	8
Net interest cash outflow	608	692	685

168	Financial statements

26. Financial instruments and risk management

The group issues or holds financial instruments mainly to finance its operations; to finance corporate transactions such as dividends, share buybacks and acquisitions; for the temporary investment of short-term funds; and to manage the currency and interest rate risks arising from its operations and from its sources of finance. In addition, various financial instruments, for example trade receivables and trade payables, arise directly from the group’s operations.

Financial risk management

The group’s activities expose it to a variety of financial risks: market risk (including interest rate risk and foreign exchange risk); credit risk and liquidity risk.

Treasury operations

The group has a centralised treasury operation whose primary role is to manage liquidity and funding requirements and the group’s exposure to associated financial and market risks, including credit risk, interest rate risk and foreign exchange risk.

Treasury policy

Treasury policy is set by the Board. Group treasury activities are subject to a set of controls appropriate for the magnitude of the borrowing, investments and group-wide exposures. The Board has delegated its authority to operate these policies to a series of panels that are responsible for the management of key treasury risks and operations. Appointment to and removal from the key panels requires approval from two of the Chairman, the Chief Executive or the Group Finance Director.

There has been no change in the nature of the group’s risk profile between 31 March 2014 and the date of approval of these financial statements.

Interest rate risk management

Management policy

The group’s interest rate risk arises primarily from our long-term borrowings. Interest cash flow risk arises from borrowings issued at variable rate, partially offset by cash held at variable rates. Fair value interest rate risk arises from borrowings issued at fixed rates.

The group’s policy, as set by the Board, is to ensure that at least 70% of net debt is at fixed rates. Short-term interest rate management is delegated to the treasury operation while long-term interest rate management decisions require further approval by the Group Finance Director, Director Treasury, Tax and Risk Management or the Treasurer BT Group who have been delegated such authority from the Board.

Hedging strategy

In order to manage the group’s interest rate profile, the group has entered into cross-currency and interest rate swap agreements with commercial banks and other institutions to vary the amounts and periods for which interest rates on borrowings are fixed. The duration of the swap agreements matches the duration of the debt instruments. The majority of the group’s long-term borrowings have been, and are, subject to fixed Sterling interest rates after applying the impact of these hedging instruments.

Foreign exchange risk management

Management policy

The purpose of the group’s foreign currency hedging activities is to protect the group from the risk that eventual future net inflows and net outflows will be adversely affected by changes in exchange rates.

The Board’s policy for foreign exchange risk management defines the type of transactions which should normally be covered, including significant operational, funding and currency interest exposures, and the period over which cover should extend for the different types of transactions.

Short-term foreign exchange management is delegated to the treasury operation whilst long-term foreign exchange management decisions require further approval from the Group Finance Director, Director Treasury, Tax and Risk Management or the Treasurer BT Group who have been delegated such authority by the Board.

Financial statements	169

26. Financial instruments and risk management continued

Hedging strategy

A significant proportion of the group’s external revenue and costs arise within the UK and are denominated in Sterling. The group’s non-UK operations generally trade and are funded in their functional currency which limits their exposure to foreign exchange volatility. Foreign currency borrowings used to finance the group’s operations have been predominantly swapped into Sterling using cross-currency swaps.

The group also enters into forward currency contracts to hedge foreign currency, capital purchases, purchase and sale commitments, interest expense and foreign currency investments. The commitments hedged are principally denominated in US Dollar, Euro and Asia Pacific region currencies. As a result, the group’s exposure to foreign currency arises mainly on its non-UK subsidiary investments and on residual currency trading flows.

The table below reflects the currency and interest rate profile of our loans and borrowings after the impact of hedging.

			2014			2013
At 31 March	Fixed rate interest £m	Floating rate interest £m	Total £m	Fixed rate interest £m	Floating rate interest £m	Total £m

Sterling	7,946	1,265	9,211	7,083	1,695	8,778
Euro	–	285	285	–	467	467
US Dollar	–	–	–	6	–	6
Total	7,946	1,550	9,496	7,089	2,162	9,251
Ratio of fixed to floating	84%	16%	100%	77%	23%	100%
Weighted average effective fixed interest rate – Sterling	6.6%			7.1%

The floating rate loans and borrowings bear interest rates fixed in advance for periods ranging from one day to one year, primarily by reference to LIBOR and EURIBOR quoted rates.

Sensitivity analysis

The group is exposed to volatility in the income statement and shareholders’ equity arising from changes in interest rates and foreign exchange rates. To demonstrate this volatility, management have concluded that the following are reasonable benchmarks for performing sensitivity analysis:

–	for interest, a 1% increase in interest rates and parallel shift in yield curves across Sterling, US Dollar and Euro currencies; and
–	for foreign exchange, a 10% strengthening/weakening in Sterling against other currencies.

The impact of a 1% change in interest rates on the group’s annual net finance expense was insignificant in both 2013/14 and 2012/13. The impact on equity, before tax, of a 1% increase in interest rates is as detailed below:

At 31 March	2014 £m Increase (Reduce)	2013 £m Increase (Reduce)

Sterling interest rates	337	418
US Dollar interest rates	(361)	(420)
Euro interest rates	(14)	(36)

A 1% decrease in interest rates would have broadly the same impact in the opposite direction.

The group’s exposure to foreign exchange volatility in the income statement, after hedging, and within shareholders’ equity (excluding translation exposures) was insignificant in both 2013/14 and 2012/13.

170	Financial statements

26. Financial instruments and risk management continued

Credit ratings

The group’s 2016 and 2030 bonds contain covenants which have required the group to pay higher rates of interest once the group ceased to be rated at least A3 in the case of Moody’s or at least A– in the case of Standard & Poor’s (S&P). Additional interest of 0.25% per year accrues for each ratings category downgrade by each agency below those levels from the next coupon date following a downgrade. Based on the total notional value of debt outstanding of £2.3bn at 31 March 2014, the group’s finance expense would increase/decrease by approximately £12m a year if BT’s credit rating were to be downgraded/upgraded, respectively, by one credit rating category by both agencies from the current ratings.

The group’s €600m 2014 bond attracts an additional 1.25% for a downgrade by one credit rating below Baa3/BBB– by either or both Moody’s and S&P, respectively. This would result in an additional finance expense of approximately £6m per year.

The group’s credit ratings were as detailed below:

		2014		2013
At 31 March	Rating	Outlook	Rating	Outlook

Rating agency
Standard & Poor’s	BBB	Stable	BBB	Stable
Moody’s	Baa2	Positive	Baa2	Positive

The group is targeting a BBB+/Baa1 credit rating over the medium term.

Liquidity risk management

Management policy

The group ensures its liquidity is maintained by entering into short, medium and long-term financial instruments to support operational and other funding requirements. The group determines its liquidity requirements by the use of both short and long-term cash forecasts. These forecasts are supplemented by a financial headroom analysis which is used to assess funding adequacy for at least a 12-month period. On at least an annual basis the Board reviews and approves the maximum long-term funding of the group and on an ongoing basis considers any related matters. Refinancing risk is managed by limiting the amount of borrowing that matures within any specified period and having appropriate strategies in place to manage refinancing needs as they arise. The maturity profile of the group’s loans and borrowings at 31 March 2014 is disclosed in note 24. The group has term debt maturities of £1.2bn in 2014/15.

Short and medium-term requirements are regularly reviewed and managed by the treasury operation within the parameters of the policies set by the Board. During 2013/14 and 2012/13 the group issued commercial paper and held cash, cash equivalents and current investments in order to manage short-term liquidity requirements. At 31 March 2014 the group has undrawn committed borrowing facilities of £1.5bn (2012/13: £1.5bn) maturing in March 2016.

Financial statements	171

26. Financial instruments and risk management continued

Maturity analysis

The following table provides an analysis of the remaining contractually agreed cash flows including interest payable for the group’s non-derivative financial liabilities on an undiscounted basis, which therefore differs from both the carrying value and fair value.

Non-derivative financial liabilities At 31 March 2014	Loans and other borrowings £m	Interest on loans and other borrowings £m	Trade and other payables £m	Provisions £m	Total £m

Due within one year	1,641	554	3,734	37	5,966
Between one and two years	1,291	485	–	36	1,812
Between two and three years	1,353	424	–	22	1,799
Between three and four years	1,172	360	–	18	1,550
Between four and five years	492	287	–	17	796
After five years	3,572	3,045	–	225	6,842
	9,521	5,155	3,734	355	18,765
Interest payments not yet accrued	–	(4,923)	–	–	(4,923)
Fair value adjustment for hedged risk	61	–	–	–	61
Impact of discounting	–	–	–	(157)	(157)
Carrying value on the balance sheet[a]	9,582	232	3,734	198	13,746

At 31 March 2013	Loans and other borrowings £m	Interest on loans and other borrowings £m	Trade and other payables £m	Provisions £m	Total £m

Due within one year	1,500	558	3,961	55	6,074
Between one and two years	1,155	554	–	30	1,739
Between two and three years	1,352	485	–	19	1,856
Between three and four years	693	425	–	15	1,133
Between four and five years	1,235	367	–	13	1,615
After five years	3,734	3,518	–	235	7,487
	9,669	5,907	3,961	367	19,904
Interest payments not yet accrued	–	(5,671)	–	–	(5,671)
Fair value adjustment for hedged risk	108	–	–	–	108
Impact of discounting	–	–	–	(135)	(135)
Carrying value on the balance sheet[a]	9,777	236	3,961	232	14,206

[a]	Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

172	Financial statements

26. Financial instruments and risk management continued

The following table provides an analysis of the contractually agreed cash flows in respect of the group’s derivative financial instruments. Cash flows are presented on a net or gross basis in accordance with the settlement arrangements of the instruments.

	Analysed by earliest payment date[a]				Analysed based on holding instrument to maturity
Derivative financial liabilities At 31 March 2014	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m

Due within one year	263	1,754	(1,706)	311	125	1,754	(1,706)	173
Between one and two years	351	661	(619)	393	84	560	(525)	119
Between two and three years	642	947	(904)	685	84	950	(908)	126
Between three and four years	70	806	(821)	55	84	65	(61)	88
Between four and five years	–	334	(327)	7	84	369	(361)	92
After five years	–	198	(186)	12	865	1,002	(1,002)	865
Total[b]	1,326	4,700	(4,563)	1,463	1,326	4,700	(4,563)	1,463

	Analysed by earliest payment date[a]				Analysed based on holding instrument to maturity
At 31 March 2013	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m	Derivatives – net settled £m	Derivatives – gross settled outflows £m	Derivatives – gross settled inflows £m	Total £m

Due within one year	359	1,462	(1,443)	378	65	973	(956)	82
Between one and two years	559	541	(542)	558	53	557	(559)	51
Between two and three years	304	105	(107)	302	83	20	(21)	82
Between three and four years	14	–	–	14	83	20	(21)	82
Between four and five years	70	–	–	70	83	20	(21)	82
After five years	–	–	–	–	939	518	(514)	943
Total[b]	1,306	2,108	(2,092)	1,322	1,306	2,108	(2,092)	1,322

[a]	Certain derivative financial instruments contain break clauses whereby either the group or bank counterparty can terminate the swap on certain dates and the mark to market position is settled in cash.
[b]	Foreign currency-related cash flows were translated at closing rates as at the relevant reporting date. Future variable interest rate cash flows were calculated using the most recent rate applied at the relevant balance sheet date.

Credit risk management

Management policy

The group’s exposure to credit risk arises from financial assets transacted by the treasury operation (primarily derivatives, investments, cash and cash equivalents) and from its trading-related receivables.

For treasury-related balances, the Board’s defined policy restricts exposure to any one counterparty by setting credit limits based on the credit quality as defined by Moody’s and S&P and by defining the types of financial instruments which may be transacted. The minimum credit ratings permitted with counterparties in respect of new transactions are A3/A– for long-term and P1/A1 for short-term investments. Action is taken where appropriate and cost effective, if counterparties in respect of existing transactions fall below the permitted criteria.

The treasury operation continuously reviews the limits applied to counterparties and will adjust the limit according to the nature and credit standing of the counterparty and in response to market conditions, up to the maximum allowable limit set by the Board.

Operational management policy

The group’s credit policy for trading-related financial assets is applied and managed by each of the lines of business to ensure compliance. The policy requires that the creditworthiness and financial strength of customers is assessed at inception and on an ongoing basis. Payment terms are set in accordance with industry standards. Where appropriate, the group may endeavour to minimise risks by requesting securities such as deposits, guarantees and letters of credit. The group takes proactive steps including constantly reviewing credit ratings of relationship banks to minimise the impact of adverse market conditions on trading-related financial assets.

Exposures

The maximum credit risk exposure of the group’s financial assets at the balance sheet date is as follows:

At 31 March	Notes	2014 £m	2013 £m

Derivative financial assets		653	1,250
Investments	22	1,808	595
Trade and other receivables[a]	16	2,185	2,231
Cash and cash equivalents	23	695	924
		5,341	5,000

[a]	The carrying amount excludes £214m (2012/13: £184m) of non-current trade and other receivables which relate to non-financial assets, and £722m (2012/13: £699m) of prepayments and other receivables.

Financial statements	173

26. Financial instruments and risk management continued

The credit quality and credit concentration of cash equivalents, current asset investments and derivative financial assets are detailed in the tables below. Where the opinion of Moody’s and S&P differ, the lower rating is used.

Moody’s/S&P credit rating of counterparty	2014 £m	2013 £m

Aaa/AAA	1,774	530
Aa3/AA–	47	139
A1/A+	111	136
A2/A [a]	434	583
A3/A–[a]	–	591
Baa1/BBB+	376	–
Baa2/BBB[a]	–	397
	2,742	2,376

[a]	The group holds cash collateral of £174m (2012/13: £385m) in respect of derivative financial assets with certain counterparties.

The concentration of credit risk for trading balances of the group is provided in note 16, which analyses outstanding balances by line of business.

Where multiple transactions are undertaken with a single financial counterparty, or group of related counterparties the group has entered into netting arrangements to reduce the group’s exposure to credit risk by making use of standard International Swaps and Derivatives Association (ISDA) documentation. The group has also entered into credit support agreements with certain swap counterparties whereby on a weekly and monthly basis the fair value position on notional £945m of long dated cross-currency swaps and interest rate swaps is collateralised. The related net cash outflow during the year was £209m (2012/13: cash inflow of £33m). The collateral paid and received is recognised within cash and cash equivalents, and loans and other borrowings, respectively.

Net financial instruments

The table below shows the group’s financial assets and liabilities that are subject to offset in the group’s balance sheet and the impact of enforceable master netting or similar agreements.

				Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2014	Gross amounts £m	Amounts set off £m	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m

Derivative financial assets	653	–	653	(297)	(174)	182
Derivative financial liabilities	(818)	–	(818)	297	20	(501)
Cash and cash equivalents	3,165	(2,470)	695	–	–	695
Bank overdrafts	(2,481)	2,470	(11)	–	–	(11)
Total	519	–	519	–	(154)	365

				Related amounts not set off in the balance sheet
Financial assets and liabilities At 31 March 2013	Gross amounts £m	Amounts set off £m	Amounts presented in the balance sheet £m	Right of set off with derivative counterparties £m	Cash collateral £m	Net amount £m

Derivative financial assets	1,250	–	1,250	(337)	(385)	528
Derivative financial liabilities	(876)	–	(876)	337	26	(513)
Cash and cash equivalents	3,398	(2,474)	924	–	–	924
Bank overdrafts	(2,479)	2,474	(5)	–	–	(5)
Total	1,293	–	1,293	–	(359)	934

Cash and cash equivalents and bank overdrafts include amounts set off of £2,470m (2012/13: £2,474m) as part of a master netting agreement with Barclays Bank Plc. Balances held within this arrangement are notionally pooled and interest is paid or received on the net balance.

174	Financial statements

26. Financial instruments and risk management continued

Derivatives

All of the group’s derivative financial instruments are held at fair value on the group’s balance sheet. The fair values of outstanding swaps and foreign exchange contracts are estimated using discounted cash flow models and market rates of interest and foreign exchange at the balance sheet date.

Derivatives At 31 March 2014	Current asset £m	Non current asset £m	Current liability £m	Non current liability £m

Designated in a cash flow hedge	73	394	74	514
Designated in a fair value hedge	6	61	–	–
Other	35	84	65	165
Total derivatives	114	539	139	679

Derivatives At 31 March 2013	Current asset £m	Non current asset £m	Current liability £m	Non current liability £m

Designated in a cash flow hedge	111	816	19	531
Designated in a fair value hedge	6	108	–	–
Other	53	156	55	271
Total derivatives	170	1,080	74	802

During the year the group deferred a gain of £16m relating to the fair value of a derivative energy contract at initial recognition. At 31 March 2014 the amount deferred which is not yet recognised in the income statement is £14m. With the exception of this contract which is included at Level 3, and valued using assumptions on volumes, inflation, and market energy prices, all other derivative financial instruments are categorised at Level 2 of the fair value hierarchy as defined in note 22.

Hedging activities

Derivatives may qualify as hedges for accounting purposes if they meet the criteria for designation as fair value hedges or cash flow hedges in accordance with IAS 39.

Cash flow hedges

Instruments designated in a cash flow hedge include interest rate swaps and cross-currency swaps hedging Euro and US Dollar denominated borrowings. Forward currency contracts are taken out to hedge step up interest on currency denominated borrowings relating to our 2030 US Dollar bond. The hedged cash flows will affect profit or loss as interest and principal amounts are repaid over the remaining term of the borrowings. (See note 24 Loans and other borrowings).

Forecast foreign currency purchases, principally denominated in US Dollar and Asia Pacific currencies and purchases of US Dollar denominated retail devices are hedged 12 months forward on a one month rolling basis. The related cash flows are recognised in the income statement over this period.

All cash flow hedges were fully effective in the period. See note 27 for details of the movements in the cash flow hedge reserve.

Fair value hedges

Fair value hedges consist of interest rate and cross-currency swaps that are used to protect against changes in the fair value of the 2028 Sterling bond due to movements in market interest rates.

Gains and losses arising on fair value hedges are disclosed in note 25.

Other derivatives

The group’s policy is not to use derivatives for trading purposes. However, due to the complex nature of hedge accounting under IAS 39, some derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate. Derivative instruments that do not qualify for hedge accounting are classified as held for trading and held at fair value through profit or loss under IAS 39.

Financial statements	175

27. Other reserves

				Other comprehensive income
	Merger reserve £m	[a]	Capital redemption reserve £m	Cash flow reserve £m	[b]	Available- for-sale reserve £m	[c]	Translation reserve £m	[d]	Total £m

At 1 April 2011	998		27	128		27		583		1,763
Exchange differences	–		–	–		–		(106)		(106)
Recycled foreign exchange on disposal of subsidiary	–		–	–		–		2		2
Net fair value loss on cash flow hedges	–		–	(56)		–		–		(56)
Recognised in income and expense	–		–	179		–		–		179
Fair value movement on available-for-sale assets	–		–	–		(3)		–		(3)
Tax recognised in other comprehensive income	–		–	(22)		–		(1)		(23)
At 1 April 2012	998		27	229		24		478		1,756
Exchange differences	–		–	–		–		46		46
Recycled foreign exchange on disposal of subsidiary	–		–	–		–		13		13
Net fair value loss on cash flow hedges	–		–	105		–		–		105
Recognised in income and expense	–		–	(168)		–		–		(168)
Fair value movement on available-for-sale assets	–		–	–		14		–		14
Tax recognised in other comprehensive income	–		–	14		–		10		24
At 1 April 2013	998		27	180		38		547		1,790
Exchange differences	–		–	–		–		(176)		(176)
Net fair value loss on cash flow hedges	–		–	(528)		–		–		(528)
Recognised in income and expense	–		–	384		–		–		384
Fair value movement on available-for-sale assets	–		–	–		(27)		–		(27)
Tax recognised in other comprehensive income	–		–	6		–		(2)		4
At 31 March 2014	998		27	42		11		369		1,447

[a]	The merger reserve arose on the group reorganisation that occurred in November 2001 and represented the difference between the nominal value of shares in the new parent company, BT Group plc, and the aggregate of the share capital, share premium account and capital redemption reserve of the prior parent company, British Telecommunications plc.
[b]	The cash flow reserve is used to record the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred. Amounts ‘recognised in income and expense’ include a net credit to the cash flow reserve of £374m (2012/13: net debit of £180m, 2011/12: net credit of £174m) relating to fair value movements on derivatives. The items generating these foreign exchange movements are in designated cash flow hedge relationships.
[c]	The available-for-sale reserve is used to record the cumulative fair value gains and losses on available-for-sale financial assets. The cumulative gains and losses are recycled to the income statement on disposal of the assets.
[d]	The translation reserve is used to record cumulative translation differences on the assets and liabilities of foreign operations. The cumulative translation differences are recycled to the income statement on disposal of the foreign operation.

176	Financial statements

28. Related party transactions

Key management personnel comprise executive and non-executive directors and members of the Operating Committee. Compensation of key management personnel is disclosed in note 5.

Amounts paid to the group’s retirement benefit plans are set out in note 19.

In the comparative periods when Tech Mahindra was the group’s principal associate, the net value of services purchased was £99m in 2012/13 (until December 2012) and £253m in 2011/12.

29. Financial commitments and contingent liabilities

Financial commitments were as follows:

At 31 March	2014 £m	2013 £m

Capital commitments	400	355
Programme rights commitments	1,657	888
Total	2,057	1,243

At 31 March 2014 programme rights commitments, mainly relating to football broadcast rights, are those for which the licence period has not yet started.

Future minimum operating lease payments for the group were as follows:

	2014 £m	2013 £m

Payable in the year ending 31 March:
2014	–	412
2015	396	386
2016	397	374
2017	368	362
2018	365	361
2019	363	358
Thereafter	4,949	4,929
Total future minimum operating lease payments	6,838	7,182

Operating lease commitments were mainly in respect of land and buildings which arose from a sale and operating leaseback transaction in a prior period. Leases have an average term of 18 years (2012/13: 19 years) and rentals are fixed for an average of 18 years (2012/13: 19 years).

Other than as disclosed below, there were no contingent liabilities or guarantees at 31 March 2014 other than those arising in the ordinary course of the group’s business and on these no material losses are anticipated. The group has insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of its operations. Otherwise, the group generally carries its own risks.

Under the Broadband Delivery UK programme, grants received by the group may be subject to re-investment or repayment to the customer depending on the level of take-up.

The group has provided guarantees relating to certain leases entered into by Telefónica UK Limited (formerly O2 UK Limited) prior to the demerger of mmO2 from BT on 19 November 2001. mmO2 plc (part of the Telefónica Group) has given BT a counter indemnity for these guarantees. There was no exposure as at 31 March 2014 (2012/13: nil), although this could increase by US$40m (2012/13: US$90m), approximately £24m (2012/13: £59m), in the event of credit default in respect of amounts used to defease future lease obligations. The guarantee lasts until Telefónica UK Limited has discharged all its obligations, which is expected to be when the lease ends on 30 January 2017.

The group does not believe that there is any single current court action that would have a material adverse effect on the financial position or operations of the group. During 2013/14 the aggregate volume and value of legal actions to which the group is party reduced.

Financial statements	177

Report of the independent auditors to the members of BT Group plc (the ‘company’)

Report on the parent company financial statements

Our opinion

In our opinion the parent company financial statements, defined below:

•	give a true and fair view of the state of the parent company’s affairs as at 31 March 2014;
•	have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and
•	have been prepared in accordance with the requirements of the Companies Act 2006.

This opinion is to be read in the context of what we say in the remainder of this report.

What we have audited

The parent company financial statements, which are prepared by BT Group plc, comprise:

•	the parent company balance sheet as at 31 March 2014;
•	the parent company reconciliation of movement in equity shareholders’ funds for the year then ended; and
•	the notes to the parent company financial statements, which include a summary of significant accounting policies and other explanatory information.

The financial reporting framework that has been applied in their preparation comprises applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).

In applying the financial reporting framework, the directors have made a number of subjective judgements, for example in respect of significant accounting estimates. In making such estimates, they have made assumptions and considered future events.

Certain disclosures required by the financial reporting framework have been presented elsewhere in the Annual Report & Form 20-F 2014 (the ‘Annual Report’), rather than in the notes to the financial statements. These are cross-referenced from the financial statements and are identified as audited.

What an audit of financial statements involves

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) (‘ISAs (UK & Ireland)’). An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:

•	whether the accounting policies are appropriate to the parent company’s circumstances and have been consistently applied and adequately disclosed;
•	the reasonableness of significant accounting estimates made by the directors; and
•	the overall presentation of the financial statements.

In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited parent company financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinions on matters prescribed by the Companies Act 2006

In our opinion:

•	The information given in the Strategic Report and the Report of the Directors for the financial year for which the parent company financial statements are prepared is consistent with the parent company financial statements.
•	The part of the Report on Directors’ Remuneration to be audited has been properly prepared in accordance with the Companies Act 2006.

Other matters on which we are required to report by exception

Adequacy of accounting records and information and explanations received

Under the Companies Act 2006 we are required to report to you if, in our opinion:

•	we have not received all the information and explanations we require for our audit; or
•	adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or
•	the parent company financial statements and the part of the Report on Directors’ Remuneration to be audited are not in agreement with the accounting records and returns.

We have no exceptions to report arising from this responsibility.

Directors’ remuneration

Under the Companies Act 2006 we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law have not been made. We have no exceptions to report arising from this responsibility.

Other information in the Annual Report

Under ISAs (UK & Ireland), we are required to report to you if, in our opinion, information in the Annual Report is:

•	materially inconsistent with the information in the audited parent company financial statements; or
•	apparently materially incorrect based on, or materially inconsistent with, our knowledge of the parent company acquired in the course of performing our audit; or
•	is otherwise misleading.

We have no exceptions to report arising from this responsibility.

Responsibilities for the financial statements and the audit

Our responsibilities and those of the directors

As explained more fully in the Statement of directors’ responsibilities set out on page 111, the directors are responsible for the preparation of the parent company financial statements and for being satisfied that they give a true and fair view.

Our responsibility is to audit and express an opinion on the parent company financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report, including the opinions, has been prepared for and only for the Company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Other matter

We have reported separately on the group financial statements of BT Group plc for the year ended 31 March 2014.

Paul Barkus (Senior Statutory Auditor)

for and on behalf of PricewaterhouseCoopers LLP

Chartered Accountants and Statutory Auditors

London

7 May 2014

178	Financial statements

Financial statements of BT Group plc

BT Group plc accounting policies

Accounting basis

As used in these financial statements and associated notes, the term ‘company’ refers to BT Group plc. These separate financial statements of the company are presented as required by the Companies Act 2006. The separate financial statements have been prepared in accordance with UK Generally Accepted Accounting Practice (UK GAAP). The principal accounting policies are set out below and have been applied consistently throughout the year and the previous year.

The financial statements are prepared on a going concern basis and under the historical cost convention as modified by the revaluation of certain financial instruments at fair value.

As permitted by Section 408(3) of the Companies Act 2006, the company’s profit and loss account has not been presented.

The BT Group plc consolidated financial statements for the year ended 31 March 2014 contain a consolidated cash flow statement. Consequently, as permitted by FRS 1 ‘Cash flow statements’, the company has decided not to present its own cash flow statement.

The BT Group plc consolidated financial statements for the year ended 31 March 2014 contain related party disclosures. Consequently, the company has taken advantage of the exemption in FRS 8, ‘Related Party Disclosures’, not to disclose transactions with other members of the BT Group.

The BT Group plc consolidated financial statements for the year ended 31 March 2014 contain financial instrument disclosures which comply with FRS 29, ‘Financial Instruments: Disclosures’. Consequently, the company is exempt from the disclosure requirements of FRS 29 in respect of its financial instruments.

Investments in subsidiary undertakings

Investments in subsidiary undertakings are stated at cost and reviewed for impairment if there are indicators that the carrying value may not be recoverable.

Taxation

Full provision is made for deferred taxation on all timing differences which have arisen but not reversed at the balance sheet date. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that there will be sufficient taxable profits from which the underlying timing differences can be deducted. The deferred tax balances are not discounted.

Dividends

Dividend distributions are recognised as a liability in the year in which the dividends are approved by the company’s shareholders. Interim dividends are recognised when they are paid; final dividends when authorised in general meetings by shareholders.

Share capital

Ordinary shares are classified as equity. Repurchased shares of the company are recorded in the balance sheet as part of Own shares and presented as a deduction from shareholders’ equity at cost.

Cash

Cash includes cash in hand and bank deposits repayable on demand.

Share-based payments

The company does not incur a charge for share-based payments. However, the issuance by the company of share options and awards to employees of its subsidiaries represents additional capital contributions to its subsidiaries. An addition to the company’s investment in subsidiaries is recorded with a corresponding increase in equity shareholders’ funds. The additional capital contribution is determined based on the fair value of options and awards at the date of grant and is recognised over the vesting period.

Other information

Dividends

The Board recommends that a final dividend in respect of the year ended 31 March 2014 of 7.5p (2012/13: 6.5p) will be paid to shareholders on 8 September 2014, taking the full year proposed dividend in respect of 2013/14 to 10.9p (2012/13: 9.5p). This dividend is subject to shareholder approval at the Annual General Meeting and therefore the liability of approximately £611m (2012/13: £514m) has not been included in these financial statements.

Employees

The Chairman, the executive directors and the Group General Counsel & Company Secretary of BT Group plc were the only employees of the company during 2013/14. The costs relating to qualifying services provided to the company’s principal subsidiary, British Telecommunications plc, are recharged to that company.

Audit fees

The audit fee in respect of the parent company was £41,000 (2012/13: £41,000). Fees payable to PricewaterhouseCoopers LLP for non-audit services to the company are not required to be disclosed as they are included within note 7 to the consolidated financial statements of BT Group plc.

Financial statements	179

BT Group plc company balance sheet

At 31 March	2014 £m	2013 £m

Fixed assets
Investments in subsidiary undertakings[a]	10,616	10,556
Total fixed assets	10,616	10,556
Current assets
Cash at bank and in hand	5	5
Total current assets	5	5
Creditors: amounts falling due within one year[b]	1,260	1,229
Net current liabilities	(1,255)	(1,224)
Total assets less current liabilities	9,361	9,332
Capital and reserves
Called up share capital	408	408
Share premium account	62	62
Capital redemption reserve	27	27
Own shares	(829)	(832)
Profit and loss account	9,693	9,667
Total equity shareholders’ funds[c]	9,361	9,332

[a]	Throughout 2013/14 and 2012/13, the company held a 100% investment in BT Group Investments Limited, a company registered in England and Wales.
[b]	Creditors consists of amounts owed to subsidiary undertakings of £1,237m (2012/13: £1,208m) and other creditors of £23m (2012/13: £21m).
[c]	The movements in total equity shareholders’ funds are shown on page 180.

The financial statements of the company on pages 178 to 180 were approved by the Board of the directors on 7 May 2014 and were signed on its behalf by:

Sir Michael Rake

Chairman

Gavin Patterson

Chief Executive

Tony Chanmugam

Group Finance Director

180	Financial statements

BT Group plc company reconciliation of movement in equity shareholders’ funds

	Called up share capital £m	[a]	Share premium account £m	Capital redemption reserve £m	Own shares £m	[b]	Profit and loss account £m	[b,c]	Total £m

At 1 April 2012	408		62	27	(1,018)		9,696		9,175
Profit for the financial year	–		–	–	–		970		970
Dividends paid	–		–	–	–		(684)		(684)
Capital contribution in respect of share-based payments	–		–	–	–		64		64
Net issuance of own shares	–		–	–	186		(379)		(193)

At 1 April 2013	408		62	27	(832)		9,667		9,332
Profit for the financial year	–		–	–	–		977		977
Dividends paid	–		–	–	–		(781)		(781)
Capital contribution in respect of share-based payments	–		–	–	–		60		60
Net issuance of own shares	–		–	–	3		(230)		(227)
At 31 March 2014	408		62	27	(829)		9,693		9,361

[a]	The allotted, called up and fully paid ordinary share capital of the company at 31 March 2014 and 2013 was £408m, representing 8,151,227,029 ordinary shares of 5p each.
[b]	In 2013/14 114,860,221 shares (2012/13: 182,652,597) were issued from Own shares to satisfy obligations under employee share schemes and executive share awards at a cost of £305m (2012/13: £506m). At 31 March 2014 232,487,770 shares (2012/13: 270,780,954) with an aggregate nominal value of £12m (2012/13: £14m) were held as part of Own shares at cost.
[c]	The profit for the financial year, dealt with in the profit and loss account of the company after taking into account dividends received from subsidiary undertakings, was £977m (2012/13: profit of £970m).

Financial statements	181

Subsidiary undertakings

The table below gives brief details of the group’s principala operating subsidiariesb at 31 March 2014. All subsidiaries are unlisted and held through an intermediate holding company, unless otherwise stated. No subsidiaries are excluded from the group consolidation. The group did not have any significant associates or joint ventures at 31 March 2014.

Subsidiary undertakings	Activity	Group interest in allotted capital[c]	Country of operation[d]
British Telecommunications plc	Communications related services and products provider	100% ordinary	UK
BT Americas Inc[d]	Communications related services, systems integration and products provider	100% common	International
BT Australasia Pty Limited	Communications related services and products provider	100% ordinary	Australia
100% preference
BT Business Direct Limited	Technology equipment retailer	100% ordinary	UK
BT Communications do Brasil Limitada[b]	Communications related services, technology consulting and products provider	100% common	Brazil
BT Communications Ireland Limited	Telecommunications services provider	100% ordinary	Republic of Ireland
BT Conferencing Inc	Audio, video and web collaboration services provider	100% common	US
BT Conferencing Video Inc	Audio, video and web collaboration services provider	100% common	US
BT Convergent Solutions Limited	Communications related services and products provider	100% ordinary	UK
BT Engage IT Limited	IT solutions provider	100% ordinary	UK
BT ESPANA, Compania de Servicios Globales de Telecommunicaciones, SA	Communications related services and products provider	100% ordinary	Spain
BT Fleet Limited	Fleet management company	100% ordinary	UK
BT France SA	Communications related services, systems integration and products provider	100% ordinary	France
BT (Germany) GmbH & Co. oHG	Communications related services and products provider	100% ordinary	Germany
BT Global Communications India Private Limited	Communications related services	74% ordinary	India
BT Global Services Limited	International telecommunications network systems provider	100% ordinary	UK
BT Holdings Limited	Investment holding company	100% ordinary	UK
BT Hong Kong Limited	Communications related services and products provider	100% ordinary	Hong Kong
100% preference
BT Italia SpA	Communications related services and products provider	98.6% ordinary	Italy
BT LatAm Brasil Ltda[b]	Data communication services	100% common	Brazil
BT Limited	International telecommunications network systems provider	100% ordinary	International
BT Managed Services Limited	Communications related services and products provider	100% ordinary	UK
BT Nederland NV	Communications related services and products provider	100% ordinary	Netherlands
BT Payment Services Limited	Payment services provider	100% ordinary	UK
BT Services SA	Technology consulting and engineering services	100% ordinary	France
BT Singapore Pte Ltd	Communications related services and products provider	100% ordinary	Singapore
BT Switzerland AG	Communications related services and products provider	100% ordinary	Switzerland
Communications Global Network Services Limited[d]	Communications related services and products provider	100% ordinary	International
Communications Networking Services (UK)	Communications related services and products provider	100% ordinary	UK
dabs.com plc	Technology equipment retailer	100% ordinary	UK
Infonet Services Corporation	Global managed network service provider	100% common	US
Plusnet plc	Broadband service provider	100% ordinary	UK
Radianz Americas Inc	Global managed network service provider	100% common	US
100% preference

[a]	The group comprises a large number of entities and it is not practical to include all of them in this list. The list therefore includes only those entities that have a significant impact on the revenue, profit or assets of the group. A full list of subsidiaries, joint ventures and associates will be annexed to the company’s next annual return filed with the Registrar of Companies.
[b]	The principal operating subsidiaries (listed above) have a reporting date of 31 March, except for entities domiciled in Brazil, due to regulatory requirements.
[c]	The proportion of voting rights held corresponds to the aggregate interest percentage held by the holding company and subsidiary undertakings.
[d]	All overseas undertakings are incorporated in their country of operations. Subsidiary undertakings operating internationally are all incorporated in England and Wales, except BT Americas Inc and Communications Global Network Services Limited which are incorporated in the US and Bermuda, respectively.

Restoring connections in an emergency

Over the decades BT has reached out to help people recover from natural disasters – most recently in the aftermath of Typhoon Haiyan, which devastated the Philippines.

When a natural disaster strikes, re-establishing communications links is crucial to any wider relief effort. That's where BT's Emergency Response Team (ERT) comes in. Staffed by skilled BT personnel, the ERT does whatever it takes to get phone and broadband links up and running.

The ERT is one part of our Better Future programme, a series of initiatives to fulfil our commitment to being a responsible and sustainable business. Another of the initiatives is our commission-free online giving platform, MyDonate. One aspect of the MyDonate service focuses on telethons and appeals – such as the one we helped the UK's Disasters Emergency Committee with after Typhoon Haiyan.

BT

BT's Emergency Response Team: pictured after successfully installing a satellite communications unit in Roxas City, Capiz, Philippines as part of our response to Typhoon Haiyan in 2013. A 'VSAT' unit was used to provide voice and data connections for NGOs and charities based there, enabling them to plan and implement their relief efforts.

Voice from BT

“I'm proud to lead a team that's unique in every way. The commitment, enthusiasm, and skills of our ERT members are second to none. At times of crisis you need to pull together and work as one team; the ERT does exactly that.”

Craig Thorpe – Head of ERT, BT Technology, Service & Operations

Voice of the customer

“In November 2013, BT once again mobilised its entire network to help raise funds for the DEC's Philippines Typhoon Appeal, with many employees going over and above their normal roles. On behalf of the communities you have helped over the years, I want to say thank you. Without BT's valuable support we could not do what we do.”

Saleh Saeed – CEO, Disasters Emergency Committee

To find out more, visit www.bt.com/betterfuture

No.1	#AskDEC was the number one trending topic on Twitter in the UK during DEC's Philippines appeal at the BT Tower
37hrs	The DEC took £10 million in the first 37 hours of the Typhoon Haiyan appeal
£30m	Raised for Children in Need and DEC Philippines appeals in one week using our commission-free online giving platform MyDonate
£39,500	Raised by our employees this year for various charities through their own fundraising activities
60%	Increase in the number of donations year on year to support a variety of good causes

DEC DISASTERS EMERGENCY COMMITTEE

mydonate

Additional information	183

Additional information

In this section you will find more financial and operational statistics. We also provide information for shareholders on subjects such as dividends and location as well as a glossary of terms we use in this report.

184	Alternative performance measures

187	Selected financial data

189	Financial and operational statistics

192	Information for shareholders

203	Cross reference to Form 20-F

207	Glossary of terms

Revisions made to line of business results

Effective from 1 April 2013 we made a number of changes that simplify our internal trading and more closely align our line of business results with our regulatory accounts. Comparative financial results for 2012/13 and 2011/12 have been restated to be on a consistent basis throughout this Annual Report. Certain operational information has been revised to reflect these changes. See page 127 for further details.

184	Additional information

Alternative performance measures

Introduction

We assess the performance of the group using a variety of alternative performance measures. We principally discuss the group’s results on an ‘adjusted’ basis. The rationale for using adjusted measures is explained below. Results on an adjusted basis are presented before specific items.

We also explain financial performance using measures that are not defined under IFRS and are therefore termed ‘non-GAAP’ measures. The non-GAAP measures we use are: the trend in underlying revenue excluding transit, and in underlying operating costs excluding transit, as well as in underlying operating costs excluding transit, the investment in BT Sport and the non-cash increase in the pensions operating charge; reported and adjusted EBITDA; reported and normalised free cash flow; and net debt. A reconciliation from these non-GAAP measures to the nearest measure prepared in accordance with IFRS is presented below. The alternative performance measures we use may not be directly comparable with similarly titled measures used by other companies.

Specific items

The group’s income statement and segmental analysis separately identify trading results before specific items. Specific items are those that in management’s judgement need to be separately disclosed by virtue of their size, nature or incidence. In determining whether an event or transaction is specific, management considers quantitative as well as qualitative factors such as the frequency or predictability of occurrence. This is consistent with the way that financial performance is measured by management and reported to the Board and the Operating Committee and assists in providing a meaningful analysis of the trading results of the group.

The directors believe that presentation of the group’s results in this way is relevant to an understanding of the group’s underlying financial performance. Items which have been considered to be specific items by virtue of their size, nature or incidence include disposals of businesses and investments, regulatory settlements, historic insurance or litigation claims, business restructuring programmes, asset impairment charges, property rationalisation programmes, net interest on pensions and the settlement of multiple tax years.

Specific items are disclosed in note 8 to the consolidated financial statements.

Trends in underlying revenue and operating costs

Underlying revenue and underlying operating costs are measures which seek to reflect the underlying performance of the group that will contribute to long-term sustainable, profitable growth. As such they exclude the impact of acquisitions or disposals, foreign exchange movements and specific items. We focus on the trends in underlying revenue and underlying operating costs excluding transit, as transit traffic is low-margin and is significantly affected by reductions in mobile termination rates.

A reconciliation from the increase in reported revenue and decrease in reported operating costs, the most directly comparable IFRS measures, to the increase in underlying revenue and increase in underlying operating costs excluding transit, is set out below.

Year ended 31 March	2014%	2013 Restated[a] %		2012 Restated[a] %

Increase (decrease) in reported revenue	1.0	(4.7)		(5.9)
Specific items	(1.3)	(0.8)		2.0
Decrease in adjusted revenue	(0.3)	(5.5)		(3.9)
Transit revenue	1.0	1.3		1.6
Acquisitions and disposals	(0.1)	0.2		0.3
Foreign exchange movements and other	(0.1)	0.9		0.1
Increase (decrease) in underlying revenue excluding transit	0.5	(3.1)		(1.9)

Year ended 31 March	2014%	2013 Restated %	[a]	2012 Restated %	[a]

Decrease in reported operating costs	(0.1)	(5.9)		(8.7)
Depreciation and amortisation	1.2	(0.3)		(1.7)
Increase (decrease) in reported operating costs before depreciation and amortisation	1.1	(6.2)		(10.4)
Specific items	(1.3)	(2.5)		3.7
Decrease in adjusted operating costs before depreciation and amortisation	(0.2)	(8.7)		(6.7)
Transit costs	1.4	1.7		1.8
Acquisitions and disposals	(0.1)	0.2		0.3
Foreign exchange movements and other	–	1.0		0.3
Increase (decrease) in underlying operating costs before depreciation and amortisation excluding transit	1.1	(5.8)		(4.3)

[a]	Restated, see note 1 to the consolidated financial statements.

Additional information	185

EBITDA

In addition to measuring financial performance of the group and lines of business based on operating profit, we also measure performance based on EBITDA and adjusted EBITDA. EBITDA is defined as the group profit before depreciation, amortisation, net finance expense and taxation. Adjusted EBITDA is defined as EBITDA before specific items. EBITDA is a common measure used by investors and analysts to evaluate the operating financial performance of companies, particularly in the telecommunications sector.

We consider EBITDA and adjusted EBITDA to be useful measures of our operating performance because they approximate the underlying operating cash flow by eliminating depreciation and amortisation. EBITDA and adjusted EBITDA are not direct measures of our liquidity, which is shown by our cash flow statement, and need to be considered in the context of our financial commitments.

Within the lines of business we may also consider our performance using an underlying EBITDA measure, which additionally excludes the impact of acquisitions and disposals and foreign exchange.

A reconciliation from group operating profit, the most directly comparable IFRS measure, to reported and adjusted group EBITDA, is set out below. A reconciliation between operating profit and adjusted EBITDA for our lines of business is set out in note 4 to the consolidated financial statements.

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]

Operating profit	3,145	2,948		2,889
Depreciation and amortisation	2,695	2,843		2,972
Reported EBITDA	5,840	5,791		5,861
Specific items	276	352		173
Adjusted EBITDA	6,116	6,143		6,034

[a]	Restated, see note 1 to the consolidated financial statements.

Earnings per share

We also measure financial performance based on adjusted earnings per share, which excludes specific items. Basic and adjusted earnings per share, and the per share impact of specific items, are as follows:

		2014		2013 Restated	[a]		2012 Restated	[a]
Year ended 31 March	Pence per share	£m	Pence per share	£m		Pence per share	£m

Basic earnings per share/profit[b]	25.7	2,016	24.8	1,946		22.6	1,755
Specific items[c]	2.5	196	1.5	111		0.8	59
Adjusted basic earnings per share/profit	28.2	2,212	26.3	2,057		23.4	1,814

[a]	Restated, see note 1 to the consolidated financial statements.
[b]	The stated profit amounts are the components of the total profit which are attributable to equity shareholders excluding non-controlling interests.
[c]	Specific items are set out in note 8 to the consolidated financial statements.

We disclose reported earnings per share, both basic and diluted, in note 10 to the consolidated financial statements.

Free cash flow

Normalised free cash flow is one of the group’s key performance indicators by which our financial performance is measured. Normalised free cash flow is defined as the net increase in cash and cash equivalents less: cash flows from financing activities (except net interest paid); the acquisition or disposal of group undertakings; the net sale of short-term investments and excluding: the cash impact of specific items; purchases of telecommunications licences; and the cash tax benefit of pension deficit payments. For non-tax related items the adjustments are made on a pre-tax basis.

Normalised free cash flow is primarily a liquidity measure. However, we also believe it is an important indicator of our overall operational performance as it reflects the cash we generate from operations after capital expenditure and financing costs, both of which are significant ongoing cash outflows associated with investing in our infrastructure and financing our operations. In addition, normalised free cash flow excludes cash flows that are determined at a corporate level independently of ongoing trading operations such as dividends, share buybacks, acquisitions and disposals and repayment and raising of debt. Normalised free cash flow is not a measure of the funds that are available for distribution to shareholders.

Our key free cash flow measure changed from adjusted free cash flow to normalised free cash flow in 2012/13 following the £2.0bn lump sum pension deficit payment made in March 2012. The £520m tax credit relating to this deficit payment would have distorted our free cash flow measure in 2012/13, as would the £202m payment for the 4G spectrum licence. Certain historical incentive share awards still use adjusted free cash flow as one of the performance criteria for vesting. Adjusted free cash flow does not exclude purchases of telecommunications licences and the cash tax benefit of pension deficit payments.

186	Additional information

A reconciliation from net cash inflow from operating activities, the most directly comparable IFRS measure, to reported, adjusted and normalised free cash flow, is set out below.

Year ended 31 March	2014 £m	2013 £m	2012 £m

Net cash inflow from operating activities	4,796	5,295	3,558
Add back pension deficit payment	325	325	2,000
Included in cash flows from investing activities
Net capital expenditure before purchases of telecommunications licences	(2,346)	(2,438)	(2,560)
Purchases of telecommunications licences	–	(202)	–
Interest received	6	9	8
Dividends received from associates and joint ventures	1	3	4
Sales of non-current financial assets	3	1	1
Included in cash flows from financing activities
Interest paid	(614)	(701)	(693)
Reported free cash flow	2,171	2,292	2,318
Net cash outflow from specific items	356	366	204
Adjusted free cash flow	2,527	2,658	2,522
Add back (deduct):
Purchases of telecommunications licences	–	202	–
Cash tax benefit of pension deficit payments	(77)	(560)	(215)
Normalised free cash flow	2,450	2,300	2,307

Net debt

Net debt consists of loans and other borrowings (both current and non-current), less current asset investments and cash and cash equivalents. Loans and other borrowings are measured as the net proceeds raised, adjusted to amortise any discount over the term of the debt. For the purpose of this measure, current asset investments and cash and cash equivalents are measured at the lower of cost and net realisable value. Our net debt calculation starts from the expected future undiscounted cash flows that should arise when our financial instruments mature. We adjust these cash flows to reflect hedged risks that are re-measured under fair value hedges, as well as for the impact of the effective interest method. Currency denominated balances within net debt are translated to Sterling at swap rates where hedged.

Net debt is a measure of the group’s net indebtedness that provides an indicator of the overall balance sheet strength. It is also a single measure that can be used to assess both the group’s cash position and indebtedness. There are material limitations in the use of alternative performance measures and the use of the term net debt does not necessarily mean that the cash included in the net debt calculation is available to settle the liabilities included in this measure.

Net debt is considered to be an alternative performance measure as it is not defined in IFRS. The most directly comparable IFRS measure is the aggregate of loans and other borrowings (current and non-current), current asset investments and cash and cash equivalents. A reconciliation from these to net debt is given below.

At 31 March	2014 £m	2013 £m

Loans and other borrowings	9,814	10,013
Less:
Cash and cash equivalents	(695)	(924)
Current asset investments	(1,774)	(531)
	7,345	8,558
Adjustments:
To retranslate debt balances at swap rates where hedged by currency swaps	(24)	(417)
To remove accrued interest applied to reflect the effective interest method and fair value adjustments	(293)	(344)
Net debt	7,028	7,797

Additional information	187

Selected financial data

Summary group income statement

Year ended 31 March	2014 £m	2013 Restated £m	[a]	2012 Restated £m	[a]	2011 Restated £m	[a]	2010 Restated £m	[a]

Revenue
Adjusted	18,287	18,339		19,397		20,174		21,011
Specific items	–	(236)		(410)		–		(52)
	18,287	18,103		18,987		20,174		20,959
Operating costs
Adjusted	(14,866)	(15,039)		(16,335)		(17,295)		(18,428)
Specific items	(276)	(116)		237		(329)		(425)
	(15,142)	(15,155)		(16,098)		(17,624)		(18,853)
Operating profit
Adjusted	3,421	3,300		3,062		2,879		2,583
Specific items	(276)	(352)		(173)		(329)		(477)
	3,145	2,948		2,889		2,550		2,106
Net finance expense
Adjusted	(591)	(653)		(681)		(845)		(890)
Specific items	(235)	(119)		(98)		(417)		(225)
	(826)	(772)		(779)		(1,262)		(1,115)
Share of post tax (loss) profit of associates and joint ventures
Adjusted	(3)	9		10		21		25
Specific items	–	–		–		–		29
	(3)	9		10		21		54
(Loss) profit on disposal of interest in associates and joint ventures – specific items	(4)	130		–		42		(12)
Profit before taxation
Adjusted	2,827	2,656		2,391		2,055		1,718
Specific items	(515)	(341)		(271)		(704)		(685)
	2,312	2,315		2,120		1,351		1,033
Taxation (expense) credit
Adjusted	(613)	(597)		(576)		(445)		(393)
Specific items	319	230		212		327		408
	(294)	(367)		(364)		(118)		15
Profit for the year
Adjusted	2,214	2,059		1,815		1,610		1,325
Specific items	(196)	(111)		(59)		(377)		(277)
	2,018	1,948		1,756		1,233		1,048
Basic earnings per share
Adjusted	28.2p	26.3p		23.4p		20.7p		17.1p
Specific items	(2.5)p	(1.5)p		(0.8)p		(4.8)p		(3.6)p
Total basic earnings per share	25.7p	24.8p		22.6p		15.9p		13.5p
Average number of shares used in basic earnings per share (millions)	7,857	7,832		7,763		7,750		7,740
Average number of shares used in diluted earnings per share (millions)	8,231	8,203		8,201		8,116		7,988
Diluted earnings per share	24.5p	23.7p		21.4p		15.2p		13.1p
Dividends per share[b]	10.9p	9.5p		8.3p		7.4p		6.9p
Dividends per share, US cents[b,c]	18.2c	14.4c		13.3c		11.8c		10.5c

[a]	Restated, see note 1 to the consolidated financial statements.
[b]	Dividends per share represents the dividend paid and proposed in respect of the relevant financial year. Under IFRS, dividends are recognised as a deduction from shareholders’ equity when they are paid.
[c]	Based on actual dividends paid and/or year end exchange rate on proposed dividends.

188	Additional information

Summary group balance sheet

At 31 March	2014 £m	2013 £m	2012 £m	2011 £m	2010 £m
Intangible assets	3,087	3,258	3,127	3,389	3,672
Property, plant and equipment	13,840	14,153	14,388	14,623	14,856
Other non-current assets	2,265	2,794	1,902	1,597	3,867
Total non-current assets	19,192	20,205	19,417	19,609	22,395
Current assets less current liabilities	(1,981)	(2,930)	(4,724)	(3,100)	(4,135)
Total assets less current liabilities	17,211	17,275	14,693	16,509	18,260
Non-current loans and other borrowings	(7,941)	(8,277)	(7,599)	(9,371)	(9,522)
Retirement benefit obligations	(7,022)	(5,856)	(2,448)	(1,830)	(7,864)
Other non-current liabilities	(2,840)	(3,404)	(3,338)	(3,357)	(3,500)
Total assets less liabilities	(592)	(262)	1,308	1,951	(2,626)
Ordinary shares	408	408	408	408	408
Share premium account	62	62	62	62	62
Own shares	(829)	(832)	(1,018)	(1,078)	(1,105)
Other reserves	1,447	1,790	1,756	1,763	1,889
Retained (loss) earnings	(1,680)	(1,690)	100	796	(3,880)
Total (deficit) equity	(592)	(262)	1,308	1,951	(2,626)

Additional information	189

Financial and operational statistics

Financial statistics

Year ended 31 March	2014 £m	2013 £m	2012 £m	2011 £m	2010 £m
Increase (decrease) in underlying revenue excluding transit[a,c]	0.5%	(3.1)%	(1.9)%	(3.0)%	(2.9)%
Adjusted EBITDA[a,b,c]	6,116	6,143	6,034	5,858	5,622
Free cash flow[c]
Normalised	2,450	2,300	2,307	2,076	2,032
Reported	2,171	2,292	2,318	2,011	1,933
Net debt at 31 March[c]	7,028	7,797	9,082	8,816	9,283
Operating costs excluding depreciation and amortisation[a,b]	12,171	12,196	13,363	14,316	15,389
Expenditure on research and development
Research and development operating expense	257	279	285	389	444
Capitalised software development costs	273	265	275	295	345
Total	530	544	560	684	789

Capital expenditure
Additions to property, plant and equipment comprised:
Land and buildings	44	42	37	20	29
Network infrastructure
Transmission equipment	1,126	1,170	1,121	985	902
Exchange equipment	24	32	46	43	29
Other network equipment	657	660	794	851	753
Other
Computers and office equipment	112	80	95	92	115
Motor vehicles and other	8	24	43	87	33
Total additions to property, plant and equipment	1,971	2,008	2,136	2,078	1,861
(Decrease) increase in engineering stores	(5)	(9)	(1)	12	43
	1,966	1,999	2,135	2,090	1,904
Software additions	506	454	459	500	629
Total capital expenditure before government grants	2,472	2,453	2,594	2,590	2,533
Government grants	(126)	(15)	–	–	–
Capital expenditure net of government grants	2,346	2,438	2,594	2,590	2,533
Increase (decrease) in payables	10	43	(16)	55	(24)
Cash outflow from capital expenditure before purchases of telecommunications licences	2,356	2,481	2,578	2,645	2,509
Purchases of telecommunications licences	–	202	–	–	–
Cash outflow from total capital expenditure	2,356	2,683	2,578	2,645	2,509

[a]	Restated, see note 1 to the consolidated financial statements.
[b]	Before specific items.
[c]	Defined on pages 184 to 186.

190	Additional information

Financial ratios

Year ended 31 March	2014	2013 Restated	[a]	2012 Restated	[a]	2011 Restated	[a]	2010 Restated	[a]
Return on capital employed[b]
Adjusted[c] – %	22.9	22.1		20.4		18.5		16.1
Reported – %	21.1	20.6		19.3		16.7		13.3
Interest cover[d]
Adjusted[c] – times	5.8	5.1		4.5		3.4		2.9
Reported – times	3.8	3.8		3.7		2.0		1.9
Net debt to adjusted EBITDA[c] – times	1.1	1.3		1.5		1.5		1.7
Capital expenditure[e] as a percentage of revenue[c] – %	12.8	13.3		13.4		12.8		12.1

[a]	Restated, see note 1 to the consolidated financial statements.
[b]	The ratio is based on profit before taxation and net finance expense to capital employed. Capital employed is represented by total assets less current liabilities (excluding corporation tax, current borrowings, derivative financial liabilities and finance lease creditors) less deferred and current tax assets, retirement benefit asset, cash and cash equivalents, derivative financial assets and investments.
[c]	Before specific items.
[d]	The number of times net finance expense is covered by operating profit.
[e]	Before purchases of telecommunications licences.

Additional information	191

Operational statisticsa

All values in thousands unless otherwise stated. Year ended 31 March	2014	2013	2012	2011	2010
BT Global Services

Order intake (£m)	6,857	6,273	6,683	7,270	6,631

BT Business

Order intake (£m)	2,033	1,968	1,916	–	–

BT Consumer

Consumer average revenue per user (ARPU)[b] (£)	391	365	343	326	309
Active consumer lines	9,650	9,824	10,321	10,799	11,476
BT TV customers	1,002	810	707	575	467

BT Wholesale

Order intake (£m)	1,910	2,031	748	–	–

Openreach

Physical lines
Internal	12,697	13,214	14,128	15,356	16,831
External	4,544	5,088	5,192	5,191	5,007
Fully unbundled	7,846	6,702	5,631	4,266	2,966
Total physical lines	25,087	25,004	24,951	24,813	24,804

BT Group

Broadband lines
Total retail	7,281	6,704	6,280	5,691	5,132
BT Wholesale (external)	1,872	2,066	2,262	2,421	2,926
Openreach	9,302	8,859	8,253	7,608	6,620
Total broadband lines	18,455	17,629	16,795	15,720	14,678

Broadband market share
Total retail share of net asset additions[c]	69%	51%	55%	51%	43%
Total retail share of installed base	39%	38%	37%	36%	35%

Lines sold through BT lines of business[d]
Consumer	9,908	10,207	10,919	11,802	13,051
Business/corporate	3,784	4,165	4,551	4,917	5,423
Total exchange lines	13,692	14,372	15,470	16,719	18,474

[a]	Certain comparatives have been restated to present them on a consistent basis. These are aligned with our operational performance measures that we publish on a quarterly basis.
[b]	Rolling 12-month consumer revenue, less mobile POLOs, less BT Sport revenue from: satellite customers paying for the channels, our wholesale deals and from commercial premises. This is divided by average number of primary lines.
[c]	DSL and fibre excluding cable.
[d]	Lines sold through BT lines of business include analogue lines and digital channels sold through BT Global Services, BT Business, BT Consumer and BT Wholesale.

192	Additional information

Information for shareholders

Cautionary statement regarding forward-looking statements

Certain statements in this Annual Report are forward-looking and are made in reliance on the safe harbour provisions of the US Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements include, without limitation, those concerning: current and future years’ outlook; revenue and revenue trends; EBITDA; free cash flow; capital expenditure; shareholder returns including progressive dividends and share buyback; net debt; credit ratings; our group-wide restructuring programme, cost transformation and restructuring costs; investment in and rollout of our fibre network, and its reach, innovations, increased speeds and speed availability; our broadband-based service and strategy; our investment in TV and enhancing our BT Sport proposition; the BT Pension Scheme recovery plan, operating charge, regular cash contributions and interest expense; effective tax rate; growth opportunities in networked IT services, the pay-TV services market, broadband, and mobility and future voice; enhancing our TV service; growth of, and opportunities available in, the communications industry and BT’s positioning to take advantage of those opportunities; expectations regarding competition, market shares, prices and growth; expectations regarding the convergence of technologies; plans for the launch of new products and services; network performance and quality; the impact of regulatory initiatives, decisions and outcomes on operations, including the regulation of the UK fixed wholesale and retail businesses and the impact of the Undertakings to Ofcom under the Enterprise Act; BT’s possible or assumed future results of operations and/ or those of its associates and joint ventures; investment plans; adequacy of capital; financing plans and refinancing requirements; demand for and access to broadband and the promotion of broadband by third-party service providers; and those preceded by, followed by, or that include the words ‘aims’, ‘believes’, ‘expects’, ‘anticipates’, ‘intends’, ‘will’, ‘should’ or similar expressions.

Although BT believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Because these statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause differences between actual results and those implied by the forward-looking statements include, but are not limited to: material adverse changes in economic conditions in the markets served by BT; future regulatory actions, decisions, conditions or requirements in BT’s operating areas, including competition from others; selection by BT of the appropriate trading and marketing models for its products and services; technological innovations, including the cost of developing new products, networks and solutions and the need to increase expenditures for improving the quality of service; the anticipated benefits and advantages of new technologies, products and services not being realised; developments in the convergence of technologies; prolonged adverse weather conditions resulting in a material increase in overtime, staff or other costs or impact on customer service; the timing of entry and profitability of BT in certain markets; significant changes in market shares for BT or its principal products and services; fluctuations in foreign currency exchange rates or interest rates; the underlying assumptions and estimates made in respect of major customer contracts proving unreliable; the aims of the group-wide restructuring programme not being achieved; and general financial market conditions affecting BT’s performance and ability to raise finance. Certain of these factors are discussed in more detail elsewhere in this Annual Report including, without limitation, in Our risks on pages 50 to 55. BT undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Additional information	193

Stock exchange listings

The principal listing of BT Group’s ordinary shares is on the London Stock Exchange. Trading on the London Stock Exchange is under the symbol ‘BT.A’. American Depositary Shares (ADSs), each representing ten ordinary shares, have been issued by JPMorgan Chase & Co, as Depositary for the American Depositary Receipts (ADRs) evidencing the ADSs, and are listed on the New York Stock Exchange. Trading on the New York Stock Exchange is under the symbol ‘BT’.

Share and ADS prices

	Pence per ordinary share		US$ per ADS
	High pence	Low pence	High US$	Low US$
Financial years ended 31 March
2010	149.60	79.70	25.14	11.64
2011	191.10	109.90	31.31	16.19
2012	232.10	161.00	36.89	25.69
2013	281.00	200.70	42.76	31.02
2014	418.10	265.70	69.75	40.70
Financial year ended 31 March 2013
1 April – 30 June 2012	228.60	200.70	36.86	31.02
1 July – 30 September 2012	236.80	210.20	38.44	32.67
1 October – 31 December 2012	242.40	212.50	39.41	34.38
1 January – 31 March 2013	281.00	237.20	42.76	38.37
Financial year ended 31 March 2014
1 April – 30 June 2013	322.30	265.70	49.86	40.70
1 July – 30 September 2013	348.90	316.20	55.86	47.40
1 October – 31 December 2013	382.00	340.60	63.13	54.49
1 January – 31 March 2014	418.10	369.90	69.75	60.99
Months
November 2013	382.00	371.10	61.53	59.32
December 2013	380.60	364.60	63.13	59.53
January 2014	386.00	369.90	63.78	60.99
February 2014	418.10	384.50	69.75	62.16
March 2014	406.40	374.10	67.94	62.36
April 2014	383.30	361.90	64.21	60.79
1 May – 2 May 2014	377.50	377.10	63.92	63.80

The prices are the highest and lowest closing middle market prices for BT ordinary shares, as derived from the Daily Official List of the London Stock Exchange and the highest and lowest closing sales prices of ADSs, as reported on the New York Stock Exchange.

Fluctuations in the exchange rate between Sterling and the US Dollar affect the US Dollar equivalent of the Sterling price of the company’s ordinary shares on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs on the New York Stock Exchange.

Background

BT Group plc is a public limited company registered in England and Wales and listed on the London and New York Stock Exchanges. It was incorporated in England and Wales on 30 March 2001 as Newgate Telecommunications Limited with the registered number 4190816. Its registered office address is 81 Newgate Street, London EC1A 7AJ. The company changed its name to BT Group plc on 11 September 2001. Following the demerger of mmO2 from BT in November 2001, the continuing activities of BT were transferred to BT Group plc.

British Telecommunications plc is a wholly-owned subsidiary of BT Group plc and encompasses virtually all the businesses and assets of the BT group. The successor to the statutory corporation British Telecommunications, it was incorporated in England and Wales as a public limited company, wholly owned by the Government, as a result of the Telecommunications Act 1984. Between November 1984 and July 1993, the Government sold all of its shareholding in British Telecommunications plc in three public offerings.

194	Additional information

Analysis of shareholdings at 31 March 2014

	Ordinary shares of 5p each
Range	Number of holdings	Percentage of total %	Number of shares held millions	Percentage of total %
1 – 399	369,166	39.52	77	0.95
400 – 799	248,750	26.63	138	1.69
800 – 1,599	180,148	19.29	201	2.47
1,600 – 9,999	130,026	13.92	396	4.86
10,000 – 99,999	4,833	0.52	90	1.10
100,000 – 999,999	642	0.07	244	2.99
1,000,000 – 4,999,999	300	0.03	685	8.40
5,000,000 and above[a,b,c,d]	198	0.02	6,320	77.54
Total[e]	934,063	100	8,151	100.00

[a]	61.3m shares were held in trust by Ilford Trustees (Jersey) Limited for allocation to employees under the employee share plans.
[b]	Under the BT Group Employee Share Investment Plan, 68.8m shares were held in trust on behalf of 46,628 participants who were beneficially entitled to the shares. 267.7m shares were held in the corporate nominee BT Group EasyShare on behalf of 86,033 beneficial owners.
[c]	122.5m shares were represented by ADSs. An analysis by size of holding is not available for these.
[d]	232.5m shares were held as treasury shares.
[e]	10.37% of the shares were in 920,375 individual holdings, of which 63,192 were joint holdings, and 89.63% of the shares were in 13,688 institutional holdings.

As far as the company is aware, the company is not directly or indirectly owned or controlled by another corporation or by the UK Government or any other foreign government or by any other natural or legal person severally or jointly. There are no arrangements known to the company, the operation of which may at a subsequent date result in a change in control of the company.

The company’s major shareholders do not have different voting rights to those of other shareholders.

At 2 May 2014, there were 8,151,227,029 ordinary shares outstanding, including 231,165,508 shares held as treasury shares. At the same date, approximately 12.3m ADSs (equivalent to 122.5m ordinary shares, or approximately 1.50% of the total number of ordinary shares outstanding on that date) were outstanding and were held by 1,709 record holders of ADRs.

At 31 March 2014, there were 3,715 shareholders with a US address on the register of shareholders who in total hold 0.03% of the ordinary shares of the company.

Additional information	195

Dividends

A final dividend in respect of the year ended 31 March 2013 was paid on 2 September 2013 to shareholders on the register on 9 August 2013, and an interim dividend in respect of the year ended 31 March 2014 was paid on 3 February 2014 to shareholders on the register on 27 December 2013. The final proposed dividend in respect of the year ended 31 March 2014, if approved by shareholders, will be paid on 8 September 2014 to shareholders on the register on 15 August 2014.

The dividends paid or payable on BT shares and ADSs for the last five financial years are shown in the following table. The dividends on the ordinary shares exclude the associated tax credit. The amounts shown are not those that were actually paid to holders of ADSs. For the tax treatment of dividends paid, see Taxation of dividends on page 200. Dividends have been translated from Sterling into US Dollars using exchange rates prevailing on the date the ordinary dividends were paid.

	Per ordinary share			Per ADS			Per ADS
Financial years ended 31 March	Interim pence	Final pence	Total pence	Interim £	Final £	Total £	Interim US$	Final US$	Total US$
2010	2.30	4.60	6.90	0.230	0.460	0.690	0.339	0.684	1.023
2011	2.40	5.00	7.40	0.240	0.500	0.740	0.366	0.777	1.143
2012	2.60	5.70	8.30	0.260	0.570	0.830	0.390	0.885	1.275
2013	3.00	6.50	9.50	0.300	0.650	0.950	0.451	0.994	1.445
2014	3.40	7.50	10.9	0.340	0.750	1.090	0.534	–[a]	–[a]

[a]	Qualifying holders of ADSs on record as of 15 August 2014 are entitled to receive the final dividend which will be paid to ADS holders on 16 September 2014, subject to approval at the AGM. The US Dollar amount of the final dividend of 75 pence per ADS to be paid to holders of ADSs will be based on the exchange rate in effect on 8 September 2014, the date of payment to holders of ordinary shares.

As dividends paid by the company are in Sterling, exchange rate fluctuations will affect the US Dollar amounts received by holders of ADSs on conversion by the Depositary of such cash dividends.

Dividend mandate

Any shareholder wishing dividends to be paid directly into a bank or building society account should contact the Shareholder Helpline (see page 202), or go to the Shareholder information page of our website at  www.bt.com/investorcentre

Dividends paid in this way will be paid through the Bankers Automated Clearing System (BACS).

Share buyback

Calendar month[a]	Total number of shares purchased	Average price paid per share (pence – net of dealing costs)	Total number of shares purchased as part of publicly announced plans or programmes	Maximum number of shares yet to be purchased under the AGM authority[b]

April 2013	nil	n/a	nil	687,156,040
May	22,000,000	306	22,000,000	665,156,040
June	2,500,000	305	2,500,000	662,656,040
July	4,070,000	336	4,070,000	783,930,000
August	14,682,400	333	14,682,400	769,247,600
September	4,000,000	343	4,000,000	765,247,600
October	nil	n/a	nil	765,247,600
November	17,193,200	377	17,193,200	748,054,400
December	3,000,000	369	3,000,000	745,054,400
January 2014	nil	n/a	nil	745,054,400
February	14,269,100	389	14,269,100	730,785,300
March	4,351,000	397	4,351,000	726,434,300
	86,065,700	348	86,065,700	726,434,300

[a]	Purchases made from 1 April 2013 to 17 July 2013 were made in accordance with a resolution passed at the AGM held on 11 July 2012. Own share purchases by BT from 18 July 2013 to 31 March 2014 were made in accordance with a resolution passed at the AGM on 17 July 2013.
[b]	Authority was given to purchase up to 778m shares on 11 July 2012 and 783m shares on 17 July 2013. These authorities expire at the close of the following AGM.

A total of 86m own shares were purchased during 2013/14. Of these, 27m shares were purchased for a total consideration of £98m (6m shares for a consideration of £21m under the authority given at the 2012 AGM and 21m shares for a consideration of £77m under the authority given at the 2013 AGM), and 59m shares were purchased by the BT Group Employee Share Ownership Trust for a consideration of £204m. Please see note 20 to the consolidated financial statements for further details.

196	Additional information

Dividend investment plan

Under the Dividend investment plan, cash from participants’ dividends is used to buy further BT shares in the market. Shareholders could elect to receive additional shares in lieu of a cash dividend for the following dividends:

	Date paid	Price per share pence
2009/10 interim	8 February 2010	131.67
2009/10 final	6 September 2010	140.41
2010/11 interim	7 February 2011	185.89
2010/11 final	5 September 2011	164.64
2011/12 interim	6 February 2012	216.39
2011/12 final	3 September 2012	223.15
2012/13 interim	4 February 2013	265.01
2012/13 final	2 September 2013	339.38
2013/14 interim	3 February 2014	385.76

Global Invest Direct

Details of the direct purchase plan run by the ADR Depositary, JPMorgan Chase & Co, Global Invest Direct, including reinvestment of dividends, are available from JPMorgan Chase & Co on +1 800 428 4237 (toll free within the US), or on written request to the ADR Depositary.

Total shareholder return

TSR is the measure of the returns that a company has generated for its shareholders, reflecting share price movements and assuming reinvestment of dividends. BT’s TSR for 2013/14 was positive 40.5%, compared with the FTSE100 TSR which was positive 6.7% and the FTSEurofirst 300 Telco Index TSR which was positive 29.0%. BT’s TSR improvement in 2013/14 is mainly due to the increase in the share price during 2013/14, from a closing price of 278.0p on 29 March 2013. Over the last five financial years BT’s TSR was positive 481.3%, compared with the FTSE100 TSR of positive 101.5% and the FTSEurofirst 300 Telco Index TSR of positive 82.9%.

Results announcements

Expected announcements of results:

Results for the 2014/15 financial year	Date[a]
1st quarter	31 July 2014
2nd quarter and half year	October 2014
3rd quarter and nine months	January 2015
4th quarter and full year	May 2015
Annual Report 2015 published	May 2015

[a]	Dates may be subject to change.

Additional information	197

ShareGift

Small parcels of shares, which may be uneconomic to sell on their own, can be donated to ShareGift – the share donation charity (Registered Charity number 1052686). ShareGift transfers these holdings into their name, aggregates them, and uses the proceeds to support a wide range of UK registered charities based on donor suggestion. They can also accept larger donations of shares.

If you would like further details about ShareGift, please visit www.sharegift.org , email help@sharegift.org or telephone them on 020 7930 3737.

Exchange rates

BT publishes its consolidated financial statements expressed in Sterling. The following tables provide certain information concerning the exchange rates between Sterling and US Dollars based on the noon buying rate in New York City for cable transfers in Sterling as certified for customs purposes by the Federal Reserve Bank of New York (the Noon Buying Rate).

Year ended 31 March	2014	2013	2012	2011	2010
Period end	1.67	1.52	1.60	1.60	1.52
Average[a]	1.60	1.58	1.61	1.56	1.55
High	1.68	1.63	1.67	1.64	1.64
Low	1.48	1.49	1.53	1.43	1.49
[a] The average of the Noon Buying Rates in effect on the last day of each month during the relevant period.
	Month
	April 2014	March 2014	February 2014	January 2014	December 2013
High	1.69	1.67	1.68	1.66	1.66
Low	1.65	1.65	1.63	1.63	1.63

On 2 May 2014, the latest practicable date for this Annual Report, the Noon Buying Rate was US$1.69 to £1.00.

Articles of Association (Articles)

The following is a summary of the principal provisions of BT’s Articles, a copy of which has been filed with the Registrar of Companies. A ‘holder of shares’ and a ‘shareholder’ is, in either case, the person entered on the company’s register of members as the holder of the relevant shares. Shareholders can choose whether their shares are to be evidenced by share certificates (i.e. in certificated form) or held in electronic (ie uncertificated) form in CREST (the electronic settlement system in the UK).

BT adopted new Articles of Association with effect from October 2009, largely to take account of changes in UK company law brought about by the Companies Act 2006 (2006 Act). Under that Act, the Memorandum of Association serves a more limited role as historical evidence of the formation of the company. Since October 2009, the provisions in relation to objects in BT’s Memorandum are deemed to form part of BT’s Articles, and have been deleted from those Articles because of shareholders passing a resolution to this effect at the AGM. Under the 2006 Act, BT’s objects are unrestricted.

(a) Voting rights

Subject to the restrictions described below, on a show of hands, every shareholder present in person or by proxy at any general meeting has one vote and, on a poll, every shareholder present in person or by proxy has one vote for each share which they hold.

Voting at any meeting of shareholders is by a show of hands unless a poll is demanded by the chairman of the meeting or by at least five shareholders at the meeting who are entitled to vote (or their proxies), or by one or more shareholders at the meeting who are entitled to vote (or their proxies) and who have, between them, at least 10% of the total votes of all shareholders who have the right to vote at the meeting.

No person is, unless the Board decides otherwise, entitled to attend or vote at any general meeting or to exercise any other right conferred by being a shareholder if they or any person appearing to be interested in those shares has been sent a notice under section 793 of the Companies Act 2006 (which confers upon public companies the power to require information with respect to interests in their voting shares) and they or any interested person has failed to supply to the company the information requested within 14 days after delivery of that notice.

These restrictions end seven days after the earlier of the date the shareholder complies with the request satisfactorily or the company receives notice that there has been an approved transfer of the shares.

(b) Variation of rights

Whenever the share capital of the company is split into different classes of shares, the special rights attached to any of those classes can be varied or withdrawn either:

(i)	with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class; or
(ii)	with the consent in writing of the holders of at least 75% in nominal value of the issued shares of that class.

At any separate meeting, the necessary quorum is two persons holding or representing by proxy not less than one third in nominal amount of the issued shares of the class in question (but at any adjourned meeting, any person holding shares of the class or his proxy is a quorum).

The company can issue new shares and attach any rights and restrictions to them, as long as this is not restricted by special rights previously given to holders of any existing shares. Subject to this, the rights of new shares can take priority over the rights of existing shares, or existing shares can take priority over them, or the new shares and the existing shares can rank equally.

(c) Changes in capital

The company may by ordinary resolution:

(i)	divide all or any of its share capital into shares with a smaller nominal value; and
(ii)	consolidate and divide all or part of its share capital into shares of a larger nominal value.

The company may also:

(i)	buy back its own shares; and
(ii)	by special resolution reduce its share capital, any capital redemption reserve and any share premium account.

198	Additional information

(d) Dividends

The company’s shareholders can declare dividends by passing an ordinary resolution provided that no dividend can exceed the amount recommended by the directors. Dividends must be paid out of profits available for distribution. If the Board considers that the profits of the company justify such payments, they can pay interim dividends on any class of shares of the amounts and on the dates and for the periods they decide. Fixed dividends will be paid on any class of shares on the dates stated for the payments of those dividends.

The directors can offer ordinary shareholders the right to choose to receive new ordinary shares, which are credited as fully paid, instead of some or all of their cash dividend. Before they can do this, the company’s shareholders must have passed an ordinary resolution authorising the directors to make this offer.

Any dividend which has not been claimed for ten years after it was declared or became due for payment will be forfeited and will belong to the company.

(e) Distribution of assets on winding up

If the company is wound up (whether the liquidation is voluntary, under supervision of the court or by the court) the liquidator can, with the authority of a special resolution passed by the shareholders, divide among the shareholders all or any part of the assets of the company. This applies whether the assets consist of property of one kind or different kinds. For this purpose, the liquidator can place whatever value the liquidator considers fair on any property and decide how the division is carried out between shareholders or different groups of shareholders. The liquidator can also, with the same authority, transfer any assets to trustees upon any trusts for the benefit of shareholders which the liquidator decides. The liquidation of the company can then be finalised and the company dissolved. No past or present shareholder can be compelled to accept any shares or other property under the Articles which could give that shareholder a liability.

(f) Transfer of shares

Certificated shares of the company may be transferred in writing either by an instrument of transfer in the usual standard form or in another form approved by the Board. The transfer form must be signed or made effective by or on behalf of the person making the transfer. The person making the transfer will be treated as continuing to be the holder of the shares transferred until the name of the person to whom the shares are being transferred is entered in the register of members of the company.

The Board may refuse to register any transfer of any share held in certificated form:

(i)	which is in favour of more than four joint holders; or
(ii)	unless the transfer form to be registered is properly stamped to show payment of any applicable stamp duty and delivered to the company’s registered office or any other place the Board decide. The transfer must have with it: the share certificate for the shares to be transferred; any other evidence which the Board ask for to prove that the person wanting to make the transfer is entitled to do this; and if the transfer form is executed by another person on behalf of the person making the transfer, evidence of the authority of that person to do so.

Transfers of uncertificated shares must be carried out using a relevant system (as defined in the Uncertificated Securities Regulations 2001 (the Regulations)). The Board can refuse to register a transfer of an uncertificated share in the circumstances stated in the Regulations.

If the Board decide not to register a transfer of a share, the Board must notify the person to whom that share was to be transferred giving reasons for its decision. This must be done as soon as possible and no later than two months after the company receives the transfer or instruction from the operator of the relevant system.

(g) Untraced shareholders

BT may sell any shares after advertising its intention and waiting for three months if the shares have been in issue for at least ten years, during that period at least three dividends have become payable on them and have not been cashed and BT has not heard from the shareholder or any person entitled to the dividends by transmission. The net sale proceeds belong to BT, but it must pay those proceeds to the former shareholder or the person entitled to them by transmission if that shareholder, or that other person, asks for them.

(h) General meetings of shareholders

Every year the company must hold an annual general meeting. The Board can call a general meeting at any time and, under general law, must call one on a shareholders’ requisition. At least 21 clear days’ written notice must be given for every annual general meeting. For every other general meeting, at least 14 clear days’ written notice must be given. The Board can specify in the notice of meeting a time by which a person must be entered on the register of shareholders in order to have the right to attend or vote at the meeting. The time specified must not be more than 48 hours before the time fixed for the meeting.

(i) Limitations on rights of non-resident or foreign shareholders

The only limitation imposed by the Articles on the rights of non-resident or foreign shareholders is that a shareholder whose registered address is outside the UK and who wishes to receive notices of meetings of shareholders or documents from BT must give the company an address within the UK to which they may be sent.

(j) Directors

Directors’ remuneration

Excluding remuneration referred to below, each director will be paid such fee for his services as the Board decide, not exceeding £65,000 a year and increasing by the percentage increase of the retail prices index (as defined by section 833(2) Income and Corporation Taxes Act 1988) for any 12-month period beginning 1 April 1999 or an anniversary of that date. The company may by ordinary resolution decide on a higher sum. This resolution can increase the fee paid to all or any directors either permanently or for a particular period. The directors may be paid their expenses properly incurred in connection with the business of the company.

The Board can award extra fees to a director who: holds an executive position; acts as chairman or deputy chairman; serves on a Board committee at the request of the Board; or performs any other services which the Board consider extend beyond the ordinary duties of a director.

The directors may grant pensions or other benefits to, among others, any director or former director or persons connected with them. However, BT can only provide these benefits to any director or former director who has not been an employee or held any other office or executive position in the company or any of its subsidiary undertakings, or to relations or dependants of, or people connected to, those directors or former directors, if the shareholders approve this by passing an ordinary resolution.

Directors’ votes

A director need not be a shareholder, but a director who is not a shareholder can still attend and speak at shareholders’ meetings.

Unless the Articles say otherwise, a director cannot vote on a resolution about a contract in which the director has an interest (this will also apply to interests of a person connected with the director).

If the legislation allows, a director can vote and be counted in the quorum on a resolution concerning a contract:

(i)	in which the director has an interest of which the director is not aware; or which cannot reasonably be regarded as likely to give rise to a conflict of interest;

Additional information	199

(ii)	in which the director has an interest only because the director is a holder of shares, debentures or other securities of BT, or by reason of any other interest in or through BT;
(iii)	which involves: the giving of any security, guarantee or indemnity to the director or any other person for money lent or obligations incurred by the director or by any other person at the request of or for the benefit of BT or the benefit of any of its subsidiary undertakings; or a debt or other obligation which is owed by BT or any of its subsidiary undertakings to that other person if the director has taken responsibility for all or any part of that debt or obligation by giving a guarantee, security or indemnity;
(iv)	where BT or any of its subsidiary undertakings is offering any shares, debentures or other securities for subscription or purchase to which the director is or may be entitled to participate as a holder of BT securities; or where the director will be involved in the underwriting or sub-underwriting;
(v)	relating to any other company in which the director has an interest, directly or indirectly (including holding a position in that company) or is a shareholder, creditor, employee or otherwise involved in that company—these rights do not apply if the director owns 1% or more of that company or of the voting rights in that company;
(vi)	relating to an arrangement for the benefit of BT employees or former BT employees or any of BT’s subsidiary undertakings which only gives the directors the same benefits that are generally given to the employees or former employees to whom the arrangement relates;
(vii)	relating to BT buying or renewing insurance for any liability for the benefit of directors or for the benefit of persons who include directors;
(viii)	relating to the giving of indemnities in favour of directors;
(ix)	relating to the funding of expenditure by any director or directors: on defending criminal, civil or regulatory proceedings or actions against the director or the directors; in connection with an application to the court for relief; or on defending the director or the directors in any regulatory investigations; or which enables any director or directors to avoid incurring expenditure as described in this paragraph; and
(x)	in which the director’s interest, or the interest of directors generally, has been authorised by an ordinary resolution.

Subject to the relevant legislation, the shareholders can by passing an ordinary resolution ratify any particular contract carried out in breach of those provisions.

Directors’ appointment and retirement

Under BT’s Articles there must be at least two directors, who manage the business of the company. The shareholders can vary this minimum and/or decide a maximum by ordinary resolution. The Board and the shareholders (by ordinary resolution) may appoint a person who is willing to be elected as a director, either to fill a vacancy or as an additional director.

At every annual general meeting, any director who was elected or last re-elected a director at or before the annual general meeting held in the third year before the current year, must retire by rotation. Any director appointed by the directors automatically retires at the next following annual general meeting. A retiring director is eligible for re-election.

In addition to any power of removal under the 2006 Act, the shareholders can pass an ordinary resolution to remove a director, even though his or her time in office has not ended. They can elect a person to replace that director subject to the Articles, by passing an ordinary resolution. A person so appointed is subject to retirement by rotation when the director replaced would have been due to retire.

Directors’ borrowing powers

To the extent that the legislation and the Articles allow, the Board can exercise all the powers of the company to borrow money, to mortgage or charge its business, property and assets (present and future) and to issue debentures and other securities, and give security either outright or as collateral security for any debt, liability or obligation of the company or another person. The Board must limit the borrowings of the company and exercise all the company’s voting and other rights or powers of control exercisable by the company in relation to its subsidiary undertakings so as to ensure that the aggregate amount of all borrowings by the group outstanding, net of amounts borrowed intra-group among other things, at any time does not exceed £35bn. These borrowing powers may only be varied by amending the Articles.

(k) Sinking fund, liability to further calls and change of control

BT’s shares are not subject to any sinking fund provision under the Articles or as a matter of the laws of England and Wales. No shareholder is currently liable to make additional contributions of capital in respect of BT’s ordinary shares in the future. There are no provisions in the Articles or of corporate legislation in England and Wales that would delay, defer or prevent a change of control.

(l) Disclosure of interests in shares

Under the Financial Services and Markets Act 2000 and the UK Disclosure and Transparency Rules there is a statutory obligation on a person who acquires or ceases to have a notifiable interest in the relevant share capital of a public company like BT to notify the company of that fact. The disclosure threshold is 3%. These Rules also deal with the disclosure by persons of interests in shares or debentures of companies in which they are directors and certain associated companies. Under section 793 of the 2006 Act (referred to in (a) above), BT may ascertain the persons who are or have within the last three years been interested in its shares and the nature of those interests. The UK City Code on Takeovers and Mergers also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover and also on their respective associates during the course of an offer period.

Material contracts

Excluding contracts entered into in the ordinary course of business, no contracts have been entered into in the two years preceding the date of this document by BT or another member of the group which are, or may be, material to the group or contain a provision under which a member of the group has an obligation or entitlement which is, or may be, material to BT or such other member of the group.

Taxation (US Holders)

This is a summary only of the principal US federal income tax and UK tax consequences of the ownership and disposition of ordinary shares or ADSs by US Holders (as defined below) who hold their ordinary shares or ADSs as capital assets. It does not address all aspects of US federal income taxation and does not address aspects that may be relevant to persons who are subject to special provisions of US federal income tax law, including: US expatriates; insurance companies; tax-exempt organisations; banks; regulated investment companies; financial institutions; securities broker-dealers; traders in securities who elect a mark-to-market method of accounting; persons subject to alternative minimum tax; investors that directly, indirectly or by attribution own 10% or more of the outstanding share capital or voting power of BT; persons holding their ordinary shares or ADSs as part of a straddle, hedging transaction or conversion transaction; persons who acquired their ordinary shares or ADSs pursuant to the exercise of options or otherwise as compensation; or persons whose functional currency is not the US Dollar, amongst others. Those holders may be subject to US federal income tax consequences different from those set forth below.

For the purposes of this summary, a US Holder is a beneficial owner of ordinary shares or ADSs that, for US federal income tax purposes, is: a citizen or individual resident of the United States; a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organised in or under the laws of the United States or any political subdivision thereof; an estate the income of which is subject

200	Additional information

to US federal income taxation regardless of its sources, or a trust if a US court can exercise primary supervision over the administration of the trust and one or more US persons are authorised to control all substantial decisions of the trust. If a partnership holds ordinary shares or ADSs, the US tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds ordinary shares or ADSs is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of the ordinary shares or ADSs.

In particular, this summary is based on (i) current UK tax law and the practice of Her Majesty’s Revenue & Customs (HMRC) and US law and US Internal Revenue Service (IRS) practice, including the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, rulings, judicial decisions and administrative practice, all as currently in effect and available, (ii) the United Kingdom–United States Convention relating to estate and gift taxes, and (iii) the United Kingdom–United States Tax Convention that entered into force on 31 March 2003 and the protocol thereto (the Convention), all as in effect on the date of this Annual Report, all of which are subject to change or changes in interpretation, possibly with retroactive effect.

US Holders should consult their own tax advisors as to the applicability of the Convention and the consequences under UK, US federal, state and local, and other laws, of the ownership and disposition of ordinary shares or ADSs.

Taxation of dividends

Under current UK tax law, BT will not be required to withhold tax at source from dividend payments it makes. Unless a US Holder of ordinary shares or ADSs is resident in or ordinarily resident for UK tax purposes in the UK or unless a US Holder of ordinary shares or ADSs carries on a trade, profession or vocation in the UK through a branch or agency, or, in the case of a company, a permanent establishment in the UK, the holder should not be liable for UK tax on dividends received in respect of ordinary shares and/or ADSs.

For US federal income tax purposes, a distribution will be treated as ordinary dividend income. The amount of the distribution includible in gross income of a US Holder will be the US Dollar value of the distribution calculated by reference to the spot rate in effect on the date the distribution is actually or constructively received by a US Holder of ordinary shares, or by the Depositary, in the case of ADSs. A US Holder who converts Sterling into US Dollars on the date of receipt generally should not recognise any exchange gain or loss. A US Holder who does not convert Sterling into US Dollars on the date of receipt generally will have a tax basis in Sterling equal to their US Dollar value on such date. Foreign currency gain or loss, if any, recognised by the US Holder on a subsequent conversion or other disposition of Sterling generally will be US source ordinary income or loss. In addition, in a situation where US holders receive distributions of previously taxed earnings and profits, foreign currency gain or loss will generally be recognised as the same source as the associated income included under Subpart F rules for US federal income tax purposes. Dividends paid by BT to a US Holder will not be eligible for the US dividends received deduction that may otherwise be available to corporate shareholders.

For purposes of calculating the foreign tax credit limitation, dividends paid on the ordinary shares or ADSs will be treated as income from sources outside the US and generally will constitute ‘passive income’. The rules relating to the determination of the foreign tax credit are very complex. US Holders who do not elect to claim a credit with respect to any foreign taxes paid in a given taxable year may instead claim a deduction for foreign taxes paid. A deduction does not reduce US federal income tax on a Dollar for Dollar basis like a tax credit. The deduction, however, is not subject to the limitations applicable to foreign credits.

There will be no right to any UK tax credit or to any payment from HMRC in respect of any tax credit on dividends paid on ordinary shares or ADSs.

Certain US Holders (including individuals) are eligible for reduced rates of US federal income tax (currently at a maximum of 20%) in respect of qualified dividend income received in taxable years beginning 1 January 2013. For this purpose, qualified dividend income generally includes dividends paid by a non-US corporation if, among other things, the US Holders meet certain minimum holding periods and the non-US corporation satisfies certain requirements, including that either (i) the shares or ADSs with respect to which the dividend has been paid are readily tradable on an established securities market in the US, or (ii) the non-US corporation is eligible for the benefits of a comprehensive US income tax treaty (such as the Convention) which provides for the exchange of information. BT currently believes that dividends paid with respect to its ordinary shares and ADSs should constitute qualified dividend income for US federal income tax purposes. Each individual US Holder of ordinary shares or ADSs is urged to consult his own tax advisor regarding the availability to him of the reduced dividend tax rate in light of his own particular situation and regarding the computations of his foreign tax credit limitation with respect to any qualified dividend income paid by BT to him, as applicable.

Taxation of capital gains

Unless a US Holder of ordinary shares or ADSs is resident in or ordinarily resident for UK tax purposes in the UK or unless a US Holder of ordinary shares or ADSs carries on a trade, profession, or vocation in the UK through a branch, agency, or in the case of a company, a permanent establishment in the UK, and the ordinary shares and/or ADSs have been used, held, or acquired for the purposes of that trade, profession or vocation, the holder should not be liable for UK tax on capital gains on a disposal of ordinary shares and/or ADSs.

A US Holder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the UK on or after 17 March 1998 or who falls to be regarded as resident outside the UK for the purposes of any double tax treaty (Treaty non-resident) on or after 16 March 2005 and continues to not be resident or ordinarily resident in the UK or continues to be Treaty non-resident for a period of less than five years of assessment and who disposes of his ordinary shares or ADSs during that period may also be liable on his return to the UK to UK tax on capital gains, subject to any available exemption or relief, even though he is not resident or ordinarily resident in the UK or is Treaty non-resident at the time of disposal.

For US federal income tax purposes, a US Holder generally will recognise capital gain or loss on the sale, exchange or other disposition of ordinary shares or ADSs in an amount equal to the difference between the US Dollar value of the amount realised on the disposition and the US Holder’s adjusted tax basis (determined in US Dollars) in the ordinary shares or ADSs. Such gain or loss generally will be US source gain or loss, and will be treated as long-term capital gain or loss if the ordinary shares have been held for more than one year at the time of disposition. Long-term capital gains recognised by an individual US Holder generally are subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

A US Holder’s tax basis in an ordinary share will generally be its US Dollar cost. The US Dollar cost of an ordinary share purchased with foreign currency will generally be the US Dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of ordinary shares traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis US Holder (or an accrual basis US Holder that so elects). Such an election by an accrual basis US Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS. The amount realised on a sale or other disposition of ordinary shares for an amount in foreign currency will be the US Dollar value of this amount on the date of sale or disposition. On the settlement date, the US Holder will recognise US source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the US Dollar value of the

Additional information	201

amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of ordinary shares traded on an established securities market that are sold by a cash basis US Holder (or an accrual basis US Holder that so elects), the amount realised will be based on the exchange rate in effect on the settlement date for the sale, and no exchange gain or loss will be recognised at that time.

Passive foreign investment company status

A non-US corporation will be classified as a passive foreign investment company for US federal income tax purposes (a PFIC) for any taxable year if at least 75% of its gross income consists of passive income or at least 50% of the average value of its assets consist of assets that produce, or are held for the production of, passive income. BT currently believes that it did not qualify as a PFIC for the tax year ended 31 March 2014. If BT were to become a PFIC for any tax year, US Holders would suffer adverse tax consequences. These consequences may include having gains realised on the disposition of ordinary shares or ADSs treated as ordinary income rather than capital gains and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the ordinary shares or ADSs. Furthermore, dividends paid by BT would not be ‘qualified dividend income’ which may be eligible for reduced rates of taxation as described above. US Holders should consult their own tax advisors regarding the potential application of the PFIC rules to BT.

US information reporting and backup withholding

Dividends paid on and proceeds received from the sale, exchange or other disposition of ordinary shares or ADSs may be subject to information reporting to the IRS and backup withholding at a current rate of 28% (which rate may be subject to change). Certain exempt recipients (such as corporations) are not subject to these information reporting requirements. Backup withholding will not apply, however, to a US Holder who provides a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt. Persons that are US persons for US federal income tax purposes who are required to establish their exempt status generally must furnish IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Holders that are not US persons for US federal income tax purposes generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status in connection with payments received in the US or through certain US-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

UK stamp duty

A transfer of or an agreement to transfer an ordinary share will generally be subject to UK stamp duty or UK stamp duty reserve tax (SDRT) at 0.5% of the amount or value of any consideration provided rounded up (in the case of stamp duty) to the nearest £5. SDRT is generally the liability of the purchaser. It is customarily also the purchaser who pays UK stamp duty. A transfer of an ordinary share to, or to a nominee for, a person whose business is or includes the provision of clearance services or to, or to a nominee or agent of, a person whose business is or includes issuing depositary receipts gives rise to a 1.5% charge to stamp duty or SDRT of either the amount of the consideration provided or the value of the share issued rounded up (in the case of stamp duty) to the nearest £5. No UK stamp duty will be payable on the transfer of an ADS (assuming it is not registered in the UK), provided that the transfer documents are executed and always retained outside the UK.

Transfers of ordinary shares into CREST will generally not be subject to stamp duty or SDRT unless such a transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT will arise, usually at the rate of 0.5% of the value of the consideration. Paperless transfers of ordinary shares within CREST are generally liable to SDRT at the rate of 0.5% of the value of the consideration. CREST is obliged to collect SDRT from the purchaser of the shares on relevant transactions settled within the system.

The above statements are intended as a general guide to the current position. Certain categories of person (including recognised market makers, brokers and dealers) may not be liable to stamp duty or SDRT or may, although not liable for the tax, be required to notify and account for it under the Stamp Duty Reserve Tax Regulations 1986.

UK inheritance and gift taxes in connection with ordinary shares and/or ADSs

The rules and scope of domicile are complex and action should not be taken without advice specific to the individual’s circumstances. A lifetime gift or a transfer on death of ordinary shares and/or ADSs by an individual holder, who is US domiciled (for the purposes of the UK/US Estate and Gift Tax Convention) and who is not a UK national (as defined in the Convention) will not generally be subject to UK inheritance tax if the gift is subject to US federal gift or US estate tax unless the tax is not paid (otherwise than as a result of a specific exemption, deduction, exclusion, credit or allowance).

Further note on certain activities

During 2013/14, certain of the group’s non-US subsidiaries or other non-US entities conducted limited activities in, or with persons from, certain countries identified by the US Department of State as State Sponsors of Terrorism or otherwise subject to US sanctions. These activities, which generally relate to the provision of communications services to embassies and diplomatic missions of US-allied governments, other CPs, news organisations, multinational corporations and other customers that require global communications connectivity, are insignificant to the group’s financial condition and results of operations.

Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012, which added Section 13 (r) to the Securities Exchange Act of 1934, we are required to disclose whether BT or any of its affiliates knowingly engaged in certain activities, transactions or dealings relating to Iran or certain designated individuals or entities. Disclosure is required even when the activities were conducted outside the US by non-US entities and even when they were conducted in compliance with applicable law. Our disclosures for 2013/14, which remain unchanged from 2012/13, are below.

HM Treasury approval was granted on 31 October 2012 for authorisation to receive €75,000 from Telecommunication Infrastructure Company (TIC), in Iran. The payment was for receiving incoming UK telecommunications tariff from Iran (BT is paid on a per minute basis for terminating calls).

Between July 2007 and October 2012 a BT subsidiary, Communications Global Network Services (CGNS), acted as billing agent for a consortium of telecommunications companies, of which CGNS was a member, in respect of a subsea cable contract. As billing agent, CGNS invoiced telecommunications companies worldwide, collecting funds and dispersing these to the consortium members and, during that time, received indirect payments on behalf of TIC.

BT entered into a Framework Agreement with Rafsanjan Industrial Complex (RIC) for business consultancy services in May 2010 and provided an initial consultancy engagement under phase 1 of the agreement. In February 2011, phase 2 was agreed with RIC however BT stopped work in December 2011 due to the geopolitical situation. RIC made an advance payment to BT of €384,120 to carry out the phase 2 work. We continue to explore whether the amount can be refunded.

202	Additional information

Limitations affecting security holders

There are no government laws, decrees, regulations, or other UK legislation which have a material effect on the import or export of capital, including the availability of cash and cash equivalents for use by the company except as otherwise described in Taxation (US Holders).

There are no limitations under UK law restricting the right of non-residents to hold or to vote shares in the company.

Documents on display

All reports and other information that BT files with the US Securities and Exchange Commission (SEC) may be inspected at the SEC’s public reference facilities at Room 1580, 100 F Street NE, Washington, DC 20549, US.

These reports may be accessed via the SEC’s website at www.sec.gov

Publications

BT produces a series of reports on the company’s financial, compliance, and social and environmental performance.

Most of these reports (as well as the EAB Annual Report on BT’s compliance with the Undertakings) are available to shareholders on request and can be accessed at www.bt.com/aboutbt. More detailed disclosures on BT’s implementation of social, ethical and environmental policies and procedures are available online through our independently verified sustainability report at www.bt.com/betterfuturereport

Document	Publication date
Notice of meeting	May
Annual Report & Form 20-F	May
Better Future: our annual sustainability report	May
EAB Annual Report	May
Expected quarterly results releases	July, October, January and May
Current Cost Financial Statements	July
The Way We Work, a statement of business practice

For printed copies, when available, contact the Shareholder Helpline on Freefone 0808 100 4141 or contact our Registrars in the UK, at the address opposite.

Electronic communication

Shareholders can choose to receive their shareholder documents electronically rather than by post.

Shareholders may elect to receive documents in this way by going to www.bt.com/signup and following the online instructions, or by calling the Shareholder Helpline. You can find the details opposite.

Shareholder communication

BT is committed to communicating openly with each of its stakeholder audiences in the manner most appropriate to their requirements.

All investors can visit our website at  www.bt.com/investorcentre for more information about BT. There are direct links from this page to sites providing information particularly tailored for shareholders, institutional investors, financial analysts, industry analysts and journalists.

An online version of this document is available at www.bt.com/annualreport

Private shareholders

If private shareholders have any enquiries about their shareholding, they should contact our Registrars, Equiniti, at the address below. Equiniti maintain BT Group’s share register and the separate BT Group EasyShare register. They also provide a Shareholder Helpline service on Freefone 0808 100 4141.

Shareholder helpline

Tel: Freefone 0808 100 4141

Fax: 01903 833371

Textphone: Freefone 0800 169 6907

From outside the UK:

Tel: +44 121 415 7178

Fax: +44 1903 833371

Textphone: +44 121 415 7028

https://help.shareview.co.uk

The Registrar	ADR Depositary
Equiniti	JPMorgan Chase & Co
Aspect House	PO Box 64504
Spencer Road	St Paul, MN 55164-0854, US
Lancing	Tel: +1 800 990 1135 (General)
West Sussex	or +1 651 453 2128
BN99 6DA	(From outside the US)
www.equiniti.com	or +1 800 428 4237
(Global Invest Direct)
email:
jpmorgan.adr@wellsfargo.com
www.adr.com

General enquiries
BT Group plc
BT Centre
81 Newgate Street
London EC1A 7AJ
United Kingdom
Tel: 020 7356 5000
From outside the UK:
Tel: +44 1793 596 931

Institutional investors, financial and industry analysts

Institutional investors and financial analysts may contact BT Investor Relations on:

Tel: 020 7356 4909

email: investorrelations@bt.com

Industry analysts and consultants may contact BT Analyst Relations on:

Tel: 020 7356 4909

email: industryenquiry@bt.com

A full list of BT contacts and an electronic feedback facility are available at www.bt.com/talk

Additional information	203

Cross reference to Form 20-F

The information in this document that is referred to in the following table shall be deemed to be filed with the Securities and Exchange Commission for all purposes:

Required Item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

1	Identity of directors, senior management and advisors	Not applicable

2	Offer statistics and expected timetable	Not applicable

3	Key information
3A	Selected financial data	Financial highlights	8
		Group performance
		Group financial results	59
		Selected financial data	187
		Information for shareholders
		Exchange rates	197
3B	Capitalisation and indebtedness	Not applicable
3C	Reasons for the offer and use of proceeds	Not applicable

4	Information on the company
4A	History and development of the company	How we performed against our strategic priorities	9
		Information for shareholders
		Background	193
		Group performance
		Capital expenditure	68
		General information
		Capital management and funding policy	114
4B	Business overview	Key performance indicators	7
		Our purpose	15
		Our strategy	15
		Our strategic priorities	17
		Our assets and resources	26
		Our lines of business	30
		Human Rights	48
		Regulation	48
		Consolidated financial statements
		Notes to the consolidated financial statements
		Segment information	135
		Financial and operational statistics
		Operational statistics	191
		Information for shareholders
		Cautionary statement regarding forward-looking statements	192
		Further note on certain activities	201
4C	Organisational structure	Operating Committee	22
		Our business model	23
		Our lines of business	30
		Subsidiary undertakings	181
4D	Property, plants and equipment	Our assets and resources
		Properties	27
		Consolidated financial statements
		Notes to the consolidated financial statements
		Property, plant and equipment	148
		Financial and operational statistics
		Financial statistics	189

5	Operating and financial review and prospects
5A	Operating results	Our lines of business	30
		Group performance	60
		Our performance as a responsible and sustainable business	71
		Alternative performance measures	184
		Information for shareholders
		Cautionary statement regarding forward-looking statements	192

204	Additional information

Required Item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

5B	Liquidity and capital resources	Group performance	60
		Information for shareholders
		Cautionary statement regarding forward-looking statements	192
		Consolidated financial statements
		Notes to the consolidated financial statements
		Loans and other borrowings	164
		Financial instruments and risk management	168
		Financial commitments and contingent liabilities	176
5C	Research and development, patents and licences	Our assets and resources
		Innovation	28
		Financial and operational statistics
		Financial statistics	189
5D	Trend information	Group performance	60
		Selected financial data	187
		Information for shareholders
		Cautionary statement regarding forward-looking statements	192
5E	Off-balance sheet arrangements	General information
		Off-balance sheet arrangements	114
5F	Tabular disclosure of contractual obligations	Group performance
		Contractual obligations and commitments	70

6	Directors, senior management and employees

6A	Directors and senior management	Board of Directors	78
		The Board	80
6B	Compensation	Reports of the Board Committees
		Report on Directors’ Remuneration	91
		Consolidated financial statements
		Notes to the consolidated financial statements
		Retirement benefit plans	152
		Share-based payments	161
6C	Board practices	Board of Directors	78
		The Board	80
		Reports of the Board Committees
		Report on Directors’ Remuneration	91
6D	Employees	Our people	24
		Group performance
		Income statement
		Operating costs	63
		Consolidated financial statements
		Notes to the consolidated financial statements
		Employees	140
6E	Share ownership	Reports of the Board Committees
		Report on Directors’ Remuneration	91
		Consolidated financial statements
		Notes to the consolidated financial statements
		Share-based payments	161

7	Major shareholders and related party transactions

7A	Major shareholders	Shareholders and Annual General Meeting
		Relations with shareholders
		Substantial shareholdings	115
		Information for shareholders
		Analysis of shareholdings at 31 March 2014	194
7B	Related party transactions	Directors’ information
		Interest of management in certain transactions	112
		Consolidated financial statements
		Notes to the consolidated financial statements
		Related party transactions	176
7C	Interests of experts and counsel	Not applicable

Additional information	205

Required Item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

8	Financial information

8A	Consolidated statements and other financial information	See Item 18 below
		General information
		Legal proceedings	114
		Group performance
		Dividends	66
		Consolidated financial statements
		Notes to the consolidated financial statements
		Financial commitments and contingent liabilities	176
		Information for shareholders
		Dividends	195
		Articles of Association (Articles)
		Dividends	198
8B	Significant changes	Directors’ information
		Going concern	111

9	The offer and listing
9A	Offer and listing details	Information for shareholders
		Stock exchange listings
		Share and ADS prices	193
9B	Plan of distribution	Not applicable
9C	Markets	Information for shareholders
		Stock exchange listings	193
9D	Selling shareholders	Not applicable
9E	Dilution	Not applicable
9F	Expenses of the issue	Not applicable

10	Additional information
10A	Share capital	Not applicable
10B	Memorandum and articles of association	Information for shareholders
		Articles of Association (Articles)	197
10C	Material contracts	Information for shareholders
		Material contracts	199
10D	Exchange controls	Information for shareholders
		Limitations affecting security holders	202
10E	Taxation	Information for shareholders
		Taxation (US Holders)	199
10F	Dividends and paying agents	Not applicable
10G	Statement by experts	Not applicable
10H	Documents on display	Information for shareholders
		Documents on display	202
10I	Subsidiary information	Not applicable

11	Quantitative and qualitative	Consolidated financial statements
	disclosures about market risk	Notes to the consolidated financial statements
		Significant accounting policies
		Financial instruments	133
		Notes to the consolidated financial statements
		Financial instruments and risk management	168

12	Description of securities other than equity securities	Not applicable

13	Defaults, dividend arrearages and delinquencies	Not applicable

14	Material modifications to the rights of security holders and use of proceeds	Not applicable

206	Additional information

Required Item in Form 20-F Item		Where information can be found in this Annual Report Section	Page

15	Controls and procedures	General information
		US Regulation
		US Sarbanes-Oxley Act of 2002	112
		Disclosure controls and procedures	113
		Internal control over financial reporting	113
		Report of the independent auditors – Consolidated financial statements
		United States opinion	121

16A	Audit committee financial expert	General information
		US Regulation
		US Sarbanes-Oxley Act of 2002	112
16B	Code of ethics	US Regulation
		US Sarbanes-Oxley Act of 2002	112
16C	Principal accountants’ fees and services	Consolidated financial statements
		Notes to the consolidated financial statements
		Audit, audit related and other non-audit services	140
		Reports of the Board Committees
		Audit & Risk Committee Chairman’s report	83
16E	Purchases of equity securities by the issuer and	Information for shareholders
	affiliated purchasers	Share buyback	195
16F	Change in registrant’s reporting accountant	Not applicable
16G	Corporate Governance	General information
		US Regulation
		New York Stock Exchange	112

17	Financial statements	Not applicable

18	Financial statements	Report of the independent auditors – Consolidated financial statements
		United States opinion	121
		Consolidated financial statements	122

Additional information	207

Glossary of terms

ADSL: asymmetric digital subscriber line – a broadband service where existing wires between the local telephone exchange and a customer’s telephone sockets are transformed into a high-speed digital line. Asymmetric refers to differing downstream and upstream bandwidths

ARPU: average revenue per user

BDUK: Broadband Delivery UK

BTPS (BT Pension Scheme): the defined benefit pension scheme which was closed to new members on 31 March 2001

BTRSS (BT Retirement Saving Scheme): the scheme set up on 1 April 2009 as successor to the BT Retirement Plan (which closed to new members on 31 March 2009). It is a contract based, defined contribution arrangement

CP: communications provider

CWU: Communication Workers Union

DSL: digital subscriber line – a broadband service where existing wires between the local telephone exchange and a customer’s telephone sockets are transformed into a high-speed digital line

EBITDA: earnings before interest, taxation, depreciation and amortisation

Ethernet: a widely-deployed network transmission technology that transports large amounts of data in a fast, assured and highly cost-efficient manner

FTTC: fibre-to-the-cabinet – a variant of GEA which uses fibre to provide high connection speeds from the exchange to a street cabinet near to a customer premises, and a copper line for the final connection to the premises

FTTP: fibre-to-the-premises – a variant of GEA which uses fibre to provide high connection speeds for the whole route from the exchange to the customer

GEA: Generic Ethernet Access – Openreach’s wholesale fibre broadband product

IASB: International Accounting Standards Board – the board which sets International Financial Reporting Standards

ICT: information and communications technology

IFRS: International Financial Reporting Standards

IP: internet protocol – a packet-based protocol for delivering data – including voice and video – across networks

IPX: IP Exchange

ISP: Incentive Share Plan

KPIs: Key Performance Indicators

Ladder pricing: Ladder pricing links the amounts that BT charges mobile operators for mobile calls to 0800, 0845 and 0870 numbers terminating on our network to the retail price charged by mobile operators to their customers

LLU: local loop unbundling – the process by which CPs can rent the copper lines between BT’s exchanges and customer premises from Openreach to provide voice and broadband services using their own equipment

208	Additional information

Mobile Ethernet Access Service: a product that uses pseudo wire technology to carry Ethernet traffic between the mobile operators’ cell and core sites in a single converged packet network

Managed network services: BT Wholesale’s broad portfolio of managed network outsourcing and white label platform offerings

MPLS: multi-protocol label switching – supports the rapid transmission of data across network routers, enabling modern networks to achieve high quality of service

MVNO: mobile virtual network operator

Ofcom: the independent regulator and competition authority for the UK communications industries, with responsibilities across television, radio, telecommunications and wireless communications services

PIA: passive infrastructure access

POLOs: payments to other licenced operators

PoPs: points of presence

PSTN: public switched telephone network

RFT: ‘Right First Time’ – the internal measure of whether we are keeping our promises to our customers and meeting or exceeding their expectations

SEC: US Securities and Exchange Commission

SIP: Session Initiation Protocol

SME: small and medium-sized enterprises

SMP: significant market power

UK GAAP: United Kingdom Generally Accepted Accounting Practice

Undertakings: legally-binding commitments BT made to Ofcom, designed to bring greater transparency and certainty to the regulation of the telecommunications industry in the UK. They led to the formation of Openreach

VoIP: voice over internet protocol – a method of transporting speech over the internet

WBC: wholesale broadband connect

WLR: wholesale line rental – a product supplied by Openreach which is used by CPs to offer telephony services using their own brand, pricing structure and billing, but using BT’s network

YouView: a service which combines free digital channels with free on-demand content from public service broadcasters delivered over broadband

BT Group plc
Registered office: 81 Newgate Street, London EC1A 7AJ
Registered in England and Wales No. 4190816
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Suppliers of Communications, Broadband and Networked Services
BT
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